Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140193
February 6, 2007
PROSPECTUS
539,195 Shares of Class A Common Stock
$0.01 par value
Harris Stratex Networks, Inc.
Research Triangle Park
637 Davis Drive
Morrisville, North Carolina 27560
(919) 767-3250
     This prospectus relates solely to the issuance of up to an aggregate of 539,195 shares of our Class A common stock upon the exercise of warrants issued in September 2004 by Stratex Networks, Inc., or Stratex, assumed by us upon consummation of the transactions contemplated by the Amended and Restated Formation, Contribution and Merger Agreement, or the combination agreement, among us, Harris Corporation, or Harris, Stratex Merger Corp., or Merger Sub, and Stratex, dated as of December 18, 2006 as amended by that certain letter agreement dated January 26, 2007. Under the combination agreement, on January 26, 2007, our wholly owned subsidiary, Merger Sub, merged with and into Stratex, and Harris simultaneously contributed its Microwave Communications Division and cash to the combined company. In the merger, we issued one-fourth of a share of Class A common stock for each outstanding share of Stratex common stock held by Stratex stockholders. In addition, we issued shares of our Class B common stock to Harris in connection with its contribution of the Microwave Communications Division and cash which represented 57% of our outstanding common stock immediately following the merger and Harris’ contribution.
     The warrants are currently exercisable for an aggregate of 539,195 shares of Class A common stock at an exercise price of $11.80 per share of Class A common stock issuable upon exercise.
     If all of the warrants were exercised on a cash basis, the aggregate net proceeds would be approximately $6,362,501. We intend to use any net proceeds received from the exercise of the warrants on a cash basis for working capital and general corporate purposes.
     The Class A common stock of Harris Stratex is listed on the NASDAQ Global Market with the symbol “HSTX”.

THE SHARES OF CLASS A COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS”
BEGINNING ON PAGE 3

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated February 6, 2007.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
     The prospectus contained in this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Harris Stratex, Stratex and the Microwave Communications Division and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipate”, “believe”, “plan”, “estimate”, “expect”, “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the best judgment of the senior management of Harris Stratex. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:
•	the failure to obtain and retain expected synergies from the combination of the Microwave Communications Division and Stratex;

•	rates of success in executing, managing and integrating key acquisitions and transactions, including the combination of the Microwave Communications Division and Stratex;

•	the ability to achieve business plans for Harris Stratex;

•	the ability to manage and maintain key customer relationships;

•	the ability to fund debt service obligations through operating cash flow;

•	the ability to obtain additional financing in the future and react to competitive and technological changes;

•	the ability to comply with restrictive covenants in Harris Stratex’s indebtedness;

•	the ability to compete with a range of other providers of microwave communications products and services;

•	the effect of technological changes on Harris Stratex’s businesses;

•	the functionality or market acceptance of new products that Harris Stratex may introduce;

•	the extent to which Harris Stratex’s future earnings will be sufficient to cover its fixed charges;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the combination of the Microwave Communications Division and Stratex;

•	Harris Stratex will be subject to intense competition;

•	the failure of Harris Stratex to protect its intellectual property rights;

•	currency and interest rate risks; and

•	revenues of Harris Stratex following the combination of the Microwave Communications Division and Stratex may be lower than expected.
Harris Stratex undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or any document incorporated by reference might not occur. For more information regarding the risks and uncertainties of the microwave communications business as well as risks relating to the combination of the Microwave Communications Division and Stratex, see “Risk Factors” beginning on page 3 of this prospectus.

PROSPECTUS SUMMARY
     This summary highlights selected information contained in this prospectus and may not contain all of the information that is important to you. Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “Harris Stratex” “we”, “us”, “our” or the “combined company” mean Harris Stratex Networks, Inc.; all references to “Stratex” mean Stratex Networks, Inc.; all references to “Harris” mean Harris Corporation; and all references to the “Microwave Communications Division” or “MCD” mean the former Microwave Communications Division of Harris Corporation.
Our Company
     Under the terms of the combination agreement, Harris and Stratex agreed to create Harris Stratex for the purpose of combining the Harris Microwave Communications Division with Stratex. To that end, on January 26, 2007 Stratex merged with Merger Sub, a wholly owned subsidiary of Harris Stratex and newly formed Delaware corporation, and, as the surviving entity in that merger, became a wholly owned subsidiary of Harris Stratex. Each of the 98,932,459 shares of Stratex common stock outstanding immediately prior to the time the merger took effect, at a market price per share of $4.69, was converted into one-fourth of a share of Class A common stock of Harris Stratex, or approximately 24,733,114 shares at a market price per share of $18.76.
     Simultaneously with the merger of Stratex and Merger Sub, Harris contributed the assets comprising its Microwave Communications Division, including $32.1 million in cash, to Harris Stratex (other than certain identified assets which will be leased from Harris by Harris Stratex for lease payments aggregating $7.1 million) and was issued 32,850,965 shares of Class B common stock. In addition, Harris allocated, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, following such allocation, Harris Stratex assumed those liabilities of Harris that primarily result from or primarily arise out of the Microwave Communications Division. The liabilities of the Microwave Communications Division that were assumed by Harris Stratex in the contribution transaction include the approximately $90,705,000 of liabilities at September 29, 2006 identified on the Combined Balance Sheets of the Microwave Communications Division beginning on page F-3 of this prospectus. The approximately $3,074,000 of liabilities at September 29, 2006 due to Harris identified on the Combined Balance Sheets of the Microwave Communications Division beginning on page F-3 of this prospectus were canceled in connection with the contribution transaction. In addition, Harris Stratex assumed any contingent liabilities of the Microwave Communications Division, which by their nature are not quantifiable and may not be identifiable, in accordance with the second sentence of this paragraph.
      The shares Harris and the former stockholders of Stratex received in the transaction represented approximately 57% and 43%, respectively, of the outstanding shares of Harris Stratex immediately after the combination of the Microwave Communications Division and Stratex (or approximately 56.1% and 43.9% of the outstanding shares determined on a fully diluted basis using the treasury stock method and the closing price for the shares on January 16, 2007).
     MCD is a global provider of products and services in point-to-point microwave radio communications. MCD designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include wireless/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. MCD also offers a comprehensive network management systems known as NetBoss®. NetBoss® is an end-to-end turnkey solution for managing multi-vendor, multi-service, multi-protocol communications networks. NetBoss® provides turnkey element and network management solutions for fault management, performance management, configuration management, as well as operational support systems.
     Stratex is a leading provider of innovative wireless transmission solutions to mobile wireless carriers and data access providers around the world. Stratex’s solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. Stratex designs, manufactures and markets a broad range of products that offer a wide range of transmission frequencies, ranging from 0.3 GigaHertz (GHz) to 38 GHz, and a wide range of transmission capacities, typically ranging from 64 Kilobits to 2OC-3 or 311 Megabits per second (Mbps). In addition to Stratex’s product offerings, it provides network planning, design and installation services and work closely with its customers to optimize transmission networks. Stratex’s product Eclipse® is a wireless platform that combines low and high capacity, as well as high power capability, into a single, common product platform designed to significantly lower the total cost of ownership of wireless networks over the product life. With a single platform,

Eclipse® requires fewer parts, less rack space and fewer spare parts than the combination of our current radio products and the non-radio components supplied by other equipment suppliers, which are required for a complete installation.
      Harris Stratex expects to conduct the businesses of Stratex and the Microwave Communications Division substantially as formerly conducted by Stratex and Harris, respectively; however, Harris Stratex anticipates that it will integrate the businesses and will pursue supply chain efficiencies through increased production volume, rationalize the product portfolio, eliminate duplicate administrative and overhead costs, outsource some products to low-cost manufacturers, and adopt a common engineering design process.
Corporate Information
     Harris Stratex is a Delaware corporation which was formed on October 5, 2006. The headquarters of Harris Stratex is located at Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560 and its telephone number is (919) 767-3250.
The Offering

Class A common stock offered to holders of warrants	539,195 shares.
Offering Price	$11.80 per share of Class A common stock subject to adjustment in accordance with the terms of the warrants.

Plan of Distribution	This prospectus relates to the issuance of Harris Stratex Class A common stock.

Use of proceeds	We intend to use the net proceeds from the cash exercise of the warrants for working capital and general corporate purposes.

Nasdaq Global Market symbol	“HSTX”
Recent Developments
      On January 30, 2007, Harris Stratex issued a press release announcing, among other things, the separate company unaudited financial results of Stratex and MCD for their respective fiscal quarters ended in December 2006. As disclosed in the press release, MCD had unaudited revenues of $101.2 million and net income on a stand-alone basis of $5.8 million, and Stratex had unaudited revenues of $70.7 million and net income on a stand-alone basis of $3.8 million. The full text of the press release and related financial tables were included as Exhibit 99.1 to Harris Stratex’s Form 8-K furnished to the SEC on January 30, 2007.

RISK FACTORS
     Harris Stratex is subject to a number of risks that could affect its future financial results. Some of these risks are discussed below. The risks and uncertainties described below are not the only ones facing Harris Stratex. If any of these risks actually occur, Harris Stratex’s financial condition and results of operations could be materially and adversely affected.
Risks Related to the Combination of Stratex with the Microwave Communications Division
The combination of the businesses conducted by the Microwave Communications Division and Stratex creates numerous risks and uncertainties which could adversely affect Harris Stratex’s operating results.
     Strategic transactions like the combination of the Microwave Communications Division with Stratex create numerous uncertainties and risks. The Microwave Communications Division will transition from being a part of Harris to being a part of Harris Stratex, and Stratex will migrate from being a standalone company to being part of a combined company. This combination entails many changes, including the integration of the Microwave Communications Division and its personnel with those of Stratex, and changes in systems and employee benefit plans. These transition activities are complex, and Harris Stratex may encounter unexpected difficulties, or incur unexpected costs, including:
•	the diversion of management’s attention to integration matters;

•	difficulties in achieving expected cost savings associated with the combination of the Microwave Communications Division and Stratex;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in replacing the support functions previously provided by Harris to the Microwave Communications Division, including support and assistance for financial and operational functions;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.
     As a result, Harris Stratex may not be able to realize the expected revenue growth and other benefits that it seeks to achieve from the combination of the Microwave Communications Division and Stratex. In addition, Harris Stratex may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of its business, production and services.
Uncertainties associated with the combination of the Microwave Communication’s Division and Stratex may cause Harris Stratex to lose significant customers.
     As a result of the combination of Stratex and the Microwave Communications Division, current and potential customers of Harris Stratex may delay or defer decisions concerning their use of the products and services of the combined company. In particular, Stratex’s license agreement with Alcatel S.A for the sale of the Eclipse® product by Alcatel can be terminated by Alcatel upon a change of control of Stratex. Harris Stratex has not received notice from any of its customers of intent to terminate its contract in response to the combination. Neither Stratex nor Microwave Communications Division received notice from a customer of intent to terminate its contract in response to the transactions contemplated by the combination agreement. However, if customers elect to terminate their contracts, the financial condition of Harris Stratex may be materially adversely affected.
Loss of key personnel could lead to loss of customers and a decline in revenues, or otherwise adversely affect the operations of Harris Stratex.
     The success of Harris Stratex will depend in part upon its ability to retain its key employees. Competition for qualified personnel in the microwave communications industry may be very intense. In addition, key employees may depart because of issues relating to the difficulty of, or uncertainty regarding, the integration of the businesses, as a result of provisions in their employment agreements which trigger severance payments upon events or circumstances resulting in a change of control such as the proposed merger or because of uncertainties relating to their future compensation and benefits. If Harris Stratex is unable to attract and retain qualified individuals or Harris Stratex’s costs to do so increase significantly, Harris Stratex’s business could be adversely affected.
Risks Related to the Relationship between Harris and Harris Stratex
Harris Stratex will be controlled by Harris, whose interests may conflict with those of other stockholders.
     Harris owns no shares of Harris Stratex Class A common stock but all of the outstanding shares of Harris Stratex Class B common stock through which it has an approximate 57% interest in the combined company (without regard to any dilution relating to outstanding stock options, warrants or other equity interests). In addition, Harris has the right to appoint separately as a class five of the nine directors of Harris Stratex so long as the shares of Harris Stratex common stock held by Harris entitle Harris to cast a majority of the votes at an election of the directors of Harris Stratex (other than those directors appointed by Harris separately as a class). For two years from the closing date of the combination of the Microwave Communications Division and Stratex, Harris has agreed that it will not acquire or dispose of beneficial ownership in shares of Harris Stratex common stock, except under limited circumstances, and has no obligation to dispose of its interest in Harris Stratex following such two year period. Accordingly, Harris is likely to continue to exercise significant influence over the business policies and affairs of Harris Stratex, including the composition of Harris Stratex’s board of directors and any action requiring the approval of Harris Stratex’s stockholders. The concentration of ownership also may make some transactions, including mergers or other changes in control, more difficult or impossible without the support of Harris. Harris’ interests may conflict with your interests as a stockholder. See the risk factor discussed in “— Harris will have rights reflecting its controlling interest in Harris Stratex. As a result, your ability to influence the outcome of matters requiring stockholder approval will be limited” below.
Harris Stratex is a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualifies for, and intends to rely on, exemptions from certain corporate governance requirements that are designed to provide protection to stockholders of companies that trade on NASDAQ.
     Harris owns more than 50% of the total voting power of the outstanding capital stock of Harris Stratex. Therefore, Harris Stratex qualifies as a “controlled company” under the NASDAQ rules. As a controlled company, Harris Stratex intends to utilize exemptions under the NASDAQ standards that free it from the obligation to comply with some governance requirements under the NASDAQ rules, including the following:
•	a majority of its board of directors consists of independent directors;

•	its director nominees must either be selected, or recommended for selection by the board of directors, either by:

•	a majority of the independent directors; or

•	a nominations committee comprised solely of independent directors; and

•	the compensation of its officers be determined, or recommended to the board of directors for determination, either by:
•	a majority of the independent directors; or

•	a compensation committee comprised solely of independent directors.
     Harris Stratex intends to use these exemptions and, as a result, you will not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.
Harris has rights reflecting its controlling interest in Harris Stratex. As a result, the ability of the stockholder to influence the outcome of matters requiring stockholder approval will be limited.
     Harris holds a majority of the securities outstanding and is entitled to vote generally in the election of Harris Stratex directors (other than those directors elected separately as a class by Harris). In addition, as the only holder of the outstanding Harris Stratex Class B common stock, Harris will have the unilateral right to elect, remove and replace, at any time, a majority of the board of directors of Harris Stratex so long as the members elected, removed or replaced by Harris satisfy the requirements agreed to by Stratex and Harris and set forth in the investor agreement relating to the combination of the Microwave Communications Division and Stratex. More specifically, Harris has agreed that, so long as it holds a majority of the voting common stock of Harris Stratex, it will have the right to appoint five of Harris Stratex’s nine directors and, until the second anniversary of the combination of Stratex with the Microwave Communications Division, at least one of the Harris directors will meet the NASDAQ independence standards for audit committee members and at least one other Harris director will not be an employee of Harris or any of its subsidiaries (other than Harris Stratex or its subsidiaries). After the second anniversary, Harris will be able to elect or replace all the Harris directors without regard to their relationship with Harris.
     Harris’ right to vote a majority of the outstanding voting stock of Harris Stratex will also enable it to control decisions without the consent of other Harris Stratex stockholders, including among others, with respect to:
•	the business direction and policies of Harris Stratex;

•	mergers or other business combinations involving Harris Stratex, except during the first two years after the closing;

•	the acquisition or disposition of assets by Harris Stratex;

•	the payment or nonpayment of dividends;

•	determinations with respect to tax returns;

•	the combined company’s capital structure; and

•	amendments to Harris Stratex’s certificate of incorporation and bylaws.
     In addition to the effects described above, Harris’ control position could make it more difficult for Harris Stratex to raise capital or make acquisitions by issuing its own capital stock. This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which Harris Stratex stockholders might otherwise receive a premium for their shares.
Harris Stratex may have potential conflicts of interest with Harris relating to their ongoing relationship, and because of Harris’ controlling ownership in Harris Stratex, the resolution of these conflicts may not be favorable to Harris Stratex.
     Conflicts of interest may arise between Harris Stratex and Harris in a number of areas relating to their ongoing relationship, including:
•	indemnification and other matters arising under the combination agreement or other agreements;

•	intellectual property matters;

•	employee recruiting and retention;

•	competition for customers in the areas where Harris is permitted to do business under the non-competition agreement;

•	sales or distributions by Harris of all or any portion of its ownership interest in Harris Stratex, which could be to a competitor of Harris Stratex;

•	business combinations involving Harris Stratex; and

•	business opportunities that may be attractive to both Harris and Harris Stratex.
     Harris Stratex may not be able to resolve any potential conflicts with Harris, and, even if it does, the resolution may be less favorable to Harris Stratex than if it were dealing with an unaffiliated party.
     The investor agreement between Harris and Harris Stratex relating to the combination of Stratex with the Microwave Communications Division provides that Harris and its affiliates are only permitted to enter into a transaction with Harris Stratex if the transaction is approved by a majority of the non-Harris directors or is on terms no less favorable in any material respect to Harris Stratex than those that could have been obtained by Harris Stratex, taking into consideration the then prevailing facts and circumstances, if it had negotiated with an informed, unrelated third party. However, if a transaction has a fair market value of more than $5 million, it must also be approved in advance by a majority of the non-Harris directors. There are limited exceptions to these arrangements.
     Pursuant to the terms of the non-competition agreement between Harris and Harris Stratex relating to the combination of Stratex with the Microwave Communications Division, Harris has agreed in general terms that, for five years following the combination of the Microwave Communications Division and Stratex, it will not, and will not permit any of its subsidiaries (other than Harris Stratex and its subsidiaries) to, engage in the development, manufacture, distribution and sale of microwave radio systems that are competitive with the products previously offered by Stratex and the Microwave Communications Division or substantially similar to those products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks. Notwithstanding this restriction, Harris is permitted to purchase and resell products produced by and branded by persons unaffiliated with Harris and to develop, manufacture, distribute and sell microwave radios and related components for use by government entities.
     See “Certain Relationships and Related Transactions” beginning on page 69 of this prospectus and the risk factor discussed in “— Neither Harris nor any of its affiliates will have any fiduciary obligation or other obligations to offer corporate opportunities to Harris Stratex, and the certificate of incorporation of Harris Stratex and investor agreement to be entered into by Harris Stratex and Harris relating to the combination of the Microwave Communications Division and Stratex expressly permit certain directors or employees of Harris Stratex to offer certain corporate opportunities to Harris before Harris Stratex” below.
So long as Harris holds a majority of the securities outstanding and entitled to vote generally in the election of Harris Stratex directors (other than those directors elected separately as a class by Harris), it will have the right to preserve its control position by participating in equity offerings by the combined company.
     At any time that Harris holds a majority of the securities outstanding and entitled to vote generally in the election of Harris Stratex directors (other than those directors elected separately as a class by Harris), subject to limited exceptions, Harris has the right to participate in any offering of capital stock by Harris Stratex including grants of equity to employees on the same terms and conditions as the offering and purchase up to that number of shares of Harris Stratex capital stock necessary to preserve its then voting percentage in the combined company. As a result, Harris will be able to maintain its control position in Harris Stratex as long as it is able, and elects, to participate in any offering of capital stock by Harris Stratex.
Neither Harris nor any of its affiliates has any fiduciary obligation or other obligation to offer corporate opportunities to Harris Stratex, and the certificate of incorporation of Harris Stratex and investor agreement entered into by Harris Stratex and Harris relating to the combination of Stratex with the Microwave Communications Division expressly permit certain directors or employees of Harris Stratex to offer certain corporate opportunities to Harris before Harris Stratex.
     The certificate of incorporation of Harris Stratex and the investor agreement between Harris and Harris Stratex relating to the combination of Stratex with the Microwave Communications Division provide that:
•	except (1) as otherwise provided in the non-competition agreement between Harris and Harris Stratex relating to the combination of Stratex with the Microwave Communications Division or (2) opportunities offered to an individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex, Harris is free to compete with Harris Stratex in any activity or line of business; invest or develop a business relationship with any person engaged in the same or similar activities or businesses as Harris Stratex; or do business with any customer of Harris Stratex; or employ any former employee of Harris Stratex;

•	neither Harris nor its affiliates have any duty to communicate its or their knowledge of or offer any potential business opportunity, transaction or other matter to Harris Stratex unless the opportunity was offered to the individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex; and

•	if any director or officer of Harris who is also an officer or director or Harris Stratex becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer in writing solely in his or her capacity as a director or officer of Harris Stratex), that director or officer will have no duty to communicate or offer that opportunity to Harris Stratex, and will be permitted to communicate or offer that opportunity to Harris (or its affiliates), and that director or officer will not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of Harris Stratex or in a manner inconsistent with his or her fiduciary or other duties to Harris Stratex.
     The board of directors of Harris Stratex includes at least one person who is also a director and/or an officer of Harris. As a result, Harris may gain the benefit of corporate opportunities that are presented to this director.
In certain circumstances, Harris is permitted to engage in the same types of businesses that Harris Stratex conducts. If Harris elects to pursue opportunities in these areas, Harris Stratex’s ability to successfully operate and expand its business may be limited.
     The non-competition agreement restricts Harris’ and its subsidiaries’ ability to compete with Harris Stratex for five years following the combination of the Microwave Communications Division and Stratex in specified lines of business related to the former business operations of Stratex and the Microwave Communications Division. However, the non-competition agreement does not restrict Harris from competing in a limited number of specific areas in which Harris Stratex will operate, such as the development, manufacture and sale of wireless systems for use by government entities and the purchase and resale of non-Harris-branded wireless systems. Following the five-year term, there will be no restriction on Harris’ ability to compete with Harris Stratex. If Harris elects to pursue opportunities in these areas or re-enters the business from which it is prohibited following the five-year term of the non-competition agreement, our ability to successfully operate and expand its business may be limited. For more information regarding the non-competition agreement, see the “Certain Relationships and Related Transactions - The Non-Competition Agreement” beginning on page 71 of this prospectus.
Sales by Harris of its interest in Harris Stratex could result in offers for shares of Class A common stock the terms of which have been negotiated solely by Harris and could adversely affect the price and liquidity of Harris Stratex Class A common stock.
     Harris is not permitted to buy or sell Harris Stratex common stock until the second anniversary of the combination of the Microwave Communications Division and Stratex, except with the consent of the non-Harris directors of Harris Stratex or to enable Harris to preserve its percentage interest in Harris Stratex’s outstanding common stock. From the second to the fourth anniversary of the combination of the Microwave Communications Division and Stratex, Harris is free to transfer majority control of Harris Stratex to a buyer, at a price and on terms acceptable to Harris in its sole discretion so long as the buyer offers to acquire all outstanding voting shares of Harris Stratex capital stock not owned by Harris on the same terms offered to Harris or the non-Harris directors approve the transfer by Harris in advance. However, non-Harris stockholders of Harris Stratex will have no role in determining the identity of the buyer and the amount and type of consideration to be received or any other terms of the transaction. If equity securities of the buyer are offered or if non-Harris stockholders elect not to accept the buyer’s offer, their continuing investment would be in a company that may be majority-controlled by a company or an investor selected only by Harris.
     In addition, pursuant to the combination agreement, Harris Stratex has registered for resale to the public shares of common stock which are held by Harris as a result of the combination agreement. Sales of registered shares of Harris Stratex by Harris, or the perception that such sales might occur, could depress the trading price of Harris Stratex Class A common stock.
Risks Relating to the Operation of Harris Stratex
Harris Stratex may not be profitable.
     Stratex and the Microwave Communications Division have in recent years regularly incurred losses. Stratex has incurred losses for the last five fiscal years, and the Microwave Communications Division incurred losses for the last five fiscal years. In fiscal 2006, Stratex incurred a loss of $2.3 million, and, as of September 30, 2006, Stratex had an accumulated deficit of $412.6 million. In fiscal 2006, the Microwave Communications Division incurred a loss of $35.8 million. Although the Microwave Communication Division had net income of $5.1 million for the three months ended September 29, 2006, there can be no assurances that Harris Stratex will be consistently profitable, if at all.
     Harris Stratex faces strong competition for maintaining and improving its position in the market which could adversely affect Harris Stratex’s revenue growth and operating results.
     The wireless interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. Harris Stratex expects competition in this segment to increase. Some of Harris Stratex’s competitors have more extensive engineering, manufacturing and marketing capabilities and significantly greater financial, technical and personnel resources than Harris Stratex will have. In addition, some of Harris Stratex’s competitors have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. Harris Stratex’s competitors include established companies, such as Alcatel, L.M. Ericsson, NEC, Nokia, Ceragon Networks and Siemens AG, as well as a number of smaller public companies and private companies in selected markets. Some of Harris Stratex’s competitors are also base station suppliers through whom it will market and sell its products, which means that Harris Stratex’s business success may depend on these competitors to some extent. One or more of Harris Stratex’s largest customers could internally develop the capability to manufacture products similar to those manufactured or outsourced by Harris Stratex and, as a result, the demand for Harris Stratex’s products and services may decrease.
     In addition, Harris Stratex competes for acquisition and expansion opportunities with many entities that have substantially greater resources than the combined company will have. Furthermore, competitors of Harris Stratex may enter into business combinations in order to accelerate product development or to engage in aggressive price reductions or other competitive practices, resulting in even more powerful or aggressive competitors.
     Harris Stratex’s ability to compete successfully depends on a number of factors, including price, quality, availability, customer service and support, breadth of product line, product performance and features, rapid time-to-market delivery capabilities, reliability, timing of new product introductions by Harris Stratex, its customers and competitors, the ability of its customers to obtain financing and the stability of regional sociopolitical and geopolitical circumstances. Harris Stratex can give no assurances that it will have the financial resources, technical expertise, or marketing, sales, distribution, customer service and support capabilities to compete successfully, or that regional sociopolitical and geographic circumstances will be favorable for the successful operation of the combined company.
Harris Stratex’s average sales prices may decline in the future.
     Manufacturers of digital microwave telecommunications equipment are experiencing, and are likely to continue to experience, declining sales prices. This price pressure is likely to result in downward pricing pressure on the products and services of Harris Stratex. As a result, Harris Stratex is likely to experience declining average sales prices for its products. Harris Stratex’s future profitability will depend upon its ability to improve manufacturing efficiencies, reduce costs of materials used in its products, and to continue to introduce new lower cost products and product enhancements. If Harris Stratex is unable to respond to increased price competition this will harm its business, financial condition and results of operations. Because customers frequently negotiate supply arrangements far in advance of delivery dates, Harris Stratex may be required to commit to price reductions for its products before it is aware of how, or if, cost reductions can be obtained. As a result, current or future price reduction commitments, and any inability on its part to respond to increased price competition, could harm Harris Stratex’s business, financial condition and results of operations.
Because a significant amount of the revenues of Harris Stratex may come from a limited number of customers, the termination of any of these customer relationships may adversely affect Harris Stratex’s business.
     Sales of the products and services of Stratex and the Microwave Communications Division historically have been concentrated to a small number of customers. The following table summarizes the number of customers of Stratex and the Microwave Communications Division that have represented over 10% of sales for the periods identified, along with the percentage of revenues represented by such customers.
Stratex

	Fiscal Years
	Ended March 31,
	2006	2005
Number of significant customers	1	1
Percentage of net sales	10%	21%

	Quarters Ended
	September 30,
	2006	2005
Number of significant customers	1	2
Percentage of net sales	16%	11%, 10%,
		respectively
Microwave Communications Division

	Fiscal Years Ended
	June 30, 2006	July 1, 2005
Number of significant customers	1	—
Percentage of net sales	15%	—

Quarters Ended
	September 29, 2006	September 30, 2005
Number of significant customers	—	—
Percentage of net sales	—	—
     Harris Stratex expects that a significant portion of Harris Stratex’s future product sales also may be concentrated among a limited number of customers. In addition, product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or Harris Stratex’s inability to gain additional customers could result in declines in revenues compared to the combined historical revenues of Stratex and the Microwave Communication Division or an inability to grow revenues. If these revenue declines occur or if the combined company is unable to create revenue growth, Harris Stratex’s business, financial condition, and results of operations may be adversely affected.
     Harris Stratex may be subject to litigation regarding intellectual property associated with Harris Stratex’s wireless business; this litigation could be costly to defend and resolve, and could prevent the combined company from using or selling the challenged technology.
     The wireless telecommunications industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in often protracted and expensive litigation. Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert Harris Stratex’s management and key personnel from the combined company’s business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Such litigation or claims could result in substantial costs and diversion of resources. In the event of an adverse result in any such litigation, Harris Stratex could be required to pay substantial damages, cease the use and transfer of allegedly infringing technology or the sale of allegedly infringing products and expend significant resources to develop non-infringing technology or obtain licenses for the infringing technology. Harris Stratex can give no assurances that Harris Stratex would be successful in developing such non-infringing technology or that any license for the infringing technology would be available to Harris Stratex on commercially reasonable terms, if at all. This could have a materially adverse effect on Harris Stratex’s business, results of operation, financial condition, competitive position and prospects.
     As a subsidiary of Harris, Harris Stratex may have the benefit of one or more existing cross-license agreements between Harris and certain third parties, which may help protect Harris Stratex from infringement claims. At such time as Harris Stratex ceases to be a subsidiary of Harris, those benefits would be lost.
Due to the significant volume of international sales expected by Harris Stratex, Harris Stratex may be susceptible to a number of political, economic and geographic risks that could harm its business.
     Harris Stratex will be highly dependent on sales to customers outside the United States. In fiscal 2006, sales by Stratex and the Microwave Communications Division to international customers accounted for 95% and 60%, respectively, of total net sales. During fiscal 2005 and 2004, sales to international customers accounted for 94% and 96% of Stratex’s net sales, respectively, and 50% and 57% of the Microwave Communication Division’s net sales, respectively. In fiscal 2006, 2005 and 2004, sales to the Middle East/Africa region accounted for approximately 28%, 25% and 33% of Stratex’s net sales, respectively. In fiscal 2006, 2005 and 2004, sales to the Middle East/Africa region accounted for approximately 30%, 23% and 30% of the Microwave Communication Division’s net sales, respectively. Also, significant portions of Stratex’s and the Microwave Communications Division’s international sales are in less developed countries. International sales will continue to account for a large percentage of Harris Stratex’s net product sales for the foreseeable future. As a result, the occurrence of any international, political, economic or geographic event that adversely affects Harris Stratex’s business could result in a significant decline in revenues.
     Some of the risks and challenges of doing business internationally include:
•	unexpected changes in regulatory requirements;

•	fluctuations in foreign currency exchange rates;

•	imposition of tariffs and other barriers and restrictions;

•	management and operation of an enterprise spread over various countries;

•	burden of complying with a variety of foreign laws and regulations;

•	application of the income tax laws and regulations of multiple jurisdictions, including relatively low-rate and relatively high-rate jurisdictions, to Harris Stratex’s sales and other transactions, which results in additional complexity and uncertainty;

•	general economic and geopolitical conditions, including inflation and trade relationships;

•	war and acts of terrorism;

•	natural disasters;

•	currency exchange controls; and

•	changes in export regulations.
If Harris Stratex fails to develop and maintain distribution and licensing relationships, its revenues may decrease.
     Although a majority of sales are anticipated to be made through Harris Stratex’s direct sales force, Harris Stratex will also market its products through indirect sales channels such as independent agents, distributors, and telecommunication integrators. These relationships will enhance Harris Stratex’s ability to pursue major contract awards and, in some cases, are intended to provide Harris Stratex’s customers with easier access to financing and a greater variety of equipment and service capabilities which an integrated system provider should be able to offer. Harris Stratex may not be able to maintain and develop additional relationships or, if additional relationships are developed, they may not be successful. Harris Stratex’s inability to establish or maintain these distribution and licensing relationships could restrict its ability to market its products and thereby result in significant reductions in revenue. If these revenue reductions occur, Harris Stratex’s business, financial condition and results of operations would be harmed.
The inability of Harris Stratex’s subcontractors to perform, or its key suppliers to manufacture and deliver materials, could cause its products to be produced in an untimely or unsatisfactory manner, or not at all.
     Harris Stratex’s manufacturing operations, which will be substantially subcontracted, are highly dependent upon the delivery of materials by outside suppliers in a timely manner. Also, Harris Stratex will depend in part upon subcontractors to assemble major components and subsystems used in Harris Stratex’s products in a timely and satisfactory manner. Harris Stratex generally will not enter into long-term or volume purchase agreements with any of its suppliers, and Harris Stratex cannot provide assurances that such materials, components and subsystems will be available for use by Harris Stratex at such time and in such quantities as Harris Stratex requires, if at all. In addition, Stratex and the Microwave Communications Division have historically obtained some of their supplies from a single source. If these suppliers are unable to provide supplies and products to Harris Stratex because they are no longer in business or because they discontinue a certain supply or product needed by Harris Stratex, Harris Stratex may not be able to fill orders placed by its customers on a timely basis or at all. Harris Stratex’s inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair its ability to manufacture and timely deliver its products to its customers. Harris Stratex cannot give assurances that it will not experience material supply problems or component or subsystem delays in the future. Also, Harris Stratex’s subcontractors may not be able to maintain the quality of its products, which might result in a large number of product returns by customers and could harm Harris Stratex’s business, financial condition and results of operations.
     Additional risks associated with the outsourcing of Harris Stratex’s manufacturing operations to corporations located in Taiwan and their subsidiary in the People’s Republic of China could include, among other things: political risks due to political issues between Taiwan and The People’s Republic of China, risk of natural disasters in Taiwan, such as earthquakes and typhoons, economic and regulatory developments, and other events leading to the disruption of manufacturing operations.

Consolidation within the telecommunications industry could result in a decrease in Harris Stratex’s revenues.
     The telecommunications industry has experienced significant consolidation among its participants, and Harris Stratex expects this trend to continue. Some operators in this industry have experienced financial difficulty and have filed, or may file, for bankruptcy protection. Other operators may merge and one or more of Harris Stratex’s competitors may supply products to the customers of the combined company following those mergers. This consolidation could result in purchasing decision delays and decreased opportunities for Harris Stratex to supply products to companies following any consolidation. This consolidation may also result in lost opportunities for cost reduction and economies of scale. In addition, see the risk factor discussed in “— Because a significant amount of the revenues of Harris Stratex may come from a limited number of customers, the termination of any of these customer relationships may adversely affect Harris Stratex’s business” above.
Harris Stratex’s success will depend on new product introductions and acceptance.
     The market for Harris Stratex’s products is characterized by rapid technological change, evolving industry standards and frequent new product introductions. Harris Stratex’s future success will depend, in part, on continuous, timely development and introduction of new products and enhancements that address evolving market requirements and are attractive to customers. Harris Stratex believes that successful new product introductions provide a significant competitive advantage because of the significant resources committed by customers in adopting new products and their reluctance to change products after these resources have been expended. Stratex and the Microwave Communications Division have spent, and Harris Stratex expects to continue to spend, significant resources on internal research and development to support its effort to develop and introduce new products and enhancements. To the extent that Harris Stratex fails to introduce new and innovative products that are adopted by customers, it could fail to obtain an adequate return on these investments and could lose market share to Harris Stratex’s competitors, which could be difficult or impossible to regain.
Harris Stratex’s customers may not pay for products and services in a timely manner, or at all, which would decrease Harris Stratex’s income and adversely affect Harris Stratex’s working capital.
     Harris Stratex’s business will require extensive credit risk management that may not be adequate to protect against customer nonpayment. Risks of nonpayment by customers will be a significant focus of Harris Stratex’s business. Harris Stratex expects a significant amount of future revenue to come from international customers, many of whom will be start-up telecom operators in developing countries. Harris Stratex does not generally expect to obtain collateral for sales, although it intends to require letters of credit or credit insurance as appropriate for international customers. In addition, a significant amount of the revenues of Stratex and the Microwave Communications Division have been generated from a small number of significant customers. For information regarding the percentage of revenues attributable to certain key customers, see “— Because a significant amount of the revenues of Harris Stratex may come from a limited number of customers, the termination of any of these customer relationships may adversely affect Harris Stratex’s business” above. The historical accounts receivable balances of Stratex and the Microwave Communications Division have been concentrated in a small number of significant customers. Unexpected adverse events impacting the financial condition of customers, bank failures or other unfavorable regulatory, economic or political events in the countries in which Harris Stratex does business may impact collections and adversely impact Harris Stratex’s business, require increased bad debt expense or receivable write-offs and adversely impact Harris Stratex’s cash flows, financial condition and operating results.
Rapid changes in the microwave radio industry and the frequent introduction of lower cost components for Harris Stratex’s product offerings may result in excess inventory that Harris Stratex cannot sell or may be required to sell at distressed prices, and may result in longer credit terms to Harris Stratex’s customers.
     The rapid changes and evolving industry standards that characterize the market for Harris Stratex’s products require the frequent modification of products for an industry participant to be successful. These rapid changes could result in the accumulation of component inventory parts that become obsolete as modified products are introduced and adopted by customers. Stratex and the Microwave Communications Division have experienced significant inventory write-offs in recent years, and because of the rapid changes that characterize the market, Harris Stratex also may be forced to write down excess inventory from time to time. Moreover, these same factors may force Harris Stratex to significantly reduce prices for older products or extend more and longer credit terms to customers, which could negatively impact its cash and possibly result in higher bad debt expense. More generally, Harris Stratex cannot give assurances that it will be successful in matching its inventory purchases with anticipated shipment volumes. As a result, Harris Stratex may fail to control the amount of inventory on hand and may be forced to write-off additional amounts. Such additional inventory write-offs, if required, would adversely impact Harris Stratex’s cash flows, financial condition and operating results.

The unpredictability of Harris Stratex’s quarter-to-quarter results may harm the trading price of Harris Stratex’s Class A common stock.
     Harris Stratex’s quarterly operating results may vary significantly in the future for a variety of reasons, many of which are outside of Harris Stratex’s control. These factors could harm Harris Stratex’s business and include, among others:
•	volume and timing of Harris Stratex’s product orders received and delivered during the quarter;

•	Harris Stratex’s ability and the ability of its key suppliers to respond to changes on demand as needed;

•	suppliers’ inability to perform and timely deliver as a result of their financial condition, component shortages or other supply chain constraints;

•	continued market expansion through strategic alliances;

•	continued timely rollout of new product functionality and features;

•	increased competition resulting in downward pressures on the price of Harris Stratex’s products and services;

•	unexpected delays in the schedule for shipments of existing products and new generations of the existing platforms;

•	failure to realize expected cost improvement throughout Harris Stratex’s supply chain;

•	order cancellations or postponements in product deliveries resulting in delayed revenue recognition;

•	seasonality in the purchasing habits of customers;

•	war and acts of terrorism;

•	natural disasters;

•	ability of Harris Stratex’s customers to obtain financing to enable their purchase of Harris Stratex’s products;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments including denial of export and import licenses; and

•	general economic conditions worldwide.
     Harris Stratex’s quarterly results are expected to be difficult to predict and delays in product delivery or closing of a sale can cause revenues and net income to fluctuate significantly from anticipated levels. In addition, Harris Stratex may increase spending in response to competition or in pursuit of new market opportunities. Accordingly, Harris Stratex cannot provide assurances that it will be able to achieve profitability in the future or that if profitability is attained, that Harris Stratex will be able to sustain profitability, particularly on a quarter-to-quarter basis.
If Harris Stratex is unable to protect its intellectual property rights adequately, it may be deprived of legal recourse against those who misappropriate Harris Stratex’s intellectual property.
     Harris Stratex’s ability to compete will depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in the United States and internationally. Harris Stratex will rely upon a combination of trade secrets, trademarks, copyrights, patents and contractual rights to protect its intellectual property. In addition, Harris Stratex will enter into confidentiality and invention assignment agreements with its employees, and enters into non-disclosure agreements with its suppliers and appropriate customers so as to limit access to and disclosure of its proprietary information. Harris Stratex cannot give assurances that any steps taken by Harris Stratex will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that such intellectual property arrangements are insufficient, Harris Stratex’s business, financial condition and results of operations could be harmed. Harris Stratex will have significant operations in the United States, United Kingdom and

New Zealand, and outsourcing arrangements in Asia. Harris Stratex cannot provide assurances that the protection provided to its intellectual property by the laws and courts of foreign nations will be substantially similar to the protection and remedies available under United States law. Furthermore, Harris Stratex cannot provide assurances that third parties will not assert infringement claims against it based on foreign intellectual property rights and laws that are different from those established in the United States.
If sufficient radio frequency spectrum is not allocated for use by Harris Stratex’s products, and Harris Stratex fails to obtain regulatory approval for its products, its ability to market its products may be restricted.
     Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, Harris Stratex’s products will need to conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. Any delays in compliance with respect to Harris Stratex’s future products could delay the introduction of such products.
     In addition, Harris Stratex will be affected by the allocation and auction of the radio frequency spectrum by governmental authorities both in the United States and internationally. Such governmental authorities may not allocate sufficient radio frequency spectrum for use by Harris Stratex’s products or Harris Stratex may not be successful in obtaining regulatory approval for its products from these authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, Harris Stratex must obtain regulatory approval for its products. Each jurisdiction in which Harris Stratex will market its products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations. The process of establishing new regulations is complex and lengthy. If Harris Stratex is unable to obtain sufficient allocation of radio frequency spectrum by the appropriate governmental authority or obtain the proper regulatory approval for its products, its business, financial condition and results of operations may be harmed.
If Harris Stratex is unable to favorably assess the effectiveness of its internal controls over financial reporting, Harris Stratex may not be able to accurately report its financial results. As a result, current and potential stockholders could lose confidence in Harris Stratex’s financial reporting, which could adversely affect its stock price.
     Effective internal controls over financial reporting are necessary for Harris Stratex to provide reliable financial reports. Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, or the SOX Act, and beginning with Harris Stratex’s Annual Report on Form 10-K for the fiscal year ending June 27, 2008, Harris Stratex management will be required to certify to and report on, and its independent registered public accounting firm will be required to attest to, the effectiveness of Harris Stratex’s internal controls over financial reporting as of June 27, 2008. If Harris Stratex fails to maintain effective internal controls over financial reporting, its operating results could be misstated, its reputation may be harmed and the trading price of its stock could be negatively impacted. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stratex,” Stratex determined there were two material weaknesses in its internal control over financial reporting as defined in standards established by the Public Company Accounting Oversight Board, or PCAOB. In general, a “material weakness” (as defined in PCAOB Auditing Standard No. 2) is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement in the annual or interim financial statements will not be prevented or detected. In fiscal 2006, Stratex devoted significant resources to improve its internal controls related to these material weaknesses. Stratex believes that these efforts have remediated the concerns that gave rise to the “material weakness” related to revenue recognition. However, due to the assessment of Stratex’s internal controls over financial reporting as of March 31, 2006, Stratex had identified the continuation of a material weakness in the review of the financial statements of foreign operations and the period-end financial close and reporting process for Stratex’s consolidated operations. Historically, Harris has only been required to certify or report on or receive an attestation from its independent registered public accounting firm with respect to Harris, taken as a whole, and not the Microwave Communications Division in particular. Stratex and the Microwave Communications Division have recently reviewed, documented and tested their internal controls over financial reporting. Harris Stratex will continue reviewing its internal controls over the financial close and reporting process, and will implement additional controls as needed. However, Harris Stratex cannot be certain that its controls over its financial processes and reporting will be adequate in the future, and, to the extent that Harris Stratex incurs significant additional expenses in complying with these provisions of the SOX Act, those expenses have not been anticipated and are not otherwise reflected in the unaudited pro forma condensed consolidated financial data of Harris Stratex contained in this prospectus. Any failure to maintain effective internal controls over financial reporting could cause Harris Stratex to prepare inaccurate financial statements, subject Harris Stratex to a misappropriation of assets or cause Harris Stratex to fail to meet its SEC reporting obligations on a timely basis, which could materially adversely affect the trading price of the Class A common stock.

Harris Stratex does not expect to pay dividends for the foreseeable future, and investors must rely on increases in the trading prices of the Harris Stratex Class A common stock for returns on their investment.
     Harris Stratex does not expect to pay dividends in the immediate future. Holders of Harris Stratex Class A common stock must rely on increases in the trading price of their shares for returns on their investment.

USE OF PROCEEDS
     We intend to use the net proceeds from the cash exercise of the warrants for working capital and general corporate purposes.
PRICE RANGE OF CLASS A COMMON STOCK
     No public market existed for our Class A common stock prior to the combination of the Microwave Communications Division and Stratex.
DIVIDEND POLICY
     Harris Stratex does not expect to pay any dividends in the immediate future. Harris Stratex has retained a $50 million credit facility of Stratex following the completion of the merger and contribution transaction, and the covenants of that credit facility restrict Harris Stratex from paying dividends or making other distributions to the Harris Stratex stockholders under certain circumstances. Harris Stratex also may enter into other credit facilities or debt financing arrangements that further limit Harris Stratex’s ability to pay dividends or make other distributions.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
     The following tables present (1) selected historical financial data of Microwave Communications Division, (2) selected historical financial data of Stratex, and (3) certain unaudited financial data about the pro forma financial condition and results of operations of Harris Stratex after giving effect to the combination of the Microwave Communications Division and Stratex. The historical financial data shows the financial results actually achieved by the Microwave Communications Division and Stratex.
Selected Historical Financial Data of the Microwave Communications Division
     The selected historical financial data presented below is on a carve-out basis and represents the financial data of the Microwave Communications Division of Harris Corporation and its subsidiaries as it was operated within Harris and, in management’s opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of MCD for the periods and dates presented. The selected financial data for the interim unaudited data as of the three months ended September 29, 2006 and September 30, 2005, and for each of the three month periods then ended do not necessarily indicate results that may be obtained for any other interim periods or for the fiscal year as a whole. The selected historical financial data as of the fiscal years ended June 30, 2006 and July 1, 2005 and for the fiscal years ended June 30, 2006, July 1, 2005 and July 2, 2004, has been derived from MCD’s audited financial statements and related notes. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD” beginning on page 21 of this prospectus, and the historical combined financial statements and related notes of MCD beginning on page F-3 of this prospectus.

	Three Months Ended		Fiscal Years Ended
	September 29,	September 30,				June 27,	June 28,
	2006	2005	June 30,	July 1,	July 2,	2003(3)	2002(4)
	(unaudited)	(unaudited)	2006(1)	2005	2004(2)	(unaudited)	(unaudited)
	(in thousands)
Results of Operations:
Revenue from product sales and services	$93,555	$75,324	$357,500	$310,427	$329,816	$297,470	$302,915
Cost of product sales and services	(62,011)	(52,596)	(271,340)	(219,946)	(245,933)	(221,701)	(217,237)
Net income (loss)	5,131	1,397	(35,848)	(3,778)	(20,233)	(35,248)	(29,752)

	As of		As of
	September 29,	September 30,			July 2,	June 27,	June 28,
	2006	2005	June 30,	July 1,	2004(2)	2003(3)	2002(4)
	(unaudited)	(unaudited)	2006(1)	2005	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Total assets	$353,913	$367,318	$352,649	$362,969	$344,183	$398,271	$422,985
Long-term liabilities	3,074	6,749	12,642	14,180	14,978	11,900	12,466
Total net assets	260,134	290,378	252,020	280,313	246,517	272,350	296,770

(1)	Fiscal 2006 results for MCD include a $39.6 million after-tax charge related to inventory write-downs and other charges associated with product discontinuances, as well as the planned shutdown of manufacturing activities at the MCD plant in Montreal, Canada.

(2)	Fiscal 2004 results for MCD include a $7.3 million charge related to cost-reduction measures and fixed asset write downs.

(3)	Fiscal 2003 results for MCD include an $8.6 million write-down of inventory related to the exit from unprofitable products and the shut-down of the MCD manufacturing plant in Brazil, as well as an $8.3 million charge related to cost-reduction measures.

(4)	Fiscal 2002 results for MCD include a $15.8 million charge related to cost-reduction actions taken in the MCD international operations and collection losses related to the bankruptcy of a customer.

Selected Historical Financial Data of Stratex
     The selected historical financial data presented below at September 30, 2006 and 2005 and for each of the six-month periods then ended was derived from Stratex’s unaudited financial statements for periods ended September 30, 2006 and 2005 beginning on page F-41 and F-65 of this prospectus, respectively, and which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Stratex for the periods and dates presented. Interim unaudited data for the six-month period ended September 30, 2006 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole. The selected financial data presented below at March 31, 2006 and 2005 and for each of the three years in the period ended March 31, 2006 was derived from Stratex’s audited consolidated financial statements for the year ended March 31, 2006 beginning on page F-41 of this prospectus. The selected financial data presented below for the years ended March 31, 2003 and 2002 and at March 31, 2004, 2003 and 2002 was derived from Stratex’s audited consolidated financial statements for those periods. The information in the following table should be read together with Stratex’s audited consolidated financial statements for the years ended March 31, 2006, 2005 and 2004 and the related notes beginning on page F-41 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 36 of this prospectus.

	Six Months Ended
	September 30,		Year Ended March 31,
	2006	2005	2006	2005(3)	2004	2003(2)	2002(1)
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$133,516	$111,426	$230,892	$180,302	$157,348	$197,704	$228,844
Net income (loss)	3,375	(6,427)	(2,297)	(45,946)	(37,068)	(51,555)	(168,873)
Basic and diluted net income (loss) per share	0.03	(0.07)	(0.02)	(0.51)	(0.44)	(0.62)	(2.13)
Basic weighted average shares outstanding	97,405	95,059	95,600	89,634	83,364	82,548	79,166
Diluted weighted average shares outstanding	100,537	95,059	95,600	89,634	83,364	82,548	79,166

	At September 30,		At March 31,
	2006	2005	2006	2005(3)	2004	2003(2)	2002(1)
	(in thousands, except employee head count)
Balance Sheet and other Data:
Total assets	$184,154	$153,965	$180,830	$160,631	$163,244	$184,785	$214,117
Long-term liabilities	29,892	27,333	37,376	32,185	20,311	19,145	6,675
Stockholders’ equity	72,990	55,092	62,343	60,023	81,182	112,800	167,457
Total employees	471	446	453	456	617	587	760

(1)	Fiscal 2002 results for Stratex include inventory valuation charges of $102.7 million and restructuring and receivable valuation charges of $24.6 million related to the shutdown of its Seattle operations and outsourcing of manufacturing operations to an Asian supplier.

(2)	Fiscal 2003 results for Stratex include restructuring charges of $28.2 million related to outsourcing of manufacturing operations to an Asian supplier, as well as a recovery of $2.1 million of the inventory valuation recorded the prior year through sales of component inventory to suppliers.

(3)	Fiscal 2005 results for Stratex include inventory valuation charges of $2.6 million and $7.4 million of restructuring charges related to the shut down of operations in Cape Town, South Africa, outsourcing of manufacturing operations at the New Zealand and Cape Town, South Africa locations to an Asian supplier and exiting the sales and service offices in Argentina, Colombia and Brazil to independent distributors.

Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Harris Stratex
     The following table shows certain unaudited information about the pro forma financial condition and results of operations, including per share data, of Harris Stratex after giving effect to the merger and the contribution transaction. The table sets forth selected unaudited pro forma condensed consolidated balance sheet data as of September 30, 2006 and assumes that the merger and the contribution transaction took place on that date with MCD as the accounting acquirer of Stratex in accordance with the provisions of Statement of Financial Accounting Standard No. 141 “Business Combinations”, or SFAS 141. The table also sets forth selected unaudited pro forma condensed consolidated statements of operations for the three months ended September 30, 2006 and the fiscal year ended June 30, 2006 and assumes that the merger and the contribution transaction took place on July 1, 2006 and July 1, 2005, respectively. The Harris Stratex fiscal year ends on the closest Friday to June 30th. The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended September 30, 2006 and the year ended June 30, 2006 combines the three months ended September 30, 2006 and twelve months ended June 30, 2006, respectively, for both MCD and Stratex. However, the following pro forma presentation does not include any impact of synergies anticipated from the combination of the Microwave Communications Division and Stratex. The information presented below should be read together with the historical consolidated financial statements of Stratex and MCD, including the related notes, beginning on page F-41 of this prospectus, in the case of Stratex, and beginning on page F-3 of this prospectus, in the case of MCD, and together with the historical consolidated financial data for Stratex and MCD and the other unaudited pro forma financial information, including the related notes, beginning on page F-31 of this prospectus as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD” beginning on page 21 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stratex” beginning on page 36 of this prospectus. For unaudited pro forma condensed consolidated financial information of Harris Stratex, see “Harris Stratex Networks, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page F-33 of this prospectus. The unaudited pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger and the contribution transaction been completed on the dates indicated or that may be obtained in the future. See also “Risk Factors” beginning on page 3 and “Information Relating to Forward-Looking Statements” included elsewhere in this prospectus.

	Three Months
	Ended	Year Ended
	September 30, 2006	June 30, 2006
	(unaudited)	(unaudited)
	(in thousands)	(in thousands)
Microwave Communications Division of Harris Corporation
Results of Operations
Revenue from product sales and services	$93,555	$357,500
Cost of product sales and services(1)	(62,011)	(271,340)
Net income (loss)	5,131	(35,848)
Financial Position at End of Period
Total assets	$353,913	$—
Long-term liabilities	3,074	—
Total net assets	260,134	—
Stratex Networks, Inc.
Results of Operations
Revenue from product sales and services	$67,279	$242,257
Cost of product sales and services	(46,512)	(171,397)
Net income	1,552	3,691
Financial Position at End of Period
Total assets	$184,154	$—
Long-term liabilities	29,892	—
Total net assets	72,990	—
Pro Forma Adjustments
Results of Operations
Revenue from product sales and services	$—	$—
Cost of product sales and services(2)	(2,175)	(8,700)
Net loss(3)	(2,769)	(15,815)
Financial Position at End of Period
Total assets(4)	$385,111	$—
Long-term liabilities(5)	41,666	—

	Three Months
	Ended	Year Ended
	September 30, 2006	June 30, 2006
	(unaudited)	(unaudited)
	(in thousands)	(in thousands)
Total net assets(6)	340,230	—
Pro Forma Combined Financial Data of Harris Stratex Networks, Inc.
Results of Operations
Revenue from product sales and services	$160,834	$599,757
Cost of product sales and services	(110,698)	(451,437)
Net income (loss)	3,914	(47,972)
Financial Position at End of Period
Total assets	$923,178	$—
Long-term liabilities	74,632	—
Total net assets	673,354	—

(1)	Fiscal 2006 results for MCD include a $39.6 million after-tax charge related to inventory write-downs and other charges associated with product discontinuances, as well as the planned shutdown of manufacturing activities at the MCD plant in Montreal, Canada.

(2)	Fiscal 2006 adjustment made to reflect $8.7 million amortization of developed technology identifiable assets. Three months ended September 30, 2006 adjustment made to reflect $2.2 million amortization of developed technology identifiable assets.

(3)	Fiscal 2006 adjustments made to reflect $12.0 million amortization of identifiable intangible assets and $3.8 million of stock-based compensation expense, which represents the expense that would have been recognized by Stratex had it implemented the provisions of Statement of Financial Accounting Standard No. 123R “Share-Based Payment”, or FAS 123R, as of July 1, 2005, which is when MCD was required to implement FAS 123R. Three months ended September 30, 2006 adjustment made to reflect $2.8 million amortization of identifiable intangible assets.

(4)	Three months ended September 30, 2006 adjustment made to reflect (a) $17.7 million made to increase balance of cash in MCD to $32.1 million as of the closing date of the transaction; (b) $11.1 million to step up Stratex’s finished goods inventory to fair market value at the closing date of the proposed transactions; (c) $235.7 million and $130.2 million allocation of the purchase price to goodwill and identifiable intangible assets, respectively, which was determined as follows:

Allocation of the purchase price of Stratex determined as follows (amounts in thousands):
Market price of Stratex stock(A)	$400,148
Estimated acquisition costs	9,000

Total purchase price to be allocated	$409,148

		Estimated
Allocation of purchase price based on fair market value		Useful Life
Identifiable intangible assets:
Developed technology non-legacy products	$77,500	10 years
Developed technology legacy products	1,900	2 years
Customer relationships	5,400	8 years
Backlog	900	1 year
Tradename — Eclipse	16,000	10 years
Tradename — Legacy Products	200	2 years
Tradename — Stratex	28,300	Indefinite

Total identifiable intangible assets	130,200
Net tangible assets(B)	43,272
Goodwill	235,676

Total purchase price allocation	$409,148

This purchase price allocation is preliminary for all assets and liabilities being acquired by Harris Stratex. and (d) $(9.6) million to eliminate deferred tax assets on MCD’s historical Combined Balance Sheet as of September 30, 2006.

(5)	Three months ended September 30, 2006 adjustments made to reflect (a) $39.1 million for the establishment of a deferred tax liability related to the future amortization of identifiable intangible assets in accordance with FAS 109; (b) $(3.1) million for the elimination of MCD’s payable to Harris against stockholders’ and division equity; and (c) $5.7 million capital lease obligation related to the equipment lease between Harris Stratex Networks Canada ULC and Harris Canada, Inc. as described under “Certain Relationships and Related Transactions — Lease Agreement (Equipment and Machinery)” beginning on page 77 of this prospectus.

(6)	Three months ended September 30, 2006 adjustments made to reflect footnotes (2), (3) and (4) above, as well as adjustments to current liabilities of $(2.0) million to reduce deferred revenue of Stratex, as previously described, and increase current liabilities by $3.8 million for payment of the single trigger employment agreements.
A.	Total market price of Stratex common stock equal to the price of a share of Stratex common stock as of September 19, 2006 ($4.00) X diluted shares of Stratex common stock outstanding per the Stratex September 30, 2006 Balance Sheet (100.0 million shares).

B.	Stratex net tangible assets as of September 30, 2006 are calculated as follows:

Historical net assets reported	$72,990
Inventory step-up	11,137
Deferred revenue reduction	2,039
Single trigger employment agreement payouts	(3,834)
Less deferred tax liability related to identifiable intangible assets	(39,060)

Adjusted net assets	$43,272

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MCD
The historical information discussed below is for MCD, which is the accounting predecessor to Harris Stratex.
Overview
     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD, which is sometimes referred to in this prospectus as the MD&A, is intended to help the reader understand MCD. MD&A is provided as a supplement to, should be read in conjunction with, and is qualified in its entirety by reference to, the Combined Financial Statements for MCD and related Notes beginning on page F-3 of this prospectus. Except for the historical information contained herein, the discussions in MD&A contain forward-looking statements that involve risks and uncertainties. The actual results of the MCD operations could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under “Information Relating to Forward-Looking Statements” included elsewhere in this prospectus.
     The following is a list of the sections of MD&A, together with the perspective of MCD’s management on the contents of these sections of MD&A, which is intended to make reading these pages more productive:
•	Business Considerations — a general description of the MCD businesses; the value drivers of these businesses and MCD’s strategy for achieving value; fiscal 2006 key indicators; and industry-wide opportunities, challenges and risks that are relevant to MCD in the microwave communications industry.

•	Operations Review — an analysis of MCD’s consolidated results of operations and of the results in each of its three operating segments, to the extent the operating segment results are helpful to an understanding of the MCD business as a whole, for the three years presented in MCD’s financial statements.

•	Liquidity, Capital Resources and Financial Strategies — an analysis of cash flows, contractual obligations, off-balance sheet arrangements, commercial commitments, financial risk management, impact of foreign exchange and impact of inflation.

•	Critical Accounting Policies and Estimates — a discussion of accounting policies and estimates that require the most judgment and a discussion of accounting pronouncements that have been issued but not yet implemented by MCD and their potential impact.
Business Considerations
  General
     MCD is a leading global wireless transmission networks solutions provider focused on providing microwave communications products, systems and services for private network operators and mobile telecommunications providers. MCD’s three segments serve markets for microwave products and services in MCD’s North American region (North America microwave), microwave products and services in MCD’s international region (International microwave) and network management software solutions worldwide (NetBoss). MCD generates revenue, income and cash flows by developing, manufacturing and selling microwave communications products and network management software as well as providing related services. MCD generally sells products and services directly to its customers. MCD utilizes agents and distributors to sell some products and services, especially in international markets. For more information relating to the customers of MCD, see “Business — Customers” beginning on page 56 of this prospectus.
     Financial information with respect to corporate expenses that were not allocated to MCD’s three business segments is reported as part of Corporate Allocations Expense.
Value Drivers of MCD’s Businesses and Strategy for Achieving Value
     MCD is committed to its mission statement, and MCD believes that executing the mission statement creates value. Consistent with this commitment, MCD currently focuses on these key value drivers:

•	Continue profitable revenue growth in all segments;

•	Ongoing attention to operating efficiencies and cost reductions;

•	Maintain an efficient capital structure.
  Continuing Profitable Revenue Growth in All Segments
     MCD plans to capitalize on its strength in the North American market by continuing to win opportunities with public telecommunications providers as well as Federal, state and other private network operators to meet increasing demand for capacity requirements and the demand for high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters; increase its international revenue by offering new products and expanding regional sales channels to penetrate major regional mobile telecom operators; and continue to offer engineering and other professional services for network planning, systems architecture design and project management as a global competitive advantage.
  Focusing on Operating Efficiencies and Cost Reductions
     MCD’s principal focus areas for operating efficiencies and cost management are: reducing procurement costs through an emphasis on coordinated supply chain management; reducing product costs through dedicated engineering resources focused on product design; improving manufacturing efficiencies across all segments; and optimizing facility utilization.
  Maintaining an Efficient Capital Structure
     MCD’s capital structure is intended to optimize its cost of capital. MCD had $14.4 million in cash, cash equivalents and short-term investments as of June 30, 2006 and had $1 million of cash flows used in operating activities during fiscal 2006.
  Key Indicators
     MCD believes its value drivers, when implemented, will improve its key indicators such as: net income, revenue, gross profit margin, operating cash flows, total assets as a percentage of revenue and total equity as a percentage of revenue.
     See “— Operations Review” below for more information.
  Industry-Wide Opportunities, Challenges and Risks
     Global trends and developments in the microwave communications markets include:
•	Continuing build-out of new networks in emerging markets to meet rapid subscriber growth;

•	Increasing demand for microwave communications due to build-outs for third-generation, or 3G, services rapidly increasing the number of cell sites;

•	Increasing demand to support capacity needs for new triple-play services;

•	Continuing fixed-line to mobile-line substitution;

•	Private networks and public telecommunications operators building high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters;

•	Continuing global mobile operator consolidation; and

•	The Federal Communications Commission, or FCC, mandate for a 2 GHz relocation project in calendar 2007.
     MCD management believes that its experience and capabilities are well aligned with, and that it is positioned to capitalize on, the market trends noted above. While MCD believes that these developments generally will have a positive impact on its business, MCD remains subject to general economic conditions that could adversely affect its customers. MCD also remains subject to other risks associated with these markets, including technological uncertainties, slow market adoption of digital radio or any of MCD’s new products and other risks which are discussed under “Information Relating to Forward-Looking Statements” included elsewhere in this prospectus and “Risk Factors” beginning on page 3 of this prospectus.
Three Months Ended September 29, 2006 Compared to the Three Months Ended September 30, 2005
  Operations Review
  Revenue and Net Income

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Revenue	$93.6	$75.3	24.3%
Net income	$5.1	$1.4	267.3%
% of revenue	5.5%	1.9%
     MCD’s revenue for the first quarter of fiscal 2007 was $93.6 million, an increase of 24.3 percent compared to the first quarter of fiscal 2006. Net income for the first quarter of fiscal 2007 was $5.1 million compared to $1.4 million in the first quarter of fiscal 2006. Revenue increased in the North America microwave, International microwave and NetBoss segments by 9.3 percent, 52.5 percent and 11.5 percent, respectively. TRuepoint™ is now MCD’s premier product line and sales of the product continue to increase, which lead to the increase in revenue. Due to the TRuepoint’s™ product line having higher margins than other MCD legacy product lines, overall margins and net income increased over the prior-year quarter.
  Gross Margin

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Revenue	$93.6	$75.3	24.3%
Cost of product sales and services	(62.0)	(52.6)	17.9%
Gross margin	$31.6	$22.7	38.8%
% of revenue	33.7%	30.2%
     MCD’s gross margin (revenue less cost of product sales and services) as a percentage of revenue was 33.7 percent in the first quarter of fiscal 2007 compared to 30.2 percent in the first quarter of fiscal 2006. Gross margins increased due to increased shipments of TRuepoint™. See the “Discussion of Business Segments” discussion below of this MD&A for further information.
  Engineering, Selling and Administrative Expenses

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Engineering, selling and administrative expenses	$24.4	$19.5	24.8%
% of revenue	26.1%	25.9%
     MCD’s engineering, selling and administrative expenses increased from $19.5 million in the first quarter of fiscal 2006 to $24.4 million in the first quarter of fiscal 2007. As a percentage of revenue, these expenses were relatively flat, increasing slightly from 25.9 percent in the first quarter of fiscal 2006 to 26.1 percent in the first quarter of fiscal 2007. The increase in engineering, selling, and administrative expenses is primarily related to a $1.8 million gain on the sale of a building in San Antonio, Texas in the first quarter of fiscal 2006 and increased selling costs related to the 24.3 percent increase in sales. See “-Discussion of Business Segments” below for further information.

  Income Taxes

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Income before income taxes	$5.5	$1.7	232.8%
Income tax expense	0.4	0.3	52.5%
% of income before income taxes	7.4%	16.1%
     MCD’s income tax expense relates to income taxes paid or to-be-paid in international jurisdictions that do not have net operating loss carryforwards. The amount of domestic, international and state and local tax loss carryforwards as of September 29, 2006 was $85.8 million.
  Discussion of Business Segments
  North America Microwave

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Revenue	$49.8	$45.6	9.3%
Segment operating income	1.9	6.4	(70.3)%
% of revenue	3.8%	14.1%
     North America microwave segment revenue increased 9.3 percent from the first quarter of fiscal 2006 to the first quarter of fiscal 2007. This segment had operating income of $1.9 million in the first quarter of fiscal 2007 compared to $6.4 million in the first quarter of fiscal 2006. The strengthening market for microwave radios primarily drove the increase in revenue. Demand in the North America microwave segment was driven primarily by mobile operators that are upgrading and expanding networks for high bandwidth voice, data and video services and by private networks upgrading for increased reliability, survivability and interoperability.
     The decrease in operating income was primarily due to a change in product mix due to two key customers buying a large volume of radios at lower margins compared to the first quarter of fiscal 2006 combined with increased engineering, selling and administrative expenses in the first quarter of fiscal 2007 when compared to the first quarter of fiscal 2006 due to higher selling expenses.
     Orders in the North America microwave segment decreased 10 percent from $48.6 million in the first quarter of fiscal 2006 to $43.9 million in the first quarter of fiscal 2007. The decrease in orders in the first quarter of fiscal 2007 when compared to fiscal 2006 is due to timing of large awards from customers that took longer to pass through the buyer’s procurement cycle than normal, which is expected to recover in the second quarter of fiscal 2007. Significant orders received in this segment during the first quarter of fiscal 2007 included $6.1 million from U.S. Cellular and $4.9 million from the City of Oakland.
  International Microwave Segment

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Revenue	$39.3	$25.7	52.5%
Segment operating income (loss)	5.0	(3.3)	—
% of revenue	12.6%	(12.9)%
     International microwave segment revenue increased 52.5 percent from the first quarter of fiscal 2006 to the first quarter of fiscal 2007. This segment had operating income of $5.0 million in the first quarter of fiscal 2007 compared to an operating loss of $3.3 million in the first quarter of fiscal 2006. The success of this segment’s TRuepoint™ radio products and a strengthening market for microwave radios primarily drove the increase in revenue. International order rates increased, particularly in Africa.

     The increase in operating income was primarily due to improved gross margins in the first quarter of fiscal 2007 as a result of increased shipments of the TRuepoint™ product line. This increase was partially offset by increased engineering, selling and administrative expenses in the first quarter of fiscal 2007 when compared to the first quarter of fiscal 2006 due to an increase of selling expenses.
     Orders in the International microwave segment increased 42 percent from $31.9 million in the first quarter of fiscal 2006 to $45.4 million in the first quarter of fiscal 2007. Demand in the International microwave segment increased significantly during the first quarter of fiscal 2007, driven by network expansions for a diverse and growing customer base throughout West Africa, East Africa, and the Middle East. Major orders in the first quarter of fiscal 2007 came from regional operators in Nigeria, Tanzania, Kenya, Iraq and Mexico. MCD also received the first order from a major European telecommunications systems integrator for high-capacity TRuepoint(R)radios for a large 3G operator in Indonesia, with follow-on requirements expected in the second quarter of fiscal 2007. During the first quarter of fiscal 2007, MCD also secured a five-year supplier agreement with Africa’s largest mobile phone operator, MTN Group. MCD will supply digital microwave radios for backhaul and access applications across MTN’s extensive networks in Africa.
  NetBoss Segment

			Percent
			Increase/
	Q1 FY07	Q1 FY06	(Decrease)
		(in millions)
Revenue	$4.5	$4.0	11.5%
Segment operating income	0.3	0.1	384.2%
% of revenue	6.2%	1.4%
     NetBoss segment revenue increased 11.5 percent from the first quarter of fiscal 2006 to the first quarter of fiscal 2007. This segment had operating income of $0.3 million in the first quarter of fiscal 2007 compared to $0.1 million in the first quarter of fiscal 2006. The increase in revenue was due to increased orders. The increase in operating income was driven by increased revenue combined with a decrease in engineering, selling and administrative expenses as a percentage of sales.
     Orders in the NetBoss segment increased 72 percent from $3.7 million in the first quarter of fiscal 2006 to $6.4 million in the first quarter of fiscal 2007. The significant increase in orders was primarily due to two major orders from CFE Mexico and MTC Kuwait, both for system expansion.
  Liquidity, Capital Resources and Financial Strategies
  Cash Flows

	First Quarter
	2007	2006
	(in millions)
Net cash used in operating activities	$(1.0)	$(7.4)
Net cash provided by (used in) investing activities	(1.3)	3.2
Net cash provided by financing activities	2.6	1.9
Effect of foreign exchange rate changes on cash	0.3	1.0

Net increase (decrease) in cash and cash equivalents	$0.6	$(1.3)

  Cash and Cash Equivalents
     MCD’s cash and cash equivalents increased by $0.6 million to $14.4 million at the end of the first quarter of fiscal 2007, primarily due to $2.6 million of cash and other transfers from Harris Corporation. This increase was partially offset by $1.0 million of cash used in operating activities and $1.3 million of software and plant and equipment additions.
     Management currently believes that existing cash, funds generated from operations, and access to the public and private debt and equity markets will be sufficient to provide for MCD’s anticipated requirements for working capital, and capital expenditures for the next 12 months and the foreseeable future. MCD expects tax payments over the next three years to approximate its tax expense during the same period. No other significant cash payments are anticipated in fiscal 2007 and thereafter, other than those noted in the “-Liquidity, Capital Resources and Financial Strategies-Contractual Obligations” discussion below.

     There can be no assurance, however, that MCD’s business will continue to generate cash flow at current levels, or that anticipated operational improvements will be achieved. If MCD is unable to maintain cash balances or generate sufficient cash flow from operations to service its obligations, MCD may be required to sell assets, reduce capital expenditures, or obtain financing. MCD’s ability to make scheduled principal payments or pay interest on or refinance any future indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the microwave communications market and to general economic, political, financial, competitive, legislative and regulatory factors beyond MCD’s control.
  Net Cash Used in Operating Activities
     MCD’s net cash used in operating activities was $1.0 million in the first quarter of fiscal 2007 compared to $7.4 million in the first quarter of fiscal 2006. The improvement in cash flow was primarily due to higher profitability on increased sales and a decrease in inventories and unbilled costs, which was partially offset by a decrease in advanced payments and unearned income, and a decrease in accounts payable and accrued expenses in the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006. MCD has enhanced its focus on reducing inventory and increasing cash collections.
  Net Cash Provided by (Used in) Investing Activities
     MCD’s net cash used in investing activities was $1.3 million in the first quarter of fiscal 2007 compared to net cash provided by investing activities of $3.2 million in the first quarter of fiscal 2006. Net cash used in investing activities in the first quarter of fiscal 2007 was due to $1.1 million additions of capitalized software and $0.2 million additions of plant and equipment. Net cash provided by investing activities in the first quarter of fiscal 2006 was primarily due to $4.6 million proceeds from the sale of land and building in San Antonio, Texas. This was partially offset by $0.9 million additions of capitalized software and $0.5 million additions of plant and equipment.
  Net Cash Provided by Financing Activities
     MCD’s net cash provided by financing activities in the first quarter of fiscal 2007 was $2.6 million compared to $1.9 million in the first quarter of fiscal 2006. The net cash provided by financing activities for MCD is primarily from net cash transfers from Harris Corporation.
Fiscal 2006 compared with Fiscal 2005 and Fiscal 2005 compared with Fiscal 2004
  Revenue and Net Loss

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Revenue	$357.5	$310.4	15.2%	$329.8	(5.9)%
Net loss	$(35.8)	$(3.8)	(848.9)%	$(20.2)	(81.3)%
% of revenue	(10.0)%	(1.2)%		(6.1)%
  Fiscal 2006 Compared with Fiscal 2005
     MCD’s revenue for fiscal 2006 was $357.5 million, an increase of 15.2% compared to fiscal 2005. Net loss for fiscal 2006 was $35.8 million compared to fiscal 2005 net loss of $3.8 million. Fiscal 2006 revenue increased in both the North America microwave and International microwave segments by 5.2% and 35.4% from June 2005, respectively. The increase was partially offset by a decrease in revenue in the NetBoss segment of 26.9% from June 2005.
     MCD’s net loss of $35.8 million in fiscal 2006 included the impact of $39.6 million in charges, related to the International microwave segment, associated with product discontinuances and a shutdown of manufacturing activities in Montreal, Canada. Corporate allocations expense increased from $6.2 million in fiscal 2005 to $12.4 million in fiscal 2006. Corporate allocations expense in fiscal 2006 included the impact of a $5.4 million charge associated with a legal settlement related to arbitration with a Nigerian customer of the Wireless Local Loop business unit that was previously discontinued.

  Fiscal 2005 Compared with Fiscal 2004
     MCD’s revenue for fiscal 2005 was $310.4 million, a decrease of 5.9% compared to fiscal 2004. Revenue decreased in the International microwave segment, which was partially offset by increased revenue in the North America microwave and NetBoss segments. Net loss for fiscal 2005 was $3.8 million compared to $20.2 million in fiscal 2004.
     Operating income from all three of MCD’s segments improved in fiscal 2005 when compared to fiscal 2004 and corporate allocations expense decreased from $6.8 million in fiscal 2004 to $6.2 million in fiscal 2005. See “-Discussion of Business Segments” below for further information.
  Gross Margin

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Revenue	$357.5	$310.4	15.2%	$329.8	(5.9)%
Cost of product sales and services	(271.3)	(219.9)	23.4%	(245.9)	(10.6)%
Gross margin	86.2	90.5	(4.8)%	83.9	7.9%
% of revenue	24.1%	29.1%		25.4%
  Fiscal 2006 Compared with Fiscal 2005
     MCD’s gross margin (revenue less cost of product sales and services) as a percentage of revenue was 24.1% in fiscal 2006 compared to 29.1% in fiscal 2005. Gross margins decreased due to $35.0 million, or 9.8% of revenue, of inventory write-downs and other charges associated with product discontinuances and the shutdown of manufacturing activities at the Montreal, Canada plant. Gross margins benefited from increased shipments of TRuepoint™, a new family of lower-cost microwave radios. See “-Discussion of Business Segments” below for further information.
  Fiscal 2005 Compared with Fiscal 2004
     MCD’s gross margin as a percentage of revenue was 29.1% in fiscal 2005 compared to 25.4% in fiscal 2004. Gross margins increased due to increased shipments of TRuepoint™, a new family of lower-cost microwave radios, and a shift away from lower-margin international projects. Gross margin as a percent of revenue increased in the International microwave segment, which was partially offset by decreased gross margins in the North America microwave and NetBoss segments. See the “-Discussion of Business Segments” below for further information.
  Engineering, Selling and Administrative Expenses

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Engineering, selling and administrative expenses	$102.3	$87.8	16.5%	$97.1	(9.6)%
% of revenue	28.6%	28.3%		29.4%
  Fiscal 2006 Compared with Fiscal 2005
     Engineering, selling and administrative expenses increased from $87.8 million in fiscal 2005 to $102.3 million in fiscal 2006. As a percentage of revenue, these expenses increased from 28.3% in fiscal 2005 to 28.6% in fiscal 2006. The increase in engineering, selling, and administrative expenses in whole dollars, as well as a percentage of revenue, is primarily related to $4.8 million of severance and other costs recorded in fiscal 2006 related to the shutdown of manufacturing activities at the Montreal, Canada plant and product discontinuances, stock-based compensation expense and increased selling costs related to the 15.2% increase in sales. See “-Discussion of Business Segments” below for further information.

     Research and product development costs, which are included in engineering, selling and administrative expenses, were $18.9 million in fiscal 2006, compared to $19.2 million in fiscal 2005. The decrease was primarily due to higher spending in the prior year related to MCD’s new TRuepoint™ family of microwave radios.
  Fiscal 2005 Compared with Fiscal 2004
     MCD’s engineering, selling and administrative expenses decreased from $97.1 million in fiscal 2004 to $87.8 million in fiscal 2005. As a percentage of revenue, these expenses decreased from 29.4% to 28.3%. The decrease was primarily due to cost-reduction actions taken in fiscal 2004 related to the successful transfer of TRuepoint™ production from Montreal, Canada to San Antonio, Texas as well as the consolidation of administrative and support functions at our Morrisville, North Carolina location. See “-Discussion of Business Segments” below for further information.
     Research and product development costs, which are included in engineering, selling and administrative expenses, were $19.2 million in fiscal 2005, compared to $20.8 million in fiscal 2004. The decrease was primarily due to a relatively high level of spending on the development of MCD’s TRuepoint™ family of microwave radios in fiscal 2004.
  Income Taxes

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Loss before income taxes	$(29.1)	$(3.5)	723.4%	$(20.1)	82.5%
Income tax expense	6.8	0.2	2,658.8%	0.1	184.9%
% of loss before income taxes	(23.2)%	(6.9)%		0.4%
     MCD’s income tax expense relates to income taxes paid or to-be-paid in international jurisdictions that do not have net operating loss carryforwards. The amount of domestic, international and state and local tax loss carryforwards as of June 30, 2006 was $103.3 million.
Discussion of Business Segments
  North America Microwave Segment

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Revenue	$168.1	$159.8	5.2%	$154.1	3.7%
Segment operating income	16.9	10.3	64.9%	3.6	182.7%
% of revenue	10.1%	6.4%		2.4%
  Fiscal 2006 Compared with Fiscal 2005
     North America microwave segment revenue increased 5.2% from fiscal 2005 to fiscal 2006. This segment had operating income of $16.9 million in fiscal 2006 compared to operating income of $10.3 million in fiscal 2005. The strengthening market for microwave radios primarily drove the increase in revenue. Demand for both private networks and mobile service providers continued to be driven by capacity expansion and by network upgrades to provide high-reliability, high-bandwidth applications.
     The increase in operating income was primarily due to increased shipments in fiscal 2006 of TRuepoint™, a family of lower-cost microwave radios. This was partially offset by increased engineering, selling and administrative expenses in fiscal 2006 when compared to fiscal 2005 as a result of increased selling expenses and stock and cash based compensation plan expenses.

     Orders in the North America microwave segment increased 25% from $159 million in fiscal 2005 to $199 million in fiscal 2006. Significant orders received in this segment during fiscal 2006 included a $14 million order from the Commonwealth of Kentucky as part of a state-wide, three-year, program to transition the Kentucky Early Warning System from analog to digital technology using TRuepoint™ radios and various other large orders from private network and major mobile telecommunications providers in North America.
  Fiscal 2005 Compared with Fiscal 2004
     North America microwave segment revenue increased 3.7% from fiscal 2004 to fiscal 2005. The segment operating income increased from $3.6 million in fiscal 2004 to $10.3 million in fiscal 2005. Significant orders during the year included an on-going network project for the Federal Bureau of Investigation, a major order with a large defense contractor in support of an international communications project, and various private network and mobile telecommunications providers in North America.
     The fiscal 2004 operating income of $3.6 million included a charge of $2.8 million associated with cost-reduction actions related to the consolidation of administrative and support functions at our Morrisville, North Carolina location.
  International Microwave Segment

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Revenue	$172.3	$127.2	35.4%	$156.3	(18.6)%
Segment operating loss	(34.1)	(11.9)	185.6%	(17.5)	(31.9)%
% of revenue	(19.8)%	(9.4)%		(11.2)%
  Fiscal 2006 Compared with Fiscal 2005
     International microwave segment revenue increased 35.4% from fiscal 2005 to fiscal 2006. This segment had an operating loss of $34.1 million in fiscal 2006 compared to an operating loss of $11.9 million in fiscal 2005. The success of this segment’s TRuepoint™ radio products and a strengthening market for microwave radios primarily drove the increase in revenue. International order rates increased, particularly in Africa.
     The increase in operating loss was primarily due to $39.6 million of inventory write-downs and severance costs associated with product discontinuances and the shut-down of manufacturing activities in Montreal, Canada. During the second quarter of fiscal 2005, MCD successfully completed the release of the TRuepoint™ product family, which is its product offering for the low- and mid-capacity microwave radio market segments. In light of the market acceptance of this product family, as demonstrated by TRuepoint™ product sales, management announced during the second quarter of fiscal 2006 a manufacturer’s discontinuance, or MD, of the MicroStar M/H™, MicroStar L™ and Galaxy™ product families (the product families the TRuepoint™ product line was developed to replace) and of the ClearBurst™ product family, a product line that shared manufacturing facilities with the MicroStar™ and the Galaxy™ product lines in Montreal, Canada. In November 2005, letters were sent to MicroStar™, Galaxy™ and ClearBurst™ customers, informing them of the MD announcement.
     MCD estimated expected demand for these products based on responses to the letters noted above and a percentage of the installed base, using previous product MD history as a basis for this estimate. In addition, the customer service inventory of these discontinued products was reviewed and quantities required to support existing warranty obligations and contractual obligations were quantified. These analyses identified inventory held in multiple locations including Montreal, Canada; Redwood Shores, California; San Antonio, Texas; Paris, France; Mexico City, Mexico; São Paulo, Brazil; and Shenzhen, China. As a result of these analyses, $34.0 million of inventory was written down in the second quarter of fiscal 2006. Also, $5.6 million of severance and other costs were recorded in fiscal 2006 related to the shutdown of manufacturing activities at the Montreal, Canada plant and product discontinuances. The inventory reserved in the second quarter of fiscal 2006 has been subsequently disposed of or scrapped. No additional material costs or charges are expected to be incurred in connection with these product discontinuances.
     The decrease in gross margins and operating losses associated with the product discontinuances noted above was partially offset by improved gross margins in fiscal 2006 as a result of increased shipments of TRuepoint™. Engineering, selling and administrative expenses increased in fiscal 2006 when compared to fiscal 2005 as a result of increased selling expenses and stock and cash based compensation plan expenses.
     Orders in the International microwave segment increased 22% from $153 million in fiscal 2005 to $186 million in fiscal 2006. Significant orders received in this segment during fiscal 2006 included $58 million in orders from VMobile Nigeria as part of a contract to provide radios for its transmission and transport network spanning more than 5,000 kilometers. Significant international orders were also received from customers in Nigeria, Canada, Mexico, Kenya, Ivory Coast, Romania, Brazil and Zambia.
  Fiscal 2005 Compared with Fiscal 2004
     International microwave segment revenue decreased 18.6% from fiscal 2004 to fiscal 2005. The segment improved from an operating loss of $17.5 million in fiscal 2004 to an operating loss of $11.9 million in fiscal 2005. Strength in international markets came from the Middle East, Africa, Europe and improved Latin American markets. The decline in revenue was primarily attributable to the revenue generated in fiscal 2004 from the build out of a large mobile telecom network for MTN Nigeria.
     Gross margins and operating losses in the International microwave segment improved in fiscal 2005 as a result of increased shipments of TRuepoint™, a new family of lower-cost microwave radios, and a shift away from lower-margin international projects. Engineering, selling and administrative expenses were lower in fiscal 2005 when compared to fiscal 2004 due to cost-reduction actions taken during fiscal 2004. The fiscal 2004 operating loss of $17.5 million included a charge of $4.5 million associated with cost-reduction actions related to the successful transfer of TRuepoint™ production from Montreal, Canada to San Antonio, Texas. TRuepoint™ orders and sales accelerated during fiscal 2005.
     Fiscal 2005 significant international orders were received from customers in Nigeria, Brazil, Mexico, Ivory Coast, Jordan, and Indonesia. MCD also received orders in fiscal 2005 from several new channel partners in Italy and China.
  NetBoss Segment

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)
	(in millions, except percentages)
Revenue	$17.1	$23.4	(26.9)%	$19.4	20.3%
Segment operating income	1.1	4.4	(75.9)%	0.7	570.4%
% of revenue	6.2%	18.8%		3.4%
  Fiscal 2006 Compared with Fiscal 2005
     NetBoss® segment revenue decreased 26.9% from fiscal 2005 to fiscal 2006. This segment had operating income of $1.1 million in fiscal 2006 compared to operating income of $4.4 million in fiscal 2005. The decrease in revenue and operating income was due to obtaining the majority of the revenue through customer add-ons and software maintenance as opposed to adding major new customers.
     Orders in the NetBoss® segment decreased 14% from $23.4 million in fiscal 2005 to $17 million in fiscal 2006. Significant orders received in this segment during fiscal 2006 included MTC Kuwait, Norkring Norway, New Hampshire State Police, Cimmeron Telephone and Syniverse.
  Fiscal 2005 Compared with Fiscal 2004
     NetBoss® segment revenue increased 20.3% from fiscal 2004 to fiscal 2005. This segment had operating income of $4.4 million in fiscal 2005 compared to operating income of $0.7 million in fiscal 2004. The increase in revenue and operating income was due to large new customer projects, an increase in software maintenance revenue, completing work on major NetBoss® integration projects, and releasing bad debt reserves associated with America Movil Brazil upon customer payment.
     Significant orders received in this segment during fiscal 2005 included Tekelec Reseller (Verizon Wireless, Telmex, Telemar), Radiocommunicatii in Romania, Comisión Federal de Energía in Mexico, MTN Nigeria and DPOC (a U.S. government entity).

Liquidity, Capital Resources and Financial Strategies
  Cash Flows

	Fiscal Years Ended
	2006	2005	2004
	(in millions)
Net cash provided by (used in) operating activities	$19.5	$(4.3)	$38.6
Net cash used in investing activities	(8.2)	(19.4)	(14.7)
Net cash provided by (used in) financing activities	(5.9)	24.9	(28.6)
Effect of foreign exchange rate changes on cash	0.6	1.3	(1.1)

Net increase (decrease) in cash and cash equivalents	$6.0	$2.5	$(5.8)

  Cash and Cash Equivalents
     MCD’s cash and cash equivalents increased by $6.0 million to $13.8 million at the end of fiscal 2006, primarily due to $19.5 million of cash provided by operating activities and $4.6 million of proceeds from the sale of land and building in San Antonio, Texas. These increases were partially offset by $12.8 million of software and plant and equipment additions and $5.0 million of cash and other transfers to Harris Corporation.
     MCD management currently believes that existing cash, funds generated from operations will be sufficient to provide for MCD’s anticipated requirements for working capital, and capital expenditures for the next 12 months and the foreseeable future. If required, Harris Stratex would access the public and/or private debt and equity markets to fund its operations. MCD expects tax payments over the next three years to approximate its tax expense during the same period. No other significant cash payments by MCD are anticipated in fiscal 2007 and thereafter, other than those noted in the “-Contractual Obligations” discussion below in this MD&A of MCD.
     There can be no assurance, however, that MCD’s business will continue to generate cash flow at current levels, or that anticipated operational improvements will be achieved. If MCD is unable to maintain cash balances or generate sufficient cash flow from operations to service its obligations, MCD may be required to sell assets, reduce capital expenditures, or obtain financing. MCD’s ability to make scheduled principal payments or pay interest on or refinance any future indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the microwave communications market and to general economic, political, financial, competitive, legislative and regulatory factors beyond MCD’s control.
  Net Cash Provided by Operating Activities
     MCD’s net cash provided by operating activities was $19.5 million in fiscal 2006 compared to net cash used in operating activities of $4.3 million in fiscal 2005. The improvement in cash flow was primarily due to an increase in accounts payable, accrued compensation and benefits and accrued expenses associated with higher production volumes and increased incentive compensation and commission accruals.
  Net Cash Used in Investing Activities
     MCD’s net cash used in investing activities was $8.2 million in fiscal 2006 compared to $19.4 million in fiscal 2005. Net cash used in investing activities in fiscal 2006 was due to $9.6 million additions of plant and equipment and $3.2 million additions of capitalized software, which was partially offset by $4.6 million proceeds from the sale of land and building in San Antonio, Texas. Net cash used in investing activities in fiscal 2005 was primarily due to $9.3 million of additions of plant and equipment and $10.1 million of additions of capitalized software.
     The decrease in additions of capitalized software from $10.1 million in fiscal 2005 to $3.2 million in fiscal 2006 mainly relates to next generation software that was developed in the NetBoss segment. MCD’s total additions of capitalized software and property, plant and equipment in fiscal 2007 are expected to be in the $8 million to $10 million range.

  Net Cash Provided by (used in) Financing Activities
     MCD’s net cash used in financing activities in fiscal 2006 was $5.9 million compared to net cash provided by financing activities in fiscal 2005 of $24.9 million. The net cash provided by (used in) financing activities for MCD is primarily from net cash transfers to and from Harris Corporation.
  Contractual Obligations
     At June 30, 2006, MCD had contractual cash obligations to repay debt to purchase goods and services and to make payments under operating leases. Payments due under these long-term obligations are as follows:

		Obligations Due by Fiscal Year
			2008	2010
			and	and	After
	Total	2007	2009	2011	2011
	(in millions)
Purchase obligations(1)	$3.3	$3.3	$—	$—	$—
Operating lease commitments	6.6	3.7	2.9	—	—

Total contractual cash obligations	$9.9	$7.0	$2.9	$—	$—

(1)	Amounts do not include pension contributions and payments for various welfare and benefit plans as such amounts have not been determined beyond fiscal 2006. In addition, amounts due to or from Harris are not included as there is no obligation of Harris Stratex to pay those amounts after the closing of the merger and the contribution transaction.
  Off-Balance Sheet Arrangements
     In accordance with the definition under Securities and Exchange Commission rules, any of the following qualify as off-balance sheet arrangements:
•	Any obligation under certain guarantee contracts;

•	A retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	Any obligation, including a contingent obligation, under certain derivative instruments; and

•	Any obligation, including a contingent obligation, under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.
     Currently, MCD is not participating in transactions that generate relationships with unconsolidated entities or financial partnerships, including variable interest entities, and MCD does not have any material retained or contingent interest in assets as defined above. As of June 30, 2006, MCD did not have material financial guarantees or other contractual commitments that are reasonably likely to adversely affect liquidity. In addition, MCD is not currently a party to any related party transactions that materially affect its results of operations, cash flows or financial condition.
     Certain properties leased by MCD have been sublet to third parties due to MCD’s downsizing of certain operations pursuant to restructuring plans or otherwise. In the event any of these third parties vacate any of these premises, MCD would be legally obligated under the master lease agreements. MCD believes that the financial risk of default by such sublessors is individually and in the aggregate not material to its financial position, results of operations or cash flows.
  Commercial Commitments
     MCD has entered into commercial commitments in the normal course of business including surety bonds, standby letter of credit agreements and other arrangements with financial institutions and customers primarily relating to the guarantee of future performance on certain contracts to provide products and services to customers or to obtain insurance policies with its insurance carriers. At June 30, 2006, MCD had commercial commitments on outstanding letters of credit, guarantees and other arrangements, as follows:

	Expiration of Commitments by Fiscal Year
					After
	Total	2007	2008	2009	2009
	(in millions)
Standby letters of credit used for:
Bids	$0.7	$0.6	$0.1	$—	$—
Down payments	5.7	4.6	1.1	—	—
Performance	5.0	3.0	1.7	0.3	—
Warranty	0.2	0.2	—	—	—

	11.6	8.4	2.9	0.3	—

Surety bonds used for:
Bids	3.5	3.5	—	—	—
Performance	15.9	2.2	13.7	—	—

	19.4	5.7	13.7	—	—
Guarantees	0.4	0.4	—	—	—

Total commitments	$31.4	$14.5	$16.6	$0.3	$—

  Financial Risk Management
     MCD uses foreign exchange contracts and options to hedge both balance sheet and off-balance sheet future foreign currency commitments. Generally, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers; accounts receivable from, and future committed sales to, customers; and intercompany loans. MCD believes the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. At June 30, 2006, MCD had open foreign exchange contracts with a notional amount of $19.4 million, of which $7.1 million were classified as cash flow hedges and $12.3 million were classified as fair value hedges. This compares to total foreign exchange contracts with a notional amount of $34.5 million as of July 1, 2005, of which $26.9 million were classified as cash flow hedges and $7.6 million were classified as fair value hedges. At June 30, 2006, contract expiration dates ranged from less than one month to 11 months with a weighted average contract life of less than a month.
     More specifically, the foreign exchange contracts classified as cash flow hedges are primarily being used to hedge currency exposures from anticipated cash flow expenses related to MCD’s Mexican office. As of June 30, 2006, MCD estimated that a pre-tax loss of $0.1 million would be reclassified into earnings from comprehensive income within the next 11 months related to these cash flow hedges.
     The net gain included in MCD’s earnings in fiscal 2006, 2005 and 2004 representing the amount of fair value and cash flow hedges’ ineffectiveness was not material. No amounts were recognized in MCD’s earnings in fiscal 2006, 2005, and 2004 related to the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness. In addition, no amounts were recognized in MCD’s earnings in fiscal 2006, 2005 and 2004 related to hedged firm commitments that no longer qualify as fair value hedges. All of these derivatives were recorded at their fair value on the balance sheet in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, or Statement 133.
     Factors that could impact the effectiveness of MCD’s hedging programs for foreign currency include accuracy of sales estimates, volatility of currency markets and the cost and availability of hedging instruments. A 10% adverse change in currency exchange rates for MCD’s foreign currency derivatives held at June 30, 2006 would have an impact of approximately $1.1 million on the fair value of such instruments. This quantification of exposure to the market risk associated with foreign exchange financial instruments does not take into account the offsetting impact of changes in the fair value of MCD’s foreign denominated assets, liabilities and firm commitments.
  Impact of Foreign Exchange
     The impact of translating the assets and liabilities of these operations to U.S. dollars is included as a component of division equity. At June 30, 2006, the cumulative translation adjustment decreased division equity by $1.4 million compared to a reduction of $14.2 million at July 1, 2005. MCD utilizes foreign currency hedging instruments to minimize the currency risk of international transactions. Gains and losses resulting from currency rate fluctuations did not have a material effect on MCD’s results in fiscal 2006, 2005 or 2004.

  Impact of Inflation
     To the extent feasible, MCD has consistently followed the practice of adjusting its prices to reflect the impact of inflation on salaries and fringe benefits for employees and the cost of purchased materials and services.
Critical Accounting Policies and Estimates
     The following is not intended to be a comprehensive list of all of MCD’s accounting policies or estimates. MCD’s significant accounting policies are more fully described in “Note 1: Significant Accounting Policies” in the Notes to Combined Financial Statements beginning on page F-7 of this prospectus. In preparing the financial statements and accounting for the underlying transactions and balances, MCD applies its accounting policies and estimates as disclosed in such Notes. MCD considers the estimates discussed below as critical to an understanding of its financial statements because their application places the most significant demands on MCD’s judgment, with financial reporting results relying on estimates about the effect of matters that are inherently uncertain. Specific risks for these critical accounting estimates are described in the following paragraphs. The impact and any associated risks related to these estimates on MCD’s business operations are discussed throughout this MD&A where such estimates affect MCD’s reported and expected financial results. Senior management of MCD’s parent company, Harris Corporation, has discussed the development and selection of the critical accounting policies and estimates and the related disclosure included herein with the Audit Committee of its Board of Directors. Preparation of this prospectus requires MCD to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of MCD’s financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.
     Besides estimates that meet the “critical” accounting estimate criteria, MCD makes many other accounting estimates in preparing its financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenue and expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and other information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, including for estimates that MCD does not deem “critical.”
  Provisions for Excess and Obsolete Inventory
     MCD values its inventory at the lower of cost or market. MCD balances the need to maintain prudent inventory levels to ensure competitive delivery performance with the risk of excess or obsolete inventory due to changing technology and customer requirements. MCD regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on its estimated forecast of product demand, anticipated end of product life and production requirements. The review of excess and obsolete inventory primarily relates to all of MCD’s business segments. Several factors may influence the sale and use of MCD’s inventories, including decisions to exit a product line, technological change and new product development. These factors could result in a change in the amount of obsolete inventory quantities on hand. Additionally, MCD’s estimates of future product demand may prove to be inaccurate, in which case MCD may have understated or overstated the provision required for excess and obsolete inventory. In the future, if MCD determines that its inventory is overvalued, MCD would be required to recognize such costs in “Cost of product sales” in its statement of operations income at the time of such determination. Likewise, if MCD determines its inventory is undervalued, MCD may have overstated “Cost of product sales” in previous periods and would be required to recognize such additional income. MCD has not made any material changes in the reserve methodology used to establish its inventory loss reserves during the past three fiscal years.
     As of June 30, 2006, MCD’s reserve for excess and obsolete inventory was $18.3 million, or 17.5% of the gross inventory balance, which compares to a reserve of $32.9 million, or 23.4% of the gross inventory balance as of July 1, 2005. MCD recorded $53.8 million, $0.5 million and $0.1 million in inventory write-downs that either reduced the reserve for excess and obsolete inventory or the pre-tax income during fiscal 2006, 2005 and 2004, respectively. In fiscal 2006, MCD had significant write-downs in inventory due to the discontinuance of legacy products in the International microwave segment. Although MCD makes every reasonable effort to ensure the accuracy of its forecasts of future product demand, including the impact of planned future product launches, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of MCD’s inventory and MCD’s reported operating results.

  Stock Options and Share-Based Compensation
     Employees of MCD participate in the equity compensation program of its parent company, Harris Corporation. Effective July 2, 2005, Harris adopted Statement 123R, which requires the measurement and recognition of compensation expense for all stock-based payments made to employees, including employee stock option, performance share, performance unit, restricted stock and restricted unit awards based on estimated fair value. Harris previously applied the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25, and related interpretations and provided the required pro forma disclosures under Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation”, or Statement 123.
     Harris adopted Statement 123R using the modified prospective transition method beginning in fiscal 2006. Accordingly, during fiscal 2006 MCD recorded stock-based compensation expense for awards granted prior to but not yet vested as of the beginning of fiscal 2006 as if the fair value method required for pro forma disclosure under Statement 123 were in effect for expense recognition purposes adjusted for estimated forfeitures. For stock-based awards granted after the beginning of fiscal 2006, MCD recognized compensation expense based on the estimated grant date fair value method required under Statement 123R. The compensation expense for these awards was recognized using a straight-line amortization method. MCD’s net income for fiscal 2006 includes a stock-based compensation expense of $1.7 million. As of June 30, 2006, the total unrecorded stock-based compensation balance for unvested shares, net of expected forfeitures, was $1.7 million, which is expected to be amortized over a weighted-average period of 1.6 years.
     While fair value may be readily determinable for awards of stock, market quotes are not available for long-term, nontransferable stock options because these instruments are not traded. Harris currently uses the Black-Scholes-Merton option-pricing model to estimate the fair value of stock options. Option valuation models require the input of highly subjective assumptions, including, but not limited to, stock price volatility and stock option exercise behavior. Harris expects to continue to use the Black-Scholes- Merton model for valuing stock-based compensation expense. However, the estimate of future stock-based compensation expense will be affected by a number of items including stock price, the number of stock options granted in the future, as well as a number of complex and subjective valuation assumptions and the related tax effect. These valuation assumptions include, but are not limited to, the volatility of the Harris stock price, expected life and stock option exercise behaviors. Harris has not made any material changes in the methodologies used to determine the assumptions used to estimate the fair value of stock options during the past three fiscal years.
     A change in any of these assumptions could affect the estimated fair value of any given grant and cause MCD’s results to be materially different. For example, a one-year increase in the estimated term of the stock options granted during fiscal 2006 would have increased MCD’s compensation expense by $0.1 million in fiscal 2006 and a 400 basis-point increase in the assumed volatility rate of the stock options granted during fiscal 2006 would have increased MCD’s compensation expense by $0.1 million in fiscal 2006. See “Note 10: Stock Options and Share-Based Compensation” in the Notes to Combined Financial Statements beginning on page F-15 of this prospectus for further information related to stock options and share-based compensation.
  Impact of Recently Issued Accounting Pronouncements
     As described in “Note 2: Accounting Changes or Recent Pronouncements” in the Notes to Combined Financial Statements beginning on page F-11 of this prospectus, there are accounting pronouncements that have recently been issued but have not yet been implemented by MCD. Note 2 describes the potential impact that these pronouncements are expected to have on MCD’s financial position, results of operations and cash flows.

MANAGEMENT’S DISCUSSION OF ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF
STRATEX
The historical financial information discussed below is for Stratex and its subsidiaries, which was a predecessor company prior to the combination of the Microwave Communications Division and Stratex.
Business Overview
      Stratex became a wholly owned subsidiary of Harris Stratex on January 26, 2007, and changed its name to Harris Stratex Networks Operating Corporation. Stratex designs, manufactures, markets and sells advanced wireless solutions for worldwide mobile and fixed telephone network interconnection and access. Since its founding in 1984, Stratex has introduced a number of innovative products in the telecommunications market and has delivered wireless transmission systems for the transport of data, voice and video communication, including comprehensive service and support. Stratex markets its products primarily to mobile wireless carriers around the world. A significant percentage of Stratex’s revenue is derived from sales outside the United States. As a result, its revenues from sales of equipment and services outside the United States were 97% in the first quarter of fiscal 2007, 95% in fiscal 2006, 94% in fiscal 2005 and 96% in fiscal 2004. The following discussion and analysis pertains to periods when Stratex was a stand-alone entity.
     In fiscal 2006, Stratex continued to focus its efforts and made significant progress in transitioning from its legacy products to the Eclipse business model. Stratex introduced some initial products as part of its plan to roll out the next generation of Eclipse products. Its results of operations improved significantly in fiscal 2006 as compared to fiscal 2005. Stratex achieved key milestones that it had been focusing on as part of its strategic plan.
     As indicated in the table below, Stratex’s gross margins have shown gradual improvement from the beginning of 2006 through September 30, 2006.

	Q2 FY 2007	Q1 FY 2007	Q4 FY 2006	Q3 FY 2006	Q2 FY 2006	Q1 FY 2006
Gross margin	30.9%	30.0%	30.7%	29.2%	26.8%	23.0%
      Stratex’s management believed that it accomplished these financial improvements mainly because of the success of the expanding Eclipse product line and due to the streamlining of operations by taking certain cost reduction measures over the past few years. Revenue from Eclipse products in fiscal 2006 was $134.5 million as compared to $39.6 million in fiscal 2005.
Critical Accounting Policies and Estimates
     The preparation of Stratex’s consolidated financial statements in accordance with generally accepted accounting principles has required Stratex to make estimates and judgments that affect the reported amounts of assets and liabilities, including the disclosure of contingent assets and liabilities at the date of Stratex’s consolidated financial statements, and the reported amounts of revenue and expenses. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Stratex management based its estimates and judgments on historical experience, market trends, and other factors believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Stratex management believes the following critical accounting policies, among others, have affected its more significant judgments and estimates used in the preparation of Stratex’s consolidated financial statements.
  Revenue Recognition
      Stratex has been recognizing revenue pursuant to Staff Accounting Bulletin No. 104, or SAB 104, “Revenue Recognition.” Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.
      In accordance with SAB 104, revenues from product sales have been generally recognized when title and risk of loss has passed to the customer and the above criteria are met, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue was deferred until the services have been performed. Installation service revenue has been recognized when the related services have been performed. When sales are made under payment terms beyond Stratex’s normal credit terms, revenue has been recognized only when cash is collected from the customer unless the sale was covered by letters of credit or other bank guarantees. Revenue from service obligations under maintenance contracts has been deferred by Stratex and recognized on a straight-line basis over the contractual period, which is typically one year.

     In the fourth quarter of fiscal 2006, Stratex entered into a license agreement with Alcatel for Eclipse software and products, which agreement obligates Alcatel to pay Stratex a license fee based on the dollar value of Alcatel’s quarterly purchases from our contract manufacturers. A minimum quarterly license fee is recognized as revenue in the fiscal quarter it is invoiced. License fees in excess of the quarterly minimum are recognized as revenue in the quarter in which they are invoiced, due and payable. The agreement includes additional support services that may be provided by Stratex to Alcatel. In accordance with Emerging Issues Task Force, or EITF, 00-21 “Revenue Arrangements with Multiple Deliverables” Stratex has determined that revenue related to these services should be recognized separately from the license fee and as and when the services are performed.
  Provision for Warranty
     At the time Stratex recognized revenue, Stratex established an accrual for estimated warranty expenses associated with its sales and records as a component of cost of sales. Stratex’s standard warranty period generally is 27 months from the date of sale if the customer uses Stratex or Stratex’s approved installers to install the products; otherwise it is 15 months from the date of sale. The warranty accrual was made based on forecasted returns and average cost of repair. Forecasted returns have been based on trended historical returns. While Stratex believes that its warranty accrual has been adequate and that the judgment applied was appropriate, the estimated amounts could differ materially from actual results. If actual warranty costs exceed the accrued expense, Stratex’s cost of sales will increase. For more information regarding Stratex’s warranty accrual for fiscal years 2006, 2005 and 2004, see Note 9 in the Notes to the Consolidated Financial Statements of Stratex on page F-55 of this prospectus.
  Inventories
     Inventories have been stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Stratex regularly has monitored inventory quantities on hand and records a provision for excess and obsolete inventories based primarily on its forecast of future product demand and production requirements. Cost of sales included an excess and obsolete inventory provision of $3.6 million for fiscal 2006 and $2.9 million for fiscal 2005. Although Stratex has made every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments could significantly impact the value of Stratex’s inventory and reported operating results. If actual market conditions are less favorable than Stratex’s assumptions, additional provisions for excess and obsolete inventory may be required, which would increase reported cost of sales. Stratex’s estimates of future product demand may prove to be inaccurate, in which case Stratex may have understated or overstated the provision required for excess and obsolete inventory. In the future, if Stratex’s inventory is determined to be overvalued, Stratex would be required to recognize such costs in its cost of sales at the time of such determination. If Stratex’s inventory is determined to be undervalued, Stratex may have overstated its cost of sales in previous periods and would be required to report lower cost of sales in a future period.
     Stratex currently subcontracts substantially all of its manufacturing. Each month Stratex provides its suppliers with a six-month forecast so they can secure parts with a substantial manufacturing and delivery lead time in order to meet forecasted delivery schedules. Stratex is generally obligated to pay for the items purchased by its suppliers based on such forecasts. If actual demand for Stratex’s products is less than forecasted, Stratex may have excess inventory, which would be recorded as an additional provision component of cost of sales.
  Valuation of Long-Lived Assets
     Stratex has been accounting for impairment or disposal of long-lived assets in accordance with Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, or SFAS 144. SFAS 144 supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, or SFAS 121, by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. Stratex has valued assets based on the fair value of the asset. In fiscal 2005, Stratex recorded an impairment loss on property and equipment of $0.9 million. In fiscal 2006 and the first quarter of fiscal 2007, there was no impairment loss recorded on long-lived assets by Stratex.

Valuation of Intangible Assets
     Stratex has been accounting for intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Stratex has been reviewing its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.
     In fiscal 2004, Stratex acquired intangible assets of $2.4 million. Stratex was amortizing these intangible assets over their estimated useful life of 18 months. During fiscal 2005, Stratex reviewed its intangible assets for impairment and accelerated the amortization of the intangible assets as Stratex concluded they were impaired. Stratex amortized the entire balance of intangible assets in the third quarter of fiscal 2005. During fiscal 2006 and the first quarter of fiscal 2007, Stratex did not record any intangible assets.
  Restructuring and Impairment Charges
     Liability for costs associated with an exit or disposal activity has been recognized by Stratex when the liability was incurred in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, or SFAS 146. Prior to December 31, 2002 Stratex accounted for restructurings in accordance with Emerging Issues Task Force No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” or EITF No. 94-3 and SAB No. 100, “Restructuring and Impairment Charges”. Under EITF 94-3, a liability for an exit cost was recognized by Stratex at the date of its commitment to an exit plan. The restructuring accrual related to vacated properties was calculated net of estimated sublease income Stratex expected to receive once it subleased the properties that have been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the buildings will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents Stratex management’s estimate of time to sublease and actual sublease rates. Sublease income was estimated based on current market quotes for similar properties. If Stratex is unable to sublease these properties on a timely basis or if Stratex is forced to sublease them at lower rates due to changes in market conditions, Stratex would adjust the accrual accordingly. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. In fiscal 2005 and fiscal 2004 Stratex recorded restructuring charges of $2.3 million and $4.0 million, respectively, for lease obligations related to buildings that were vacated in fiscal 2003 and fiscal 2002 primarily due to a change in the estimate of sublease income which was initially estimated at the time the buildings were vacated.
  Provision for Uncollectible Receivables
     In establishing the appropriate provisions for trade and long-term receivables due from customers, Stratex made assumptions with respect to their future collectibility. Such assumptions were based on an individual assessment of a customer’s credit quality as well as subjective factors and payment trends, including the aging of receivable balances and taking into consideration the country in which the customer is located as over 90% of Stratex’s customers are located outside of the United States. Generally, these individual credit assessments occured prior to the inception of the credit exposure and at regular reviews during the life of the exposure and considered:
•	a customer’s ability to meet and sustain its financial commitments;

•	a customer’s current and projected financial condition; and

•	the positive or negative effects of the customer’s current and projected industry outlook.
  Deferred Taxes
     Stratex has made estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occured in the calculation of tax assets and liabilities that arose from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Stratex assessed the likelihood that it would be able to recover its deferred tax assets. If recovery was not likely, Stratex increased its provision for taxes by recording a valuation allowance against the deferred tax assets that Stratex estimated would not ultimately be recoverable. To the extent that Stratex’s estimates regarding valuation allowance were understated, additional charges to income tax expense would be recorded in the period in which it determines the understatement. If Stratex’s estimates were overstated, income tax benefits will be recognized when realized. As of June 30, 2006,

Stratex believed that all the deferred tax assets recorded on the balance sheet were not realizable in the foreseeable future and Stratex had recorded a full valuation allowance. For details regarding Stratex’s deferred tax assets please see Note 10 in the Consolidated Financial Statements of Stratex on page F-56 of this prospectus.
Results of Operations
  Three and Six Months Ended September 30, 2006 Versus Three and Six Months Ended September 30, 2005
  Revenues
     Net sales for the second quarter of fiscal 2007 increased to $67.3 million, compared to $56.6 million reported in the second quarter of fiscal 2006, and increased to $133.5 million for the first half of fiscal 2007, compared to $111.4 million in the first half of fiscal 2006. Stratex believes that this increase was primarily attributable to an increase in the demand for its newest product line, Eclipse, as well as wireless subscriber growth and growth in fixed wireless transmission infrastructures in developing geographic regions like Africa. Revenue from Eclipse product accounted for 73% of Stratex’s total revenue for the quarter as compared to 54% of the total revenue in the second quarter of last fiscal year.
     Revenue by geographic regions. The following table sets forth information on Stratex’s sales by geographic regions for the periods indicated (in thousands except percentages):

	Three Months Ended September 30,				Six Months Ended September 30,
		% of		% of		% of		% of
	2006	Total	2005	Total	2006	Total	2005	Total
United States	$2,000	3%	$3,820	7%	$4,159	3%	$6,194	6%
Other Americas	4,602	7%	6,831	12%	9,228	7%	13,564	12%
Poland	4,607	7%	6,743	12%	5,677	4%	11,800	10%
Other Europe	14,745	22%	8,052	14%	33,613	25%	25,089	22%
Middle East	1,167	2%	5,168	9%	10,018	8%	8,589	8%
Thailand	3,324	5%	4,053	7%	4,770	4%	11,724	11%
Bangladesh	1,823	3%	9,123	16%	2,896	2%	13,258	12%
Other Asia/Pacific	7,145	10%	4,263	8%	19,238	14%	9,178	8%
Ghana	10,880	16%	1,166	2%	17,335	13%	2,994	3%
Tanzania	6,760	10%	54	0%	9,976	8%	65	0%
Other Africa	10,226	15%	7,281	13%	16,606	12%	8,971	8%

Total Revenues	$67,279	100%	$56,554	100%	$133,516	100%	$111,426	100%
     Revenue from Ghana, Tanzania, Other Africa, Other Asia/Pacific and Other Europe regions increased significantly in the second quarter of fiscal 2007 and the first half of fiscal 2007 compared to the second quarter of fiscal 2006 and the first half of fiscal 2006, respectively. In the current periods, Stratex received significant revenue from an existing customer in Ghana that is expanding its network infrastructure, and significant revenue from one new major customer in Tanzania that is expanding its networking capacity to allow for implementation of third generation technology. Revenue in the Other Africa region increased in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006 and also in the first half of fiscal 2007 compared to the first half of fiscal 2006 primarily due to increased sales to existing customers that are also expanding their existing networks. The increase in sales in the Other Europe region resulted primarily from increased sales to an existing customer in Russia. The increase in sales in the Other Asia/Pacific region was primarily due to increased sales to an existing customer in Sri Lanka. Stratex experienced a significant decrease in revenue in Poland, Bangladesh and the Middle East primarily because of decreased sales to a major customer in each location.
     Product operating segment. The revenue and operating income for the product operating segment of Stratex for the periods indicated were as follows (in thousands except percentages):

	Three Months Ended September 30,				Six Months Ended September 30,
		% of		% of		% of		% of
	2006	Total	2005	Total	2006	Total	2005	Total
Eclipse	$49,161	85%	$30,798	65%	$100,121	86%	$55,547	58%
Velox	1,874	3%	2,184	4%	3,404	3%	3,145	3%
DXR	1,500	3%	4,663	10%	3,207	3%	11,253	12%
XP4	3,092	5%	3,192	7%	4,992	4%	12,705	13%
Other products	2,103	4%	6,430	14%	5,194	4%	12,979	14%

Total revenue	$57,730	100%	$47,267	100%	$116,918	100%	$95,629	100%

Operating income (loss)	$138	(0)%	$(2,153)	(5)%	$1,292	1%	$(6,153)	(6)%

     Net product revenues increased from $47.3 million in the second quarter of fiscal 2006 to $57.7 million in the second quarter of fiscal 2007 and from $95.6 million in the first half of fiscal 2006 to $116.9 million in the first half of fiscal 2007 primarily due to a significant increase in sales of the Eclipse product line. Sales of Stratex’s Altium, XP4 and DXR product lines decreased as demand for these products was replaced with the new Eclipse product line.
     Stratex generated operating income in the product operating segment in the second quarter of fiscal 2007 of $0.1 million compared to an operating loss of $2.2 million in the second quarter of fiscal 2006 primarily because of higher margins on the Eclipse product line. The increased operating income included stock-based compensation expense of $1.0 million due to the adoption of SFAS No. 123(R) effective in the first quarter of fiscal 2007, and $1.5 million of expenses incurred in the second quarter of fiscal 2007 related to the proposed combination with Microwave Communications Division. Operating income in the product operating segment of $1.3 million in the first half of fiscal 2007 compared to an operating loss of $6.2 million in the first half of fiscal 2006 was attributable to the same factors and items. The stock based compensation recorded in the first half of fiscal 2007 due to the adoption of SFAS No. 123(R) was $2.1 million.
     Service operating segment. The revenue and operating income for Stratex’s service operating segment for the periods indicated in the table below were as follows (in thousands except percentages):

	Three Months Ended September 30,				Six Months Ended September 30,
		% of		% of		% of		% of
	2006	Revenue	2005	Revenue	2006	Revenue	2005	Revenue
Field service revenue	$6,746		$6,301		$10,916		$9,623
Operating income	814	12%	423	7%	1,098	10%	193	2%
Repair revenue	2,803		2,986		5,682		6,174
Operating income	891	32%	1,013	34%	1,766	31%	2,149	35%

Total service revenue	$9,549		$9,287		$16,598		$15,797
Total operating income	$1,705	18%	$1,436	15%	$2,864	17%	$2,342	15%
     Service revenue consists of installation, network design, path surveys, integration, and other revenues derived from the services that Stratex provides to its customers. There was no significant change in field service revenue in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006, but operating income improved from 7% to 12% mainly due to the spreading of fixed field service costs over higher revenue levels. Field service revenue increased by 13% in the first half of fiscal 2007 compared to the first half of fiscal 2006. Operating income also improved significantly due to the spreading of fixed costs.
  Gross Profit

	Three Months Ended September 30,				Six Months Ended September 30,
		% of Net		% of Net		% of Net		% of Net
	2006	Sales	2005	Sales	2006	Sales	2005	Sales
	(in thousands except percentages)
Net sales	$67,279	100%	$56,554	100%	$133,516	100%	$111,426	100%
Cost of sales	46,512	69%	41,386	73%	92,877	70%	83,657	75%

Gross profit	$20,767	31%	$15,168	27%	$40,639	30%	$27,769	25%
     Gross profit as a percentage of net sales increased to 31% in the second quarter of fiscal 2007, compared to 27% in the second quarter of fiscal 2006 primarily due to a favorable product mix impact of approximately 2%, including increased sales of the higher margin Eclipse products.
     The increase in gross margin in the first half of fiscal 2007 compared to the first half of fiscal 2006 resulted primarily from a favorable product mix impact of approximately 3% attributable to Eclipse product sales. In addition, manufacturing period costs had a favorable impact of approximately 1% on the gross profit for the first half of fiscal 2007 compared to the first half of fiscal 2006.
  Research and Development

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands except percentages)
Research and development	$4,299	$3,703	$8,883	$7,404
% of net sales	6.4%	6.5%	6.7%	6.6%

          Research and development expenses increased in the current periods primarily because of increased stock-based compensation expense recorded for the vesting of restricted stock on achievement of certain financial objectives and the adoption of SFAS No. 123(R). Stratex recorded $0.7 million and $1.4 million of stock based compensation in the second quarter of fiscal 2007 and first half of fiscal 2007, respectively. The stock based compensation recorded in the second quarter of fiscal 2006 and first half of fiscal 2006 was $0.1 million each.
          Stratex has anticipated that research and development expenses will remain fairly constant in the remainder of fiscal 2007 as it continues to focus on efforts to expand its Eclipse product line features and capabilities.
     Selling, General and Administrative

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(in thousands except percentages)
Selling, general and administrative	$14,625	$12,182	$27,600	$24,176
% of net sales	22.0%	21.5%	21.0%	21.7%
          In the second quarter of fiscal 2007, selling, general and administrative expenses increased primarily due to stock-based compensation expense of $1.8 million recorded in the second quarter for the vesting of restricted stock on achievement of certain financial objectives and adoption of SFAS No. 123(R) compared to stock-based compensation of $0.7 million in the second quarter of fiscal 2006. The increase also reflected $1.5 million of transaction related expenses recorded in the second quarter of fiscal 2007 relating to the proposed combination with the Microwave Communications Division. This increase was partially offset by lower agent commissions due to lower sales in the Asia/Pacific region where Stratex uses sales agents.
          Selling, general and administrative expenses increased in the first half of fiscal 2007 from the first half of fiscal 2006 primarily because of stock compensation expense of $3.7 million recorded in the first half of fiscal 2007 compared to $0.9 million in the first half of fiscal 2006 and the combination-related expenses. However, Stratex incurred lower agent commissions in the first half of fiscal 2007 compared to first half of fiscal 2006.
     Interest Income, Interest Expense and Other Expenses

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(in thousands)
Interest income	$693	$261	$1,350	$481
Interest expense	(601)	(757)	(1,179)	(1,257)
Other expenses, net	(360)	(552)	(695)	(1,067)
          Interest income increased in the second quarter and first half of fiscal 2007 compared to the same periods in fiscal 2006 because of higher average balances and also higher interest rates.
          Other expense decreased in the second quarter and first half of fiscal 2007 compared to the same periods of fiscal 2006 primarily because of lower exchange losses and lower costs of hedging Stratex’s foreign currency exposure risk.
Provision for Income Taxes

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(in thousands)
Provision for income taxes	$23	$496	$257	$773
          Stratex has recorded provision for income taxes on taxable income generated by some of our foreign subsidiaries. The provision for income taxes was significantly lower in the second quarter and first half of fiscal 2007 than in the same periods in fiscal 2006 primarily because of taxable income at the Poland, Mexico and India subsidiaries in the second quarter of fiscal 2006. These subsidiaries incurred losses during the second quarter and first half of fiscal 2007.

     Summary of Cash Flows
          Net cash provided by Stratex’s operating activities in the first half of fiscal 2007 was $2.0 million, compared to net cash provided by operating activities of $3.1 million in the first half of fiscal 2006. The amount provided by operating activities in the first half of fiscal 2007 came from net profit, as adjusted to exclude non-cash charges. The components of the increase (net) were as follows:
•	Accounts receivable increased by $9.3 million in the first half of fiscal 2007 compared to a decrease of $2.3 million in the first half of fiscal 2006 mainly due to day sales outstanding, or DSO, increasing from 59 days as of March 31, 2006 to 69 days as of September 30, 2006. The increase in DSO resulted primarily from the timing of shipments and payment terms.

•	Accounts payable increased by $1.6 million in the first half of fiscal 2007 compared to a decrease of $0.9 million in the first half of fiscal 2006 primarily because of higher inventory purchases to support higher levels of backlog.

•	Inventories decreased in the first half of fiscal 2007 by $5.1 million compared to a decrease of $2.4 million in the first half of fiscal 2006.

•	Other accrued liabilities and long term liabilities decreased in the first half of fiscal 2007 primarily because of revenue deferred at March 31, 2006 was recognized during the period and restructuring payments.
          Net cash used for Stratex’s investing activities in the first half of fiscal 2007 was $10.3 million, compared to net cash provided by investing activities of $3.5 million in the first half of fiscal 2006. In the first half of fiscal 2007, proceeds from sales of investments, net of purchases, were $7.6 million compared to net proceeds of $5.2 million in the first half of fiscal 2006.
          Purchases of property and equipment by Stratex were $2.7 million in the first half of fiscal 2007 compared to $1.7 million in the first half of fiscal 2006.
          Net cash used for financing activities by Stratex in the first half of fiscal 2007 was $4.1 million compared to net cash used by financing activities of $2.8 million in the first half of fiscal 2006. Stratex repaid $5.6 million and $3.1 million of its bank loans in the first halves of fiscal 2007 and 2006, respectively. Proceeds from the sale of common stock of $1.5 million and $0.3 million in the first quarters of 2007 and 2006, respectively, were derived from the exercise of employee stock options and employee purchases of stock under Stratex’s employee stock purchase plan.
     Fiscal Years Ended March 31, 2006, March 31, 2005 and March 31, 2004
     Revenues
          Net sales for fiscal 2006 increased to $230.9 million, compared to $180.3 million reported in fiscal 2005. Stratex believes that this increase was primarily attributable to an increase in the demand for its newest Eclipse product line, and that demand increased because of wireless subscriber growth and growth in fixed wireless transmission infrastructures in developing countries. Stratex also experienced increased sales for data applications as a result of the Eclipse product features that specifically address this market. Stratex believes that global economic growth rates, though modest, also contributed to the increase in revenue.
          Net sales for fiscal 2005 increased to $180.3 million, compared to $157.3 million reported in fiscal 2004. This increase was due in part to increased sales of the Eclipse product line, which began shipping in the second half of fiscal 2004. Eclipse sales accounted for $39.6 million, or almost 26%, of Stratex’s total revenue for fiscal 2005. Stratex believes that improved market conditions were another factor contributing to the increase in net sales in fiscal 2005 compared to fiscal 2004. Capital spending in the telecommunications market showed a gradual improvement during fiscal 2005.
          Revenue by geographic regions. The following table sets forth information about Stratex’s revenue by geographic region for the periods indicated (in thousands, except percentages):

	Years Ended March 31,
		% of		% of		% of
	2006	Total	2005	Total	2004	Total
United States	$11,235	5%	$11,446	6%	$6,314	4%
Other Americas	23,676	10%	23,839	13%	18,870	12%
Russia	15,684	7%	35,456	20%	14,689	9%
Poland	25,905	11%	10,811	6%	5,896	4%
Other Europe	32,766	14%	22,144	12%	30,269	19%
Middle East	26,498	12%	17,520	10%	16,416	11%
Nigeria	19,090	8%	10,081	6%	25,705	16%
Other Africa	18,034	8%	16,963	9%	9,824	6%
Bangladesh	22,301	10%	1,637	1%	—	—
Other Asia/Pacific	35,703	15%	30,405	17%	29,365	19%

Total Revenues	$230,892	100%	$180,302	100%	$157,348	100%
          Net sales in fiscal 2006 compared to net sales in fiscal 2005 increased significantly in Poland, Nigeria, Bangladesh, Middle East and Other Europe regions, while revenue decreased significantly in Russia. Sales in Poland increased due to increased sales to an existing long-term customer and in part due to sales to a new customer. Net sales in the Middle East increased significantly mainly due to increased sales to one major customer in that region. Net sales to Nigeria in fiscal 2006 increased to $19.1 million from $10.1 million in fiscal 2005 primarily due to network expansion by one major customer. Revenue in Bangladesh increased significantly to $22.3 million in fiscal 2006 from $1.6 million in fiscal 2005 due to the rapid expansion of several regional networks. Revenue in the Other Asia/Pacific region increased to $13.9 million in fiscal 2006 from $4.3 million in fiscal 2005 due to increased shipments to a major customer and the recognition of revenue in the first quarter of fiscal 2006 of $4.4 million on one major sale of legacy equipment that had previously been deferred due to credit status. Net sales in Russia decreased in fiscal 2006 to $15.7 million from $35.5 million fiscal 2005 primarily because of reduced sales to one customer.
          Net sales in fiscal 2005 compared to fiscal 2004 increased significantly in Russia, the Americas, Poland and Other Africa regions while decreasing significantly in Nigeria and Other Europe regions. The increase in net revenue in Russia was primarily due to increased sales to one customer. The increase in net sales in the Americas from $25.2 million in fiscal 2004 to $35.3 million in fiscal 2005 resulted primarily from the increase in sales of a license exempt product line that Stratex acquired in fiscal 2004, securing a new customer in Latin America and sales to an existing customer to whom Stratex had no shipments in the Americas in fiscal 2004. The decrease in net sales in Nigeria from $25.7 million in fiscal 2004 to $10.1 million in fiscal 2005 was due to a decline in shipments to one customer whose network expansion project neared completion. Net sales in the Other Europe region decreased to $22.1 million in fiscal 2005 from $30.3 million in fiscal 2004 due to a declining customer base and lower sales in Eastern Europe. Net sales to Poland increased significantly to $10.8 million in fiscal 2005 from $5.9 million in fiscal 2004 due to an increase in sales to an existing customer.
          Orders and backlog. In fiscal 2006, Stratex received $255.9 million in new orders compared to $208.9 million in fiscal 2005 and $196.3 million in fiscal 2004. The backlog at June 30, 2006 was $87.4 million compared to $56.2 million at June 30, 2005 and $58.0 million at June 30, 2004.
          The following table summarizes the number of Stratex’s customers that accounted for more than 10% of its backlog at fiscal year end and with the percentage of backlog represented by each one.

	Years Ended March 31,
	2006	2005
Number of customers	3	2
Percentage of Backlog	12%, 11%, 10%	13%, 12%
          Orders in Stratex’s backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. Stratex has included in its backlog purchase orders for which a delivery schedule had been specified for product shipment within one year. Stratex has been reviewing its backlog on an ongoing basis and makes adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.

          Product operating segment. The revenue and operating income (loss) by product for Stratex’s product operating segment the three years ended March 31 were as follows (in thousands, except percentages):

	Years Ended March 31,
		% of		% of		% of
	2006	Total	2005	Total	2004	Total
Eclipse	$134,479	68%	$39,599	26%	$3,348	3%
XP4	19,417	10%	64,125	42%	57,497	44%
DXR	14,777	7%	16,120	11%	23,917	18%
Altium	19,730	10%	23,985	16%	39,613	31%
Other products	9,785	5%	7,787	5%	4,718	4%

Total revenue	$198,188		$151,616		$129,093
Operating loss	$(3,692)	(1.9)%	$(47,064)	(31)%	$(39,987)	(31)%
          Net product revenues increased to $198.2 million in fiscal 2006 from $151.6 million in fiscal 2005 primarily because of a significant increase in Eclipse product line sales which accounted for 68% of the total revenue, increasing by 240% from $39.6 million in fiscal 2005 to $134.5 million in fiscal 2006. Sales of Stratex’s older Altium, XP4 and DXR product lines decreased as the Eclipse product line replaced demand for those products.
          Operating loss from the product segment declined significantly to $3.7 million in fiscal 2006 from $47.1 million in fiscal 2005, primarily due to higher gross margins for the Eclipse product line.
          Net product revenues increased from $129.1 million in fiscal 2004 to $151.6 million in fiscal 2005 due to the introduction of Stratex’s new Eclipse product line, which began shipping in the fourth quarter of fiscal 2004. Eclipse product sales increased from $3.3 million in fiscal 2004 to $39.6 million in fiscal 2005, and replaced revenue from the older Altium product line which decreased from $39.6 million in fiscal 2004 to $24.0 million in fiscal 2005. In fiscal 2005, net revenue for the XP4 product line increased to $64.1 million from $57.5 million in fiscal 2004 primarily due to sales to an existing customer in Russia that was continuing to expand its network. At the same time, net revenue from the DXR product line decreased from $23.9 million in fiscal 2004 to $16.1 million in fiscal 2005 because of lower demand for this product which is used in limited applications.
          The operating loss from the product segment in fiscal 2005 as a percentage of net product segment revenue remained approximately the same as in fiscal 2004, as an increase in product revenue was offset in percentage terms by restructuring charges of $7.4 million and inventory valuation charges of $2.6 million recorded in fiscal 2005.
          Cash used for the product operating segment resulted primarily from operating losses incurred by that segment. The cash needs of this segment included research and development activities and restructuring payments. We also increased the inventory levels of our new product Eclipse in order to support its rollout in the market.
          Service operating segment. The revenue and operating income for Stratex’s service operating segment for the three years ended March 31 were as follows: (in thousands, except percentages)

	Years Ended March 31,
		% of		% of		% of
	2006	Revenue	2005	Revenue	2004	Revenue
Field Service revenue	$20,545		$16,605		$15,404
Operating income/(loss)	1,116	5%	(516)	(3)%	665	4%
Repair revenue	12,159		12,081		12,851
Operating income	4,898	40%	3,859	32%	4,777	37%

Total service revenue	$32,704		$28,686		$28,255
Total operating income	$6,014	18%	$3,343	12%	$5,442	19%
          Services revenue included, but was not limited to, installation, network design, path surveys, integration and other revenues derived from the services Stratex provide to its customers.
          In fiscal 2006, field service revenue increased to $20.5 million from $16.6 million in fiscal 2005 due to the increase in product revenues associated with field services. Operating income from field service revenue was $1.1 million in fiscal 2006 compared to a loss of $0.5 million in fiscal 2005 because fixed field service costs were spread over higher revenue levels. Repair revenue did not change significantly in fiscal 2006 compared to fiscal 2005. Operating income improved as Stratex reduced its expenses in this segment.

          In fiscal 2005, field service revenue increased to $16.6 million from $15.4 million in fiscal 2004. Despite the increase, Stratex incurred an operating loss in fiscal 2005 compared to an operating income in fiscal 2004, primarily due to project delays which raised costs as well as costs incurred to modify an installation for a major customer. Repair revenue decreased slightly in fiscal 2005 to $12.1 million from $12.9 million in fiscal 2004. Operating income for the repair segment, as a percentage of repair revenue, for fiscal 2005 decreased to 32% from 37% in fiscal 2004 because of lower absorption of fixed costs due to lower revenues.
          Cash used in the service operating segment resulted primarily from purchases of spare parts to provide repair services to our customers and to pay labor expenses. We also paid cash to several third party vendors to help us install our products. In fiscal 2005 and fiscal 2004, we purchased approximately $2.9 million and $4.4 million of spare parts, respectively.
     Gross Profit

	Years Ended March 31,
		% of		% of		% of
	2006	Net Sales	2005	Net Sales	2004	Net Sales
		(in thousands, except percentages)
Net sales	$230,892	100%	$180,302	100%	$157,348	100%
Cost of sales	167,303	72.5%	151,398	84.0%	129,689	82.4%
Inventory valuation charges (benefits)	—	—	2,581	1.4%	(498)	(0.3)%

Gross profit	$63,589	27.5%	$26,323	14.6%	$28,157	17.9%
          Gross profit as a percentage of net sales increased to 27.5% in fiscal 2006 compared to a gross profit of 14.6% in fiscal 2005. This increase in gross profit percentage resulted primarily from a favorable product mix impact of approximately 5%, especially from higher sales of Stratex’s Eclipse product line. Lower costs had a favorable impact of approximately 12%, while pricing had an unfavorable impact of 5%. The gross profit of fiscal 2005 was negatively impacted by 1% due to inventory valuation charges of $2.6 million.
          Gross profit as a percentage of net sales decreased to 14.6% in fiscal 2005 compared to a gross profit percentage of 17.9% in fiscal 2004. The gross profit percentage for fiscal 2005 was negatively impacted by 1% due to inventory valuation charges of $2.6 million recorded in fiscal 2005, compared to an inventory valuation benefit of $0.5 million recorded in fiscal 2004. The inventory valuation charges were for excess inventories not expected to be sold and the inventory valuation benefit was from sale of excess inventories reserved in prior periods. Pricing had a negative impact of approximately 2% on the gross margin percentage in fiscal 2005 as compared to fiscal 2004.
     Research and Development

	Years Ended March 31,
	2006	2005	2004
	(in thousands, except percentages)
Research and development	$14,475	$16,661	$17,151
% of net sales	6.3%	9.2%	10.9%
          In fiscal 2006, research and development expenses decreased to $14.5 million from $16.7 million in fiscal 2005. This decrease was primarily due to the shut down of the Cape Town, South Africa operations in the third quarter of fiscal 2005 as part of a restructuring plan and reduced engineering expenses related to Stratex’s legacy products.
          In fiscal 2005, research and development expenses decreased to $16.7 million from $17.2 million in fiscal 2004, primarily because of the shut down of the Cape Town, South Africa operations.
     Selling, General and Administrative

	Years Ended March 31,
	2006	2005	2004
	(in thousands, except percentages)
Selling, general and administrative	$46,792	$44,379	$39,273
% of net sales	20.3%	24.6%	25.0%

          In fiscal 2006, selling, general and administrative expenses increased to $46.8 million from $44.4 million in fiscal 2005, primarily due to higher third party agent commissions on sales of our products resulting from an increase in net sales, especially in the Asia/Pacific region. Net sales in the Asia/Pacific region in fiscal 2006 were $58.0 million compared to $32.0 million in fiscal 2005. As a percentage of net sales, selling, general and administrative expenses declined to 20.3% in fiscal 2006 from 24.6% in fiscal 2005 primarily because of the increase in net sales.
          In fiscal 2005, selling, general and administrative expenses increased to $44.4 million from $39.3 million in fiscal 2004, due to higher third party agent commissions on sales of products resulting from an increase in net sales, especially in the Asia/Pacific region, and higher receivable valuation charges. In fiscal 2005, Stratex recorded a $1.1 million accrual for uncollectible receivables. In addition, Stratex incurred increased costs and audit fees for documentation and testing related to implementation of requirements of the Sarbanes-Oxley Act of 2002. As a percentage of net sales, selling, general and administrative expenses declined to 24.6% in fiscal 2005 from 25.0% in fiscal 2004 primarily because the rate of increase in net sales exceeded the rate of increase in selling, general and administrative expenses.
     Restructuring Charges

	Years Ended March 31,
	2006	2005	2004
	(in thousands, except percentages)
Restructuring charges	$—	$7,423	$5,488
% of net sales	—	4.1%	3.5%
          Stratex did not record any restructuring charges in fiscal 2006. In fiscal 2005, Stratex recorded $7.4 million of restructuring charges. In order to reduce expenses and increase operational efficiency, Stratex implemented a restructuring plan in the third quarter of fiscal 2005 that included the decision to shut down operations in Cape Town, South Africa, outsource manufacturing at the New Zealand and Cape Town, South Africa locations and exit the sales and service offices in Argentina, Colombia and Brazil in favor of independent distributors. As part of the restructuring plan, Stratex reduced the workforce by 155 employees and recorded restructuring charges for employee severance and benefits of $3.8 million. Stratex also recorded restructuring charges of $2.3 million for building lease obligations, $0.8 million for fixed asset write-offs and $0.5 million for legal and other costs.
          In fiscal 2004, Stratex recorded $5.5 million of restructuring charges. Stratex reduced the workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. The remaining $4.6 million of restructuring charges related to lease obligations for buildings that Stratex vacated in fiscal 2002 and fiscal 2003.
          The following table summarizes the activity relating to restructuring charges for the three years ended March 31, 2006 (in millions):

	Severance	Facilities
	and Benefits	and Other	Total
Balance as of March 31, 2003	$1.5	$22.7	$24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)

Balance as of March 31, 2004	1.1	21.7	22.8
Provision in fiscal 2005	3.8	3.6	7.4
Cash payments	(3.8)	(4.0)	(7.8)
Non-cash expense	—	(0.6)	(0.6)
Reclassification of related rent accruals	—	1.2	1.2

Balance as of March 31, 2005	1.1	21.9	23.0
Provision in fiscal 2006	—	—	—
Cash payments	(1.2)	(3.6)	(4.8)
Reclassification	0.3	(0.6)	(0.3)

Balance as of March 31, 2006	$0.2	$17.7	$17.9

Current portion	$0.2	$3.2	$3.4
Long-term portion	—	14.5	14.5

          The remaining accrual balance of $17.9 as of March 31, 2006 is expected to be paid in cash. Stratex has anticipated that $3.4 million of the remaining accrual balance ($0.2 million of severance and benefits, $0.3 million of legal and other costs and $2.9 million of vacated building lease obligations) to be paid in fiscal 2007 and vacated building lease obligations of $14.5 million would be paid during fiscal 2008 through fiscal 2012.
     Interest Income, Interest Expense, Other Expenses

	Years Ended March 31,
	2006	2005	2004
		(in thousands)
Interest income	$1,111	$737	$886
Interest expense	2,227	1,662	160
Other expenses, net	1,927	845	1,116
          Interest income was $1.1 million in fiscal 2006 compared to $0.7 million in fiscal 2005. The increase resulted primarily from higher interest rates in fiscal 2006 as compared to those in fiscal 2005. Interest income in fiscal 2005 decreased to $0.7 million from $0.9 million in fiscal 2004. The decrease resulted primarily from lower average cash balances during fiscal 2005 as compared to fiscal 2004.
          Stratex’s interest expense increased to $2.2 million in fiscal 2006 from $1.7 million in fiscal 2005 primarily due to bank borrowings under its credit facility. Interest expense increased to $1.7 million in fiscal 2005 from $0.2 million in fiscal 2004 because of the additional debt.
          Other expenses net were $1.9 million in fiscal 2006 compared to $0.8 million in fiscal 2005 primarily due to higher foreign currency exchange losses and an increase in the cost of hedging foreign currency exposure risk. Other expenses declined to $0.8 million in fiscal 2005 from $1.1 million in fiscal 2004 as Stratex lowered its cost of hedging for foreign currency exposure in fiscal 2005 by reducing exposure through capitalizing intercompany balances with foreign subsidiaries.
     Provision for Income Taxes

	Years Ended March 31,
	2006	2005	2004
	(in thousands)
Provision for income taxes	$1,576	$455	$2,133
          In fiscal 2006, Stratex recorded an income tax provision of $1.6 million compared to a provision of $0.5 million in fiscal 2005. This increase was mainly due to an increase in taxable income of some of its foreign subsidiaries.
          In fiscal 2005, Stratex recorded an income tax provision of $0.5 million related to profits generated by some of its foreign subsidiaries. In fiscal 2004, Stratex wrote off $1.9 million of deferred tax assets relating to two of its foreign subsidiaries as it was more likely than not that Stratex would not realize any benefit from these assets. Stratex also recorded an income tax provision of $0.2 million for foreign subsidiary net income.
Liquidity and Capital Resources
     Cash Requirements
           Prior to Harris Stratex’s acquisition of Stratex, its cash requirements for the succeeding 12-month period were primarily to fund:
•	operations;

•	research and development;

•	restructuring payments;

•	capital expenditures;

•	repayment of long-term debt; and

•	acquisitions.
     Contractual Obligations
          As of September 30, 2006, Stratex had $8.0 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. These letters of credit generally expire within one year. Also, as of September 30, 2006, Stratex had outstanding forward foreign exchange contracts totaling $34.4 million which expire within six months.
          The following table provides information related to Stratex’s contractual obligations (in thousands):

	Payments Due
	Periods ending March 31,
						2011 &	Total
	2007		2008	2009	2010	Beyond	Obligations
				(in thousands)
Operating leases(a)	$3,273	(d)	$6,673	$6,805	$6,929	$6,614	$30,924
Unconditional purchase obligations(b)	$28,958		—	—	—	—	$28,958
Long-term debt(c)	$6,494	(d)	$12,427	$6,579	$5,167	—	$30,667

(a)	Contractual cash obligations include $15.9 million of lease obligations that have been accrued as restructuring charges as of September 30, 2006.

(b)	Stratex had firm purchase commitments with various suppliers as of the end of September 2006. Actual expenditures will vary based upon the volume of the transactions and length of contractual service provided. In addition, the amounts paid under these arrangements may be less in the event that the arrangements are renegotiated or cancelled. Certain agreements provide for potential cancellation penalties. Stratex’s policy with respect to all purchase commitments is to record losses, if any, when they are probable and reasonably estimable. Stratex believes it has made adequate provision for potential exposure related to inventory for orders which may go unused.

(c)	See discussion of “Repayment of Long-Term Debt” below.

(d)	Payments due are for six months ending March 31, 2007.
     Restructuring Payments
          Stratex has expected to pay the remaining accrual balance for restructuring payments of $16.4 million as of September 30, 2006, in cash. The remaining accrual balance consists of $0.2 million for severance and benefits, $0.3 million for legal fees and $15.9 million for vacated building lease obligations. Of the vacated building lease obligations, Stratex has expected to pay $3.2 million prior to September 30, 2007 and $12.7 million from fiscal 2008 through fiscal 2012.
     Customer Financing
          Beginning in fiscal 2004, Stratex has granted extended terms of credit to some customers in order to position itself in the applicable markets and to promote opportunities for the Eclipse product line. As of September 30, 2006, Stratex had recorded $0.4 million as long-term accounts receivable due to these extended terms of credit granted to our customers. Although Stratex may commit to provide financing to customers in order to position itself in certain markets, Stratex expects to remain focused on minimizing overall customer financing exposures by discounting receivables when possible, raising third party financing and arranging letters of credit.
     Repayment of Long-Term Debt
          In the first quarter of fiscal 2005, Stratex borrowed $25 million on a long-term basis under its $35 million secured revolving credit facility with a commercial bank. This loan is payable in equal monthly installments of principal plus interest over a period of four years. It bears a fixed interest rate of 6.38%. As of September 30, 2006, Stratex had repaid $14.6 million of the loan principal.
          In the fourth quarter of fiscal 2006, Stratex increased the amount of its credit facility with the bank from $35 million to $50 million and extended the facility for one year to April 30, 2008. Stratex also borrowed an additional $20 million on a long-term basis under this facility. The long-term loan is payable in equal monthly installments of principal and interest over four years and bears interest at a fixed rate of 7.25%. As of September 30, 2006, Stratex repaid $2.5 million principal of this loan. This credit facility is secured by all of Stratex’s assets, other than leasehold improvements under various facility leases, assets previously pledged by Stratex’s New Zealand subsidiary, restricted cash held in bank and deposit accounts and intellectual property, although all proceeds of intellectual property are secured.
          Under the credit facility agreement, Stratex must maintain, as measured on the last day of each fiscal quarter, tangible net worth of at least $54 million plus (1) 25% of net income, as determined in accordance with GAAP (exclusive of losses) and (2) 50% of any increase in net worth due to subordinated debt or net equity proceeds from either public or private offerings (exclusive of issuances of stock under our employee benefit plans) for such quarter and all preceding quarters since December 31, 2005. Stratex also must maintain, as measured at the last day of each fiscal month, a ratio of not less than 1:1 for each month end through May 31, 2006 and 1.25:1 thereafter, determined as follows: (a) the sum of total unrestricted cash and cash equivalents, short-term and long-term marketable securities, and 25% of all accounts receivable due to Stratex, minus certain outstanding bank services and reserve for foreign currency contract transactions, divided by (b) the aggregate amount of outstanding borrowings and other obligations to the bank. As of June 30, 2006 Stratex was in compliance with these financial covenants.
     Sources of Cash
          At September 30, 2006, Stratex’s principal sources of liquidity consisted of $55.7 million in cash, cash equivalents and short-term investments, and $15.9 million in available credit under the $50 million credit facility. At September 30, 2006, the balance of the long-term debt portion of the $50 million credit facility was $27.9 million, and $6.1 million of standby letter of credit obligations were outstanding. There was no amount outstanding under the short-term debt portion of the facility as of September 30, 2006. As the long-term debt portion is repaid, additional credit will be available under the revolving credit portion of the facility. Short-term borrowings under the revolving credit facility bear interest at the bank’s prime rate, which was 8.25% per annum at September 30, 2006, or LIBOR plus 2%, at Stratex’s option.
          Stratex believed that its available cash and cash equivalents at September 30, 2006 and the $15.9 million available credit under its revolving credit facility would be sufficient to meet Stratex’s anticipated needs for working capital and capital expenditures for the next twelve months.
Quantitative and Qualitative Disclosures about Market Risk
     Interest Rate Risk
     Exposure on Investments
          Stratex’s exposure to market risk for changes in interest rates has related primarily to its investment portfolio. Stratex has not used derivative financial instruments in its investment portfolio. Stratex has been investing in high-credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer and country. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. The portfolio also has been diversified by maturity to ensure that funds are readily available as needed to meet liquidity needs. Stratex believes this policy has minimized the requirement to sell securities in order to meet liquidity needs and therefore the potential effect of changing market rates on the value of securities sold.
          The table below presents principal amounts and related weighted average interest rates by year of maturity for the investment portfolio.

	Years Ending
	March 31
	2007	2008
	(in thousands, except
	percentages)
Cash equivalents and short-term investments(a)	$52,291	$2,404
Weighted average interest rate	4.9%	5.3%

(a)	Does not include cash of $6.5 million held in bank checking and deposit accounts including those held by our foreign subsidiaries.
          The primary objective of Stratex’s short-term investment activities has been to preserve principal while at the same time maximizing yields without significantly increasing risk. Stratex’s short-term investments are for fixed interest rates; therefore, changes in interest rates will not generate a gain or loss on these investments unless they are sold prior to maturity. Actual gains and losses due to the sale of investments prior to maturity have been immaterial. The average days to maturity for investments held at the end of second quarter of fiscal 2007 was 48 days, and the investments had an average yield of 5.3% per annum.
          As of September 30, 2006, unrealized losses on investments were insignificant. The investments have been recorded at fair value on our balance sheet.
     Exposure on Borrowings
          Any short-term borrowings under Stratex’s credit facility will be at an interest rate of the bank’s prime rate or LIBOR plus 2%, at Stratex’s option. As of September 30, 2006, Stratex had $15.9 million of available credit under the $50 million credit facility with a commercial bank. A hypothetical 10% change in interest rates would not have a material impact on Stratex’s financial position, results of operations and cash flows.
     Exchange Rate Risk
          Stratex has routinely used forward foreign exchange contracts to hedge net exposures, by currency, related to the monetary assets and liabilities of its operations denominated in non-functional currencies. In addition, Stratex has entered into forward foreign exchange contracts to establish with certainty the U.S. dollar amount value of firmly committed backlog and open purchase orders denominated in a foreign currency. The primary business objective of these hedging programs has been to minimize the gains and losses in both margin and other income resulting from exchange rate changes. At September 30, 2006, Stratex held forward contracts in the aggregate amount of $34.4 million primarily in the Thai Baht, Euro and Polish Zloty. The amount of unrealized losses on these contracts at September 30, 2006 was insignificant. Forward contracts are not available in certain currencies and have not been purchased for some other currencies because of their high cost. The exchange rate fluctuations in these currencies, such as the Nigerian Naira, could result in significant gains and losses in future periods.
          Given Stratex’s exposure to various transactions in foreign currencies, a change in foreign exchange rates would result in exchange gains and losses. As these exposures are generally covered by forward contracts where such contracts are available, these exchange gains and losses would be offset by exchange gains and losses on the contracts designated as hedges against such exposures.
          Stratex has used sensitivity analysis to measure foreign currency risk by computing the potential loss that may result from adverse changes in foreign exchange rates. The exposure that relates to the hedged firm commitments was not included in the analysis. A hypothetical unfavorable variance in foreign exchange rates of 10% was applied to each net source currency position using year-end rates, to determine the potential loss. Further, the model has assumed no correlation in the movement of foreign exchange rates. A 10% adverse change in exchange rates would result in an insignificant amount of loss. This potential loss would result primarily from Stratex’s exposure to the Nigerian Naira and Argentine Peso.
          Stratex has not entered into foreign currency transactions for trading or speculative purposes. Stratex has attempted to limit its exposure to credit risk by executing foreign contracts with high-quality financial institutions. For more information regarding Stratex’s accounting policies for derivative financial instruments, see Note 2 to the Notes to the Consolidated Financial Statements of Stratex on page F-46.
Disclosure Controls and Procedures and Internal Control over Financial Reporting
          As of March 31, 2006, Stratex’s management identified a material weakness in its internal control over financial reporting which resulted from a failure to maintain effective controls over the financial close and reporting process. Specifically, Stratex reported that it did not have effective internal controls over the review of the financial statements of its foreign operations and the period-end financial closing and reporting process of its consolidated operations. This control deficiency results in more than a remote likelihood that a material misstatement of annual or interim financial statements would not be prevented or detected. Accordingly, Stratex’s management has determined that this control deficiency constitutes a material weakness.
          Stratex’s management and the audit committee of Stratex’s board of directors intend and have taken steps to remediate this material weakness and implemented the following actions during the first and second quarters of fiscal 2007:
•	expanded the review of the consolidated financial statements of Stratex and related financial close and reporting processes, including additional site visits and testing of internal controls; and

•	addressed staffing needs in the accounting and finance areas by increasing staff in corporate finance at Stratex’s headquarters in San Jose, California and at foreign subsidiary offices located in France, Poland and South Africa.
          Stratex’s management believes it is taking the steps necessary to remediate this material weakness relating to financial close and reporting processes, procedures and controls with a goal of remediating this material weakness before the end of fiscal 2007; however, no assurances can be given that the material weakness will be remediated by such date.
          For the three- and six-month periods ended September 30, 2006, Stratex carried out an evaluation, under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures pursuant to Rule 13a-15(b) of the Exchange Act. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as a result of the material weakness in internal control over financial reporting in the financial close and reporting area described above, Stratex’s disclosure controls and procedures as of the end of the period were not effective. They determined that the deficiencies identified did not have a material impact on Stratex’s financial statements.

BUSINESS
Overview
          Harris Stratex was formed on October 5, 2006 as the vehicle for the combination of Stratex and MCD, which occurred on January 26, 2007.
          Historically, MCD has been one of four divisions within Harris, an international communications and information technology company focused on providing assured communications products, systems and services for government and commercial customers and following the combination of the Microwave Communications Division and Stratex constitutes an operating business of Harris Stratex. The Microwave Communications Division was formed in February, 1980, when Farinon Corporation, a producer of telecommunications products and recognized leader in the telephone equipment market, was acquired by Harris. MCD is a global provider of products and services in point-to-point microwave radio communications. MCD designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include wireless/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. MCD also offers a comprehensive network management system known as NetBoss®. NetBoss® is an end-to-end turnkey solution for managing multi-vendor, multi-service, multi-protocol communications networks. NetBoss® provides turnkey element and network management solutions for fault management, performance management, configuration management, as well as operational support systems.
          MCD is organized into three operating segments around the markets served: North America microwave, International microwave and the NetBoss product line. The North America microwave segment designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users within North America. The International microwave segment designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users outside of North America. NetBoss® is a turnkey, end-to-end service assurance solution for broadband, wireline, wireless and converged networks. The NetBoss product line develops, designs, produces, sells and services network management systems, primarily for cellular network providers and private network users.
          Stratex (formerly known as Digital Microwave Corporation (re-named as DMC Stratex Networks, Inc.)), was incorporated in California in 1984 and reorganized as a Delaware corporation in 1987. In August 2002, Stratex changed its name from DMC Stratex Networks, Inc. to Stratex Networks, Inc. and on January 26, 2007 changed its name to Harris Stratex Networks Operating Corporation. Stratex is a leading provider of innovative wireless transmission solutions to mobile wireless carriers and data access providers around the world. Stratex’s solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. Stratex designs, manufactures and markets a broad range of products that offer a wide range of transmission frequencies, ranging from 0.3 GigaHertz (GHz) to 38 GHz, and a wide range of transmission capacities, typically ranging from 64 Kilobits to 2OC-3 or 311 Megabits per second (Mbps). In addition to Stratex’s product offerings, it provides network planning, design and installation services and work closely with its customers to optimize transmission networks. Stratex’s product Eclipse® is a wireless platform that combines low and high capacity, as well as high power capability, into a single, common product platform designed to significantly lower the total cost of ownership of wireless networks over the product life. With a single platform, Eclipse® requires fewer parts, less rack space and fewer spare parts than the combination of our current radio products and the non-radio components supplied by other equipment suppliers, which are required for a complete installation.
          Harris Stratex expects to conduct the businesses of Stratex and the Microwave Communications Division substantially as formerly conducted by Stratex and Harris, respectively; however, Harris Stratex anticipates that it will integrate the businesses and will pursue supply chain efficiencies through increased production volume, rationalize the product portfolio, eliminate duplicate administrative and overhead costs, outsource some products to low-cost manufacturers, and adopt a common engineering design process.
Industry Background
     Wireless transmission networks are constructed using microwave radios and other equipment to connect cell sites, switching systems, wire-line transmission systems and other fixed access facilities. Wireless networks range in size from a single transmission link connecting two buildings to complex networks comprised of thousands of wireless connections. The architecture of a network is influenced by several factors, including the available radio frequency spectrum, coordination of frequencies with existing infrastructure, application requirements, environmental factors and local geography.

     There has been an increase in the capital spending in the wireless telecommunications industry in recent years. The demand for high speed wireless transmission products has been growing at a slightly higher rate than the wireless industry as a whole. Harris Stratex believes that this growth is directly related to the growth in both the use of mobile wireless communications networks and the increased demand for fixed wireless transmission solutions. Major driving factors for such growth include the following:
•	Increase in Global Wireless Subscribers and Minutes of Use. The number of global wireless subscribers and minutes of use per subscriber are expected to continue to increase. The primary drivers include increased subscription, increased voice minutes of use per subscriber and the growing use by subscribers of data applications. Third generation data applications have been introduced in the developed countries and this has fueled an increase in minutes of data use. Harris Stratex believes that growth as a result of new data services will continue for the next several years.

•	Increased establishment of mobile and fixed wireless telecommunications infrastructures in developing countries. In parts of the world, telecommunications services are inadequate or unreliable because of the lack of existing infrastructures. To service providers in developing countries seeking to increase the availability and quality of telecommunications and internet access services, wireless solutions are an attractive alternative to the construction or leasing of wireline networks, given their relatively low cost and ease of deployment. As a result, there has been an increased establishment of mobile and fixed wireless telecommunications infrastructures in developing countries. Emerging telecommunications markets in Africa, Asia, the Middle East, Latin America and Eastern Europe are characterized by a need to build out basic telecommunications systems.

•	Technological advances, particularly in the wireless telecommunications market. The demand for cellular telephone and other wireless services and devices continues to increase due to technological advances and increasing consumer demand for connectivity to data and voice services. New mobile-based services based upon what is commonly referred to as “third-generation” technology is also creating additional demand and growth in mobile networks and their associated infrastructure. The demand for fixed broadband access networks has also increased due to data transmission requirements resulting from Internet access demand. Similar to cellular telephone networks, wireless broadband access is typically less expensive to install and can be installed more rapidly than a wireline or fiber alternative. New and emerging services such as WiMAX are expected to expand over the next several years. Both WiMAX and new high-speed mobile-based technology can be used for a number of applications, including “last mile” broadband connections, hotspots and cellular backhaul, and high-speed enterprise connectivity for business.

•	Global deregulation of telecommunications market and allocation of radio frequencies for broadband wireless access. Regulatory authorities in different jurisdictions allocate different portions of the radio frequency spectrum for various telecommunications services. Many countries have privatized the state-owned telecommunications monopoly and opened their markets to competitive network service providers. Often these providers choose a wireless transmission service, which causes an increase in the demand for transmission solutions. Such global deregulation of the telecommunications market and the related allocation of radio frequencies for broadband wireless access transmission have led to increased competition to supply wireless-based transmission systems.
     Other Global trends and developments in the microwave communications markets include:
•	Continuing fixed-line to mobile-line substitution;

•	Private networks and public telecommunications operators building high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters;

•	Continuing global mobile operator consolidation; and

•	The Federal Communications Commission, or FCC, mandated a 2 GHz relocation project designed to resolve a public safety interference problem. The project includes the relocation of 12 federal agencies and a significant amount of microwave radio content. The FCC has mandated that most television broadcasters, fixed link service users and others who operate within the 1990 — 2110 MHz spectrum band replace and/or upgrade their 2 GHz transmission facilities by September 7, 2007 to operate within the 2025 — 2110 MHz spectrum band. In exchange, the FCC will relinquish spectrum at 700 and 800 MHz and pay them cash.
          Harris Stratex believes that as broadband access and telecommunications requirements grow, wireless systems will continue to be used as transmission systems to support a variety of existing and expanding communications networks and applications. In this regard, Harris Stratex believes that wireless systems will be used to address the connection requirements of several markets and applications, including the broadband access market, cellular applications, and private networks.
     MCD Product Portfolio
          MCD’s principal product families include TRuepoint™, Constellation®, and MegaStar® families of point-to-point digital radios, NetBoss®, a comprehensive network management system.
     Point-to-Point Microwave Radios
          In general, wireless networks are constructed using microwave radios and other equipment to connect cell sites, fixed-access facilities, switching systems, land mobile radio systems and other similar systems. For many applications, microwave systems offer a lower-cost, highly reliable alternative to competing transmission technologies such as fiber or “wired” systems. MCD’s product lines span frequencies from 2 to 38 GHz and include the:
•	TRuepoint™ family of microwave radios. This is Harris Stratex’s next-generation microwave point-to-point radio platform which provides Synchronous Digital Hierarchy, or SDH, and Plesiochronous Digital Hierarchy, or PDH, in a single platform and is designed to meet the current and future needs of network operators, including mobile, private network, government and access service providers. The unique architecture of the core platform reduces both capital expenditures and life cycle costs, while meeting international and North American standards. The software-based architecture enables transition between traditional microwave access applications and higher-capacity transport interconnections. The wide range of capacities, interfaces, modulation schemes, frequency and channel plans, and power levels are made available to meet the requirements of networks around the world. The TRuepoint product family delivers service from 4 to 180 megabits-per-second capacity at frequencies ranging from 6 to 38 GHz;

•	Constellation(R) medium-to-high-capacity family of point-to-point digital radios operating in the 6, 7/8 and 10/11 GHz frequencies, which are designed for network applications and support both PDH and Synchronous Optical Network, or SONET, the standard for digital transport over optical fiber in North American applications. Constellation radios are suited for wireless mobile carriers and private operators, including critical public safety networks; and

•	MegaStar(R) high-capacity, carrier-class digital point-to-point radios, which operate in the 5, 6, 7/8 and 11 GHz frequencies, and are designed to eliminate test equipment requirements, reduce network installation and operation costs, and conform to PDH, SONET and SDH standards.
          MCD provides turnkey microwave systems and service capabilities, offering complete network and systems engineering support and services, including planning, design and systems integration, site surveys, deployment, management, training and customer service — a key competitive discriminator for us in the microwave radio industry.
     Network Management
          The NetBoss® integrated communications network management platform supports wireless, wireline and Internet service providers. NetBoss offers fault management, performance management, service activation, billing mediation and Operational Support System (“OSS”) integration in a modular, off-the-shelf solution designed for rapid deployment. The modularity of NetBoss enables customers to implement a comprehensive set of capabilities immediately or gradually, as their needs dictate. The newest product offering is NetBoss EM, an element manager.
          Stratex Product Portfolio
          Stratex’s principal product families include the Eclipse™ Nodal Wireless Transmission system (“Eclipse”), VeloxLE™ and ProVision, Stratex’s network management solution. Legacy products moving towards end of life status include the AltiumMX, XP4™, DART™, DXR® 700, DXR® 200, and DXR® 100.
          Eclipse
          Eclipse®, with first commercial shipment and related revenue in January 2004, combines the capabilities of the Altium, XP4 Plus and DXR 700 products into one product platform. Eclipse® has the following benefits:

          • Simplifies complex networks. Each Eclipse Intelligent Node Unit, or INU, is a complete network node, able to support multiple radio paths. Eclipse allows operators to replace multiple products in their network with a single INU;
          • Single, common product platform with a low total cost of ownership. Eclipse is a wireless platform that combines low and high capacity, as well as high power capability, into a single, common product platform designed to significantly lower the total cost of ownership of wireless networks over the product life. With a single platform, Eclipse requires fewer parts, less rack space and fewer spare parts than the combination of our current radio products and the non-radio components supplied by other equipment suppliers, which are required for a complete installation. The integration of multiple features in the INU simplifies the installation process and requires less cabling, thereby reducing total installation costs. Over the product life, maintenance and operating costs are anticipated to be significantly lower due to the fewer parts and spares. In addition the customer can increase the capacity of the system by purchasing software upgrades without replacing existing hardware.;
          • Comprehensive capability. Eclipse is designed to cover low to high capacities, long and short haul applications, wide frequency coverage (5 to 38 GHz) and with traditional TDM and Ethernet transmission capabilities. It also includes a built-in add-drop multiplexer and integrated cross-connect capability;
          • Easily configurable. Eclipse is configurable with software, allows easy capacity upgrades, and provides users with the ability to adapt to changing conditions with a minimum of cost and disruption. Eclipse is designed to make it easier for users to plan and deploy their networks and requires less training of installation personnel;
          • New software-based management solutions enable greater control over the network. New software-based management solutions, including the Eclipse Portal craft tool and the latest release of ProVision, are designed to enable greater control over a network by providing simple, user-focused, local or remote configuration control and status monitoring; and
          • Increased network reliability. Eclipse has been designed to provide increased network reliability to our carrier customers. Stratex has closely monitored the predicted mean time between failures throughout the development process for Eclipse. In addition, with less cabling, less rack space, and fewer spare parts, Eclipse is designed to have a significantly lower failure rate than current products.
          • Capability to easily add new features and products. Additions to the Eclipse platform in fiscal 2006 included carrier-grade Ethernet products. These have been provided in the form of an Ethernet plug-in for the INU, the DAC ES as well as a Gigabit Ethernet for the INU, the DAC GE. In addition, an Ethernet based, stand-alone IDU, the Connect ES, is capable of providing 50, 100, 150 and 200 mbps capability under software control.
     License Exempt Radio Product
     VeloxLE. VeloxLE is a license-exempt radio platform. It is available in 2.4 and 5.8 GHz, and 1, 2, 4 or 8 T1/E1 configurations. All options of this product are available for up to 50 Mbps with a mix of E1/T1 or Ethernet interfaces.
     Network Monitoring and Control System
     ProVision. The ProVision element manager is a centralized network monitoring and control system for all of Stratex’s products. Available as a Windows or UNIX based platform, the ProVision element manager can support small network systems as well as large networks of up to 1,000 radio links. The ProVision management system is built on open standards, and it seamlessly integrates into higher-level system management products through commonly available interfaces. The ProVision element manager is compatible with, and is available to manage, all of Stratex’s radio products.
     Legacy Products
     High Capacity Radio
     AltiumMX. The AltiumMX digital microwave radio began volume shipments in January 1999 and provides high capacity solutions in microwave and millimeter wave bands. The AltiumMX, a Synchronous Optical Networks (SONET)/Synchronous Digital Hierarchy (SDH) capable digital microwave radio, can wirelessly extend or complete SONET and SDH transport networks to complement, or be an alternative to, fiber deployment. Altium additionally features a fully integrated SDM add/drop multiplexer option. AltiumMX’s key attributes of size, performance, flexibility and rapid deployment bring benefits to both interconnect and access applications. AltiumMX digital microwave radios operate at frequencies of 6, 7, 8, 11, 13, 15, 18, 23, 26, 28 and 38 GHz and at OC-3/ STSM-1 (capacity of 155 Mbps) or 2XOC-3 (capacity of 311 Mbps). The Altium MX is being replaced by the Eclipse 300ep and Eclipse 300hp.
          Medium-to-Low Capacity Radios
          XP4 Plus. The XP4 Plus series of digital microwave radios provides low-to-medium capacity microwave radio systems for mobile base station connections and fixed wireless access. The XP4 Plus digital microwave radio is deployed worldwide and has comprehensive regulatory approvals for a wide variety of applications and conditions. XP4 Plus options include protection (redundancy), high power, Simple Network Management Protocol (SNMP), Automatic Transmit Power Control (ATPC), and a 100BT Ethernet interface. XP4 Plus has broad platform coverage from 7 to 38 GHz, international deployment capacities of 2/4/8/16xE1 and 1xE3, and U.S. deployment frequencies of 15-38 GHz and capacities of 4/8xDS-1 and 1xDS-3. The XP4 is being replaced by the Eclipse product family.
          DXR 700. The DXR 700 product family is a high performance radio platform that operates across a range of capacities from 2x2 Mbps to 45 Mbps, using efficient 16 and 64 QAM modulation. A set of advanced features (including forward error correction and an adaptive equalizer) target medium- and long-distance link requirements. Optional errorless diversity protection switching delivers optimal performance under the most difficult radio transmission conditions. The DXR 700 platform covers multiple frequencies from 2 GHz to 11 GHz. The DXR is being replaced by the Eclipse 300ep and Eclipse 300hp.
     Customers
          Principal customers for the products and services of MCD and Stratex include domestic and international wireless/mobile service providers, original equipment manufacturers, as well as private network users such as public safety agencies, utilities, pipelines, railroads and other industrial enterprises. MCD had revenue from a single external customer that exceeded 10% of its total revenues during fiscal 2006 and fiscal 2004. During fiscal 2006, VMobile Nigeria accounted for 15.1% of total revenues. During fiscal 2004, MTN Nigeria accounted for 15.2% of total revenues. There was no single customer in fiscal 2005 that accounted for more than 10% of MCD’s total revenues. Stratex’s top customer in net sales in fiscal 2006 was PTK Centertel (10%). Stratex’s top customer in net sales in fiscal 2005 was General Data Communications Ltd, a Russian distributor (21%). Stratex’s top customer in net sales in fiscal 2004 was MTN Nigeria Communications Ltd. (19%). No other customer of Stratex, other than the ones mentioned above, accounted for more than 10% of net sales for each of the three fiscal years mentioned above.
          In general, North American products and services of MCD are sold directly to customers through direct sales organizations and through established distribution channels. Internationally, MCD markets and sells products and services through regional sales offices and established distribution channels.
          The backlog of unfilled orders for MCD was $165 million at August 25, 2006, compared with $96 million at August 26, 2005 and $81 million at August 27, 2004. Substantially all of this backlog is expected to be filled during fiscal 2007, but MCD can give no assurance of such fulfillment. As of October 27, 2006, backlog of unfilled orders for MCD was $170 million. For a discussion of certain risks affecting this segment, see “Risk Factors” and “— Legal Proceedings” beginning on page 3 and page 60 of this prospectus, respectively. The backlog of unfilled orders for Stratex at March 31, 2006 was $86.4 million, compared with $69.7 million at March 31, 2005. At March 31, 2006, three of Stratex’s customers accounted for approximately 12%, 11%, and 10% of its $86.4 million backlog.

     International Business
          MCD revenue in fiscal 2006 from products exported from the United States or manufactured abroad was $196.8 million (55% of MCD’s total revenue), compared with $157.4 million (51% of MCD’s total revenue) in fiscal 2005 and $175.2 million (53% of MCD’s total revenue) in fiscal 2004. International sales include both direct exports from the United States and sales from foreign subsidiaries. Most of the international sales are derived from the International microwave segment. Direct export sales are primarily denominated in U.S. dollars, whereas sales from foreign subsidiaries are generally denominated in the local currency of the subsidiary. Exports from the United States, principally to Africa, Canada, Europe, Asia and South and Central America, totaled $85.1 million (43% of MCD’s international revenue) in fiscal 2006, $49.8 million (32% of MCD’s international revenue) in fiscal 2005 and $68.4 million (39% of MCD’s international revenue) in fiscal 2004. Foreign operations represented 20% of MCD’s revenue in fiscal 2006, 34% of MCD’s revenue in fiscal 2005 and 29% of MCD’s revenue in fiscal 2004. Foreign operations represented 57% of MCD’s long-lived assets as of June 30, 2006 and 56% of long-lived assets as of July 1, 2005. Financial information regarding MCD’s domestic and international operations is contained in Note 16: Business Segments in the Notes to the Combined Financial Statements of MCD and is incorporated herein by reference.
          MCD’s principal international manufacturing facility is located in China. International marketing activities are conducted through subsidiaries which operate in Canada, Europe, Central and South America and Asia. MCD also has established international marketing organizations and several regional sales offices.
          MCD utilizes indirect sales channels, including dealers, distributors and sales representatives, in the marketing and sale of some lines of products and equipment, both domestically and internationally. These independent representatives may buy for resale or, in some cases, solicit orders from commercial or governmental customers for direct sales by MCD. Prices to the ultimate customer in many instances may be recommended or established by the independent representative and may be above or below MCD’s list prices. These independent representatives generally receive a discount from MCD’s list prices and may mark up those prices in setting the final sales prices paid by the customer. During fiscal 2006, revenue from indirect sales channels represented 5% of MCD’s total revenue and 6% of MCD’s international revenue, compared to revenue from indirect sales channels in fiscal 2005 representing 21% of MCD’s total revenue and 37% of MCD’s international revenue.
          Fiscal 2006 revenue came from customers in a large number of foreign countries. Other than Nigeria, 23%, and Canada, 8%, no single country accounted for 5% or more of MCD’s total revenue. Some of MCD’s exports are paid for by letters of credit, with the balance carried either on an open account or installment note basis. Advance payments, progress payments or other similar payments received prior to, or upon shipment often cover most of the related costs incurred. In addition, significant foreign government contracts generally required MCD to provide performance guarantees. In order to stay competitive in international markets, MCD also entered into recourse and vendor financing to facilitate sales to certain customers.
          Stratex markets its products primarily to mobile wireless carriers around the world. Over 90% of Stratex’s net sales for each of its last three fiscal years were derived from outside United States. Stratex’s solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. Stratex also sells its products to agents, distributors and base station suppliers, who provide and install integrated systems to service providers. Although Stratex has a large customer base, during any given quarter, a small number of customers may account for a significant portion of its net sales. In certain circumstances, Stratex sells its products to service providers through OEMs, which provide the service providers with access to financing and in some instances, protection from fluctuations in foreign currency exchange rates.
          The particular economic, social and political conditions for business conducted outside the U.S. differ from those encountered by domestic businesses. Harris Stratex’s management believes that the overall business risk for the international business as a whole is somewhat greater than that faced by its domestic operations as a whole. For a discussion of the risks Harris Stratex is subject to as a result of its international operations, see “Risk Factors” beginning on page 3 of this prospectus.
     Competition
          Harris Stratex operates in highly competitive markets that are sensitive to technological advances. Although successful product and systems development is not necessarily dependent on substantial financial resources, some of Harris Stratex’s competitors in each of the businesses are larger than Harris Stratex and can maintain higher levels of expenditures for research and development. Harris Stratex concentrates on the market opportunities that Harris Stratex management believes are compatible with resources, overall technological capabilities and objectives. Principal competitive factors are cost-effectiveness, product quality and reliability, technological capabilities, service, ability to meet delivery schedules and the effectiveness of dealers in international areas. Harris Stratex believes that its network and systems engineering support and service are key competitive strengths for Harris Stratex.
          Harris Stratex’s principal competitors are Alcatel, Ericsson, Fujitsu, NEC, Nokia and Siemens, as well as other smaller companies. Several of Harris Stratex’s competitors are original equipment manufacturers or systems integrators through which Harris Stratex sometimes distributes and sells products and services to end- users.

     Research, Development and Engineering
          Research, development and engineering expenditures by MCD totaled approximately $19 million in fiscal 2006, $19 million in fiscal 2005, and $21 million in fiscal 2004. During fiscal 2006, Stratex invested $14.5 million or 6.3% of net sales on research and development compared to $16.7 million or 9.2% of net sales in fiscal 2005 and $17.2 million or 10.9% of net sales in fiscal 2004.
          Research, development and engineering are primarily directed to the development of new products and to building technological capability. Harris Stratex maintains an engineering and new product development department, with scientific assistance provided by advanced-technology departments.
     Patents and Other Intellectual Property
          Harris Stratex considers its patents and other intellectual property rights, in the aggregate, to constitute an important asset. Harris Stratex owns a portfolio of patents, trade secrets, know-how, confidential information, trademarks, copyrights and other intellectual property. Harris Stratex also licenses intellectual property to and from third parties. However, Harris Stratex does not consider its business to be materially dependent upon any single patent, license or other intellectual property right, or any group of related patents, licenses or other intellectual property rights. Harris Stratex is engaged in a proactive patent licensing program and has entered into a number of licenses and cross-license agreements, some of which generate royalty income. Although existing license agreements have generated income in past years and may do so in the future, there can be no assurances that Harris Stratex will enter into additional income-producing license agreements. From time to time Harris Stratex engages in litigation to enforce its patents and other intellectual property. Any of Harris Stratex’s patents, trade secrets, trademarks, copyrights and other proprietary rights could be challenged, invalidated or circumvented, or may not provide competitive advantages. Numerous trademarks used on or in connection with Harris Stratex products are also considered to be a valuable asset.
          Environmental and Other Regulations
          Harris Stratex facilities and operations, in common with those of industry in general, are subject to numerous domestic and international laws and regulations designed to protect the environment, particularly with regard to wastes and emissions. Each of MCD and Stratex believe that each has complied with these requirements and that such compliance has not had a material adverse effect on either of their respective results of operations, financial condition or cash flows. Based upon currently available information, each of MCD and Stratex do not expect expenditures to protect the environment and to comply with current environmental laws and regulations over the next several years to have a material impact on its competitive or financial position, but each of them can give no assurance that such expenditures will not exceed current expectations.
          From time to time, each of MCD and Stratex has received notices from the U.S. Environmental Protection Agency or equivalent state or foreign environmental agencies that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, which is commonly known as the Superfund Act, and/or equivalent laws. Such notices assert potential liability for cleanup costs at various sites, which include sites owned by MCD, sites MCD previously owned and treatment or disposal sites not owned by MCD, allegedly containing hazardous substances attributable to MCD from past operations. MCD owns, previously owned or has been named as a potentially responsible party at two such sites, excluding sites as to which MCD’s records disclose no involvement or as to which MCD’s liability has been finally determined. While it is not feasible to predict the outcome of many of these proceedings, in the opinion of MCD’s management, any payments MCD may be required to make as a result of such claims in existence at September 29, 2006 will not have a material adverse effect on its financial condition or its business taken as a whole.
          Electronic products are subject to governmental environmental regulation in a number of jurisdictions. Equipment produced by Harris Stratex is subject to domestic and international requirements requiring end-of-life management and/or restricting materials in products delivered to customers. MCD and Stratex believe that each has complied with such rules and regulations, where applicable, with respect to its existing products sold into such jurisdictions.
          Radio communications are also subject to governmental regulation. Equipment produced by MCD and Stratex is subject to domestic and international requirements to avoid interference among users of radio frequencies and to permit interconnection of telecommunications equipment. Each of MCD and Stratex believes that each has complied with such rules and regulations with respect to its existing products, and each intends to comply with such rules and regulations with respect to its future products. Reallocation of the frequency spectrum also could impact each of their respective business, financial condition and results of operations and, accordingly, Harris Stratex.

     Raw Materials and Supplies
          Because of the diversity of its products and services, as well as the wide geographic dispersion of its facilities, each of Stratex and MCD used numerous sources for the wide array of raw materials (such as electronic components, printed circuit boards, metals and plastics) needed for their respective operations and for its products. Each of MCD and Stratex was dependent upon suppliers and subcontractors for a large number of components and subsystems and the ability of its suppliers and subcontractors to adhere to customer or regulatory materials restrictions and to meet performance and quality specifications and delivery schedules. In some instances, Harris Stratex will be dependent upon one or a few sources, either because of the specialized nature of a particular item or because of local content preference requirements pursuant to which Harris Stratex will operate on a given project. While MCD was affected by financial and performance issues of some of its suppliers and subcontractors, MCD was not materially adversely affected by the inability to obtain raw materials or products.
     Seasonality
          No material portion of Harris Stratex’s business is considered to be seasonal. Various factors can affect the distribution of revenue between accounting periods, including product deliveries and customer acceptance.
     Employees
          As of September 29, 2006 MCD employed approximately 1,040 people. Approximately 600 of MCD’s employees are located in the United States. As of September 30, 2006, Stratex employed 542 full-time, part-time and temporary employees. MCD also utilizes a number of independent contractors. None of MCD’s or Stratex’s employees in the United States are represented by a labor union. In certain international subsidiaries, MCD’s employees are represented by workers’ councils or statutory labor unions. In general, each of MCD and Stratex believes that their relations with their respective employees are good.
Properties
          MCD’s principal executive offices are located at leased facilities in Morrisville, North Carolina. As of September 29, 2006, MCD operated approximately 24 facilities in the United States, Canada, Europe, Central and South America and Asia, consisting of about 425,000 square feet of manufacturing, administrative, research and development, warehousing, engineering and office space, of which approximately 130,000 square feet are owned and approximately 295,000 square feet are leased. There are no material encumbrances on any of MCD’s facilities. MCD’s leased facilities are for the most part occupied under leases for terms ranging from one month to nine years, a majority of which can be terminated or renewed at no longer than five year intervals at MCD’s option. As of September 29, 2006, the locations and approximate floor space of MCD’s principal offices and facilities in productive use were as follows:

		Approximate Sq. Ft.	Approximate Sq. Ft.
Location	Major Activities	Total Owned	Total Leased
• San Antonio, Texas	Office/Manufacturing	130,000	—
• Montreal, Canada	Office/Manufacturing	—	113,846
• Morrisville, North Carolina	Office	—	60,033
• Melbourne, Florida	Office	—	29,270
• Shenzhen, China	Office/Manufacturing	—	27,706
• Redwood Shores, California	Office/Manufacturing	—	25,000
• Chatenay-Malabry, France	Office	—	12,379
• 17 other locations	Office	—	26,546

		130,000	294,780
          In addition, Stratex also has offices and research and development facilities are located in San Jose, California in one leased building of approximately 60,000 square feet. Stratex has vacated two other buildings in San Jose of approximately 73,000 square feet; however, Stratex has ongoing lease commitments for these buildings. Stratex also leases two buildings in Milpitas, California totaling 60,000 square feet. One of these buildings is used for warehousing. Stratex has vacated the other building of approximately 28,000 square feet. Stratex has an ongoing lease commitment for the vacated building. In the vacated building, Stratex has sub-tenants occupying the majority of the building. Although Stratex has discontinued its Seattle, Washington operations, Stratex has ongoing lease commitments at the facility, which consists of two leased buildings aggregating approximately 101,000 square feet of office and manufacturing space.
          Stratex also owns a 44,000 square foot service and repair facility in Hamilton, Scotland. Stratex owns an additional 58,000 square feet of office and manufacturing space in Wellington, New Zealand. Additionally, Stratex leases an aggregate of approximately 32,000 square feet worldwide for sales, customer service and support offices.

          In the opinion of the management of each of MCD and Stratex, their respective facilities, whether owned or leased, are suitable and adequate for their intended purposes and have capacities adequate for current and projected needs. While Stratex has some unused or under-utilized facilities, they are not considered significant. Harris Stratex will continuously review its anticipated requirements for facilities and will, from time to time, acquire additional facilities, expand existing facilities, and dispose of existing facilities or parts thereof, as management deems necessary. For more information about MCD’s lease obligations, see Note 13: Lease Commitments in the Notes to Combined Financial Statements of the Microwave Communications Division beginning on page F-3 of this prospectus. Each of MCD’s and Stratex’s facilities and other properties are generally maintained in good operating condition.
Legal Proceedings
          From time to time, as a normal incident of the nature and kind of businesses in which Harris Stratex is engaged, various claims or charges may be asserted and litigation commenced against Harris Stratex arising from or related to: product liability; personal injury; patents, trademarks, trade secrets or other intellectual property; labor and employee disputes; commercial or contractual disputes; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. MCD has recorded accruals for losses related to those matters that it considers to be probable and that can be reasonably estimated. Gain contingencies, if any, are recognized when they are realized and legal costs are generally expensed when incurred. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed of or decided unfavorably to MCD, based upon available information, in the opinion of management, settlements and final judgments, if any, which are considered probable of being rendered against MCD in litigation or arbitration in existence at September 29, 2006 are reserved against, covered by insurance or would not have a material adverse effect on MCD’s financial position, results of operations or cash flows. There are no material existing or pending legal proceedings against Stratex.

MANAGEMENT
Board of Directors of Harris Stratex
     Because Harris Stratex will rely on the “controlled company” exemption contained in the NASDAQ rules so long as Harris holds more than 50% of the outstanding voting power of Harris Stratex, it will not be required to have a majority of independent directors, as defined by the NASDAQ rules, serving on its board of directors or a nominating committee or compensation committee composed entirely of independent directors. However, at all times Harris Stratex will be required to have at least three directors satisfying the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.
     The board of directors of Harris Stratex has nine members. Five of these directors are Class B directors appointed by Harris. The four remaining directors are Class A directors appointed by Stratex. The initial directors will serve until their successors are elected at the first annual meeting of Harris Stratex. The Harris Stratex directors will be elected at each annual meeting. The directors of Harris Stratex are as follows:
Guy M. Campbell
Class of Director: Class B Director
Appointed By: Harris Corporation
Mr. Campbell, 60, became President of the Microwave Communications Division effective August 2003. He has over 25 years of experience in the wireless communications industry.
Mr. Campbell held a number of senior management roles at Ericsson, a multi-billion dollar global telecommunications company. In 1999, he joined Andrew Corporation, a provider of communications equipment for the global telecommunications infrastructure market, as Group President Wireless Products and was named President and Chief Executive Officer of Andrew in 2000. Mr. Campbell has a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in management science from West Coast University in Los Angeles.
Eric C. Evans
Class of Director: Class B Director
Appointed By: Harris Corporation
Mr. Evans, 54 , is the Chairman of the Board of Directors, co-Chief Executive Officer, and Representative Executive Director of D&M Holdings Inc., a leading global provider of premium consumer audio and video electronics. D&M is publicly traded on the Tokyo Stock Exchange. He is also an industrial partner in the private equity firm Ripplewood Holdings LLC. Prior to joining Ripplewood in November 2005, Mr. Evans was President and Chief Operating Officer of Diebold, Inc., a $2.6-billion global technology product and services company from 2003 to 2005. From 1987 to 2003, Mr. Evans was a group vice president in the climate technologies area of Emerson, an industrial technology and engineering leader. At Emerson, Mr. Evans also served in a variety of senior executive roles for Emerson’s Copeland Division including President of International, Senior Vice President, and Chief Financial Officer.
William A. Hasler
Class of Director: Class A Director
Appointed By: Stratex Networks, Inc.
Mr. Hasler, 64, is the Chairman of the Board of Directors of Solectron Corporation. Mr. Hasler has served as Chairman since 2003 and has been a member of its board of directors since 1998. He was also a member of the board of directors of Stratex from August of 2001 until the combination of the Microwave Communications Division and Stratex and served as the Chairman of its Nominating and Corporate Governance Committee and on its Audit Committee. From 1998 to 2003 Mr. Hasler was co-Chief Executive Officer and a director of Aphton Corp., a biopharmaceutical company. From 1991 to 1998, Mr. Hasler was the Dean of both the Graduate and Undergraduate Schools of Business at the University of California, Berkeley. Prior to his deanship at UC Berkeley, Mr. Hasler was the Vice Chairman of KPMG Peat Marwick. Mr. Hasler also serves on the boards of directors of Ditech Communications Corp., a supplier of telecommunications equipment, Genitope Corporation, a biopharmaceutical company, Technical Olympic USA, Inc., a leading homebuilder and financial services company, and Mission West Properties, a REIT engaged in the management, leasing, marketing, development and acquisition of commercial R&D properties. He is also a trustee of the Schwab Funds.
Clifford H. Higgerson
Class of Director: Class A Director
Appointed By: Stratex Networks, Inc.
Mr. Higgerson, 67, was a member of the board of directors of Stratex from March 2006 until the combination of the Microwave Communications Division and Stratex and sat on its Compensation and Strategic Business Development Committees. He has more than 35 years experience in research, consulting, planning and venture investing primarily in the telecommunications industry, with an emphasis on carrier systems and equipment. In 2006, he became a partner with Walden International, a global venture capital firm focused in the four key industry sectors: communications, electronics/digital consumer, software & IT services and semiconductors. Mr. Higgerson was a founding partner of ComVentures from 1986 to 2005, and has been a general partner with Vanguard Venture Partners since 1991. He began his career as Director of Research for Hambrecht & Quist and later became Director of the communications group at L.F. Rothschild, Unterberg, Towbin. Mr. Higgerson’s investments and directorships have included Astute Networks, Hatteras Networks, Kotura, Lambda Optical Systems, Ygnition, Xtera Communications, Advanced Fibre Communications, America Online, Ciena and Digital Microwave Corporation (formerly known as Stratex).
Charles D. Kissner
Class of Director: Class A Director
Appointed By: Stratex Networks, Inc.
Mr. Kissner, 59, was Chairman of the board of directors of Stratex until the combination of the Microwave Communications Division and Stratex. Mr. Kissner joined Stratex as its President and Chief Executive Officer and was elected a director in July 1995, and its Chairman in August 1996. He served as Chief Executive Officer of Stratex from July 1995 to May 2000 and again from October 2001 until May 18, 2006. Prior to joining Stratex, he served from July 1993 to July 1995 as Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products. Prior to that, he was executive vice president of Fujitsu Network Switching, Inc., President and CEO of Aristacom International, and held several key positions at AT&T (now Lucent Technologies) in general management, finance, sales, marketing, and engineering. Mr. Kissner currently serves on the board of SonicWALL, Inc., a provider of Internet security appliances. Mr. Kissner also serves on the Advisory Board of Santa Clara University’s Leavey School of Business.
Howard L. Lance
Class of Director: Class B Director
Appointed By: Harris Corporation
Mr. Lance, 50, is the Chairman of the Board, President and Chief Executive Officer of Harris. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc. Mr. Lance has been a member of the board of directors of Harris since January 2003. Mr. Lance is also a director of Eastman Chemical Company and serves on the Board of Trustees of the Aerospace Industries Association, the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100, the United Way of Brevard County and the Florida Institute of Technology.
Dr. Mohsen Sohi
Class of Director: Class B Director
Appointed By: Harris Corporation
Dr. Sohi, 47, is, and has served since 2003, as President and Chief Executive Officer of Freudenberg-Nok, a privately-held joint venture partnership between Freudenberg & Co. of Germany and NOK Corp. of Japan, the world’s largest producer of elastomeric seals and custom molded products for automotive and other applications. From 2001 through 2003, he was President, Retail Store Automation Division of NCR Corporation and from 1986 through 2001, he served in various senior positions at Honeywell/Allied Signal Inc., including President, Honeywell Electronic Materials and President, Honeywell Commercial Vehicle Systems.

Dr. James C. Stoffel
Class of Director: Class B Director
Appointed By: Harris Corporation
Dr. Stoffel, 60, currently serves on the board of directors of Harris where he has been a member since August 2003 and sits on its Finance Committee and Management Development and Compensation Committee. Prior to his retirement, Dr. Stoffel was Senior Vice President, Chief Technical Officer and Director of Research and Development of Eastman Kodak Company, a film and digital imaging company. He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President, Director Electronic Imaging Products Research and Development and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology. He is currently Chairman of the Board of Aster Wireless, Inc. Dr. Stoffel is also a trustee of the George Eastman House museum. He serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is Chairman of the Board of the Information Technologies Industries Association and a member of the advisory board of ASTRI, Hong Kong.
Edward F. Thompson
Class of Director: Class A Director
Appointed By: Stratex Networks, Inc.
Mr. Thompson, 69, was a member of the board of directors of Stratex from November 2002 until the combination of the Microwave Communications Division and Stratex. He chaired its Audit Committee and served on its Nominating and Corporate Governance Committee. Mr. Thompson has been a consultant to Fujtsu Labs of America since 2002. From 1976 to 1994, he held executive positions at Amdahl Corporation, including Chief Financial Officer and Corporate Secretary and Chairman and CEO. Mr. Thompson also held positions at U.S. Leasing International, Inc., Computer Sciences Corporation, IBM and Lockheed Missiles and Space Company. Mr. Thompson has served as a director or advisor to a number of companies including Fujitsu, Ltd. and several of its subsidiaries, SonicWALL Inc. and ShoreTel, Inc., a voice-over-IP PBX company. He is on the advisory boards of Diamondhead Ventures, LLP and Santa Clara University’s Leavey School of Business.
     Of the five directors to be appointed by Harris, Harris has agreed that until the second anniversary of the combination of the Microwave Communications Division and Stratex at least one must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries). Of the four directors to be appointed by Stratex, Stratex has agreed that two must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.
Officers of Harris Stratex
The following individuals hold the positions at Harris Stratex identified below:
Guy M. Campbell
Position at Harris Stratex: Chief Executive Officer
Previous Position: President, Microwave Communications Division, Harris Corporation
See the biographical information for Guy M. Campbell under “Management - Board of Directors of Harris Stratex” on page 61 of this prospectus. Mr. Campbell holds, and will continue to hold, equity interests in Harris, including grants of stock options or other equity awards received as an employee of Harris.

Sarah A. Dudash
Position at Harris Stratex: Chief Financial Officer
Previous Position: Vice President and Controller, Microwave Communications Division,
Harris Corporation
Ms. Dudash, 52, joined the Microwave Division of Harris Corporation as Division Controller in October, 2003 and was promoted to Vice-President, Controller of the Microwave Communications Division in September, 2006. She has over 20 years of experience in financial management in both the public and private sectors.
From March 1999 until October 2003, Ms. Dudash was Business Unit Controller for the Integrated Information Communication Systems Business Unit of the Government Communications Systems Division of Harris. Ms. Dudash began her career with Deloitte Haskins & Sells. She has a bachelor’s degree in general studies and an MBA degree from the University of Pittsburgh and is a licensed certified public accountant in the State of Florida.
Ms. Dudash holds, and will continue to hold, equity interest in Harris, including grants of stock options or other equity awards received as an employee of Harris.
Robert W. Kamenski
Position at Harris Stratex: Corporate Controller
Previous Position: Corporate Controller, Stratex Networks, Inc.
Mr. Kamenski, 52, joined Stratex in March 2006 as Corporate Controller. Prior to joining Stratex he was Vice President of Finance for GoRemote Internet Communications, Inc. from April 2004 to February 2006, and Chief Financial Officer for Iridex Corporation from March 1997 to August 2003. Earlier in his career, Mr. Kamenski also held various management positions at Tandem Computers (now a division of Hewlett Packard) and was an audit supervisor for Touche Ross & Co. (now combined with Deloitte and Touche LLP). He is a member of the American Institute of CPAs and the Silicon Valley Chapter of Financial Executives International. Mr. Kamenski received an M.B.A. from Santa Clara University and holds a B.B.A. degree in Accounting from the University of Wisconsin, Milwaukee.
Paul A. Kennard
Position at Harris Stratex: Chief Technical Officer
Previous Position: Vice President Products and Chief Technology Officer, Stratex Networks, Inc.
Mr. Kennard, 55, joined Stratex in April 1996 as Vice President, Engineering. In December 2004, he was appointed Vice President, Corporate Marketing and Chief Technology Officer and currently serves as Vice President, Products and Chief Technology Officer. Prior to joining Stratex, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, where he served as a Director of the Signal Processing Technology, and as Senior Vice President of Engineering for the Microwave Network Systems Division.
Thomas H. Waechter
Position at Harris Stratex: Chief Operating Officer
Previous Position: Chief Executive Officer, Stratex Networks, Inc.
Mr. Waechter, 54, became President and Chief Executive Officer of Stratex effective May 18, 2006. Mr. Waechter joined the board of directors of Stratex as an independent director on December 1, 2005. He is a technology veteran with more than twenty years experience. Mr. Waechter held a number of senior management roles over 14 years at Schlumberger Ltd., an international services company. Recently, he served as President and Chief Executive Officer of REMEC, a wireless communications manufacturer from July 2004 until December 2005. Prior to that, he was President and Chief Operating Officer of REMEC from December 2002 until July 2004. From March 2000 until December 2002, Mr. Waechter was President and Chief Executive Officer of Spectrian Corporation, which was acquired by REMEC. Mr. Waechter currently serves on the Endowment Board of the College of William and Mary. He has a bachelor’s degree in business administration from the College of William and Mary in Virginia.
Juan Otero
Position at Harris Stratex: General Counsel and Secretary
Previous Position: General Counsel and Assistant Secretary, Stratex Networks, Inc.
Mr. Otero, 42, joined Stratex in July 2002 as Director of Legal Affairs. He was promoted to General Counsel in July of 2004 and to General Counsel and Assistant Secretary in February of 2005. Prior to joining Stratex, Mr. Otero was Director and Senior Counsel for Compaq Computer Corporation and the Hewlett-Packard Company, and Corporate Counsel for Hitachi Data Systems. Mr. Otero has also practiced law both in the private and public sectors. Mr. Otero holds a B.A. degree in International Relations from the University of California, Davis, and a J.D. from the University of Colorado, School of Law.
     Other officers of Harris Stratex will be appointed from time to time in accordance with its certificate of incorporation and bylaws by its board of directors and management team.

Compensation of Directors and Executive Officers
Director Compensation
     Harris Stratex’s board of directors has approved the following schedule of fees payable to non-executive directors and Committee chairs:

Annual retainer	$30,000

Meeting fees:
In-person board meetings	$3,000

Telephonic meetings	$1,500

In-person committee meetings	$2,000

Telephonic committee meetings	$1,000

Chair annual retainers:

Audit Committee	$10,000

Corporation Committee	$8,000

Governance Committee	$5,000

Chairman of the Board of Directors	$10,000
     The retainer fees are payable quarterly. Harris Stratex will reimburse the directors’ reasonable travel expenses to board meetings, including expenses such as supplies, and the education costs, including travel for one course per year.
     Each director will receive an initial grant of restricted shares with a value of $90,000 upon commencement of the director’s service, and an annual grant of restricted shares with a value of $60,000 for each year of service on the board of directors.
     The shares will vest at a rate of 25% per quarter over the year following the date of grant. In addition, a director may elect to receive the annual retainer fee in the form of shares of restricted stock. All shares will be issued under Harris Stratex’s 2007 Stock Equity Plan pursuant to a form of agreement approved by the compensation committee of Harris Stratex’s board of directors but have not been granted yet.
     Mr. Campbell, Harris Stratex’s President and Chief Executive Officer, and Mr. Lance, the Chairman of the Board, President and Chief Executive Officer of Harris, are not eligible for equity awards and will not be paid directors fees.
Compensation Plans, Contracts and Arrangements with Covered Officers
     In connection with the completion of the transactions contemplated by the Combination Agreement and the appointment of new directors and officers named above, the board of directors of Harris Stratex approved the following compensation plans, contracts and arrangements:
Charles D. Kissner
     Harris Stratex and Stratex entered into a Non-Competition Agreement dated as of January 26, 2007 with Charles D. Kissner, Stratex’s former Chairman of the Board of Directors under which Mr. Kissner agreed not to compete with the business conducted by Stratex for one year commencing on the later of the date of termination of his employment with Stratex and the closing date under the Combination Agreement, Harris Stratex agreed to pay Mr. Kissner $330,000 in two equal installments six and 12 months after the commencement of the non-competition period, and Stratex and Mr. Kissner amended his employment agreement dated May 14, 2002 to eliminate the obligation to pay him the target bonus otherwise due upon a change of control of Stratex. The severance payments provided under Mr. Kissner’s employment agreement with Stratex and related matters are described in the proxy statement/prospectus, included in the S-4, which disclosure is incorporated by reference in response to this item.

Guy M. Campbell
     Harris Stratex entered into an at will employment agreement dated as of January 26, 2007 with Guy M. Campbell. The terms of Mr. Campbell’s compensation are set forth in the table below under the caption “Executive Compensation Packages.”
     Under the terms of his employment agreement, if Mr. Campbell’s employment is terminated without cause, or he is prevented from performing his duties as CEO and President of Harris Stratex due to a disability for more than six consecutive months and his employment is terminated, or he resigns for good reason (other than for good reason following a change of control) he will receive benefits as described below:
•	severance payments at his final base salary (offset by any disability income payments) for a period of 30 months following his termination; such payments will be subject to applicable withholding and made in accordance with Harris Stratex’s normal payroll practices;

•	payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (1) the date on which he reaches the age of 65 or (2) the date on which he first becomes eligible to participate in another employer’s group health insurance;

•	if he is terminated without cause Harris Stratex will pay the prorated portion of any incentive bonus that he would have earned during the incentive bonus year in which his employment was terminated;

•	the right to purchase all vested shares of Harris Stratex’s common stock subject to outstanding options granted to him until the earlier of (1) 30 months and (2) the date on which the applicable option(s) expire; and

•	outplacement assistance selected and paid for by Harris Stratex.
     The employment agreement also provides that within 18 months following the completion of a change of control (as defined in the employment agreement) if Mr. Campbell’s employment terminates without cause, or Mr. Campbell resigns for good reason following a change of control, the benefits provided in the employment agreement will vest upon his termination or resignation, and he will be entitled to receive the same severance benefits from Harris Stratex listed above, except:
•	he will receive severance payments at his final base salary (offset by any disability income payments) for a period of 42 months following his termination;

•	Harris Stratex will accelerate the vesting of all unvested stock options as of the date of his termination;

•	the right to purchase all vested shares of Harris Stratex’s common stock subject to outstanding options will be granted to him until the earlier of (1) 42 months and, (2) the date on which the applicable option(s) expire; and

•	he will receive a payment equal to the greater of (1) the average of the annual incentive bonus payments received, if any, for the previous three years, or (2) the target incentive bonus for the year in which his employment terminates.
     The employment agreement also contains an agreement that Mr. Campbell will not compete with Harris Stratex’s business for 18 months following termination of his employment.
     For purposes of Mr. Campbell’s employment agreement, the following terms are defined as follows:
“Cause” means:
•   theft, dishonesty, misconduct or falsification of any employment or Harris Stratex records;

•	improper disclosure of Harris Stratex’s confidential or proprietary information;

•	action which has a material detrimental effect on Harris Stratex’s reputation or business;

•	refusal or inability to perform any assigned duties (other than as a result of a disability) after written notice; or

•	conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties.

“Good reason” means any of the following conditions:
•	a reduction in his base salary of 20% or more, other than a reduction that is similarly applicable to a majority of the members of Harris Stratex’s executive staff;

•	a material reduction in his employee benefits, other than a reduction that is similarly applicable to a majority of the members of Harris Stratex’s executive staff;

•	a material reduction in his responsibilities or authority without his written consent;

•	a material breach by Harris Stratex of any material provision of the employment agreement; or

•	the relocation of his main workplace without his concurrence to a location that is more than 75 miles from Harris Stratex’s current facility in Morrisville, North Carolina; or any other acts or omissions by Harris Stratex that constitute constructive discharge under federal or North Carolina law.

“Good reason following a change of control” means any of the following conditions:
•	a material and adverse change in position, duties or responsibilities for Harris Stratex;

•	a reduction in base salary as measured against his base salary immediately prior to the change of control;

•	a material reduction in employee benefits, other than a reduction that is similarly applicable to a majority of the members of Harris Stratex’s executive staff; or

•	the relocation of Harris Stratex’s workplace to a location that is more than 75 miles from Harris Stratex’s current facility in Morrisville, North Carolina.
     The foregoing description of the employment agreement is not complete and is qualified in its entirety by reference to the employment agreement, which is included as Exhibit 10.14 to this report.
Thomas H. Waechter
     Mr. Waechter’s employment by Harris Stratex is subject to the terms of his existing employment agreement with Stratex, but his current compensation is as set forth in the table below. Under Mr. Waechter’s existing employment agreement with Stratex in the event his employment is terminated by Harris Stratex without cause or if he resigns for good reason, other than upon a change of control, he will be entitled, upon satisfaction of certain conditions to the following benefits:
•	severance payments at his final base salary rate for a period of 24 months following his termination; such payments will be subject to applicable withholding and made in accordance with Harris Stratex’s normal payroll practices;

•	payment of the premiums necessary to continue his group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if he is no longer eligible for COBRA coverage) until the earlier of (x) 24 months following his termination date; or (y) the date he first became eligible to participate in another employer’s group health insurance plan; provided, however, that if he is 60 years of age or older on the date of his termination without cause, and if he has been employed by Harris Stratex for not less than three years as of the date of his termination without cause, Harris Stratex will pay the premiums necessary to continue his Harris Stratex group health insurance coverage under COBRA (or to provide him with comparable health insurance coverage) until he reaches the age of 65 or until he is eligible to participate in another employer’s group health insurance plan, whichever comes first;

•	with respect to any stock options granted to him by Harris Stratex, he will cease vesting upon his termination date; however, he will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (x) 18 months following his termination date, or (y) the date on which the applicable option(s) expire(s); except as set forth in this subparagraph, his Harris Stratex stock options will continue to be subject to and governed by the Plan and the applicable stock option agreements between he and Harris Stratex;

•	payment of his then-provided Harris Stratex car allowance for 24 months following his termination; and

•	outplacement assistance selected and paid for by Harris Stratex.

     For purposes of Mr. Waechter’s employment agreement, the terms “for cause” and “good reason” have substantially the same definition as are contained in Mr. Campbell’s employment agreement, described above.
     If Mr. Waechter is terminated by Harris Stratex without cause or if he resigns for good reason within 24 months after a change of control (as defined in his agreement which includes the merger of Stratex with Harris Stratex), he will be entitled to receive the following severance benefits from Harris Stratex:
•	severance payments at his final base salary for a period of 36 months following his termination;

•	payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (1) 36 months or (2) the date on which he first becomes eligible to participate in another employer’s group health insurance;

•	if his employment termination or resignation occurs after March 31, 2007, the prorated portion of any incentive bonus that he would have earned during the incentive bonus year in which his employment was terminated;

•	if his employment termination or resignation occurs after March 31, 2007, a payment equal to the greater of (1) his target incentive bonus for the year in which his employment terminates and (2) the average of the annual incentive bonus payment for the previous three years;

•	acceleration of the vesting of all his unvested stock options;

•	the right to purchase all shares of Harris Stratex common stock subject to outstanding options granted to him until the earlier of (1) 36 months and (2) the date on which the applicable option(s) expire;

•	payment of his then-provided car allowance for a period of 36 months; and

•	outplacement assistance selected and paid for by Stratex.
     As a result of Harris Stratex’s acquisition of Stratex, these change of control severance provisions will be applicable to Mr. Waechter for the next 24 months. Mr. Waechter’s employment agreement provides that Harris Stratex will adjust all payments to Mr. Waechter to minimize the impact of any excise taxes. The foregoing description of Mr. Waechter’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement, which is included as Exhibit 10.15 to this report.
Sarah A. Dudash and Robert Kamenski
     Ms. Dudash’s and Mr. Kamenski’s employment is at will and are expected to be subject to the terms set forth in Harris Stratex’s standard form of executive employment letter agreement. Their current compensation packages are set forth in the table below. Under the standard form of executive employment letter agreement if the executive’s employment is terminated by Harris Stratex without cause or because of disability, or the executive resigns for good reason, the executive will be entitled to the following severance benefits:
•	severance payments at the executive’s final base salary rate for a period of 12 months following the executive’s termination; such payments will be subject to applicable withholding and made in accordance with Harris Stratex’s normal payroll practices;

•	payment of the premiums necessary to continue the executive’s group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if he or she is no longer eligible for COBRA coverage) until the earlier of (1) 12 months following the termination date; or (2) the date he or she first became eligible to participate in another employer’s group health insurance plan; or (3) the date on which he or she is no longer eligible for COBRA coverage;

•	if the executive’s termination without cause occurs, Harris Stratex will pay the executive the prorated portion of any incentive bonus that the executive would have earned, if any, during the incentive bonus period in which the executive’s employment terminates (the pro-ration shall be equal to the percentage of that bonus period that he or she is actually employed by Harris Stratex), and such prorated bonus will be paid to the executive at the time that such incentive bonuses are paid to other Harris Stratex employees;

•	with respect to any stock options granted to the executive by Harris Stratex, he or she will cease vesting upon the termination date; however, for options granted prior to the date of the agreement, the options will be exercisable in accordance with the terms of the applicable option agreement, for options granted subsequent to the date of the agreement, he or she will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (1) 12 months following the termination date, or (2) the date on which the applicable option(s) expire(s); and

•	outplacement assistance selected and paid for by Harris Stratex.
In the event of a change of control (as defined in the form of employment agreement), if the executive’s employment is terminated without cause or the executive resigns for good reason within 18 months after the occurrence of the change of control he or she will receive the same severance benefits described above, except:
•	severance payments at the executive’s final base salary rate for a period of 24 months following the executive’s termination;

•	payment of the premiums necessary to continue the executive’s group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if he or she is no longer eligible for COBRA coverage) until the earlier of (1) 24 months following the termination date; or (2) the date he or she first became eligible to participate in another employer’s group health insurance plan; or (3) the date on which he or she is no longer eligible for COBRA coverage;

•	Harris Stratex will accelerate the vesting of all unvested stock options as of the date of the executive’s termination;

•	the executive will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (1) 24 months following the termination date, or (2) the date on which the applicable option(s) expire(s); and

•	the executive will receive a payment equal to the greater of (1) the average of the annual incentive bonus payments received, if any for the previous three years, or (2) the target incentive bonus for the year in which his employment terminates.
     For purposes of the standard form of executive employment letter agreement the terms “Good reason following a change of control” and “Good reason” have the same definitions as are contained in Mr. Campbell’s employment agreement, described above.
     The foregoing description of the employment agreements for Ms. Dudash and Mr. Kamenski is not complete and is qualified in its entirety by reference to the standard form of executive employment agreement, which is included as Exhibit 10.16 to this report.

Executive Compensation Packages
     The Compensation Committee of the Harris Stratex’s board of directors has approved the following compensation packages for the executives named above in connection with their new employment by Harris Stratex.

Name and Title	Salary(1)	Incentive Pay (2)	LTIP (3)	Retention Bonus (4)
Guy M. Campbell	$500,000	$500,000	$950,000	—
Thomas H. Waechter	$450,000	$360,000	$760,000	—
Sarah A. Dudash	$240,000	$132,000	$360,000	$240,000
Robert Kamenski	$195,000	$87,800	$126,800	$195,000

[1]	Represents the executive’s base salary payable every two weeks in equal installments.

[2]	Represents the maximum potential annual bonus payable for the achievement of revenue and net income or earnings per share, objectives established by the Compensation Committee of the board of directors. For the remainder of Harris Stratex’s 2007 fiscal year, which ends June 29, 2007, the maximum incentive pay is 50% of the amount in the table.

[3]	Represents the value of equity awards under a Long-Term Equity Incentive Plan to be approved by the Compensation Committee of the board of directors, of which 50% will be in the form of shares of restricted stock and 50% will be in the form of stock options. The equity awards will be made on standard forms of agreement approved by the board of directors pursuant to the Harris Stratex’s 2007 Stock Equity Plan. The restricted shares will vest in full after three years, if the Compensation Committee determines that the performance objectives selected by the Compensation Committee have been achieved and other criteria established by the Compensation Committee have been satisfied. The option shares will vest based on continued employment, with 50% of the shares vesting after the first year and 25% of the shares vesting at the end of each of the following two years. The number of shares to be awarded to each of the officers under this plan has not been determined yet.

[4]	Represents the value of a grant of restricted shares to be issued as a one-time retention bonus. The shares will vest in full based on continued employment for three years.
Stock Incentive Plan
     The Harris Stratex Networks, Inc. 2007 Stock Equity Plan, or the 2007 Plan, has been adopted by the board of directors of Harris Stratex and approved by Harris, as its sole stockholder. It is expected that the board of directors of Harris Stratex will grant awards to its directors and officers under the 2007 Plan.
     Number of Shares
     As a general matter, at no time may the number of shares of Harris Stratex Class A common stock issued pursuant to or subject to outstanding awards granted under the 2007 Plan exceed 5,000,000 shares of Harris Stratex Class A common stock. The 2007 Plan provides for a limited number of exceptions to this provision, including adjustments for extraordinary corporate events.
     Purpose
     The 2007 Plan is intended to retain and reward highly qualified employees, consultants, and directors and encourage their ownership of Common Stock.
     Administration
     The 2007 Plan may be administered by the compensation committee of the board of directors of Harris Stratex, by another designated committee, or by the board directly. The designated administrator, or the committee, has the discretion, subject to the provisions of the 2007 Plan, to determine the employee, consultant or director to receive an award, the form of award and any acceleration or extension of an award. Further, the committee has complete authority to interpret the 2007 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2007 Plan.
     Eligibility
     Awards may be granted to any employee of or consultant to or its affiliates or to non-employee members of the board of directors of Harris Stratex or of any board of directors (or similar governing authority) of any affiliate.
     Shares Subject to the 2007 Plan. The shares issued or to be issued under the 2007 Plan are authorized but unissued shares of Harris Stratex Class A common stock. The maximum number of shares of Harris Stratex Class A common stock which may be issued or made subject to awards under the 2007 Plan is 5,000,000, and no more than 10% of the available 2007 Plan shares of Harris Stratex Class A common stock may be covered by awards issued to any one person in any one calendar year.
     Type of Awards. Awards under the 2007 Plan may include incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and performance units, qualified performance-based awards, and stock grants. Each award will be evidenced by an instrument in such form as the Committee may prescribe, setting forth applicable terms such as the exercise price and term of any option or applicable forfeiture conditions or performance requirements for any restricted stock or restricted stock units. Except as noted below, all relevant terms of any award will be set by the committee in its discretion.
•	Nonstatutory stock options and incentive stock options, or stock options, are rights to purchase Harris Stratex Class A common stock. A stock option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the committee may determine. A stock option may be exercised by the recipient giving written notice to Harris

Stratex, specifying the number of shares with respect to which the stock option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash, check, by delivery to Harris Stratex (or attestation of ownership) of shares of Harris Stratex Class A common stock (with some restrictions), or through and under the terms and conditions of any formal cashless exercise program authorized by Harris Stratex.

•	Incentive stock options may be granted only to eligible employees of Harris Stratex or any parent or subsidiary corporation and must have an exercise price of not less than 100% of the fair market value of the Harris Stratex Class A common stock on the date of grant (110% for incentive stock options granted to any 10% stockholder of Harris Stratex). In addition, the term of an incentive stock option may not exceed seven years (five years, if granted to any 10% stockholder). Nonstatutory stock options must have an exercise price of not less than 100% of the fair market value of the Harris Stratex Class A common stock on the date of grant and the term of any nonstatutory stock option may not exceed seven years. In the case of an incentive stock option, the amount of the aggregate fair market value of Harris Stratex Class A common stock (determined at the time of grant) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) may not exceed $100,000.

•	Stock appreciation rights, or SARs, are rights to receive (without payment to Harris Stratex) cash, property or other forms of payment, or any combination thereof, as determined by the committee, based on the increase in the value of the number of shares of Harris Stratex Class A common stock specified in the SAR. The base price (above which any appreciation is measured) will in no event be less than 100% of the fair market value of Harris Stratex Class A stock on the date of grant of the SAR or, if the SAR is granted in tandem with a stock option (that is, so that the recipient has the opportunity to exercise either the stock option or the SAR, but not both), the exercise price under the associated stock option.

•	Awards of restricted stock are grants or sales of Harris Stratex Class A common stock which are subject to a risk of forfeiture, such as a requirement of the continued performance of services for stated term or the achievement of individual or Harris Stratex performance goals. Awards of restricted stock include the right to any dividends on the shares pending vesting (or forfeiture), although the committee may determine, at the time of the award, that dividends will be deferred and, if dividends are deferred, the committee may determine that the deferred dividends will be reinvested in additional restricted stock.

•	Awards of restricted stock units and performance units are grants of rights to receive either shares of Harris Stratex Class A common stock (in the case of restricted stock units) or the appreciation over a base value (as specified by the committee) of a number of shares of Harris Stratex Class A common stock (in the case of performance stock units) subject to satisfaction of service or performance requirements established by the committee in connection with the award. Such awards may include the right to the equivalent to any dividends on the shares covered by the award, which amount may in the discretion of the committee be deferred and paid if and when the award vests.

•	Qualified performance-based awards are awards which include performance criteria intended to satisfy Section 162(m) of the code. Section 162(m) of the code limits Harris Stratex’s federal income tax deduction for compensation to certain specified senior executives to $1 million dollars, but excludes from that limit “performance-based compensation.” Qualified performance-based awards may be in the form of stock options, restricted stock, restricted stock units or performance units, but in each case will be subject to satisfaction of one of the following criteria, either individually, alternatively or in any combination, applied to either Harris Stratex as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre- established target, to previous years’ results or to a designated comparison group, in each case as specified by the committee in the award:
cash flow (before or after dividends)
stock price
stockholder return or total stockholder return
return on investment
market capitalization
debt leverage (debt to capital)
sales or net sales
income, pre-tax income or net income
operating profit, net operating profit or economic profit
return on operating revenue or return on operating assets
operating ratios

working capital ratios
market share improvement customer service
earnings per share (including, without limitation, earnings before stock based compensation, profitsharing, interest, taxes, depreciation and amortization)
return on equity
return on capital (including without limitation return on total capital or return on invested capital)
return on assets or net assets
economic value added
revenue
backlog
operating income, pre-tax income, or net income
gross margin, operating margin or profit margin
cash from operations
patent applications and patent awards
general and administrative expenses
Qualified performance-based awards in the form of stock options must have an exercise price which is not less than 100% of the fair market value of Harris Stratex Class A common stock on the date of grant. No payment or other amount will be available to a recipient of a qualified performance-based award except upon the committee’s determination that particular goal or goals established by the committee for the criteria (from among those specified above) selected by the committee have been satisfied.
•	A stock grant is a grant of shares of Harris Stratex Class A common stock not subject to restrictions or other forfeiture conditions. Stock grants may be awarded only in recognition of significant contributions to the success of Harris Stratex or its affiliates, in lieu of compensation otherwise already due, or in other limited circumstances which the committee deems appropriate.
     Effect of Termination of Employment or Association. Unless the committee determines otherwise in connection with any particular award under the 2007 Plan, stock options and SARs will generally terminate three months following the recipient’s termination of employment or other association with the Company. The effect of termination on other awards will depend on the terms of those awards.
     Transferability. In general, no award under the 2007 Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the committee may approve the transfer, without consideration, of an award of a nonstatutory option or restricted stock to a family member.
     Effect of Significant Corporate Event. In the event of any change in the outstanding shares of Harris Stratex Class A common stock through merger, consolidation, sale of all or substantially all the property of Harris Stratex, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Harris Stratex Class A common stock, an appropriate and proportionate adjustment will be made in (1) the maximum numbers and kinds of shares subject to the 2007 Plan and the 2007 Plan limits, (2) the numbers and kinds of shares or other securities subject to the then outstanding awards, (3) the exercise or hurdle price for each share or other unit of any other securities subject to then outstanding Harris Stratex Class A stock options or SARs (without change in the aggregate purchase or hurdle price as to which stock options or SARs remain exercisable), and (4) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a Harris Stratex repurchase right. In the event of an acquisition, any then outstanding award will accelerate in full to the extent not assumed or replaced by the acquirer of Harris Stratex. Upon dissolution or liquidation of Harris Stratex other than as part of an acquisition or similar transaction, each outstanding stock option or SAR shall terminate, but the participant shall have the right, immediately prior to the dissolution or liquidation, to exercise the stock option or SAR to the extent exercisable on the date of dissolution or liquidation.
     Change of Control. Award agreements pursuant to the 2007 Plan may provide, as determined by the committee, that, in the event of a change of control, stock options and stock appreciation rights will accelerate; the risk of forfeiture applicable to restricted stock and restricted stock units will lapse; and all conditions on restricted stock and restricted stock units shall be deemed to have been satisfied. A change of control is defined as the occurrence of any of (a) a transaction after which 50% of the voting power of the resulting entity or ultimate parent entity is represented by previously issued and outstanding Harris Stratex securities, or securities into which the Harris Stratex securities were converted, (b) a merger, consolidation, share exchange or acquisition after which less than 50% of the voting power of the resulting entity or ultimate parent entity is represented by previously issued and outstanding Harris Stratex securities, or securities into which the Harris Stratex securities were converted; (c) other than by means of a merger, consolidation, share exchange or acquisition, a person or group of persons obtains more than 30% of the total combined voting power of Harris Stratex (exempting Harris, until such time as it beneficially owns less than 30% of the total voting power of Harris Stratex, and also the employee benefit plans and trustees of employee benefit plans for Harris Stratex and its affiliates (other than Harris), and any underwriters temporarily holding securities prior to an offering of such securities); (d) the composition of the board changes, over a period of 36 months or less, such that that a majority of the individuals on the board are no longer at least one of the following: (i) directors appointed before the adoption of the plan or directors who have served throughout the period, (ii) appointees of Harris Corporation, or (iii) directors elected by a majority of directors that (x) belong to the same class of directors as such director, and (y) satisfied the criteria above at the time they voted for such director; or (e) a majority of the Harris Stratex board of directors determines that a change in control has occurred. No change of control is held to have occurred if (i) immediately before the occurrence Harris owns more than 30% of the total voting power of Harris Stratex, and (ii) immediately after such occurrence, Harris owns a majority of the total voting power of Harris Stratex
     Amendments to the 2007 Plan. Generally the board of directors of Harris Stratex may amend or modify the 2007 Plan at any time subject to the rights of holders of outstanding awards on the date of amendment or modification.
     Compensation Committee Interlocks and Insider Participation
     No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The following describe certain ongoing arrangements between Harris and Harris Stratex which may be material to Harris or Harris Stratex. In addition to the following arrangements, for information relating to transactions between Harris and Harris Stratex, see Note 1. Significant Accounting Policies — Related Party Transactions in the Notes to the Combined Financial Statements of MCD beginning on page F-7 of this prospectus.
•	The Combination Agreement
          Harris Stratex has agreed pursuant to the combination agreement to indemnify, defend and hold Harris and its subsidiaries, directors, officers, partners, employees, representatives and agents harmless from and against any and all losses incurred by any such Harris indemnified person arising out of or relating to:
•	any breach by Harris Stratex or any of its subsidiaries of any covenants of Harris Stratex contained in the combination agreement to be performed following the closing; however, any action or inaction approved by the board of directors of Harris Stratex will not be subject to indemnity under this paragraph if a majority of the directors of Harris Stratex at the time of such action or inaction were the initial Harris directors or otherwise elected or appointed by Harris or the directors of Harris Stratex appointed or elected by Harris;

•	any liability assumed by Harris Stratex under the combination agreement; or

•	any liability arising out of or relating to the operation of the businesses or properties or liabilities of (1) Stratex prior to the closing or (2) Harris Stratex and/or any of its subsidiaries on or after the closing.
                  Harris will indemnify and defend and hold Harris Stratex and its subsidiaries, directors, officers, partners, employees, representatives and agents harmless from and against any and all losses incurred by any such Harris Stratex indemnified person arising out of or relating to:
•	any breach of the covenants contained in the combination agreement to be performed by Harris or any of its subsidiaries following the closing; or

•	any asset or liability of Harris or its subsidiaries that is not transferred to or assumed by Harris Stratex as provided by the combination agreement.
     Harris Stratex has agreed that, in connection with the combination agreement, it will cause Stratex, as the surviving corporation in the merger, for a period of six years from the effective time of the merger to indemnify and hold harmless each past and present director and officer of Stratex or any of its subsidiaries (in each case, for acts or failures to act in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that Stratex would have been permitted to indemnify such person under the laws of the State of Delaware and its certificate of incorporation or bylaws as in effect on the date of the combination agreement. Harris Stratex has also agreed to advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
     Stratex purchased a six-year “tail” policy upon the effective time of the merger, for a period of six years after the effective time of the merger, to maintain officers’ and directors’ liability insurance covering those persons who were covered by such insurance in effect as of the date of the combination agreement.

•	The Investor Agreement
      As provided in the investor agreement and the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex, the Harris Stratex Class A and Class B common stock are identical in all respects except that holders of shares of Harris Stratex Class B common stock have the additional right to vote separately as a class to elect, remove and replace the Class B directors, the right to receive Class B common stock instead of Class A common stock in certain circumstances, the absence of certain duties and obligations with respect to corporate opportunities and preemptive rights providing holders of Harris Stratex Class B common stock with the right to participate in additional offerings of Harris Stratex common stock.
Board of Directors of Harris Stratex
Initial Board of Directors: The board of directors of Harris Stratex has nine members. Five of these directors are appointed by Harris as the sole holder of Harris Stratex Class B common stock and include Howard L. Lance, Chairman, President and Chief Executive Officer of Harris, and Guy M. Campbell, President and Chief Executive Officer of Harris Stratex, each of whom was previously a director of Harris Stratex, and also include Eric C. Evans, Dr. Mohsen Sohi and Dr. James C. Stoffel. The four remaining directors of Harris Stratex are appointed by Stratex and include Charles D. Kissner, Chairman of Stratex, as well as the following former Stratex directors: William A. Hasler, Clifford H. Higgerson and Edward F. Thompson.
     Harris has agreed that, until the second anniversary of the combination of the Microwave Communications Division and Stratex, one of the Harris directors must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries). Stratex has agreed that two of the directors to be appointed by Stratex must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules. With respect to Harris Stratex, Eric C. Evans, William A. Hasler, Clifford H. Higgerson, Dr. Mohsen Sohi, Dr. James C. Stoffel and Edward F. Thompson each meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules. In addition, none of the proposed directors of Harris Stratex is an employee of Harris or any of its subsidiaries (without regard to Harris Stratex of any of its subsidiaries). Both Harris and Stratex have satisfied the requirements relating to directors imposed on them by the combination agreement.
     The initial directors will serve until their successors are elected at the first annual meeting of Harris Stratex. The Harris Stratex directors will be elected at each annual meeting.
     Committees: At all times the audit, nominating and compensation committees of the board of directors of Harris Stratex must comply with the applicable requirements under the NASDAQ rules (after taking advantage of all available exemptions for controlled companies).
     On January 26, 2007, the following directors became members of the following committees upon the filing the amended and restated certificate of incorporation:

Directors:	Committees:
Class A Directors:

William A. Hasler	Governance (Chair), Audit, Nominating

Clifford H. Higgerson	Compensation, Nominating

Charles D. Kissner	Governance, Nominating

Edward F. Thompson	Audit (Chair), Nominating
Class B Directors:

Guy M. Campbell (continuing director)	—

Eric C. Evans	Audit

Howard L. Lance (continuing director)	Governance

Dr. Mohsen Sohi	Compensation

Dr. James C. Stoffel	Compensation (Chair)
     Voting Requirements: All actions of the board of directors of Harris Stratex must be approved by a majority of a quorum.
     Restrictions on Related Party Transactions
     Harris and its affiliates are only permitted to enter into transactions with Harris Stratex if the transaction is approved by a majority of the directors not elected by Harris or is on terms no less favorable in any material respect to Harris Stratex than those that could have been obtained by Harris Stratex, taking into consideration the then prevailing facts and circumstances, if it had negotiated the transaction with an informed, unrelated third party. However, if a transaction has a fair market value of more than $5 million, it must be approved in advance by a majority of the Class A directors. Harris and Harris Stratex have agreed that certain specified transactions relating to the payment of directors fees, employee benefits and other similar arrangements, indemnification arrangements and tax-sharing arrangements between Harris Stratex and any other entity with which Harris Stratex files a consolidated tax return or with which Harris Stratex is part of a consolidated group for tax purposes will not be subject to these restrictions.
     Standstill Provision
     Harris has agreed that, for two years following the combination of the Microwave Communications Division and Stratex, it will not acquire or dispose of any of its voting securities in Harris Stratex with the following exceptions:

•	pursuant to preemptive rights provided to Harris Stratex further described in “Description of Harris Stratex Capital Stock — Preemptive Rights”;

•	unless approved in advance by a majority of the non-Harris directors; and

•	as a result of actions taken by Harris Stratex that do not increase or decrease Harris’ percentage of total voting power which Harris and its affiliates are entitled to cast in respect of all classes of capital stock or securities of Harris Stratex then outstanding and entitled to vote generally in the election of Class A directors (including the holders of Harris Stratex Class B common stock) beneficially owned by Harris.
     In addition, Harris has agreed that from the second to the fourth anniversary of the combination of the Microwave Communications Division and Stratex, it will not (1) beneficially own more than 80% of the voting power of Harris Stratex without the prior approval of a majority of the non-Harris directors or (2) transfer all or a portion of its interest in Harris Stratex to a person if, following such transfer, that person would be entitled to cast a majority of the outstanding votes in an election of the directors of Harris Stratex (other than an election of the Class B directors) unless a majority of the non-Harris directors approve such transfer in advance or the person purchasing Harris’ interest in Harris Stratex offers to acquire all the outstanding voting securities of Harris Stratex at the same price and on the same terms as apply to the transfer from Harris.
     There are no prohibitions or restrictions on any pro rata dividends or other pro rata distributions of Harris Stratex voting securities to the stockholders of Harris or any bona fide sale to the public of Harris Stratex securities pursuant to Rule 144 under the Securities Act or a bona fide registered public offering.
     See “Description of Harris Stratex Capital Stock - Special Rights of Holders of Class B Common Stock” for more information regarding the terms and provisions of the Investor Agreement.
•	The Non-Competition Agreement
     In consideration for the issuance to Harris of Harris Stratex shares pursuant to the combination agreement and the performance by Stratex of its obligations under the combination agreement and the other agreements entered into in connection with the combination agreement, Harris agrees that, during the period commencing on the date of the non-competition agreement and ending on the fifth anniversary of such date, Harris will not, and will not permit any of its subsidiaries to:
•	engage, directly or indirectly, in the restricted business (as defined below);

•	form any person other than Harris Stratex and its subsidiaries, any such person a “covered person”, or change or extend the current business activities of any existing covered person for the purpose of engaging, directly or indirectly, in the restricted business; or

•	invest, directly or indirectly, in any covered person engaged, directly or indirectly, in the restricted business in any material respect;
     provided, however, that notwithstanding the foregoing Harris and/or its subsidiaries may:
•	collectively own less than 20% of the total equity interests in any covered person engaged in the restricted business as long as none of the employees of Harris or any of its subsidiaries is involved in the management of such covered person;

•	participate as a passive investor with no management rights in any investment fund that holds an ownership interest in covered persons engaged in the restricted business that is managed by persons that are not affiliates of Harris (1) with any employee benefit or retirement plan funds and (2) with any other funds subject, in the case of this clause (2) only, to a maximum interest in such investment fund of 15%; and

•	acquire a covered person or business unit of a covered person engaged in the restricted business if (1) the restricted business contributed less than 20% of such covered person’s or business unit’s, as applicable, total revenues (based on its latest annual audited financial statements, if available) and (2) such covered person or Harris, as applicable, divests or ceases to conduct the restricted business within 18 months after the acquisition date.

     The term “restricted business” means the development, manufacture, distribution and sale of any microwave radio systems and related components, systems and services which are (1) competitive with the then current products of Stratex and the Microwave Communications Division, or (2) which are substantially similar to such products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks.
     Notwithstanding anything in the non-competition agreement to the contrary, the term “restricted business” does not include, and the prohibition contained in the non-competition agreement does in no way prohibit Harris and/or its subsidiaries from:
•	purchasing and reselling products produced by, and marked with the brands of, an unaffiliated person in connection with the sale, service, design or maintenance of a system that contains or uses microwave radios or related components, systems or services; or

•	developing, manufacturing, distributing or selling microwave radios or related components, systems or services for use by government entities.
     For purposes of the non-competition agreement, neither Harris Stratex nor any of its subsidiaries are deemed to be a subsidiary or affiliate of Harris or any of its other subsidiaries or affiliates.
•	Intellectual Property Agreement
          Assignment of Contributed Trade Secrets to Harris Stratex: Under the terms of the intellectual property agreement, Harris and its subsidiaries irrevocably transferred and assigned to Harris Stratex all of their rights and interest in the trade secrets and copyrights that are primarily related to or primarily used in connection with the business conducted by the Microwave Communications Division, subject to limited restrictions. The rights to trade secrets and copyrights transferred and assigned by Harris and its subsidiaries to Harris Stratex pursuant to the provisions described in this paragraph are referred to in this “— Intellectual Property Agreement” section as the contributed trade secrets.
          License Back to Harris and its Subsidiaries and Sublicense of Contributed Trade Secrets: In exchange for the contributed trade secrets, Harris Stratex granted to Harris and its subsidiaries a personal, nonexclusive, non-transferable, irrevocable, worldwide, fully paid-up license to use, copy, execute and perform, and to display and distribute (subject to agreed confidentiality restrictions), the contributed trade secrets, and to create, use, copy, execute and perform, and to display and distribute (subject to agreed confidentiality restrictions), derivative works from the contributed trade secrets, subject to limited exceptions. The license back to Harris and its subsidiaries of the contributed trade secrets includes a personal, non-transferable and nonexclusive right to communicate portions of and grant nonexclusive sublicenses (subject to agreed confidentiality restrictions) to such contributed trade secrets to customers, suppliers, sublicensees or other third parties as necessary regarding any products or services sold by Harris or its subsidiaries now or in the future, subject to limited exceptions.
          Trade Secrets Licensed to Harris Stratex: Under the terms of the intellectual property agreement, Harris and its subsidiaries granted to Harris Stratex a fully paid-up, worldwide, irrevocable, non-transferable and nonexclusive license to use any trade secrets or copyrights owned by Harris that are not contributed trade secrets but are otherwise used in connection with the business conducted by the Microwave Communications Division immediately prior to the closing. The trade secrets and copyrights licensed by Harris and its subsidiaries to Harris Stratex pursuant to the provisions described in this paragraph are referred to in this “— Intellectual Property Agreement” section as the licensed trade secrets.
          Right to Sublicense Licensed Trade Secrets: In addition, subject to any and all pre-existing licenses granted by Harris or its subsidiaries, Harris and its subsidiaries granted to Harris Stratex a personal, non-transferable and nonexclusive right to communicate portions of and grant nonexclusive sublicenses to (subject to agreed confidentiality restrictions) the licensed trade secrets in connection with any products or services then-sold by Harris Stratex or sold in the future to (1) suppliers to the extent necessary to produce products or components for such products for Harris Stratex and (2) customers to the extent necessary to permit such customers to use any product or service produced or provided by Harris Stratex for its intended purpose. Harris Stratex may not grant sublicenses of such rights in connection with a general licensing program, for settlement purposes or other purposes not directly related to its own operations.
          Assignment of Contributed Patents to Harris Stratex: Under the terms of the intellectual property agreement, Harris and its subsidiaries assigned and transferred to Harris Stratex those patents specifically identified as being transferred by Harris and its subsidiaries to Harris Stratex in connection with the combination of the Microwave Communications Division and Stratex, which are generally those patents primarily related to the operations of the Microwave Communication Division, subject to limited exceptions. The patent rights transferred and assigned by Harris and its subsidiaries to Harris Stratex pursuant to the provisions described in this paragraph are referred to in this “— Intellectual Property Agreement” section as the contributed patents.
          Licensed Patents: Harris and its subsidiaries have also granted to Harris Stratex a personal, fully paid-up, worldwide, non-transferable, irrevocable and nonexclusive license under certain patents to make, have made, use, sell, offer to sell, lease, transfer, import, export or otherwise distribute products or services of Harris Stratex now or in the future and to use and perform all processes and methods claimed by the licensed patents, subject to limited exceptions. The patents to be licensed pursuant to the provisions described in this paragraph include patents owned or controlled by Harris or its Subsidiaries as of the closing date of the combination of the Microwave Communications Division and Stratex (other than the contributed patents) that are used in the business conducted by the Microwave Communications Division immediately prior to the closing and for which Harris or its subsidiaries have the right to grant licenses under the agreement without material restrictions. The licenses granted by the provisions described in this paragraph include the right to convey to any customer of Harris Stratex, regarding any product that is sold or leased by Harris Stratex to such customer, rights to use and resell such products as sold or leased by Harris Stratex.
          License Back to Harris and its Subsidiaries: Harris Stratex granted to Harris and its subsidiaries a personal, fully paid-up, worldwide, non-transferable, irrevocable and nonexclusive license under the contributed patents to make, sell or distribute the products or services then-sold by Harris or its subsidiaries or sold in the future. The licenses granted by the provisions described in this paragraph include the right to convey to any customer of Harris or its subsidiaries, regarding any product that is sold or leased by Harris and its subsidiaries to such customer, rights to use and resell such products as then-sold or leased by Harris and its subsidiaries or sold or leased in the future.
          Right to Sublicense Licensed Patents: In addition, subject to limited exceptions, Harris and its subsidiaries granted to Harris Stratex a personal, non-transferable, irrevocable and nonexclusive right to grant nonexclusive sublicenses under the licensed patents in connection with any products or services then-sold by Harris Stratex or sold in the future to (1) suppliers to the extent necessary to produce products or components for such products for Harris Stratex and (2) customers to the extent necessary to permit such customers to use any product or service produced or provided by Harris Stratex for its intended purpose. Harris Stratex may not under any circumstances grant sublicenses of such rights in connection with a general licensing program, for settlement purposes or other purposes not directly related to its own operations.
•	Trademark and Trade Name License Agreement
          Grant of Trademark License
     In connection with the transactions, Harris granted to Harris Stratex and its subsidiaries for use solely by Harris Stratex and its subsidiaries, a worldwide, royalty-free, fully paid-up, non-transferable, non-exclusive license to use the “HARRIS” mark, or the licensed trademark, and the “HARRIS” mark with a stylized “A”, or the stylized mark, as described below:
•	With respect to the packaging, marketing, sale, licensing, distribution and support of the products of the MCD business (including products that have been partially manufactured) existing as of the closing date, with certain limitations, for one year from the closing date of the combination of the Microwave Communications Division and Stratex, Harris Stratex is permitted to use the licensed trademark and the stylized mark in the same manner as they were used in the MCD business by Harris and its subsidiaries immediately prior to the closing date of the combination of the Microwave Communications Division and Stratex; and

•	With respect to any Harris Stratex business products and marketing and promotional material and packaging produced after the closing of the combination of the Microwave Communications Division and Stratex, Harris Stratex may only use the licensed trademark if the licensed trademark is used as part of the “HARRIS” portion of a combined “HARRIS STRATEX” trademark as provided in the trademark and trade name agreement.
     Within three months after the combination of the Microwave Communications Division and Stratex, Harris Stratex and its subsidiaries have agreed to remove the stylized mark from all buildings, signs and vehicles used in connection with its business.

          Grant of Trade Name License
     Harris has also granted to Harris Stratex for use solely by Harris Stratex and its subsidiaries a personal, royalty-free, fully paid-up, worldwide, non-transferable, non-exclusive license to use the trade name “HARRIS” without a stylized “A”, which we refer to as the licensed trade name, subject to those limitations as provided in the trademark and trade name agreement.
          No Transfers; No Sublicensing: Neither Harris Stratex nor its subsidiaries has the right to transfer its rights under the agreement or grant sublicenses to the licensed trademark, the stylized mark or licensed trade name, although Harris Stratex and its subsidiaries may authorize persons contracted by Harris Stratex to manufacture its products to affix the licensed trademark or the licensed trade name to new Harris Stratex business products, marketing and promotional material and packaging in accordance with the trademark and trade name license agreement.
          Other Trademarks and Trade Names: Harris Stratex and its subsidiaries are required to refrain from the adoption or use of any other trademark or trade name or logo that is, or contains any element that is, confusingly similar to the licensed trademark, the stylized mark or the licensed trade name. Harris Stratex and its subsidiaries are not permitted to use any logo, trademark or trade name including the name “Harris” except as expressly permitted by the terms of the agreement.
          Ownership and Compliance: The licensed trademark, the stylized mark and the licensed trade name are the exclusive and sole property of Harris, and all use of the licensed trademark, the stylized mark and the licensed trade name by Harris Stratex and its subsidiaries pursuant to the agreement will inure solely to Harris’s benefit. Neither Harris Stratex or its subsidiaries nor any of their agents or affiliates are permitted to challenge, contest, call into question or raise any questions concerning Harris’ ownership or the validity of the licensed trade name, the licensed trademark, the stylized mark or any registration or application for registration for the licensed trademark or the stylized mark or the fact that Harris Stratex’s and its subsidiaries’ rights under the agreement are solely those of a licensee, which rights terminate (except as otherwise set forth in the agreement) upon termination of the trademark and trade name license agreement.
     In addition, Harris Stratex and its subsidiaries are required to comply with reasonable trademark and trade name usage guidelines provided by Harris, as established from time to time.
Term: Harris has the right to terminate the trademark and trade name license agreement and the licenses granted under it if:
•	Harris Stratex and its subsidiaries materially default in performing any of the terms and conditions of the trademark and trade name license agreement and fail to remedy the material default within 30 days of written notice, subject to additional provisions relating to Harris Stratex’s efforts and ability to remedy any material breach;

•	Upon written notice to Harris Stratex in the event that Harris Stratex or any of its subsidiaries are adjudged bankrupt, become insolvent, make an assignment for the benefit of creditors, have a receiver or trustee appointed, file a petition for bankruptcy, or initiate reorganization proceedings or take steps toward liquidation of a substantial part of its property or assets; or

•	Upon six months written notice to Harris Stratex at any time Harris no longer is entitled to cast majority of the total number of votes then entitled to be cast generally in the election of Class A directors of Harris Stratex.
     Harris Stratex has the right to terminate the trademark and trade name license agreement at any time for any reason upon written notice.
•	Transition Services Agreement
          Services
     Harris has agreed to provide Harris Stratex and Harris Stratex’s affiliates certain services for use in connection with the MCD business as that business is conducted by Harris Stratex. Harris will provide the services in a manner, amount and quality substantially consistent with the identified services provided by Harris to the MCD business six months before the effective date of the contribution transaction and the merger.

     These services primarily include the services which were provided by Harris to the Microwave Communications Division prior to the combination of the Microwave Communications Division and Stratex which were charged to the Microwave Communications Division, including information services, human resources, financial services, facilities, legal support and supply chain management services.
     Upon the request of Harris Stratex, Harris may elect to provide additional services to Harris Stratex on terms and fees to be determined by Harris and Harris Stratex. The parties currently anticipate that, Harris may in the future provide information technology services to Harris Stratex that are different in type and amount than that currently provided by Harris to the Microwave Communications Division. These additional services will be negotiated pursuant to and subject to the terms of the transition services agreement.
          Exceptions to Harris’ Obligation to Perform
     Notwithstanding anything to the contrary, Harris is not required to provide any service to Harris Stratex (1) to the extent performing the service would require Harris to violate any law or would result in the breach of any contract or agreement due to a failure to obtain certain necessary consents, licenses, sublicenses or approvals, (2) if Harris reasonably determines that providing such service would result in a significant disruption of its or any of its affiliates’ businesses or operations, would materially increase the scope of Harris’ responsibilities under the transition services agreement or would be impracticable or (3) if any such service unreasonably inhibits any employee of Harris or any of its affiliates from discharging his or her obligations to Harris or any of its affiliates or places any employee of Harris or any of its affiliates in a conflict of interest with respect to his or her employment with Harris or any of its affiliates. Until an alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, Harris has agreed to use its commercially reasonable efforts to provide a comparable service, or in the case of data systems, support the function to which the data system relates or permit Harris Stratex to have reasonable access to the data system so that Harris Stratex can support the function itself.
     However, if Harris Stratex elects to decommission, replace, modify or change its information technology or communications systems, networks, equipment, configurations, processes, procedures, practices or any other aspect of its business relationship relating to a service in a manner that adversely affects Harris’ ability to provide such service as required under the transition services agreement, then Harris has no liability regarding the effectiveness or quality of such service and is excused from performance of such service until Harris Stratex mitigates the adverse effect of the change, and Harris Stratex is responsible for all direct expenses incurred by Harris in connection with the cessation and, if applicable, the resumption of such service. Additionally, Harris may suspend its performance of any service and Harris Stratex’s access to information technology or communications systems used by Harris if, in Harris’ reasonable judgment, the integrity, security or performance of these systems, or any data stored on the system, is being or is likely to be jeopardized by the activities of Harris Stratex, its employees, agents, representatives or contractors.
          Cost of Services
     In consideration of the provision of services by Harris under the transition services agreement, Harris Stratex pays to Harris, without set-off, a service fee for each such service in the amount equal to:
•	all internal costs allocated to the maximum extent reasonably practicable to providing the service on a fully allocated basis consistent with the charges in effect at the time of the combination of the Microwave Communications Division and Stratex, and

•	any additional out-of-pocket costs or expenses incurred by Harris in connection with providing the service, including without limitation, payments or costs for an ongoing license, grant or provision of rights or services.
          Term
     The transition services agreement will terminate regarding each service as provided by the transition services agreement regarding such service, although the transition services agreement will terminate, including all services provided pursuant to its terms, no later than the one-year anniversary of the closing of the merger and the contribution transaction, unless the agreement is terminated sooner by default or by Harris Stratex or extended by mutual written agreement of the parties. Any termination or expiration of the agreement regarding any particular service will not terminate the agreement regarding any other service provided under the agreement. Notwithstanding any other provision of the transition services agreement, upon written notice received by Harris at least 30 days prior to the termination of the information technology services, Harris will continue to provide the information technology service provided by Harris to Harris Stratex immediately prior to such termination for an additional six-month period, although the cost-of-services provision in the agreement will not apply during such six-month period and the parties will negotiate in good faith to determine a commercially reasonable fee for those services during that six-month period.
          Termination
By Default: Harris has the right, in its sole discretion, to terminate the applicable services and/or the transition services agreement in the event that Harris Stratex fails to pay for any or all services in accordance with the terms of the transition services agreement (and the payment is not disputed by Harris Stratex in good faith in accordance with the terms of the transition services agreement).
Either party has the right, in its sole discretion, to terminate the applicable services and/or the transition services agreement in the event that: (1) the other party defaults under the transition services agreement in any material respect or (2) the other party becomes insolvent as provided in the transition services agreement, subject to applicable cure periods.
By Harris Stratex: The agreement may be terminated with respect to all services by Harris Stratex prior to the one-year anniversary of the closing of the merger and the contribution transaction upon the expiration of the longer of (1) 30 days’ prior written notice to Harris or (2) the longest notice period applicable to any service that has not been terminated or expired in accordance with the transition services agreement at the time of such termination. Any particular service may be separately terminated by Harris Stratex upon the expiration of the longer of (a) 30 days’ prior written notice to Harris or (b) the required prior written notice to Harris as specified for such service by the transition services agreement.
          Indemnification
     The transition services agreement includes customary indemnification.
•	Lease Agreement (Real Property)
     Harris leases to Harris Stratex approximately 23,000 square feet of office space previously utilized by the Microwave Communications Divisions located in Melbourne, Florida, with a term of approximately two years for approximately $45,000 per month. Harris Stratex has two one-year options to renew the lease; provided that the parties can agree on the rent for each additional year, which will at least be 103% of the prior year’s rent. Harris Stratex may terminate the lease at any time upon 90-days’ written notice to Harris provided that it pays the following early termination fee: (1) one-year’s rent if such termination occurs in the first year of the two-year term or (2) the lesser of six-months’ rent and the rent for the remaining term of the lease, if such termination occurs after the first year of the term. Harris Stratex may not transfer the lease without the consent of Harris.
•	NetBoss® Service Agreement
     Pursuant to the terms and conditions of the NetBoss® service agreement, Harris sold, assigned, transferred, conveyed and delivered to Harris Stratex all of Harris’ and any of its subsidiaries’ right, title and interest in and to certain contracts to the extent such rights, title and interests in and to such contracts arose out of the provision of goods and services that related to any NetBoss® integrated communications network management platform to any affiliate of Harris or any of its subsidiaries. In addition, Harris Stratex accepted the assignment and assumed and will pay, honor, perform and discharge when due all of the obligations that otherwise would be provided by Harris or one of its subsidiaries under the contracts assigned that arose out of or resulted from the provision of goods and services that related to any NetBoss® integrated communications network management platform to any affiliate of Harris or any of its subsidiaries. Harris will (or will cause one of its subsidiaries to) pay to Harris Stratex promptly when due any amounts owed to Harris Stratex in connection with the provision of goods and services relating to any NetBoss® integrated communications network management platform to any affiliate of Harris or any of its subsidiaries pursuant to and, in accordance with, the assigned contracts. For purposes of the NetBoss® service agreement, neither Harris Stratex nor any of its subsidiaries are deemed to be a subsidiary or affiliate of Harris or any of its other subsidiaries or affiliates.
•	Registration Rights Agreement
     Harris and Harris Stratex entered into a registration rights agreement upon the combination of the Microwave Communications Division and Stratex containing the following terms:

•	Securities that may be registered under the agreement include (1) Harris Stratex Class A and Class B common stock or other securities acquired by Harris from Harris Stratex, (2) any securities issued or distributed regarding, or in exchange for, any such Class A or Class B common stock or securities (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure and (3) any securities issued or distributed regarding, or in exchange for, any securities described in clause (2) or this clause (3) (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure, other than, in the case of each of clauses (1), (2) and (3), any such securities that:
•	have been offered and sold pursuant to a registration statement that has become effective under the Securities Act;

•	have been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such registrable securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed; or

•	are transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).
•	Harris is permitted two shelf registrations upon request but solely for use in connection with delayed underwritten offerings;

•	Harris is permitted four non-shelf demand registration statements relating to underwritten offerings that have become effective and that covered all the registrable securities requested to be included;

•	Any demand for registration must be in respect of securities with a market value of at least $50 million based on the then prevailing market price, represent at least 5% of the outstanding Harris Stratex common stock or represent all of the securities that can be registered under the agreement by a holder and its affiliates;

•	Harris is entitled to customary piggyback registration rights; and

•	Harris Stratex has the right to postpone (or, if necessary or advisable, withdraw) the filing, or delay the effectiveness of a registration statement or offers and sales of applicable securities registered under a shelf demand registration statement if its board of directors determines in good faith that such registration would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving Harris Stratex or any of its subsidiaries, or would otherwise be seriously detrimental to Harris Stratex and its subsidiaries, taken as a whole, and furnishes to the electing holders of registrable shares a copy of a resolution of its board of directors setting forth such determination; provided, however, that Harris Stratex may not postpone a demand registration or offers and sales of applicable securities under a shelf demand registration statement more than once in any twelve-month period and that no single postponement shall exceed 90 days in the aggregate.
•	Lease Agreement (Equipment and Machinery)
                 Harris and Harris Stratex respective Canadian subsidiaries have entered into a lease agreement in connection with the combination of the Microwave Communications Division and Stratex pursuant to which the Canadian subsidiary of Harris Stratex leases from the Canadian subsidiary of Harris certain machinery, equipment and other assets as specified in the lease agreement. In consideration of its rights to the equipment, machinery and other assets, the Canadian subsidiary of Harris Stratex pays rent to the Canadian subsidiary of Harris equal to 103% of the annual depreciation of the assets leased pursuant to the lease agreement (determined in accordance with US GAAP), plus applicable taxes (or approximately $7.313 million over the term of the lease). The term of the lease agreement is five years from the closing date of the merger and the contribution transaction, unless terminated earlier pursuant to its terms. In general terms, if the aggregate option and rental payments made or due and payable under the lease agreement at the time of the termination exceed $7.313 million, the Canadian subsidiary of Harris will pay such difference to the Canadian subsidiary of Harris Stratex. However, if the aggregate option and rental payments made or due and payable under the lease agreement at the time of the termination are less than $7.313 million, the Canadian subsidiary of Harris Stratex will pay such difference to the Canadian subsidiary of Harris. At any time during the term of the lease (but not earlier than six months after its commencement), the Canadian subsidiary of Harris Stratex has the option to purchase the assets leased pursuant to the lease agreement for an amount equal to the greater of $1.00 and 103% of the net book value amount of all or that portion of the assets with respect to which the option is being exercised (subject to certain conditions).

•	Tax Sharing Agreement
     If the financial results of Harris Stratex are properly included in a Harris consolidated, combined, or unitary income or franchise tax return, Harris Stratex will consent to the inclusion of such results in the Harris tax return. Harris Stratex will reimburse Harris for any tax liability of Harris Stratex reflected in a Harris tax return, and Harris will reimburse Harris Stratex for use of any tax benefits of Harris Stratex that are used by Harris in its tax return. Additionally, Harris will reimburse Harris Stratex for pre-closing tax liabilities that are paid by Harris Stratex if those liabilities would not be assumed by Harris Stratex as part of the contribution transaction. Harris Stratex will also reimburse Harris for its use of any tax assets that are not assumed by Harris Stratex as part of the contribution transaction. These arrangements also apply to subsidiaries of Harris and Harris Stratex, although for purposes of the tax sharing agreement, Harris Stratex and its subsidiaries are not deemed to be subsidiaries of Harris.

PRINCIPAL STOCKHOLDERS
     The following table sets forth information regarding the beneficial ownership of Harris Stratex common stock as of February 6, 2007:
•	each person that will be a beneficial owner of more than 5% of Harris Stratex common stock;

•	each of the named executive officers of Harris Stratex;

•	each director or prospective director of Harris Stratex; and

•	all directors and named executive officers of Harris Stratex, taken together.
     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each stockholder identified in the table possesses sole voting and investment power over all shares of Harris Stratex common stock shown as beneficially owned by that stockholder. Percentage of beneficial ownership is based on the 24,784,176 shares of Harris Stratex Class A and 32,850,965 shares of Class B common stock, which is a total of 57,635,141 shares outstanding as of February 6, 2007.

				Percentage of
	Number of Shares		Number of Shares	Voting Power of	Percentage of
	of Class A		of Class B	Class of	Voting Power of
Name and Address of Beneficial Owner	Common Stock		Common Stock	Common Stock	Common Stock
Stockholders Owning Approximately 5% or more:
Harris Corporation	—		32,850,965	100%	57%
1025 West NASA Blvd
Melbourne, Florida 32919
Kopp Investment Advisors, Inc.	2,017,512	(1)	—	8.14%	3.5%
7701 France Avenue South,
Suite 500
Edina, Minnesota 55435
State of Wisconsin Investment Board	2,136,533	(2)	—	8.62%	3.7%
P.O. Box 7842
Madison, WI 53707
Sheila Baird	1,388,634	(3)	—	5.6%	2.41%
Michael Kimelman
100 Park Avenue
New York, NY 10017
Directors:
Guy M. Campbell	—		—	—	—
Howard L. Lance	—		—	—	—
Eric Evans	—		—	—	—
William A. Hasler	16,189	(4)	—	*	*
Clifford H. Higgerson	138,545	(5)	—	*	*
Charles D. Kissner	607,053	(6)	—	2.4%	1.04%
Dr. Mohsen Sohi	—		—	—	—
Dr. James C. Stoffel	—		—	—	—
Edward F. Thompson	15,000	(7)	—	*	*
Non-Director Officers:

				Percentage of
	Number of Shares		Number of Shares	Voting Power of	Percentage of
	of Class A		of Class B	Class of	Voting Power of
Name and Address of Beneficial Owner	Common Stock		Common Stock	Common Stock	Common Stock
Thomas H. Waechter	19,791	(8)	—	*	*
Sarah A. Dudash	—		—	—	—
Robert Kamenski	5,125	(9)	—	*	*
Paul A. Kennard	157,070	(10)	—	*	*
Juan Otero	32,018	(11)
All directors and executive officers as a group (14 individuals in total)	990,791	(12)	—	3.88%	1.7%

*	Less than 1%

(1)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on January 5, 2007, as adjusted for the one-for-four conversion ratio in the merger.

(2)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on March 9, 2006, as adjusted for the one-for-four conversion ratio in the merger.

(3)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G filed with the Securities and Exchange Commission on February 1, 2006, as adjusted for the one-for-four conversion ratio in the merger.

(4)	Includes 7,500 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(5)	Includes 6,250 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(6)	Includes 548,078 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(7)	Includes 12,500 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(8)	Includes 6,250 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(9)	Includes 3,750 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(10)	Includes 133,155 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(11)	Includes 22,919 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

(12)	Includes 740,402 shares subject to options exercisable or other rights to purchase or acquire within 60 days of February 6, 2007.

PLAN OF DISTRIBUTION
     We are offering shares of Class A common stock upon the exercise of certain warrants originally issued by Stratex Networks, Inc., as assumed by us pursuant to that certain Warrant Assumption Agreement effective January 26, 2007.
     The warrants are immediately exercisable and will expire five years after their initial issuance date in September 2004. Each warrant entitles the holder to purchase one share of Class A common stock at an initial exercise price of $11.80 per share. This exercise price will be adjusted if specific events occur. Harris Stratex does not have the right to call or otherwise redeem the warrants. The warrants are exercisable to purchase an aggregate of 539,195 shares of Class A common stock. The warrants are exercisable upon surrender of the warrant certificate on or prior to the expiration date at our principal office, with the form of election to purchase on the reverse side of the warrant certificate completed and executed as indicated, accompanied by either (1) full payment of the exercise price, in U.S. currency, by certified check or money order payable to the order of the Company, for the number of warrants being exercised or (2) by “cashless exercise”. The cashless exercise option allows a warrant holder to elect to pay the exercise price due upon exercise of the warrants using shares of Class A common stock instead of cash. In a cashless exercise, Harris Stratex will determine the fair market value of the shares of Class A common stock at the time of exercise, calculate the number of shares of Class A common stock that equals the exercise price due (the full number is issued at first) and deduct (repurchase from the newly issued shares of Class A common stock) that number of shares of Class A common stock from the number of warrant shares issued. To the extent that the warrant holders elect to use the warrants’ “cashless exercise” option, then Harris Stratex will issue fewer common shares than the total stated above. The exercise price and number of shares of Class A common stock issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest.

DETERMINATION OF OFFERING PRICE
     The shares of Class A common stock offered hereby are issuable upon exercise of the warrants at a per share exercise price of $11.80, subject to adjustment, in accordance with the terms of the warrants.

DESCRIPTION OF HARRIS STRATEX CAPITAL STOCK
     The following is a description of the material terms of Harris Stratex’s capital stock as of the effective time of the combination of the Microwave Communications Division and Stratex and is qualified in its entirety by reference to (1) Harris Stratex’s amended and restated certificate of incorporation, (2) Harris Stratex’s amended and restated bylaws, and (3) the applicable provisions of the Delaware General Corporation Law. This description is not complete, and you should read the full text of these documents to fully understand the terms and conditions of Harris Stratex’s capital stock.
Common Stock
     Harris Stratex is authorized under its certificate of incorporation to issue up to 450,000,000 shares, of which 300,000,000 shares are designated as Class A common stock, par value $0.01 per share, and 100,000,000 shares are designated as Class B common stock, par value $0.01 per share. Except as otherwise provided in Harris Stratex’s amended and restated certificate of incorporation, the Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects. As of February 6, 2007, 24,784,176 shares of Class A common stock have been issued and 32,850,965 shares of Class B common stock have been issued. As of that time, 3,309,551 shares were subject to outstanding options or other rights to purchase or acquire.
Dividends
     Subject to the rights of the holders of any series of Harris Stratex preferred stock that may be issued from time to time, the holders of Harris Stratex common stock are entitled to receive such dividends and distributions as may be declared on the common stock by the board of directors of Harris Stratex out of funds legally available for payment.
Voting
     Except where otherwise required by Harris Stratex’s certificate of incorporation or bylaws, the holders of Harris Stratex common stock vote together as a single class. Each share of Harris Stratex common stock entitles the holder to one vote on each matter upon which stockholders of the relevant class have the right to vote. However, Harris Stratex’s amended and restated certificate of incorporation provides the holders of Class B common stock with certain sole and exclusive rights, as further described below. In particular, the holders of Class B common stock have the sole and exclusive right to elect or remove the Class B directors. Further, Harris Stratex’s amended and restated certificate of incorporation cannot be amended or replaced to adversely affect the rights of holders of Class B common stock or to approve a new issuance of Class B common stock without the approval of the holders of a majority of Class B common stock.
Rights on Liquidation
     Subject to the rights of the holders of any series of preferred stock of Harris Stratex that may be issued from time to time, in the event of any liquidation, dissolution or winding-up of Harris Stratex (whether voluntary or involuntary), the assets of Harris Stratex available for distribution to stockholders will be distributed in equal amounts per share to the holders of Class A common stock and the holders of Class B common stock, as if such classes constituted a single class. However, the holders of common stock will be entitled to participate in such a distribution only after Harris Stratex has paid in full all of its debts and after the holders of preferred stock of Harris Stratex have received their liquidation preferences in full. It is not expected that Harris Stratex will issue any preferred stock in the foreseeable future, although management of Harris Stratex continually reviews the optional capital structure for Harris Stratex.
Subdivision, Combinations and Mergers
     If Harris Stratex splits, subdivides or combines the outstanding shares of either the Class A or the Class B common stock, the outstanding shares of the other class of Harris Stratex common stock also will be split, subdivided or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction involving Harris Stratex (regardless of whether Harris Stratex is the surviving entity), the holders of Class A and Class B common stock will be entitled to receive the same per share consideration, if any.

Special Rights of Holders of Shares of Class B Common Stock
Exchange Rights
Voluntary
     The holders of Class B common stock have the right at any time to exchange:
•	any outstanding shares of Class A common stock held by the holder for an equal number of shares of Class B common stock or

•	any outstanding shares of Class B common stock held by the holder for an equal number of shares of Class A common stock.
Mandatory Exchange Rights
     Each share of Class B common stock automatically converts into one outstanding share of Class A common stock under the following circumstances:
•	the holders of all of the outstanding shares of Class B common stock (assuming that all of the outstanding shares of Class A common stock which are then exchangeable for shares of Class B common stock have been exchanged as described under “— Exchange Rights — Voluntary” above) are collectively entitled to cast less than 10% of the total voting power; or

•	such Class B common stock is transferred by a holder to any person who is not an affiliate of the holder or nominee of the holder or one of its affiliates unless such transfer is part of a transfer by the holder and its affiliates of all of the shares of Class B common stock then owned by them.
     For purposes of the amended and restated certificate of incorporation of Harris Stratex, “total voting power” means, at any time, the total number of votes then entitled to be cast generally in the election of Class A directors by all holders of all classes of capital stock or securities of Harris Stratex then outstanding and entitled to vote generally in the election of Class A directors (including the holders of Class B common stock).
Board of Directors of Harris Stratex
If the Class B Common Stock Constitutes a Majority
     At all times when the holders of all outstanding Class B common stock (assuming that all of the outstanding shares of Class A common stock which are then exchangeable for shares of Class B common stock have been exchanged as described under “— Exchange Rights — Voluntary” above) are collectively entitled to cast a majority of the total voting power:
•	there will be nine directors of Harris Stratex;

•	the holders of Class B common stock are permitted to elect five of the Harris Stratex directors separately as a class; and

•	the quorum for action by the board of directors of Harris Stratex is a majority of the board of directors of Harris Stratex, which majority must include at least four Class B directors.
     The remaining four directors of Harris Stratex will be Class A directors nominated by a nominating committee consisting solely of Class A directors then in office and elected by the holders of Class A and Class B common stock voting together as a single class (as described above).
     In addition, at all times when Harris Stratex is required to have directors who satisfy the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules, a sufficient number of the Class A directors must satisfy those requirements so that there are enough Class A directors, together with any Class B directors who are required to or otherwise satisfy those independence requirements, to constitute an audit committee of the board of directors of Harris Stratex which complies with the applicable NASDAQ rule.

If the Class B Common Stock Constitutes Less than a Majority
     At all times when the holders of all outstanding Class B common stock (assuming that all of the outstanding shares of Class A common stock which are then exchangeable for shares of Class B common stock have been exchanged as described under “— Exchange Rights — Voluntary” above) are collectively entitled to cast less than a majority but equal to or greater than 10% of the total voting power, the holders of Class B common stock are permitted to elect a number of Class B directors equal to its percentage of total voting power times the total number of directors comprising the board of directors of Harris Stratex (rounding down to the next whole number of directors).
     The remaining directors of Harris Stratex will be Class A directors nominated by a nominating committee meeting the requirements of the applicable NASDAQ rules and elected by the holders of Class A and Class B common stock voting together as a single class.
     In addition, at all times when Harris Stratex is required to have directors who satisfy the applicable independence requirements prescribed by the NASDAQ rules, a sufficient number of the Class A directors must satisfy those requirements so that there are enough Class A directors, together with any Class B directors who are required to or otherwise satisfy those independence requirements, to cause Harris Stratex to comply with the applicable NASDAQ rules.
Removal and Vacancies
     Holders of Class B common stock have the right to remove any Class B director with or without cause at any time for any reason and will have the right to elect any successor director to the fill the vacancies created by such removal. Any vacancy created by the resignation, death or incapacity of a Class B director will be filled by the other Class B directors then in office and, if none, by the holders of Class B common stock, voting separately as a class.
     Only holders of Harris Stratex Class A common stock, voting separately as a class, are permitted to remove the Class A directors without cause or fill vacancies created by such removal, if not filled by the Class A directors then in office. Holders of Class A and Class B common stock, voting together as a single class, have the sole right to remove the Class A directors for cause and the sole right to elect successor directors to fill any vacancy caused by such removal. Any vacancy created by the resignation, death or incapacity of a Class A director will be filled by the remaining Class A directors then in office and, if none, by the holders of Class A and Class B common stock, voting separately as a class.
Freedom of Action and Corporate Opportunities
     Other than opportunities offered to an individual who is a director or officer of both Harris Stratex and the holder of the Class B common stock in writing solely in that person’s capacity as an officer or director of Harris Stratex, each holder of Class B common stock and its affiliates have the right to, and have no fiduciary duty or other obligation to Harris Stratex or any Harris Stratex stockholders not to, take any of the following actions:
•	engage in the same or similar activities or lines of business as Harris Stratex or any of its subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of Harris Stratex or any of its subsidiaries;

•	invest or own any interest in, or develop a business relationship with, any entity or person engaged in the same or similar activities or lines of business as, or otherwise in competition with, Harris Stratex or any of its subsidiaries;

•	do business with any client or customer of Harris Stratex or any of its subsidiaries; or

•	employ or otherwise engage any former officer or employee of Harris Stratex or any of its subsidiaries.
     Neither the holder of Class B common stock nor any of its affiliates nor any officer, director, employee or former employee of the holder or any of its affiliates that is not currently an employee of Harris Stratex or any of its subsidiaries (including any Class B directors) have any obligation, or be liable, to Harris Stratex, any of its subsidiaries or any of their stockholders for, or arising out of, the conduct described in the preceding paragraph or the exercise of Harris’ rights under the combination agreement or any related agreement, and none of these persons will be deemed to have acted (1) in bad faith, (2) in a manner inconsistent with the best interests of Harris Stratex, any of its subsidiaries or any of their stockholders or (3) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to Harris Stratex, any of its subsidiaries or any of their stockholders because of such conduct or the exercise of their rights as contemplated by the combination agreement and any related agreement.

     If any holder of Class B common stock or any of its subsidiaries or any of their directors, officers or employees, including any such individuals who are also directors, officers or employees of Harris Stratex or any of its subsidiaries, acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both the holder or any of its subsidiaries and Harris Stratex, then each person or entity who has a relationship with the Class B holder and Harris Stratex as described above will have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such corporate opportunity for itself or to direct the corporate opportunity to any of its affiliates or to any third party. Under the circumstances described in the immediately preceding sentence, no person or entity who has a relationship with the Class B holder and Harris Stratex as described above:
•	will have any duty to communicate, offer or present the corporate opportunity to Harris Stratex or any of its subsidiaries, directors, officers or employees;

•	will have any liability to Harris Stratex, any of its subsidiaries or any of their stockholders for breach of any fiduciary duty or other duty, as a stockholder, director, officer or employee of Harris Stratex or any of its subsidiaries or in any other capacity; or

•	will be deemed to have acted (1) in bad faith, (2) in a manner inconsistent with the best interests of Harris Stratex, any of its subsidiaries or any of their stockholders or (3) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to Harris Stratex, any of its subsidiaries or any of their stockholders because any person or entity who has a relationship with the Class B holder and Harris Stratex as described above pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to any of its affiliates or any third party, or does not communicate information regarding the corporate opportunity to Harris Stratex or any of its subsidiaries, directors, officers or employees.
However, a corporate opportunity offered to a person who is a director or officer of both Harris Stratex and the holder will belong to Harris Stratex if the corporate opportunity is expressly offered to the person in writing solely in his or her capacity as a director or officer of Harris Stratex.
Preemptive Rights
     Holders of Class B common stock have the right to preserve their proportionate interest in Harris Stratex by participating in any issuance of capital stock by Harris Stratex, but only when the holders of Class B common stock hold a majority of the total number of votes entitled to be cast generally in an election of the directors of Harris Stratex (other than an election of the Class B directors). If it elects to participate in the issuance, each holder of Class B common stock has the right to purchase up to that number of shares necessary to preserve its voting percentage at the same price and on the same terms and conditions otherwise being offered by Harris Stratex.
     The foregoing preemptive right does not apply to any issuances pursuant to any stock option, restricted stock or employee benefit plan of Harris Stratex. However, at the end of each month, Harris Stratex will give the holders of Class B common stock written notice of all of the proposed issuances pursuant to any stock option, restricted stock or employee benefit plan, and each holder of Class B common stock will have the right within 15 days of receiving such notice to purchase for cash up to a sufficient number of shares of Class B common stock to prevent its total voting power from decreasing. The per share price for a purchase of Class B common stock pursuant to the monthly exercise notice will be the closing price of the Class A common stock on the trading day immediately preceding the date on which Harris Stratex received the notice of exercise.
Preferred Stock
     Harris Stratex is authorized under its certificate of incorporation to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 6, 2007, no shares of Harris Stratex preferred stock have been issued and no such shares were subject to outstanding options and other rights to purchase or acquire. However, shares of preferred stock may be issued in one or more series from time to time by the board of directors, and the board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of the board of directors of Harris Stratex, the Harris Stratex preferred stock would generally have preference over Harris Stratex common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Harris Stratex.

LEGAL MATTERS
     Bingham McCutchen LLP, has provided an opinion regarding the validity of the shares of Harris Stratex Class A common stock to be issued upon the exercise of warrants, as counsel for Harris Stratex.
EXPERTS
     The combined financial statements of the Microwave Communications Division at June 30, 2006 and July 1, 2005, and for each of the three years in the period ended June 30, 2006, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The consolidated financial statements and the related financial statement schedule of Stratex as of March 31, 2006 and 2005, and for each of the three years in the period ended March 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of March 31, 2006, appearing in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, that are appearing in this prospectus (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness) and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     Harris Stratex has filed a registration statement on Form S-1 (Reg No. 333-140193), including exhibits and schedules under the Securities Act with the Securities and Exchange Commission with respect to the shares of Class A common stock offered under this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including its exhibits and schedules, for further information about Harris Stratex and the securities being offered hereby.
     Harris Stratex also has filed a registration statement on Form S-4 (Reg No. 333-137980) (the “S-4”) under the Securities Act with the Securities and Exchange Commission with respect to the Harris Stratex Class A common stock issued in the combination of the Microwave Communications Division and Stratex. This prospectus, which forms a part of this registration statement on Form S-1, does not contain all of the information set forth in the S-4, including this registration statement’s exhibits and schedules. You should refer to the S-4, including its exhibits and schedules, for further information about the combination of the Microwave Communications Division and Stratex.
     Prior to the combination of the Microwave Communications Division and Stratex, Stratex filed annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Stratex filed at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.
     Harris Stratex is subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. Harris Stratex also intends to furnish its stockholders with annual reports containing our financial statements audited by an independent public accounting firm and quarterly reports containing its unaudited financial information.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Harris Corporation:
We have audited the accompanying combined balance sheets of The Microwave Communications Division of Harris Corporation and subsidiaries as of June 30, 2006 and July 1, 2005, and the related combined statements of operations, cash flows, and comprehensive income (loss) and division equity, for each of the three years in the period ended June 30, 2006. Our audits also included the financial statement schedule on page F-30. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Microwave Communications Division of Harris Corporation and subsidiaries at June 30, 2006 and July 1, 2005, and the combined results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
November 21, 2006

The Microwave Communications Division of Harris Corporation
and Subsidiaries
COMBINED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	2006	2005	2004
	(in thousands)
Revenue from product sales and services
Revenue from external product sales	$299,052	$260,205	$282,383
Revenue from product sales with parent	6,546	3,138	238

Total revenue from product sales	305,598	263,343	282,621
Revenue from services	51,902	47,084	47,195

	357,500	310,427	329,816
Cost of product sales and services
Cost of external product sales	(221,549)	(180,639)	(214,119)
Cost of product sales with parent	(7,407)	(3,700)	(1,565)

Total cost of product sales	(228,956)	(184,339)	(215,684)
Cost of services	(37,132)	(31,314)	(26,352)
Cost of sales billed from parent	(5,252)	(4,293)	(3,897)

	(271,340)	(219,946)	(245,933)
Engineering, selling and administrative expenses	(96,658)	(81,747)	(90,537)
Engineering, selling and administrative expenses with parent	(5,622)	(6,017)	(6,583)

Total engineering, selling and administrative expenses	(102,280)	(87,764)	(97,120)
Corporate allocations expense	(12,425)	(6,189)	(6,770)
Interest income	431	905	—
Interest expense	(975)	(966)	(140)

Loss before income taxes	(29,089)	(3,533)	(20,147)
Income tax expense	(6,759)	(245)	(86)

Net loss	$(35,848)	$(3,778)	$(20,233)

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation
and Subsidiaries
COMBINED BALANCE SHEETS

	June 30,	July 1,
	2006	2005
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$13,834	$7,803
Receivables	123,939	114,544
Unbilled costs	25,504	17,565
Inventories	71,858	91,051

Total current assets	235,135	230,963
Other Assets:
Plant and equipment	51,770	57,010
Goodwill	28,260	26,100
Identifiable intangible assets	6,388	6,225
Capitalized software	9,171	7,855
Non-current notes receivable	3,800	8,097
Non-current deferred income taxes	9,616	15,296
Other assets	8,509	11,423

	117,514	132,006

	$352,649	$362,969

Liabilities and Division Equity
Current Liabilities:
Short-term debt	$160	$1,021
Accounts payable	42,135	33,057
Compensation and benefits	17,428	13,920
Other accrued items	19,057	13,687
Advance payments and unearned income	9,207	6,791

Total current liabilities	87,987	68,476
Other Liabilities:
Due to Harris Corporation	12,642	14,180

Total liabilities	100,629	82,656
Division Equity:
Division equity	253,400	294,229
Accumulated other comprehensive income (loss)	(1,380)	(13,916)

Total division equity	252,020	280,313

	$352,649	$362,969

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation
and Subsidiaries
COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	2006	2005	2004
	(in thousands)
Operating Activities
Net loss	$(35,848)	$(3,778)	$(20,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,689	14,607	13,782
Provision for uncollectable amounts	4,161	1,023	3,178
Provision for excess and obsolete inventory	38,512	(1,074)	12,601
Gain on sale of land and building	(1,844)	—	—
Non-current deferred income taxes	5,680	—	—
(Increase) decrease in:
Receivables	(9,258)	(861)	7,513
Unbilled costs and inventories	(27,259)	(14,929)	2,197
Increase (decrease) in:
Accounts payable and accrued expenses	17,956	(4,473)	5,212
Advance payments and unearned income	2,416	(4,973)	(11,963)
Due to Harris Corporation	(1,538)	(797)	3,078
Other	10,816	11,014	23,227

Net cash provided by (used in) operating activities	19,483	(4,241)	38,592

Investing Activities
Proceeds from sale of land and building	4,598	—	—
Additions of plant and equipment	(9,563)	(9,310)	(11,830)
Additions of capitalized software	(3,240)	(10,107)	(2,849)

Net cash used in investing activities	(8,205)	(19,417)	(14,679)

Financing Activities
Proceeds from short-term borrowings	9,352	4,381	2,895
Repayments of short-term borrowings	(10,213)	(9,147)	(27,478)
Net cash and other transfers (to) from Harris Corporation	(4,981)	29,655	(3,993)

Net cash provided by (used in) financing activities	(5,842)	24,889	(28,576)

Effect of exchange rate changes on cash and cash equivalents	595	1,275	(1,138)

Net increase (decrease) in cash and cash equivalents	6,031	2,506	(5,801)
Cash and cash equivalents, beginning of year	7,803	5,297	11,098

Cash and cash equivalents, end of year	$13,834	$7,803	$5,297

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation and Subsidiaries
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
AND DIVISION EQUITY

	Accumulated Other
	Comprehensive Income
	(Loss) — Net Unrealized
	Gain (Loss) From
			Foreign
	Division	Hedging	Currency
	Equity	Derivatives	Translation	Total
	(in thousands)
Balance at June 27, 2003	$292,578	$—	$(20,228)	$272,350
Net loss	(20,233)	—	—	(20,233)
Foreign currency translation	—	—	(1,687)	(1,687)
Net unrealized gain on hedging activities, net of $0 tax	—	80	—	80

Comprehensive loss				(21,840)
Net decrease in investment from Harris Corporation	(3,993)	—	—	(3,993)

Balance at July 2, 2004	268,352	80	(21,915)	246,517
Net income	(3,778)	—	—	(3,778)
Foreign currency translation	—	—	7,728	7,728
Net unrealized gain on hedging activities, net of $0 tax	—	191	—	191

Comprehensive income				4,141
Net increase in investment from Harris Corporation	29,655	—	—	29,655

Balance at July 1, 2005	294,229	271	(14,187)	280,313
Net loss	(35,848)	—	—	(35,848)
Foreign currency translation	—	—	12,740	12,740
Net unrealized loss on hedging activities, net of $0 tax	—	(204)	—	(204)

Comprehensive loss				(23,312)
Net decrease in investment from Harris Corporation	(4,981)	—	—	(4,981)

Balance at June 30, 2006	$253,400	$67	$(1,447)	$252,020

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS
At June 30, 2006 and July 1, 2005 and
For Each of the Three years in the Period Ended June 30, 2006
1. Significant Accounting Policies
     Nature of Operations — The Microwave Communications Division of Harris Corporation and Subsidiaries (MCD or the Company) designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include cellular/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and Federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. In general, wireless networks are constructed using microwave radios and other equipment to connect cell sites, fixed-access facilities, switching systems, land mobile radio systems and other similar systems.
     Basis of Presentation — The accompanying combined financial statements include the accounts of the Aftermarket Business, which consists of the accounts of the Microwave Communications Division of Harris Corporation and its subsidiaries. As used in these notes, the terms “MCD,” “we,” “our” and “us” refer to the combined operations of the Microwave Communications Division of Harris Corporation and its consolidated subsidiaries. Significant intercompany transactions and accounts have been eliminated. The combined financial statements are prepared in conformity with U.S. generally accepted accounting principles.
     The accompanying historical financial statements are presented on a carve-out basis and reflect the assets, liabilities, revenues and expenses that were directly attributable to MCD as it was operated within Harris Corporation. MCD’s combined statements of operations include all of the related costs of doing business, including an allocation of certain general corporate expenses of Harris Corporation, which were in support of MCD, including costs for finance, legal, treasury, purchasing, quality, environmental, safety, human resources, tax, audit and public relations departments and other corporate and infrastructure costs. MCD was allocated $12,425 thousand, $6,189 thousand and $6,770 thousand of these overhead costs related to Harris Corporation’s shared functions for the years ended June 30, 2006, July 1, 2005, and July 2, 2004, respectively. These costs represent approximately 16.7%, 10.7% and 13.1%, respectively, of the total cost of these shared services in each of the years ended June 30, 2006, July 1, 2005, and July 2, 2004. These cost allocations were primarily based on a ratio of MCD sales to total Harris Corporation sales multiplied by the total Headquarters Expense of Harris Corporation. Included in “corporate allocations expense” for the year ended June 30, 2006, is a specifically identified amount of $5,400 thousand related to the settlement of a lawsuit related to MCD. Management believes that these allocations were made on a reasonable basis.
     Use of Estimates — These combined financial statements have been prepared in conformity with U.S. generally accepted accounting principles and require management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on experience and other information available prior to issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known.
     Fiscal Year — Our fiscal year ends on the Friday nearest June 30. Fiscal 2006 and fiscal 2005 include 52 weeks, and fiscal 2004 includes 53 weeks.
     Cash Equivalents — Cash equivalents are temporary cash investments with a maturity of three or fewer months when purchased. These investments, including accrued interest, are carried at the lower of cost or market.
     Accounts Receivable — We record receivables at net realizable value, which includes an allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances. We calculate the allowance based on our history of write-offs, level of past due accounts and economic status of the customers. See Note 3, Receivables for additional information.
     Inventories — Inventories are valued at the lower of cost (determined by average cost and first-in, first-out methods) or market. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements. See Note 4, Inventories for additional information regarding inventories.

     Plant and Equipment — Plant and equipment are carried on the basis of cost. Depreciation of buildings, machinery and equipment is computed substantially by the straight-line method. The estimated useful lives of buildings range between 5 and 50 years. The estimated useful lives of machinery and equipment range between 3 and 10 years. See Note 5, Plant and Equipment for additional information regarding plant and equipment.
     Capitalized Software — Software to be sold, leased, or otherwise marketed is accounted for in accordance with Statement of Financial Accounting Standards Board Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (FAS 86). Costs incurred to acquire or create a computer software product must be expensed when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is normally established upon completion of a detailed program design or, in its absence, completion of a working model.
     Capitalized software, accounted for under FAS 86, was $9,171 thousand at June 30, 2006 and $7,855 thousand at July 1, 2005. Total amortization expense related to these capitalized software amounts was $1,629 thousand in fiscal 2006, $1,483 thousand in fiscal 2005 and $480 thousand in fiscal 2004.
     Income Taxes — Historically, our operations have been included in the consolidated federal income tax returns filed by Harris Corporation. The provision for income taxes in the Combined Statement of Operations is calculated on a separate tax return basis as if we had operated as a stand-alone entity in fiscal 2006, 2005 and 2004. We follow the liability method of accounting for income taxes. We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in our Combined Balance Sheets, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the balance sheet and provide necessary valuation allowances as required. We regularly review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. See Note 15, Income Taxes, for additional information regarding income taxes.
     Goodwill — Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142), indefinite-life identifiable intangible assets and goodwill are not amortized. Under the provisions of Statement 142, we are required to perform an annual (or under certain circumstances more frequent) impairment test of our goodwill. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit, which we define as our business segments, with its net book value or carrying amount including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The fair value of the reporting unit is allocated to all of the assets and liabilities of that unit including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. See Note 6, Goodwill and Other Intangible Assets, for additional information regarding goodwill.
     Impairment of Long-Lived Assets and Identifiable Intangible Assets — We assess the recoverability of the carrying value of our long-lived assets and identifiable intangible assets with finite useful lives whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We evaluate the recoverability of such assets based upon the expectations of undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows were less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount. See Note 5, Plant and Equipment, and Note 6, Goodwill and Other Intangible Assets, for additional information regarding long-lived assets and identifiable intangible assets.
     Operating Leases — We lease office and manufacturing facilities under various operating leases. These lease agreements generally include rent escalation clauses, and many include renewal periods at the Company’s option. The Company recognizes scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased space.
     Other Accrued Items and Other Assets — No accrued liabilities or expenses within the caption “Other accrued items” on our Combined Balance Sheets exceed 5% of our total current liabilities as of June 30, 2006 or as of July 1, 2005. No current assets other than those already disclosed on the Combined Balance Sheets exceed 5% of our total current assets as of June 30, 2006 or as of July 1, 2005. No assets within the caption “Other assets” on the Combined Balance Sheets exceed 5% of total assets as of June 30, 2006 or as of July 1, 2005.
     Warranties — On product sales we provide for future warranty costs upon product delivery. The specific terms and conditions of those warranties vary depending upon the product sold and country in which we do business. In the case of products sold by us, our warranties generally start from the delivery date and continue for two to three years, depending on the terms.
     Because our products are manufactured, in many cases, to customer specifications and their acceptance is based on meeting those specifications, we historically have experienced minimal warranty costs. Factors that affect our warranty liability include the number of installed units, historical experience and management’s judgment regarding anticipated rates of warranty claims and cost per claim. We assess the adequacy of our recorded warranty liabilities every quarter and make adjustments to the liability as necessary.
     Network management software products generally carry a 30- to 90-day warranty from the date of acceptance. Our liability under these warranties is either to provide a corrected copy of any portion of the software found not to be in substantial compliance with the agreed-upon specifications, or to provide a full refund.
     Our software license agreements generally include certain provisions for indemnifying customers against liabilities should our software products infringe a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnification and have not accrued any liabilities related to such obligations in our combined financial statements. See Note 7, Accrued Warranties, for additional information regarding warranties.
     Foreign Currency Translation — The functional currency for most international subsidiaries is the local currency. Assets and liabilities are translated at current rates of exchange and income and expense items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of equity.
     Stock Options and Share-Based Compensation — Prior to the July 2, 2005 start of our fiscal year 2006, we accounted for the share-based compensation granted under our stock incentive plans under the recognition and measurement provisions of APB 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). In accordance with APB 25 we used the intrinsic-value method of accounting for stock option awards to employees and accordingly did not recognize compensation expense for our stock option awards to employees in our Combined Statements of Operations prior to the start of our fiscal year 2006, as all option exercise prices were 100% of fair market value on the date the options were granted. Effective July 2, 2005, we implemented Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (Statement 123R) for all share-based compensation, including share-based compensation that was not vested as of the end of our fiscal year 2005. In accordance with Statement 123R we measure compensation cost for all share-based payments (including employee stock options) at fair value and recognize cost over the vesting period. See Note 2: Accounting Changes or Recent Pronouncements and Note 10: Stock Options and Share-Based Compensation, for additional information regarding stock options, performance shares and restricted shares including the impact of implementing Statement 123R on our results of operations and cash flows.
     Related Party Transactions — Harris Corporation provides information services, human resources, financial shared services, facilities, legal support, and supply chain management services to us. The charges for these services are billed to us primarily based on actual usage. These amounts are charged directly to MCD and are not part of the “Corporate allocations expense” that is included on the Combined Statements of Operations. The amount charged to us for these services was $10,874 thousand in fiscal 2006, $10,310 thousand in fiscal 2005, and $10,480 thousand in fiscal 2004, and is included in the “Cost of product sales” and “Engineering, selling and administrative expenses” captions on the Combined Statements of Operations.
     There are other services Harris Corporation provides to us that are not directly charged to us. These functions and amounts are explained above under the subtitle “Basis of Presentation.” These amounts are included within “Due to Harris Corporation” on the Combined Balance Sheets. Additionally, we have other receivables and payables in the normal course of business with Harris Corporation. These amounts are netted within “Due to Harris Corporation” on the Combined Balance Sheets. Total receivables from Harris Corporation were $7,484 thousand and $6,327 thousand at June 30, 2006 and July 1, 2005, respectively. Total payables to Harris Corporation were $20,126 thousand and $20,507 thousand at June 30, 2006 and July 1, 2005, respectively.
     Harris Corporation is the primary source of our financing and equity activities. During fiscal 2006, Harris Corporation provided $2,824 thousand to recapitalize one of our subsidiaries and Harris Corporation’s net investment in us was reduced by $7,805 thousand. During fiscal 2005, Harris Corporation provided $42,960 thousand to recapitalize some of our subsidiaries and Harris Corporation’s net investment in us was reduced by $13,305 thousand. During fiscal 2004, Harris Corporation provided $2 thousand to capitalize a new subsidiary and Harris Corporation’s net investment in us was reduced by $3,995 thousand.
     Additionally, we have loans from Harris Corporation to fund our international entities and we also provide excess cash at various locations to Harris Corporation. We recognize interest income and expense on these loans. We recognized interest income of $291 thousand, $198 thousand and none in fiscal year 2006, 2005 and 2004, respectively. We recognized interest expense of $488 thousand, $679 thousand and $140 thousand in fiscal year 2006, 2005 and 2004, respectively.
     We have sales to and purchases from other entities of Harris Corporation from time to time. These transactions have been recorded at cost to the buying entity and the selling entity recognizes a normal profit. Total sales to other entities of Harris Corporation were $7,162 thousand, $3,538 thousand and $239 thousand in fiscal 2006, 2005 and 2004, respectively. We recognized profit associated with these related party sales of $616 thousand, $400 thousand and $1 thousand in fiscal year 2006, 2005 and 2004, respectively. We also recognized costs associated with these related party purchases of $245 thousand, $162 thousand and $1,326 thousand in fiscal 2006, 2005 and 2004, respectively.
     Revenue Recognition — Revenue primarily relates to product sales (other than for long-term contracts) and service arrangements, which are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, delivery of a product has occurred and title has transferred or services have been rendered. Further, if an arrangement other than a long-term contract requires the delivery or performance of multiple deliverables or elements under a bundled sale, we determine whether the individual elements represent “separate units of accounting” under the requirements of Emerging Issues Task Force Issue 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). If the separate elements meet the requirements listed in EITF 00-21, we recognize the revenue associated with each element separately. If the elements within a bundled sale are not considered separate units of accounting, the delivery of an individual element is considered not to have occurred if there are undelivered elements that are essential to the functionality. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts. Also, if contractual obligations related to customer acceptance exist, revenue is not recognized for a product or service unless these obligations are satisfied.
     Revenue recognition from long-term contracts is recorded on a percentage-of-completion basis, generally using the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion. Recognition of profit on long-term fixed-price contracts requires estimates of: the total contract value; the total cost at completion; and the measurement of progress towards completion. Revenue and profits on cost-reimbursable contracts are recognized as allowable costs are incurred on the contract and become billable to the customer, in an amount equal to the allowable costs plus the profit on those costs. Contracts are combined when specific aggregation criteria stated in the American Institute of Certified Public Accountant’s Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1), are met. Aggregation criteria generally include closely interrelated activities performed for a single customer within the same economic environment. Contracts generally are not segmented. If contracts are segmented, they meet the segmenting criteria stated in SOP 81-1. Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable. Incentives or penalties and awards applicable to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information to assess anticipated contract performance. Incentive provisions, which increase earnings based solely on a single significant event, are generally not recognized until the event occurs. When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Anticipated losses on contracts or programs in progress are charged to earnings when identified.
     Revenue recognition for internally developed capitalized software is in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). Typically, our capitalized software sales do not have acceptance criteria in the contracts and proper documentation of Vendor Specific Objective Evidence (VSOE) is obtained before revenue is allocated to the various elements of the arrangement in accordance with SOP 97-2.
     Royalty income is recognized on the basis of terms specified in the contractual agreements.
     Retirement Benefits — As of June 30, 2006, we provide retirement benefits to substantially all employees primarily through Harris Corporation’s defined contribution retirement plan, which has profit sharing, matching and savings elements. Contributions by us to the retirement plan are based on profits and employees’ savings with no other funding requirements. We may make additional contributions to the plan at our discretion. Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. We accrue the estimated cost of these medical benefits, which are not material, during an employee’s active service life.
     Retirement plan expense amounted to $8,434 thousand in fiscal 2006, $7,057 thousand in fiscal 2005 and $6,819 thousand in fiscal 2004.
     Financial Guarantees and Commercial Commitments — Guarantees are contingent commitments issued to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper issuances, bond financings and similar transactions. The terms of the guarantees are equal to the remaining term of the related debt, which are limited to one year or less. The maximum potential amount of future payments we could be required to make under our guarantees at June 30, 2006 is $392 thousand. At June 30, 2006, there are no guarantees accrued for in our Combined Balance Sheets. We also hold insurance policies with third parties to mitigate the risk of loss on a portion of these guarantees. We have entered into commercial commitments in the normal course of business including surety bonds, standby letter of credit agreements and other arrangements with financial institutions and customers primarily relating to the guarantee of future performance on certain contracts to provide products and services to customers and to obtain insurance policies with our insurance carriers. At June 30, 2006, we had commercial commitments of $31,361 thousand.
     Financial Instruments and Risk Management — Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), requires us to recognize all derivatives on the Combined Balance Sheets at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.
     As part of our risk management program we use a combination of foreign currency options and foreign currency forward contracts to hedge against risks associated with anticipated cash flows that are probable of occurring in the future and cash flows that are fixed or firmly committed. These derivatives have only nominal intrinsic value at the time of purchase and have a high degree of correlation to the anticipated cash flows they are designated to hedge. Hedge effectiveness is determined by the correlation of the anticipated cash flows and the maturity dates of the derivatives used to hedge these cash flows. We do not hold or issue derivative financial instruments for trading purposes.
     We account for our instruments used to hedge against the currency risk and market fluctuation risk associated with anticipated or forecasted cash flows that are probable of occurring in the future as cash flow hedges. In accordance with Statement 133, such financial instruments are marked-to-market using forward prices and fair value quotes with the offset to other comprehensive income, net of hedge ineffectiveness. The foreign currency call options and forward contracts are subsequently recognized as a component of “Cost of product sales” on the Combined Statement of Operations when the underlying net cash flows are realized. Unrealized losses are recorded in “Other accrued items” on the Combined Balance Sheets with the offset to other comprehensive income, net of hedge ineffectiveness. Unrealized gains are recorded as “Other assets” on the Combined Balance Sheets with the offset to other comprehensive income, net of hedge ineffectiveness.
     We are exposed to credit losses in the event of non-performance by counterparties to these financial instruments, but we do not expect any of the counterparties to fail to meet their obligations. To manage credit risks, we select counterparties based on credit ratings, limit our exposure to a single counterparty under defined guidelines and monitor the market position with each counterparty. In the event of the termination of a derivative designated as a hedge, the settlement would be charged to the Combined Statements of Operations as a component of “Non-operating income (loss).”
2. Accounting Changes or Recent Pronouncements
     In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs — an amendment of Accounting Research Bulletin 43, Chapter 4 (Statement 151). Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. Paragraph 5 of Accounting Research Bulletin (ARB) 43, Chapter 4 “Inventory Pricing,” previously stated that “...under certain circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current-period charges...” Statement 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, Statement 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement 151 is effective for fiscal years beginning after June 15, 2005. We implemented the provisions of

Statement 151 during the first quarter of fiscal 2006, and it did not have a material impact on our financial position, results of operations or cash flows.
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (Statement 123R), which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value and to recognize cost over the vesting period. In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides the SEC staff position regarding the application of Statement 123R, including interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. In April 2005, the SEC announced that companies may implement Statement 123R at the beginning of their next fiscal year after June 15, 2005, or December 15, 2005 for small business issuers. We implemented the provisions of Statement 123R and SAB 107 in the first quarter of fiscal 2006 using the modified-prospective method, and it did not have a material impact on our financial position. See Note 10, Stock Options and Share-Based Compensation for further information and the required disclosures under Statement 123R and SAB 107, including the impact of the implementation on our results of operations and cash flows.
     In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (Statement 154), which replaces APB Opinion No. 20, Accounting Changes and FASB Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement 154 applies to all voluntary changes in accounting principles and applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Statement 154 requires retroactive application to prior period financial statements for a change in accounting principle. Previously, a change in accounting principle was recognized by including the change in the net income in the period of the change. Statement 154 is effective for fiscal years ending after December 15, 2005. We implemented the provisions of Statement 154 in the first quarter of fiscal 2006, and it did not have a material impact on our financial position, results of operations or cash flows.
     In November 2005, the FASB issued FSP FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards (FSP 123R-3). FSP 123R-3 provides a simplified alternative method to calculate the beginning pool of excess tax benefits against which excess future deferred tax assets (that result when the compensation cost recognized for an award exceeds the ultimate tax deduction) could be written off under Statement 123R. The guidance in FSP 123R-3 was effective on November 10, 2005. We may make a one-time election to adopt the transition method described in FSP 123R-3 before November 10, 2006. We are currently evaluating the available transition alternatives of FSP 123R-3. We currently have implemented the provisions of Statement 123R following the guidance for calculating the pool of excess tax benefits described in paragraph 81 of Statement 123R and the guidance related to reporting cash flows described in paragraph 68 of Statement 123R. If we elect the alternative method described in FSP 123R-3, the effect of applying the transition method described in FSP 123R-3 must be reported as a change in accounting principle in accordance with Statement 154 and the financial results for periods subsequent to the adoption of Statement 123R must be retroactively restated. We will not be required, however, to justify the preferability of our election, if we elect the transition method described in FSP 123R-3, and we are free to choose either approach to the calculation of the pool of excess tax benefits. We do not believe the adoption of this FSP 123R-3 will have a material impact on our financial position, results of operations or cash flows.
     In February 2006, the FASB issued FSP FAS 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation that Allow for Cash Settlement upon the Occurrence of a Contingent Event (FSP 123R-4). FSP 123R-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. A cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the conditions in paragraphs 32 and A229 of Statement 123R until it becomes probable that the event will occur. The guidance in FSP 123R-4 was effective on February 3, 2006. We implemented the provisions of FSP 123R-4 during the third quarter of fiscal 2006 and it did not have a material impact on our financial position, results of operations or cash flows.
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We are currently evaluating the impact this interpretation will have on our financial statements. This interpretation will be effective for us beginning July 1, 2007.

3. Receivables
     Receivables are summarized below:

	2006	2005
	(In thousands)
Accounts receivable	$122,208	$115,080
Notes receivable due within one year — net	9,784	6,770

	131,992	121,850
Less allowances for collection losses	(8,053)	(7,306)

	$123,939	$114,544

     The provision for allowance for collection losses amounted to $4,161 thousand in fiscal 2006, $1,024 thousand in fiscal 2005 and $2,729 thousand in fiscal 2004. These expenses are included in the “Engineering, selling and administrative expenses” caption on the Combined Statements of Operations.
4. Inventories
     Inventories are summarized below:

	2006	2005
	(in thousands)
Finished products	$17,111	$15,311
Work in process	34,385	21,243
Raw materials and supplies	38,646	87,353

	90,142	123,907
Inventory reserves	(18,284)	(32,856)

	$71,858	$91,051

     During the second quarter of 2006, we had a $34,907 thousand write-down of inventory related to product discontinuance.
5. Plant and Equipment
     Plant and equipment are summarized below:

	2006	2005
	(in thousands)
Land	$585	$1,578
Buildings	21,947	26,003
Machinery and equipment	91,660	109,735

	114,192	137,316
Less allowances for depreciation	(62,422)	(80,306)

	$51,770	$57,010

     Depreciation expense related to plant and equipment was $12,575 thousand, $11,789 thousand and $11,723 thousand in fiscal 2006, fiscal 2005, and fiscal 2004, respectively.
     During 2006, we recognized a gain of $1,844 thousand from the sale of land and building that is included in the “Engineering, selling and administrative expenses” caption on the Combined Statements of Operations.
6. Goodwill and Other Intangible Assets
     Goodwill for our North America microwave segment was $1,890 thousand at fiscal 2006 and fiscal 2005. Goodwill for our International microwave segment was $26,370 thousand and $24,210 thousand at fiscal 2006 and fiscal 2005, respectively. There was no goodwill in our NetBoss® segment. Changes in the carrying amount of goodwill for the fiscal years ended June 30, 2006 and July 1, 2005, are as follows:

	2006	2005
	(in thousands)
Balance at beginning of year	$26,100	$24,472
Translation adjustments	2,160	1,628

	$28,260	$26,100

     We have other identifiable intangible assets related primarily to technology acquired through acquisitions. The unamortized other identifiable intangible assets, included in “Identifiable intangible assets” on our Combined Balance Sheets, were $6,388 thousand at June 30, 2006 and $6,225 thousand at July 1, 2005. Accumulated amortization related to other identifiable intangibles was $6,390 thousand at June 30, 2006 and $5,151 thousand at July 1, 2005. Our other identifiable intangible assets are being amortized over their useful economic lives, which range from 2 to 17 years. The weighted average useful life of our other identifiable intangible assets is 15.3 years. Amortization expense related to other identifiable intangible assets was $1,239 thousand in fiscal 2006, $868 thousand in fiscal 2005 and $824 thousand in fiscal 2004. The estimated amortization expense for the five fiscal years following fiscal 2006 is: $1,249 thousand in fiscal 2007, $860 thousand in fiscal 2008, $770 thousand in fiscal 2009, $694 thousand in fiscal 2010, $694 thousand in fiscal 2011, and $2,121 thousand thereafter.
7. Accrued Warranties
     Changes in our warranty liability, which is included as a component of “Other accrued items” on the Combined Balance Sheets, during fiscal 2006 and 2005, are as follows:

	2006	2005
	(in thousands)
Balance as of the beginning of the year	$3,796	$4,165
Warranty provision for sales made during the year	3,560	3,757
Settlements made during the year	(3,631)	(4,325)
Other adjustments to the liability including foreign currency translation during the year	196	199

Balance as of the end of the year	$3,921	$3,796

8. Short-Term Debt
     Short-term debt of $160 thousand at June 30, 2006 and $1,021 thousand at July 1, 2005 consists solely of notes payable to banks in both years. The weighted average interest rate for bank notes was 6.8% at June 30, 2006 and 9.0% at July 1, 2005.
     We have uncommitted short-term lines of credit aggregating $20,196 thousand from various international banks, $20,036 thousand of which was available on June 30, 2006. These lines provide for borrowings at various interest rates, typically may be terminated upon notice, may be used on such terms as mutually agreed to by the banks and us and are reviewed annually for renewal or modification.
9. Restructuring Charges
     During fiscal 2006, we recorded $3,691 thousand of restructuring charges. In order to reduce expenses and increase operational efficiency, we implemented a restructuring plan in the second quarter of fiscal 2006 which included moving manufacturing at our Montreal, Canada location to our San Antonio, Texas manufacturing plant. As part of the restructuring plan, we reduced the workforce by 110 employees and recorded restructuring charges for employee severance benefits of $2,262 thousand and building lease obligations and transition costs of $1,429 thousand in fiscal 2006. In connection with this restructuring, we also recorded $1,095 thousand for fixed asset write-offs.
     We did not record any restructuring charges in fiscal 2005.
     In fiscal 2004, we recorded $6,742 thousand of restructuring charges. We reduced the workforce by 95 employees and recorded restructuring charges for employee severance and benefits of $5,439 thousand. Additionally, we recorded $685 thousand for the impairment of two lease obligations and $618 thousand for legal fees and other costs. In connection with this restructuring, we also recorded $506 thousand for fixed asset write-offs.

     The following table summarizes the activity relating to restructuring charges for the three years ended June 30, 2006:

	Severance	Facilities
	and	and
	Benefits	Other	Total
	(in thousands)
Balance at June 27, 2003	$1,317	$478	$1,795
Provision in fiscal 2004	5,439	1,303	6,742
Cash payments in fiscal 2004	(1,459)	(478)	(1,937)

Balance at July 2, 2004	5,297	1,303	6,600
Provision in fiscal 2005	—	—	—
Cash payments in fiscal 2005	(4,979)	(1,303)	(6,282)

Balance at July 1, 2005	318	—	318
Provision in fiscal 2006	2,262	1,429	3,691
Cash payments in fiscal 2006	(724)	(1,123)	(1,847)

Balance at June 30, 2006	$1,856	$306	$2,162

10. Stock Options and Share-Based Compensation
     As of June 30, 2006, Harris Corporation had three shareholder-approved stock incentive plans for employees. Harris Corporation currently has the following types of share-based awards outstanding under these plans that MCD employees participate in: stock options, performance share awards, performance share unit awards and restricted stock awards. We believe that such awards more closely align the interests of our employees with those of our shareholders. Certain share-based awards provide for accelerated vesting if there is a change in control (as defined under our stock incentive plans). Shares of common stock reserved for future awards under our stock incentive plans were 26,664,427 as of June 30, 2006.
     The compensation cost related to our share-based awards that was charged against income was $1,678 thousand for the year ended June 30, 2006. There was no income tax benefit included in net income for share-based compensation arrangements for the year ended June 30, 2006. The $1,678 thousand of compensation cost related to share-based compensation arrangements was included in the “Engineering, selling and administrative expenses” captions in the Combined Statements of Operations. None of the compensation cost related to share-based compensation arrangements was capitalized as part of inventory or fixed assets as of June 30, 2006.
     The following table illustrates the pro forma effect on net income (loss) for fiscal 2005 and fiscal 2004 assuming we had applied the fair value recognition provisions of Statement 123R to all previously granted share-based awards after giving consideration to potential forfeitures during such periods. The fair value of each option grant is estimated at the grant date using the Black-Scholes-Merton option-pricing model based on the assumptions listed below under “Stock Options.” The estimated fair value of options granted is amortized to expense over their vesting period, which is generally three years.

	2005	2004
	(in thousands)
Net loss, as reported	$(3,778)	$(20,233)
The share-based employee compensation cost included in net income (loss) as reported, net of $0 tax benefit	780	161
Deduct: Total share-based employee compensation expense determined under the fair value based method for all awards, net of $0 related tax benefit	(1,154)	(739)

Pro forma net loss	$(4,152)	$(20,811)

     The impact of applying the provisions of Statement 123R and SAB 107 during fiscal 2006 was as follows:

2006
(in thousands)
Net loss, as reported	$(35,848)
The share-based employee compensation cost included in net loss as reported, net of $0 related tax benefit	1,678
Deduct: Total share-based employee compensation cost determined under the provisions of APB 25, net of $0 related tax benefit	(1,604)

Pro forma net loss	$(35,774)

  Stock Options
     The following information relates to stock options that have been granted under our shareholder-approved stock incentive plans. Option exercise prices are 100% of fair market value on the date the options are granted. Options may be exercised for a period set at the time of grant, which generally ranges from seven to ten years after the date of grant, and they generally become exercisable in installments, which are typically 50% one year from the grant date, 25% two years from the grant date and 25% three years from the grant date. A significant number of options granted by us in both fiscal 2005 and 2006 are subject to a vesting schedule in which they are 50% exercisable prior to the end of such fiscal year, a period of approximately ten months from the grant date.
     Management prepared the valuation of stock options based on the method and assumptions provided herewith. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model which uses assumptions noted in the following table. Expected volatility is based on implied volatility from traded options on our stock, historical volatility of our stock price over the last ten years and other factors. The expected term of the options is based on historical observations of our stock over the past ten years, considering average years to exercise for all options exercised, average years to cancellation for all options cancelled and average years remaining for outstanding options, which is calculated based on the weighted-average vesting period plus the weighted-average of the difference between the vesting period and average years to exercise and cancellation. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury curve in effect at the time of grant.

	2006	2005	2004
Expected dividends	0.9%	0.7%	1.0%
Expected volatility	36.1%	35.2%	37.1%
Risk-free interest rates	4.1%	3.0%	1.9%
Expected term (years)	3.35	4.00	4.00
     A summary of stock option activity under our stock incentive plans is as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Stock options outstanding at the beginning of the year	399,006	$17.88	491,084	$15.29	713,506	$12.66
Stock options forfeited or expired	(13,024)	$29.54	(48,532)	$15.93	(29,396)	$15.87
Stock options granted	87,500	$37.16	96,258	$24.53	169,700	$17.70
Stock options exercised	(79,598)	$16.19	(139,804)	$14.03	(362,726)	$12.48

Stock options outstanding at the end of the year	393,884	$22.12	399,006	$17.88	491,084	$15.29

Stock options exercisable at the end of the year	278,440	$20.08	265,546	$16.75	254,098	$13.67
     The weighted average remaining contractual term for stock options that were outstanding and exercisable as of June 30, 2006 was 6.0 years and 5.9 years, respectively. The aggregate intrinsic value for stock options that were outstanding or exercisable as of June 30, 2006 was $7,637 thousand and $5,967 thousand, respectively.
     The weighted-average grant-date fair value was $10.27 per share for options granted during fiscal 2006. The total intrinsic value of options exercised during fiscal 2006 was $1,438 thousand at the time of exercise.
     A summary of the status of our nonvested stock options at June 30, 2006, and changes during fiscal 2006 are as follows:

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Nonvested stock options at July 2, 2005	133,460	$6.11
Stock options granted	87,500	$10.27
Stock options vested	(105,516)	$7.84

Nonvested stock options at June 30, 2006	115,444	$7.68

     As of June 30, 2006, there was $887 thousand of total unrecognized compensation cost related to nonvested stock options granted under our stock incentive plans. This cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of stock options that vested during fiscal 2006 was approximately $827 thousand.

Restricted Stock Awards
     The following information relates to awards of restricted stock awards that have been granted to employees under our stock incentive plans. The restricted stock shares are not transferable until vested and the restrictions lapse upon the achievement of continued employment over a specified time period.
     The fair value of each restricted stock award grant is based on the closing price of our stock on the date of grant and is amortized to expense over its vesting period. At June 30, 2006, there were 40,000 shares of restricted stock awards outstanding.
     A summary of the status of our restricted stock at June 30, 2006, and changes during fiscal 2006 are as follows:

		Weighted-Average
	Shares	Grant Price
Restricted stock outstanding at July 2, 2005	34,000	$18.30
Restricted stock granted	6,000	$37.19
Restricted stock vested	—	$—
Restricted stock forfeited	—	$—

Restricted stock outstanding at June 30, 2006	40,000	$21.13

     As of June 30, 2006, there was $231 thousand of total unrecognized compensation cost related to restricted stock awards under our stock incentive plans. This cost is expected to be recognized over a weighted-average period of 1.7 years. There were no shares of restricted stock that vested during fiscal 2006. The weighted-average grant date price of the 6,000 shares of restricted stock granted during fiscal 2006 was $37.19.
Performance Share Awards
     The following information relates to awards of performance share awards and performance share units that have been granted to employees under our stock incentive plans. Generally, performance share and performance share unit awards are subject to performance criteria such as meeting predetermined earnings and revenue targets for a three-year plan period. These awards also generally vest at the expiration of the same three-year period. The final determination of the number of shares to be issued in respect of an award is determined by our Board of Directors, or a committee of our Board.
     The fair value of each performance share award is based on the closing price of our stock on the date of grant and is amortized to expense over its vesting period, if achievement of the performance measures is considered probable. At June 30, 2006 there were 52,300 performance shares awards outstanding.
     The fair value of performance share units, which is distributed in cash, is equal to the most probable estimate of intrinsic value at the time of distributions and is amortized to compensation expense over the vesting period. At June 30, 2006, we had 2,100 shares of performance share units.
     A summary of the status of our performance shares at June 30, 2006, and changes during fiscal 2006, are as follows:

		Weighted-Average
	Shares	Grant Price
Performance shares outstanding at July 2, 2005	37,000	$22.71
Performance shares granted	20,900	$31.71
Performance shares vested	—	$—
Performance shares forfeited	(5,600)	$25.01

Performance shares outstanding at June 30, 2006	52,300	$26.06

     As of June 30, 2006, there was $593 thousand of total unrecognized compensation cost related to performance share awards under our stock incentive plans. This cost is expected to be recognized over a weighted-average period of 1.8 years. There were no performance shares that vested during fiscal 2006. The weighted-average grant date price of the 20,900 performance shares granted during fiscal 2006 was $31.71.
     In fiscal 2006 we issued an aggregate of 79,598 shares under the terms of our stock incentive plans, which is net of shares withheld for tax purposes.

     Under our domestic retirement plans, most employees may select an option to invest in Harris’ common stock at 70% of current market value limited to the lesser of (a) 1% of their compensation and (b) 20% of a participant’s total contribution to the plan, which is matched by us. The discount from fair market value on common stock purchased by employees under the domestic retirement plans is charged to compensation expense in the period of the related purchase.
11. Research and Development
     Company-sponsored research and product development costs are expensed as incurred. These costs were $18,865 thousand in fiscal 2006, $19,183 thousand in fiscal 2005 and $20,760 thousand in fiscal 2004.
     Customer-sponsored research and development costs are incurred pursuant to contractual arrangements and are accounted for principally by the percentage-of-completion method. There was no customer-sponsored research and development in fiscal 2006, fiscal 2005 or fiscal 2004.
12. Interest Expense
     Total interest expense was $975 thousand in fiscal 2006, $966 thousand in fiscal 2005 and $140 thousand in fiscal 2004. Interest attributable to funds used to finance major long-term projects can be capitalized as an additional cost of the related asset. No interest was capitalized in fiscal 2006, fiscal 2005 or fiscal 2004. Interest paid was $971 thousand in fiscal 2006, $901 thousand in fiscal 2005, and $67 thousand in fiscal 2004.
13. Lease Commitments
     Total rental expense amounted to $3,977 thousand in fiscal 2006, $3,931 thousand in fiscal 2005, and $3,866 thousand in fiscal 2004. Future minimum rental commitments under leases with an initial lease term in excess of one year, primarily for land and buildings, amounted to approximately $6,554 thousand at June 30, 2006. These commitments for the years following fiscal 2006 are: fiscal 2007 — $3,649 thousand; fiscal 2008 — $1,896 thousand; fiscal 2009 — $987 thousand; and fiscal 2010 — $22 thousand.
14. Derivative Instruments and Hedging Activity
     We use foreign exchange contracts and options to hedge both balance sheet and off-balance sheet future foreign currency commitments. Generally, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers; accounts receivable from, and future committed sales to, customers; and intercompany loans. We believe the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. At June 30, 2006, we had open foreign exchange contracts with a notional amount of $19,370 thousand, of which $7,130 thousand were classified as cash flow hedges and $12,240 thousand were classified as fair value hedges. This compares to total foreign exchange contracts with a notional amount of $34,530 thousand as of July 1, 2005, of which $26,897 thousand were classified as cash flow hedges and $7,633 thousand were classified as fair value hedges. At June 30, 2006, contract expiration dates range from less than one month to 11 months with a weighted average contract life of less than a month.
     More specifically, the foreign exchange contracts classified as cash flow hedges are primarily being used to hedge currency exposures from anticipated cash flow expenses related to our Mexican office. As of June 30, 2006, we estimated that a pre-tax loss of $67 thousand would be reclassified into earnings from comprehensive income within the next 11 months related to these cash flow hedges.
     The net gain included in our earnings in fiscal 2006, 2005 and 2004 representing the amount of fair value and cash flow hedges’ ineffectiveness was not material. No amounts were recognized in our earnings in fiscal 2006, 2005, and 2004 related to the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness. In addition, no amounts were recognized in our earnings in fiscal 2006, 2005 and 2004 related to hedged firm commitments that no longer qualify as fair value hedges. All of these derivatives were recorded at their fair value on the balance sheet in accordance with Statement 133.

15. Income Taxes
     The provisions for income taxes are summarized as follows:

	2006	2005	2004
	(in thousands)
Current expense:
United States (federal, state, and local)	$—	$—	$—
International	1,079	245	86

	1,079	245	86

Deferred expense:
United States (federal, state, and local)	—	—	—
International	5,680	—	—

	5,680	—	—

	$6,759	$245	$86

     The components of deferred income tax assets (liabilities) are as follows:

	2006		2005
	Current	Non-Current	Current	Non-Current
	(in thousands)
Inventory valuations	$6,029	$—	$5,088	$—
Accruals	2,650	—	2,920	—
Depreciation	—	726	—	(419)
International research and development expense deferrals	—	17,700	—	17,700
Tax credit carryforwards	—	17,306	—	14,754
Tax loss carryforwards	—	36,159	—	28,205
All other — net	(1,771)	—	(2,544)	—

	6,908	71,891	5,464	60,240
Valuation allowance	(6,908)	(62,275)	(5,464)	(44,944)

	$—	$9,616	$—	$15,296

     A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

	2006	2005	2004
Statutory U.S. income tax rate	35.0%	35.0%	35.0%
U.S. valuation allowances	(35.0)	(35.0)	(35.0)
State taxes	—	—	—
International income (loss)	(23.2)	(6.9)	(0.4)

Effective income tax rate	(23.2)%	(6.9)%	(0.4)%

     United States income taxes have not been provided on $1,478 thousand of undistributed earnings of international subsidiaries because of our intention to indefinitely reinvest these earnings. The determination of unrecognized deferred U.S. tax liability for the undistributed earnings of international subsidiaries is not practicable. Tax loss carryforwards as of June 30, 2006 have expiration dates ranging between one year and no expiration in certain instances. The amount of domestic, international and state and local tax loss carryforwards as of June 30, 2006 was $103,274 thousand. Pre-tax income (loss) of international subsidiaries was $(21,463) thousand in fiscal 2006, $11,435 thousand in fiscal 2005, and $(29,598) thousand in fiscal 2004. Income taxes paid were $1,079 thousand in fiscal 2006, $245 thousand in fiscal 2005, and $86 thousand in fiscal 2004. The valuation allowance increased $18,775 thousand from $50,408 thousand in fiscal 2005 to $69,183 thousand in fiscal 2006. The valuation allowance has been established for financial reporting purposes, to offset certain domestic and foreign deferred tax assets due to uncertainty regarding our ability to realize them in the future.
16. Business Segments
     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (FAS 131), established annual and interim reporting standards for an enterprise’s operating segments and related disclosures about geographic information and major customers. Operating segment information for fiscal 2006, 2005 and 2004 is presented in accordance with FAS 131. We are organized into three operating segments, around the markets we serve: North America microwave region, International microwave region and the NetBoss product line. Our North America microwave region designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users within North America. Our International microwave region designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users outside of North America. Our NetBoss product line develops, designs, produces, sells and services network management systems, primarily for cellular network providers and private network users. The President of MCD has been identified as the Chief Operating Decision-Maker (CODM) as defined by FAS 131. Resources are allocated to each of these segments using information based on their operating income (loss). Information related to assets, capital expenditures and depreciation and amortization for the operating segments is not part of the discrete financial information provided to and reviewed by the CODM.
     The accounting policies of our operating segments are the same as those described in Note 1: Significant Accounting Policies. We evaluate each segment’s performance based on its “revenue” and “operating income (loss)”, which we define as cost of goods sold less period costs.

	2006	2005	2004
	(in thousands)
Revenue
North America	$168,094	$159,829	$154,133
International	172,313	127,221	156,251
NetBoss®	17,093	23,377	19,432

	$357,500	$310,427	$329,816

	2006(1)	2005	2004(2)
	(in thousands)
Loss Before Income Taxes
Segment Operating Income (Loss):
North America microwave	$16,912	$10,257	$3,628
International microwave	(34,090)	(11,938)	(17,521)
NetBoss®	1,058	4,398	656
Corporate allocations expense	(12,425)	(6,189)	(6,770)
Net interest expense	(544)	(61)	(140)

Loss before income taxes	$(29,089)	$(3,533)	$(20,147)

(1)	The operating loss in the International microwave segment in fiscal 2006 included $39,641 thousand in inventory write-downs and other charges associated with decisions made in fiscal 2006 regarding product discontinuances and the planned shutdown of manufacturing activities at our Montreal, Canada plant.

(2)	North America microwave’s operating income and International microwave’s operating loss includes $2,758 thousand and $4,490 thousand, respectively, of expenses related to cost-reduction measures and fixed asset write downs.
     Revenues for geographic regions comprising more than 5% of our sales from unaffiliated customers for fiscal 2006, 2005, and 2004 are as follows:

		% of		% of		% of
	2006	Total	2005	Total	2004	Total
	(in thousands)
United States	$143,882	40.2%	$154,484	49.8%	$141,638	42.9%
Canada	29,891	8.4%	15,475	5.0%	17,365	5.3%
Nigeria	81,326	22.8%	36,136	11.6%	77,457	23.5%
Other	102,401	28.6%	104,332	33.6%	93,356	28.3%

Total	$357,500	100.0%	$310,427	100.0%	$329,816	100.0%

     We had revenue from a single external customer that exceeded 10.0% of total revenues during fiscal 2006 and fiscal 2004. During fiscal 2006, the customer was in Nigeria and accounted for 15.1% of total revenues. During fiscal 2004, the customer was in Nigeria and accounted for 15.2% of total revenues. There was no single customer in fiscal 2005 that accounted for more than 10.0% of total revenues.

     Long-lived assets by location at June 30, 2006 and July 1, 2005 were as follows:

	2006	2005
	(in thousands)
United States	$48,320	$51,675
Canada	48,750	51,884
Brazil	4,985	5,586
France	3,798	4,257
Other	2,032	3,249

Total	$107,885	$116,651

17. Legal Proceedings
     From time to time, as a normal incident of the nature and kind of businesses in which we are engaged, various claims or charges are asserted and litigation commenced against us arising from or related to: product liability; personal injury; patents, trademarks or trade secrets; labor and employee disputes; commercial or contractual disputes; the sale or use of products containing asbestos; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We have recorded accruals for losses related to those matters that we consider to be probable and that can be reasonably estimated. Gain contingencies, if any, are recognized when they are realized and legal costs are generally expensed when incurred. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably to us, based upon available information, in the opinion of management, settlements and final judgments, if any, would not have a material adverse effect on our financial position, results of operations or cash flows.

The Microwave Communications Division of Harris Corporation
and Subsidiaries
CONDENSED COMBINED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended
	September 29,	September 30,
	2006	2005
	(in thousands)
Revenue from product sales and services
Revenue from external product sales and services	$93,067	$74,895
Revenue from product sales and services with parent	488	429

Total revenue from product sales and services	93,555	75,324
Cost of product sales and services
Cost of external product sales and services	(59,122)	(50,854)
Cost of product sales and services with parent	(2,889)	(1,742)

Total cost of product sales and services	(62,011)	(52,596)
Engineering, selling and administrative external expenses	(22,811)	(18,134)
Engineering, selling and administrative expenses with parent	(1,581)	(1,406)

Total engineering, selling and administrative expenses	(24,392)	(19,540)
Corporate allocations expense	(1,621)	(1,536)
Interest income	138	174
Interest expense	(130)	(161)

Income before income taxes	5,539	1,665
Income tax expense	(408)	(268)

Net income	$5,131	$1,397

See Notes to Condensed Combined Financial Statements (unaudited)

The Microwave Communications Division of Harris Corporation
and Subsidiaries
CONDENSED COMBINED BALANCE SHEETS (unaudited)

	September 29,	September 30,
	2006	2005
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$14,386	$6,542
Receivables	123,815	117,077
Unbilled costs	22,049	23,002
Inventories	76,221	92,928

Total Current Assets	236,471	239,549
Other Assets
Plant and equipment	49,493	52,807
Goodwill	28,285	27,030
Identifiable intangible assets	6,078	7,047
Non-current notes receivable	5,542	5,852
Non-current deferred income taxes	9,616	15,296
Other assets	18,428	19,737

	117,442	127,769
	$353,913	$367,318

Liabilities and Division Equity
Current Liabilities:
Short-term debt	$100	$75
Accounts payable	47,196	36,296
Compensation and benefits	11,410	9,137
Other accrued items	18,764	17,444
Advance payments and unearned income	13,235	7,239

Total current liabilities	90,705	70,191
Other Liabilities
Due to Harris Corporation	3,074	6,749

Total Liabilities	93,779	76,940
Division Equity:
Division equity	261,285	298,473
Accumulated other comprehensive loss	(1,151)	(8,095)

Total division equity	260,134	290,378
	$353,913	$367,318

See Notes to Condensed Combined Financial Statements (unaudited)

The Microwave Communications Division of Harris Corporation
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended
	September 29,	September 30,
	2006	2005
Operating Activities
Net income	$5,131	$1,397
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,299	1,385
Gain on sale of land and building	—	(1,844)
(Increase) decrease in:
Receivables	(1,619)	(287)
Unbilled costs and inventories	(907)	(7,314)
Increase (decrease) in:
Accounts payable and accrued expenses	(1,250)	2,213
Advance payments and unearned income	4,028	448
Due to Harris Corporation	(9,568)	(7,431)
Other	(96)	4,022

Net cash (used in) operating activities	(982)	(7,411)

Investing Activities
Proceeds from sale of land and building	—	4,598
Additions of plant and equipment	(237)	(441)
Additions of capitalized software	(1,117)	(910)

Net cash (used in) provided by investing activities	(1,354)	3,247

Financing Activities
Decrease in short term debt	(60)	(946)
Net cash and other transfers from Harris Corporation	2,677	2,847

Net cash provided by financing activities	2,617	1,901

Effect of exchange rate changes on cash and cash equivalents	271	1,002

Net increase (decrease) in cash and cash equivalents	552	(1,261)
Cash and cash equivalents, beginning of period	13,834	7,803

Cash and cash equivalents, end of period	$14,386	$6,542

See Notes to Condensed Combined Financial Statements (unaudited)

The Microwave Communications Division of Harris Corporation
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
AND DIVISION EQUITY (unaudited)

		Accumulated Other
		Comprehensive Income
		(Loss) — Net Unrealized
		Gain (Loss) From
			Foreign
	Division	Hedging	Currency
	Equity	Derivatives	Translation	Total
	(in thousands)
Balance at July 1, 2005	$294,229	$271	$(14,187)	$280,313
Net income	1,397	—	—	1,397
Foreign currency translation	—	—	6,116	6,116
Net unrealized loss on hedging activities, net of $0 tax	—	(295)	—	(295)

Comprehensive income				7,218
Net increase in investment from Harris Corporation	2,847	—	—	2,847

Balance at September 30, 2005	$298,473	$(24)	$(8,071)	$290,378

Balance at June 30, 2006	$253,400	$67	$(1,447)	$252,020
Net income	5,131	—	—	5,131
Foreign currency translation	—	—	267	267
Net unrealized loss on hedging activities, net of $0 tax	—	(38)	—	(38)

Comprehensive income				5,360
Net increase in investment from Harris Corporation	2,754	—	—	2,754

Balance at September 29, 2006	$261,285	$29	$(1,180)	$260,134

See Notes to Condensed Combined Financial Statements (unaudited)

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (unaudited)
At September 29, 2006 and September 30, 2005 and
For the Three Months Ended September 29, 2006 and September 30, 2005
1. Significant Accounting Policies
     Nature of Operations — The Microwave Communications Division of Harris Corporation and Subsidiaries (MCD or the Company) designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include cellular/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and Federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. In general, wireless networks are constructed using microwave radios and other equipment to connect cell sites, fixed-access facilities, switching systems, land mobile radio systems and other similar systems.
     Basis of Presentation — The accompanying combined financial statements include the accounts of the Aftermarket Business, which consists of the accounts of the Microwave Communications Division of Harris Corporation and its subsidiaries. As used in these notes, the terms “MCD,” “we,” “our” and “us” refer to the combined operations of the Microwave Communications Division of Harris Corporation and its consolidated subsidiaries. Significant intercompany transactions and accounts have been eliminated. The combined financial statements are prepared in conformity with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and changes in cash flows in conformity with U.S. generally accepted accounting principles. In the opinion of management, such financial statements reflect all adjustments (consisting only of normal, recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows for such periods. The results for the quarter ended September 29, 2006 are not necessarily indicative of the results that may be expected for the full fiscal year or any subsequent period. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     The accompanying historical financial statements are presented on a carve-out basis and reflect the assets, liabilities, revenues and expenses that were directly attributable to MCD as it was operated within Harris Corporation. MCD’s combined statements of operations include all of the related costs of doing business, including an allocation of certain general corporate expenses of Harris Corporation, which were in support of MCD, including costs for finance, legal, treasury, purchasing, quality, environmental, safety, human resources, tax, audit and public relations departments and other corporate and infrastructure costs. MCD was allocated $1,621 thousand and $1,536 thousand of these overhead costs related to Harris Corporation’s shared functions for the first three months of fiscal 2007 and 2006, respectively. These costs represent approximately 9.9% and 9.9%, respectively, of the total cost of these shared services in each of the first three months of fiscal 2007 and 2006, respectively. These cost allocations were primarily based on a ratio of MCD sales to total Harris Corporation sales multiplied by the total Headquarters Expense of Harris Corporation. Management believes that these allocations were made on a reasonable basis.
     Related Party Transactions — Harris Corporation provides information services, human resources, financial shared services, facilities, legal support, and supply chain management services to us. The charges for these services are billed to us primarily based on actual usage.
     These amounts are charged directly to MCD and are not part of the “Corporate allocations expense” that is included on the Combined Statements of Operations. The amount charged to us for these services was $4,470 thousand in the first three months of fiscal 2007 and $3,148 thousand in the first three months of fiscal 2006, and is included in the “Cost of product sales” and “Engineering, selling and administrative expenses” captions on the Combined Statements of Operations.
     There are other services Harris Corporation provides to us that are not directly charged to us. These functions and amounts are explained above under the subtitle “Basis of Presentation.” These amounts are included within “Due to Harris Corporation” on the Combined Balance Sheets. Additionally, we have other receivables and payables in the normal course of business with Harris Corporation. These amounts are netted within “Due to Harris Corporation” on the Combined Balance Sheets. Total receivables from Harris Corporation were $6,847 thousand and $5,189 thousand at September 29, 2006 and September 30, 2005, respectively. Total payables to Harris Corporation were $9,921 thousand and $11,939 thousand at September 29, 2006 and September 30, 2005, respectively.

     Harris Corporation is the primary source of our financing and equity activities. During the first three months of fiscal 2007, Harris Corporation’s net investment in us was increased by $2,754 thousand. During the first three months of fiscal 2006, Harris Corporation’s net investment in us was increased by $2,847 thousand.
     Additionally, we have loans from Harris Corporation to fund our international entities and we also provide excess cash at various locations to Harris Corporation. We recognize interest income and expense on these loans. We recognized interest income of $100 thousand and $72 thousand in the first three months of fiscal 2007 and 2006, respectively. We recognized interest expense of $116 thousand and $99 thousand in the first three months of fiscal 2007 and 2006, respectively.
     We have sales to and purchases from other entities of Harris Corporation from time to time. These transactions have been recorded at cost to the buying entity and the selling entity recognizes a normal profit. Total sales to other entities of Harris Corporation were $554 thousand and $429 thousand in the first three months of fiscal 2007 and 2006, respectively. We recognized profit associated with these related party sales of $66 thousand and none in the first three months of fiscal 2007 and 2006, respectively. We also recognized costs associated with these related party purchases of $1,039 thousand and none in the first three months of fiscal 2007 and 2006, respectively.
2. Accounting Changes or Recent Pronouncements
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Statement 157 applies under other accounting pronouncements that require fair value measurement in which the FASB concluded that fair value was the relevant measurement, but does not require any new fair value measurements. Statement 157 will be effective for us beginning in fiscal 2009. We are currently evaluating the impact Statement 157 will have on our financial position, results of operations and cash flows.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (Statement 158), which amends FASB Statements No. 87, “Employers’ Accounting for Pensions;” No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits;” No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions;” and No. 132(R), “Employers’ Disclosures about Pension and Other Postretirement Benefits.” Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through the comprehensive income of a business entity. Statement 158 also requires an employer to measure the funded status of a plan as of the date of the employer’s year-end balance sheet, with limited exceptions. The portion of Statement 158 that requires the recognition of overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability will be effective for us as of June 29, 2007. The portion of Statement 158 that requires an employer to measure the funded status of a plan as of the date of the employer’s year-end balance sheet will be effective for us in fiscal 2009. We are currently evaluating the impact Statement 158 will have on our financial position, results of operations and cash flows.
     In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 expresses the SEC’s views regarding the process of quantifying misstatements in financial statements. The view of the SEC is that the effects of prior year errors in the balance sheet must be taken into account for the current year income statement financial reporting. We implemented the provisions of SAB 108 during the first quarter of fiscal 2007 and it did not have a material impact on our financial position, results of operations or cash flows.
3. Receivables
     Receivables are summarized below:

	September 29,	September 30,
	2006	2005
	(in thousands)
Accounts receivable	$125,148	$114,918
Notes receivable due within one year — net	6,428	8,873

	131,576	123,791
Less allowances for collection losses	(7,761)	(6,714)

	$123,815	$117,077

4. Inventories
     Inventories are summarized below:

	September 29,	September 30,
	2006	2005
	(in thousands)
Finished products	$13,350	$11,061
Work in process	34,792	21,231
Raw materials and supplies	43,954	93,786

	92,096	126,078
Inventory reserves	(15,875)	(33,150)

	$76,221	$92,928

5. Plant and Equipment
     Plant and equipment are summarized below:

	September 29,	September 30,
	2006	2005
	(in thousands)
Land	$585	$585
Buildings	21,948	22,373
Machinery and equipment	91,390	110,986

	113,923	133,944
Less allowances for depreciation	(64,430)	(81,137)

	$49,493	$52,807

     Depreciation expense related to plant and equipment was $2,514 thousand and $633 thousand in the first three months of fiscal 2007 and fiscal 2006, respectively.
     During the first three months ended September 30, 2005, we recognized a gain of $1,844 thousand from the sale of land and building that is included in the “Engineering, selling and administrative expenses” caption on the Condensed Combined Statements of Operations (unaudited).
6. Accrued Warranties
     Changes in our warranty liability, which is included as a component of “Other accrued items” on the Condensed Combined Balance Sheets (unaudited), during the first three months of fiscal 2007 and 2006, are as follows:

	Three Months Ended
	September 29,	September 30,
	2006	2005
	(in thousands)
Balance as of the beginning of the period	$3,921	$3,796
Warranty provision for sales made during the period	455	822
Settlements made during the period	(498)	(816)
Other adjustments to the liability including foreign currency translation during the period	—	72

Balance as of the end of the period	$3,878	$3,874

7. Stock Options and Share-Based Compensation
     As of September 29, 2006, Harris Corporation had three shareholder-approved stock incentive plans for employees. Harris Corporation currently has the following types of share-based awards outstanding under these plans that MCD employees participate in: stock options, performance share awards, performance share unit awards and restricted stock awards. We believe that such awards more closely align the interests of our employees with those of our shareholders. The compensation cost related to our share-based awards to MCD employees that was charged against pre-tax income was $581 thousand for the quarter ended September 29, 2006 compared to $453 thousand for the quarter ended September 30, 2005. The number of shares granted to MCD employees during the three months ended September 29, 2006 under these plans were 87,800 stock option grants; 18,600 performance share awards; 2,400 performance share unit awards and 18,000 restricted stock awards.

8. Business Segments
     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (FAS 131), established annual and interim reporting standards for an enterprise’s operating segments and related disclosures about geographic information and major customers. Operating segment information for the first three months of fiscal 2007 and 2006 is presented in accordance with FAS 131. We are organized into three operating segments, around the markets we serve: North America microwave region, International microwave region and the NetBoss product line. Our North America microwave region designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users within North America. Our International microwave region designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users outside of North America. Our NetBoss product line develops, designs, produces, sells and services network management systems, primarily for cellular network providers and private network users. The President of MCD has been identified as the Chief Operating Decision-Maker (CODM) as defined by FAS 131. Resources are allocated to each of these segments using information based on their operating income (loss). Information related to assets, capital expenditures and depreciation and amortization for the operating segments is not part of the discrete financial information provided to and reviewed by the CODM.
The accounting policies of our operating segments are the same as those described in Note 1: Significant Accounting Policies of our “Combined Financial Statements” beginning on page F-7. We evaluate each segment’s performance based on its “revenue” and “operating income (loss)”, which we define as cost of goods sold less period costs.

	Three Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Revenue
North America	$49,829	$45,580
International	39,271	25,749
NetBoss	4,455	3,995

	$93,555	$75,324

Income Before Income Taxes
Segment Operating Income (Loss):
North America microwave	$1,912	$6,442
International microwave	4,964	(3,311)
NetBoss	276	57
Corporate allocations expense	(1,621)	(1,536)
Net interest income	8	13

Income before income taxes	$5,539	$1,665

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
THE MICROWAVE COMMUNICATIONS DIVISION OF
HARRIS CORPORATION AND SUBSIDIARIES

Col. A	Col. B	Col. C		Col. D		Col. E
		Additions
			(2)
		(1)	Charged to
	Balance at	Charged to	Other			Balance at
	Beginning	Costs and	Accounts	Deductions —		End of
Description	of Period	Expenses	Describe	Describe		Period
	(In thousands)
Year ended June 30, 2006:
Amounts Deducted From				$(279	)(A)
Respective Asset Accounts:				3,693	(B)

Allowances for collection losses	$7,306	$4,161	$—	$3,414		$8,053

				$(567	)(A)
				53,651	(C)

Allowances for inventory valuation	$32,856	$38,512	$—	$53,084		$18,284

Allowances for deferred tax assets	$50,408	$18,775	$—	$—		$69,183

Year ended July 1, 2005:
Amounts Deducted From				$(482	)(A)
Respective Asset Accounts:				500	(B)

Allowances for collection losses	$6,301	$1,023	$—	$18		$7,306

				$1,915	(A)
				(2,075	)(C)

Allowances for inventory valuation	$33,770	$(1,074)	$—	$(160)		$32,856

Allowances for deferred tax assets	$35,948	$14,100	$—	$—		$50,048

Year ended July 2, 2004:
Amounts Deducted From				$(26	)(A)
Respective Asset Accounts:				2,906	(B)

Allowances for collection losses	$6,003	$3,178	$—	$2,880		$6,301

				$(9	)(A)
				(1,092	)(C)

Allowances for inventory valuation	$20,068	$12,601	$—	$(1,101)		$33,770

Allowances for deferred tax assets	$29,562	$6,386	$—	$—		$35,948

Note A — Foreign currency translation gains and losses.
Note B — Uncollectible accounts charged off, less recoveries on accounts previously charged off.
Note C — Obsolescence and excess inventory charged off.

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
     The following unaudited pro forma condensed consolidated statements of operations for the three months ended September 30, 2006 and for the twelve months ended June 30, 2006 assume the purchase business combination between the Microwave Communications Division and Stratex occurred on July 1, 2006 and July 1, 2005, respectively. The following unaudited pro forma condensed consolidated balance sheet assumes the purchase business combination had been completed on September 30, 2006.
     In accordance with the terms of the combination agreement, Harris and Stratex created a new Delaware corporation named Harris Stratex for the purpose of combining the Microwave Communications Division with Stratex. On January 26, 2007, Merger Sub, a wholly owned subsidiary of Harris Stratex merged with and into Stratex, with Stratex continuing as the surviving corporation. Simultaneously with the merger of Stratex and Merger Sub, Harris contributed substantially all the assets comprising its Microwave Communications Division, including $32.1 million in cash, to Harris Stratex. In addition, Harris allocated, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, Harris Stratex assumed those liabilities of Harris that primarily resulted from or primarily arose out of the Microwave Communications Division. The liabilities of the Microwave Communications Division that were assumed by Harris Stratex in the contribution transaction included the $90.7 million of liabilities at September 29, 2006 identified on the Condensed Combined Balance Sheets of the Microwave Communications Division beginning on page F-3 of this prospectus. The $3.1 million of liabilities at September 29, 2006 due to Harris identified on the Condensed Combined Balance Sheets of the Microwave Communications Division beginning on page F-3 of this prospectus were canceled in connection with the contribution transaction. In addition, Harris Stratex assumed the contingent liabilities of the Microwave Communication Division, which by their nature were not quantifiable or identifiable, in accordance with the third sentence of this paragraph. There are no loss contingencies that were at least a reasonable possibility that an allocable loss or additional loss was incurred by the Microwave Communications Division as of the date of the business combination/contribution transaction.
     In the merger, each share of Stratex common stock was automatically converted into one-fourth of a share of Harris Stratex Class A common stock. This exchange ratio had the same effect as if Stratex had effected a one-for-four reverse split of its outstanding common stock immediately prior to the merger. In exchange for its contribution of the Microwave Communications Division to Harris Stratex, Harris Stratex issued to Harris 32,850,965 shares of Harris Stratex Class B common stock.
     The merger and the contribution transaction will be treated as a purchase business combination for accounting purposes with the Microwave Communications Division being the acquirer, and, therefore, Stratex’s assets acquired and liabilities assumed will be recorded at their estimated fair value. For purposes of the pro forma financial statements, it was assumed that Stratex’s common stock price is $4.00 per share and that approximately 100 million shares of Stratex’s common stock (based on the treasury stock method using a price per share of $20.80) were outstanding at the date of completion of the merger and the contribution transaction. Using these assumptions, approximately 32.7 million shares of Harris Stratex Class B common stock were issued in exchange for the assets of the Microwave Communications Division and cash. We have assumed that an aggregate 56.6 million shares of Harris Stratex Class A common stock were issued (including the 32.7 million shares of Harris Stratex Class B common stock issued to Harris which are convertible at any time into shares of Harris Stratex Class A common stock) and $17.7 million in cash was paid to Harris Stratex by Harris so that the net assets of the Microwave Communications Division included $32.1 million in cash after intercompany balances between the Microwave Communications Division and Harris are paid prior to the completion of the transactions.
     The allocations of the purchase price to Stratex’s assets, including intangible assets, and liabilities were only preliminary allocations based on estimates of fair values and will change when actual fair values are determined. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, or SFAS 142, provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis. Management of both MCD and Stratex believe that certain trade names owned by Stratex, including Stratex, have indefinite lives based upon an analysis utilizing the criteria in SFAS 142.

     The accompanying unaudited pro forma condensed consolidated statements of operations do not include any revenue or cost saving synergies which may be achievable subsequent to the closing of the purchase business combination.
     The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 assumes that the purchase business combination took place on that date with the Microwave Communications Division as the accounting acquirer of Stratex at the estimated fair value in accordance with SFAS 141. The unaudited pro forma condensed consolidated statements of operations for the three months ended September 30, 2006 and for the fiscal year ended June 30, 2006 assume that the purchase business combination took place on July 1, 2006 and July 1, 2005, respectively. The Harris Stratex fiscal year will end on the closest Friday to June 30th. The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended September 30, 2006 and for the year ended June 30, 2006 combines the pro forma three months ended September 30, 2006 and the pro forma twelve months ended June 30, 2006, respectively, for both the Microwave Communications Division and Stratex. Reclassifications have been made to the historical financial statements of the Microwave Communications Division and Stratex to conform to the presentation expected to be used by Harris Stratex.
     The pro forma condensed consolidated financial data shown under this heading is unaudited, is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the merger, the combination transaction or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The information presented below should be read together with the historical consolidated financial statements of Stratex and MCD, including the related notes, beginning on page F-41 of this prospectus, in the case of Stratex, and beginning on page F-3 of this prospectus, in the case of MCD, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD” beginning on page 21 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stratex” beginning on page 36 of this prospectus. See also “Risk Factors” beginning on page 3 and “Information Regarding Forward-Looking Statements” included elsewhere in this prospectus.
     The services the Microwave Communications Division received from Harris that will continue after the combination of the Microwave Communications Division and Stratex are covered by transition service arrangements. Currently, the Microwave Communications Division reflects these items in the Combined Financial Statements of the Microwave Communications Division beginning on page F-3 of this prospectus as related party transactions with Harris; therefore, no pro forma adjustment is made to reflect these arrangements.

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

	Historical	Historical MCD as			Harris Stratex
	Stratex at	of September 29,	Pro Forma		Networks, Inc.
	September 30, 2006	2006	Adjustments		Pro Forma
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents and short-term investments	$55,715	$14,386	$17,714	(A)	$87,815
Receivables	51,369	123,815	—		175,184
Inventories and unbilled costs	38,980	98,270	11,137	(B)	148,387
Other current assets	13,821	—	—		13,821

Total current assets	159,885	236,471	28,851		425,207
Other Assets
Plant and equipment	23,479	49,493	—		72,972
Goodwill	—	28,285	235,676	(C)	263,961
Identifiable intangible assets	—	6,078	130,200	(C)	136,278
Non-current deferred taxes	—	9,616	(9,616	)(D)	—
Other assets	790	23,970	—		24,760

	24,269	117,442	356,260		497,971

	$184,154	$353,913	$385,111		$923,178

LIABILITIES AND STOCKHOLDERS’ AND DIVISION EQUITY
Current Liabilities
Short-term debt	$11,250	$100	$1,420	(E)	$12,770
Accounts payable	40,330	47,196	—		87,526
Other accrued liabilities	29,692	43,409	1,795	(F)	74,896

Total current liabilities	81,272	90,705	3,215		175,192
Other Liabilities
Non-current deferred income taxes	—	—	39,060	(G)	39,060
Long-term debt	16,667	—	5,680	(D)	22,347
Due to Harris Corporation	—	3,074	(3,074	)(H)	—
Restructuring and other long-term liabilities	13,225	—	—		13,225

Total liabilities	111,164	93,779	44,881		249,824
Stockholders’ and division equity	72,990	260,134	340,230	(I)	673,354

	$184,154	$353,913	$385,111		$923,178

(A)	Adjustment of $17.7 million made to bring balance of cash in the Microwave Communications Division to $32.1 million as of the transaction date per the terms of the combination agreement.

(B)	Step up Stratex finished goods inventory to fair market value assuming a gross margin rate of 30% of revenue and selling costs and related profit equal to 10% of revenue.

(C)	Allocation of the purchase price of Stratex determined as follows (amounts in thousands):

Market price of Stratex stock(1)	$400,148
Estimated acquisition costs	9,000

Total purchase price to be allocated	$409,148

		Estimated
Allocation of purchase price based on fair market value		Useful Life
Identifiable intangible assets:
Developed technology non-legacy products	$77,500	10 years
Developed technology legacy products	1,900	2 years
Customer relationships	5,400	8 years
Backlog	900	1 year
Tradename — Eclipse	16,000	10 years
Tradename — Legacy Products	200	2 years

Tradename — Stratex	28,300	Indefinite

Total identifiable intangible assets	130,200
Net tangible assets(2)	43,272
Goodwill	235,676

Total purchase price allocation	$409,148

     This purchase price allocation is preliminary for all assets and liabilities being acquired by Harris Stratex.

(D)	Adjustment is to eliminate deferred tax assets on the Microwave Communications Division’s historical Combined Balance Sheet because Harris will retain 100% of these assets at the time of the transaction and they will not become part of Harris Stratex.

(E)	Adjustment to record capital lease obligation related to the equipment lease between Harris Stratex Networks Canada ULC and Harris Canada, Inc. For more information regarding this lease obligation, see “Certain Relationships and Related Transactions — Lease Agreement (Equipment and Machinery)” beginning on page 77 of this prospectus.

(F)	Adjustment to reduce deferred revenue of Stratex, which is classified as other accrued liabilities on the Consolidated Balance Sheet, by $2.0 million because Harris Stratex is not expected to have future obligations to deliver product or perform services on the contracts or agreements related to this deferred revenue after the closing date of the transaction and increased by $3.8 million for payout of the single trigger employment agreements. No amount of excise tax reimbursement is included because the calculated amount was not available.

(G)	Adjustment is for the establishment of a deferred tax liability related to the future amortization of identifiable intangible assets in accordance with Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes.”

(H)	Elimination of due to Harris Corporation balance against stockholders’ and division equity.

(I)	Adjustment made to reflect the $17.7 million cash contribution made by Harris as discussed in footnote A. above; elimination of deferred taxes noted in D. above; adjustment to record capital lease obligation noted in E. above; elimination of due to Harris Corporation balance of $3.1 million noted in G. above; and $336.2 million to record the net assets of Stratex at fair value in accordance with FAS 141(3).
(1)	Total market price of Stratex common stock equal to the price of a share of Stratex common stock as of September 19, 2006 ($4.00) X diluted shares of Stratex common stock outstanding per the Stratex September 30, 2006 Balance Sheet (100.0 million shares).

(2)	Stratex net tangible assets are calculated as follows:

Historical net assets reported	$72,990
Inventory step-up	11,137
Deferred revenue reduction	2,039
Single trigger employment agreement payouts	(3,834)
Less deferred tax liability related to identifiable intangible assets	(39,060)

Adjusted net assets	$43,272

(3)	Adjustment to stockholders’ equity to record the net assets of Stratex at fair value in accordance with FAS 141 is calculated as follows:

Market price of Stratex common stock (see footnote 1 above)	$400,148
Acquisition costs	9,000
Less historical Stratex net assets reported	(72,990)

$336,158

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Historical Stratex	Historical
	for the	MCD for the
	Twelve Months	Twelve Months
	Ended	Ended			Harris Stratex
	June 30,	June 30,	Pro Forma		Networks, Inc.
	2006	2006	Adjustments		Pro Forma
	(in thousands)
Revenue from product sales and services	$242,257	$357,500	$—		$599,757
Cost of product sales and services	(171,397)	(271,340)	(8,700	)(J)	(451,437)
Engineering, selling and administrative expenses	(63,131)	(102,280)	(7,115	)(K)	(172,526)
Corporate allocations expense	—	(12,425)	—	(L)	(12,425)
Interest income	1,548	431	—		1,979
Interest expense	(2,304)	(975)	—		(3,279)
Other expenses, net	(1,748)	—	—		(1,748)

Income (loss) before provision for income taxes	5,225	(29,089)	(15,815)		(39,679)

Provisions for income taxes	(1,534)	(6,759)	—		(8,293)

Net income (loss)	$3,691	$(35,848)	$(15,815)		$(47,972)

Net income (loss) per common share
Basic	$0.04				$(0.85)
Diluted	$0.04				$(0.85)
Basic weighted average shares outstanding	95,725			(M)	56,569
Diluted weighted average shares outstanding	99,510			(M)	56,569

(J)	Adjustment made to reflect $8.7 million amortization of developed technology identifiable intangible assets.

(K)	Adjustment made to reflect $3.3 million amortization of identifiable intangible assets, other than developed technology, and $3.8 million of stock-based compensation expense, which represents the expense that would have been recognized by Stratex had they implemented the provisions of Statement of Financial Accounting Standard No. FAS 123R “Share-Based Payment”, or FAS 123R, as of July 1, 2005, which is when the Microwave Communications Division was required to implement FAS 123R.

(L)	The services related to these costs include audit fees, external legal fees, internal legal costs and CEO and staff costs. It is believed that the stand-alone financial results of Stratex currently include many of these costs, which makes a portion of these MCD costs redundant. It is also believed that some of the costs that are included in the stand-alone financial results of Stratex may increase for the combined company.

(M)	Adjustment to shares reflect one-to-four conversion of Stratex shares to Harris Stratex Networks, Inc. and the issuance of 32.7 million shares of Harris Stratex shares (calculated as 56% of all the outstanding stock of Harris Stratex) to Harris in return for net assets of the Microwave Communications Division.

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Historical Stratex	Historical MCD
	for the Three	for the Three
	Months Ended	Months Ended			Harris Stratex
	September 30,	September 29,	Pro Forma		Networks, Inc.
	2006	2006	Adjustments		Pro Forma
Revenue from product sales and services	$67,279	$93,555			$160,834
Cost of product sales and services	(46,512)	(62,011)	$(2,175	)(N)	(110,698)
Engineering, selling and administrative expenses	(18,924)	(24,392)	(594	)(O)	(43,910)
Corporate allocations expense		(1,621)		(P)	(1,621)
Interest income	693	138			831
Interest expense	(601)	(130)			(731)
Other expenses, net	(360)	—			(360)

Income (loss) before provision for income taxes	1,575	5,539	(2,769)		4,345

Provision for income taxes	(23)	(408)	—		(431)

Net income (loss)	$1,552	$5,131	$(2,769)		$3,914

Basic net income per share	$0.02				$0.07
Diluted net income per share	$0.02				$0.07
Basic weighted average shares outstanding	97,634			(Q)	57,046
Diluted weighted average shares outstanding	100,037			(Q)	57,046

(N)	Adjustment made to reflect $2.2 million amortization of developed technology identifiable intangible assets.

(O)	Adjustment made to reflect $0.6 million amortization of identifiable intangible assets, other than developed technology.

(P)	The services related to these costs include audit fees, external legal fees, internal legal costs, external reporting costs and CEO and staff costs. It is believed that the stand-alone financial results of Stratex currently include many of these costs, which makes a portion of these MCD costs redundant. It is also believed that some of the costs that are included in the stand-alone financial results of Stratex may increase for the combined company.

(Q)	Adjustment to shares reflect one-to-four conversion of Stratex shares to Harris Stratex and the issuance of 32.7 million shares of Harris Stratex (calculated as 56% of all outstanding stock of Harris Stratex) to Harris in return for net assets of the Microwave Communications Division.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Stratex Networks, Inc.
San Jose, California
We have audited the accompanying consolidated balance sheets of Stratex Networks, Inc. and subsidiaries (“the Company”) as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stratex Networks, Inc. and subsidiaries as of March 31, 2006 and 2005, and the results of their operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated June 14, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 14, 2006

Management’s Report on Internal Control over Financial Reporting
     Our management, with the participation of our CEO and CFO, is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act. Our internal controls are designed to provide reasonable assurance to our management and members of our Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP).
     Our management performed an assessment of our internal controls over financial reporting as of March 31, 2005 and identified the following two material weaknesses in internal control over financial reporting existing as of March 31, 2005. For the March 31, 2005 reporting period, management concluded that the Company 1) did not maintain effective controls over the determination of revenue recognition for a non-routine complex revenue transaction and 2) did not have enough review procedures on the financial closing and reporting process. Management believes that in fiscal 2006 we have remediated the weakness related to revenue recognition due to the expansion of internal review and clarification of internal policies which have been distributed to finance personnel worldwide. With respect to the weakness related to inadequate review of the financial statements of the foreign operations and the period-end financial closing and reporting process for the Company’s consolidated operations, we have identified, developed and began to implement a number of measures to strengthen our internal control in this area. These measures included: hiring additional finance personnel, expanding financial statement reviews, establishing internal audit with a focus on the adequacy of internal controls over financial reporting and expanding the review of manual journal entries.
     However, as a result of our assessment of our financial controls over financial reporting as of March 31, 2006, we have concluded that we have not remediated the material weakness in internal controls over the review of the financial statements of the foreign operations and the period-end financial closing and reporting process for the Company’s consolidated operations. We are taking further steps in fiscal 2007, including the increasing of staff in corporate finance, adding finance staffing at several foreign subsidiaries and expanded subsidiary financial reporting with a goal of having this material weakness remediated by the third quarter of fiscal 2007. We will continue reviewing our internal controls over the financial close and reporting process, and will implement additional controls as needed.
     Deloitte & Touche LLP, an independent registered public accounting firm, has issued a report on management’s assessment of our internal control over financial reporting. That report appears below.
Changes in Internal Control over Financial Reporting
     In connection with our implementation of the provisions of Section 404 of Sarbanes-Oxley of 2002, we have made and will continue to make various improvements to our system of internal controls. We continue to review, revise and improve the effectiveness of our internal controls. To improve the effectiveness of the Company’s internal controls and address the material weaknesses referred to in the previous section under the caption “Management’s Report on Internal Control over Financial Reporting”, we hired an internal audit manager in the first quarter of fiscal 2006, a new controller in the fourth quarter of fiscal 2006, a finance manager at our subsidiary in France in the fourth quarter of fiscal 2006 and finance managers to oversee the finance functions of our Poland and South America operations in the first quarter of fiscal 2007. In addition, we have implemented an expanded policy related to revenue recognition and we are in the process of recruiting an additional accountant to the Corporate staff to assist in the consolidation and review process. With the staff additions, we will further revise our financial review procedures. Other than as described above, there has been no change in our internal control over financial reporting during our most recently completed fiscal quarter that has materially affected or is likely to materially affect our internal control over financial reporting.
Inherent Limitation on the Effectiveness of Internal Controls
     The effectiveness of any system of internal control over financial reporting, including Stratex’s, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct, including fraud, completely. Accordingly, any system of internal control over financial reporting, including Stratex’s, can only provide reasonable, not absolute assurances. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business, but cannot assure you that such improvements will be sufficient to provide us with effective internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Stratex Networks, Inc.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Stratex Networks, Inc. and subsidiaries (the “Company”) did not maintain effective internal control over financial reporting as of March 31, 2006, because of the effect of the material weakness identified in management’s assessment based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weakness described in the following paragraph has been identified and included in management’s assessment:
The Company’s controls over the review of the financial statements of the foreign operations and the period-end financial closing and reporting process for the Company’s consolidated operations are inadequate and constitute a material weakness in the design of internal control over financial reporting. Specifically, the Company lacks sufficient resources with the appropriate level of technical accounting expertise within the accounting function and therefore was unable to accurately perform certain of the designed controls over the March 31, 2006 financial closing and reporting process, evidenced by a significant number of adjustments which were necessary to present the financial statements for the year ended March 31, 2006 in accordance with generally accepted accounting principles. Based on the misstatements identified and the significance of the financial closing and reporting process to the preparation of reliable financial statements, there is a more than remote likelihood that a material misstatement of the interim and annual financial statements would not have been prevented or detected.
This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements and financial statement schedule as of and for the year ended March 31, 2006 of the Company and this report does not affect our report on such financial statements and financial statement schedule.
In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of March 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of March 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended March 31, 2006 of the Company and our report dated June 14, 2006 expressed an unqualified opinion on those financial statements and financial statement schedule.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 14, 2006

STRATEX NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,
	2006	2005
	(in thousands, except per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$44,414	$32,860
Short-term investments	13,272	15,831
Accounts receivable, net of allowance of $2,140 in 2006 and $2,769 in 2005	42,003	35,084
Inventories	43,867	36,780
Other current assets	12,620	10,572

Total current assets	156,176	131,127

Property and Equipment:
Machinery and equipment	77,930	79,156
Land and buildings	7,550	7,550
Furniture and fixtures	6,686	5,575
Leasehold improvements	1,556	1,537

	93,722	93,818
Accumulated depreciation and amortization	(69,673)	(65,590)

Net property and equipment	24,049	28,228

Other assets	605	1,276

Total Assets	$180,830	$160,631

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$38,725	$34,472
Short-term debt	11,250	6,250
Accrued liabilities	31,136	27,701

Total current liabilities	81,111	68,423

Long-term debt	22,291	13,542
Restructuring and other long-term liabilities	15,085	18,643

Total liabilities	118,487	100,608

Commitments and Contingencies (Note 9)

Stockholders’ Equity:
Preferred stock, $.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value; 150,000 shares authorized, 96,931 and 94,918 shares issued and outstanding at March 31, 2006 and 2005, respectively	969	948

Additional paid-in capital	489,370	485,382
Accumulated deficit	(416,022)	(413,725)
Accumulated other comprehensive loss	(11,974)	(12,582)

Total stockholders’ equity	62,343	60,023

Total Liabilities and Stockholders’ Equity	$180,830	$160,631

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31,
	2006	2005	2004
	(in thousands, except per share amounts)
Net Sales	$230,892	$180,302	$157,348
Cost of sales	167,303	151,398	129,689
Inventory and other valuation charges (benefit)	—	2,581	(498)

Gross profit	63,589	26,323	28,157

Operating Expenses:
Research and development	14,475	16,661	17,151
Selling, general and administrative	46,792	44,379	39,273
Amortization of intangible assets	—	1,581	790
Restructuring charges	—	7,423	5,488

Total operating expenses	61,267	70,044	62,702

Income (loss) from operations	2,322	(43,721)	(34,545)
Other Income (Expense):
Interest income	1,111	737	886
Interest expense	(2,227)	(1,662)	(160)
Other expenses, net	(1,927)	(845)	(1,116)

Total other expense, net	(3,043)	(1,770)	(390)

Loss before provision for income taxes	(721)	(45,491)	(34,935)
Provision for income taxes	1,576	455	2,133

Net Loss	$(2,297)	$(45,946)	$(37,068)

Basic and diluted net loss per share	$(0.02)	$(0.51)	$(0.44)

Shares used to compute basic and diluted net loss per share	95,600	89,634	83,364
The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended March 31, 2004, 2005 and 2006
					Accumulated
					Other
	Common	Stock	Additional	Accumulated	Comprehensive	Total Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Loss	Equity
	(in thousands)
Balances March 31, 2003	82,748	$827	$457,147	$(330,711)	$(14,463)	$112,800

Components of comprehensive income:
Net loss	—	—	—	(37,068)	—	(37,068)
Change in unrealized holding gain	—	—	—	—	20	20
Translation adjustment	—	—	—	—	1,081	1,081

Total comprehensive loss						(35,967)
Shares issued to Tellumat (Pty) Ltd for acquisition of net assets of Plessey Broadband Wireless	730	7	2,950	—	—	2,957
Stock issued for options and purchase plan	570	6	1,386	—	—	1,392

Balances March 31, 2004	84,048	$840	$461,483	$(367,779)	$(13,362)	$81,182

Components of comprehensive income:
Net loss	—	—	—	(45,946)	—	(45,946)
Change in unrealized holding loss	—	—	—	—	(58)	(58)
Translation adjustment	—	—	—	—	838	838

Total comprehensive loss						(45,166)
Sale of common stock, net of cash and non-cash (warrants) expenses of $1.4 million and $4.1 million, respectively (See note 11)	10,327	103	22,850	—	—	22,953
Stock issued for options and purchase plan	543	5	1,049	—	—	1,054

Balances March 31, 2005	94,918	$948	$485,382	$(413,725)	$(12,582)	$60,023

Components of comprehensive loss:
Net loss	—	—	—	(2,297)	—	(2,297)
Change in unrealized holding loss	—	—	—	—	31	31
Translation adjustment	—	—	—	—	577	577

Total comprehensive loss						(1,689)
Stock issued for options and purchase plan	1,117	6	2,488	—	—	2,494
Restricted Stock Awards	896	15	1,500	—	—	1,515

Balances March 31, 2006	96,931	$969	$489,370	$(416,022)	$(11,974)	$62,343

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Cash Flows From Operating Activities:
Net loss	$(2,297)	$(45,946)	$(37,068)
Adjustments to reconcile net loss to net cash used for operating activities:
Non-cash stock compensation charges	1,515	—	—
Depreciation and amortization	7,418	11,460	9,470
Non-cash restructuring charges	—	928	—
Changes in assets and liabilities:
Accounts receivable	(6,445)	(530)	(3,721)
Inventories	(6,385)	(1,461)	(6,662)
Other assets	(1,227)	1,176	2,035
Accounts payable	4,154	(5,597)	14,960
Accrued liabilities	3,697	5,998	(3,416)
Long-term liabilities	(3,559)	(1,662)	(3,039)

Net cash used for operating activities	(3,129)	(35,634)	(27,441)

Cash Flows From Investing Activities:
Purchase of available-for-sale securities	(82,185)	(83,275)	(220,983)
Proceeds from sale of available-for-sale securities	84,753	95,723	248,812
Purchase of property and equipment	(3,532)	(7,435)	(10,532)
Purchase of net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd.	—	—	(2,578)

Net cash provided by (used for) investing activities	(964)	5,013	14,719

Cash Flows From Financing Activities:
Borrowings from banks	33,000	25,000	—
Repayment of bank borrowings	(19,250)	(5,208)	—
Proceeds from sale of common stock	2,495	24,007	1,392

Net cash provided by financing activities	16,245	43,799	1,392

Effect of exchange rate changes on cash	(598)	(1,944)	(1,080)

Net increase (decrease) in cash and cash equivalents	11,554	11,234	(12,410)
Cash and cash equivalents at beginning of year	32,860	21,626	34,036

Cash and cash equivalents at end of year	$44,414	$32,860	$21,626

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Supplemental Statements of Cash Flows Disclosures. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Interest paid	$1,097	$1,781	$103
Income taxes paid	$1,430	$199	$274
Supplemental Schedule of Non Cash Financing Activities:

	2006	2005	2004
	(in thousands)
Non-cash purchase consideration for the acquisition of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. through the issuance of common stock	$—	$—	$2,957
Issuance of common stock warrants (See Note 11)	$—	$4,122	$—

Note 1. Description of Business
The Company designs, manufactures and markets advanced wireless solutions for mobile applications and broadband access to enable the development of complex communications networks worldwide. The Company’s microwave radio products deliver data and voice across a full spectrum of network frequencies and capacities. The Company’s business is global in nature, supported by a worldwide sales and support organization. Stratex Networks, Inc., formerly known as DMC Stratex Networks, Inc. and Digital Microwave Corporation, was founded in January 1984.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation. The consolidated financial statements include the accounts of Stratex Networks, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.
Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.
Cash and Cash Equivalents. The Company generally considers all highly liquid debt instruments with a remaining maturity of three months or less at the time of purchase, to be cash equivalents. Auction rate preferred securities are classified as short-term investments. Cash and cash equivalents consisted of cash, money market funds, and short-term securities as of March 31, 2006 and March 31, 2005. As of March 31, 2006, we had $0.4 million of cash received in advance from one of our customers which was restricted.
Short-Term Investments. The Company invests its excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in current operations. Accordingly, all marketable securities are classified as “available-for-sale” in accordance with the provisions of the Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). At March 31, 2006, the Company’s available-for-sale securities had contractual maturities ranging from 1 month to 6 months, with a weighted average maturity of 28 days.
All investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders’ equity. The realized gains on the sale of securities during fiscal 2006, 2005 and 2004 were insignificant. Realized gains (losses) are included in other expenses, net in the accompanying consolidated statement of operations.
The following is a summary of available-for-sale short-term investments as of March 31, 2006:

	2006
			Unrealized
	Cost	Fair Value	Holding Loss
	(in thousands)
Corporate notes	$2,083	$2,083	$—
Corporate and Government bonds	3,605	3,589	(16)
Auction rate preferred notes	7,600	7,600	—
Total	$13,288	$13,272	$(16)

The following is a summary of available-for-sale short-term investments as of March 31, 2005:

	2005
			Unrealized
	Cost	Fair Value	Holding Loss
	(in thousands)
Corporate notes	$749	$749	$—
Corporate and Government bonds	9,578	9,532	(46)
Auction rate preferred notes	5,550	5,550	—

Total	$15,877	$15,831	$(46)

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories consisted of:

	March 31,
	2006	2005
	(in thousands)
Raw materials	$9,012	$11,065
Work-in-process	—	488
Finished goods	34,855	25,227

	$43,867	$36,780

In fiscal 2005, the Company recorded inventory valuation charges of $2.6 million for excess inventories not expected to be sold. There were no inventory valuation charges recorded in fiscal 2006.
Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term. Depreciation and amortization are reported in the applicable captions in the statement of operations based on the functional area that utilizes the related equipment and facilities. Any depreciation related to production facilities is therefore recorded as a component of cost of sales.
Other Assets. Included in other assets as of March 31, 2006 are long-term deposits of $0.4 million for premises leased by the Company and $0.2 million for long-term accounts receivable. The long-term accounts receivable is due to the extended terms of credit granted by the Company to one of its customers in order to position itself favorably in certain markets. Included in other assets as of March 31, 2005 are long-term deposits of $0.4 million for premises leased by the Company and $0.9 million for long-term accounts receivable.
Accumulated Other Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” (SFAS 130”) establishes standards for reporting and display of comprehensive income (loss) and its components. SFAS 130 requires companies to report comprehensive income (loss), which includes unrealized holding gains and losses and other items that have previously been excluded from net income (loss) and reflected instead in stockholders’ equity. The Company’s comprehensive loss consists of net loss plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments.
The accumulated balances for each component of accumulated other comprehensive income (loss) are as follows:

	March 31,
	2006	2005
	(in thousands)
Unrealized holding loss on available-for-sale-securities	$(16)	$(46)
Cumulative foreign exchange translation adjustment	(11,958)	(12,536)

Accumulated other comprehensive loss	$(11,974)	$(12,582)

Foreign Currency Translation. The functional currency of the Company’s subsidiaries located in the United Kingdom and New Zealand is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Income and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of these subsidiaries’ financial statements are included in the consolidated statements of operations. The Company’s other international subsidiaries use their respective local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss.
Determination of the functional currency is dependent upon the economic environment in which an entity operates as well as the customers and suppliers the entity conducts business with. Changes in the facts and circumstances may occur and could lead to a change in the functional currency of that entity.
Gains and losses resulting from foreign exchange transactions and the costs of foreign currency contracts are included in other income (expense) in the accompanying consolidated statements of operations. Net foreign exchange losses of $1.8 million, $0.6 million and $0.8 million were recorded in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.
Derivative Financial Instruments. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are recorded on the balance sheet at fair value.
We manufacture and sell products internationally subjecting us to currency risk. Derivatives are employed to eliminate, reduce, or transfer selected foreign currency risks that can be identified and quantified. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. The Company’s policy is to hedge forecasted and actual foreign currency risk with forward contracts that expire within twelve months. Foreign currency contracts to hedge exposures are not available in certain currencies, such as the Nigerian Naira. Specifically, the Company hedges foreign currency risks relating to firmly committed backlog, open purchase orders and non-functional currency monetary assets and liabilities. Derivatives hedging non-functional currency monetary assets and liabilities are recorded on the balance sheet at fair value and changes in fair value are recognized currently in earnings.
Additionally, the Company hedges forecasted non-U.S. dollar sales and non-U.S. dollar purchases. In accordance with SFAS 133, hedges of anticipated transactions are designated and documented at inception as “cash flow hedges” and are evaluated for effectiveness, excluding time value, at least quarterly. The Company records effective changes in the fair value of these cash flow hedges in accumulated other comprehensive income (“OCI”) until the revenue is recognized or the related purchases are recognized in cost of sales, at which time the changes are reclassified to revenue and cost of sales, respectively. All amounts accumulated in OCI at the end of the year will be reclassified to earnings within the next 12 months.

The following table summarizes the activity in OCI, with regard to the changes in fair value of derivative instruments, for fiscal 2006 and fiscal 2005 (in thousands):

	Twelve	Twelve
	Months Ended	Months Ended
	March 31, 2006	March 31, 2005
	Gains/(Losses)	Gains/(Losses)
Beginning balance as of April 1	$90	$23
Net changes	(772)	644
Reclassifications to revenue	573	(526)
Reclassifications to cost of sales	2	(51)

Ending balance as of March 31	$(107)	$90

A loss of $0.2 million in each of the fiscal years ending 2005 and 2004, and a loss of $0.1 million in fiscal 2006 was recognized in other income and expense related to the exclusion of time value from effectiveness testing. The gain/loss resulting from forecasted transactions that did not occur in fiscal 2006, fiscal 2005 and fiscal 2004 was insignificant.
Revenue Recognition. The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.
Revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed.
When sales are made under payment terms beyond the normal credit terms, revenue is recognized only when cash is collected from the customer unless the sale is covered by letters of credit or other bank guarantees. Revenue from service obligations under maintenance contracts is deferred and recognized on a straight-line basis over the contractual period, which is typically one year.
In fourth quarter of fiscal 2006, the Company entered into a four year agreement with Alcatel to license certain Eclipse software and products to Alcatel. Alcatel will pay the Company a license fee based on the dollar value of Alcatel’s quarterly purchases from the Company’s contract manufacturers. There is a minimum quarterly license fee that will be recognized as revenue in the fiscal quarter it is invoiced. License fees beyond the quarterly minimum will be recognized as revenue in the quarter when they are invoiced, due and payable.
Included in the agreement are certain additional support services that may be provided by the Company to Alcatel. In accordance with Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables” the Company determined that revenue related to these services should be recognized separately from the license fee and accordingly will be recognized when the services are performed.
Research and Development. All research and development costs are expensed as incurred.
Stock-Based Compensation. The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Accordingly, no compensation is recognized for employee stock options granted with exercise prices greater than or equal to the fair value of the underlying common stock at date of grant. If the exercise price is less than the market value at the date of grant, the difference is recognized as deferred compensation expense, which is amortized over the vesting period of the options.

In accordance with the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, if the Company had elected to recognize compensation cost based on the fair market value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

	Years ended March 31,
	2006	2005	2004
	(in thousands, except per share amounts)
Net loss – as reported	$(2,297)	$(45,946)	$(37,068)
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(4,954)	(11,630)	(9,961)

Net loss – pro forma	$(7,251)	$(57,576)	$(47,029)

Basic and diluted loss per share – as reported	$(0.02)	$(0.51)	$(0.44)
Basic and diluted loss per share – pro forma	$(0.08)	$(0.64)	$(0.56)
For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

		Years ended March 31,
	2006	2005	2004
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock volatility	96.2%	96.8%	96.6%
Risk-free interest rate	3.9 – 4.6%	2.7 – 3.9%	2.2 – 3.3%
Expected life of options from vest date	1.8 years	1.5 years	1.7 years
Forfeiture rate	Actual	Actual	Actual
The fair value of each share granted under the employee stock purchase plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years ended March 31,
	2006	2005	2004
Expected stock volatility	55.7%	75.7%	89.6%
Risk-free interest rate	2.9%	1.6%	1.0%
Expected life of options from vest date	0.3 years	0.3 years	0.2 years
The weighted average fair value of stock options granted during fiscal 2006, fiscal 2005 and fiscal 2004 was $2.04, $1.53 and $3.05 respectively.
Loss Per Share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period. Net loss per share is computed using only the weighted average number of shares of common stock outstanding during the period, as the inclusion of potentially dilutive securities would be anti-dilutive.
As of March 31, 2006, there were 1,531,176 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2006. As of March 31, 2005, there were 870,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2005. As of March 31, 2004, there were 2,399,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2004.

Income Taxes. The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes, and such amounts recognized for income tax reporting purposes, and operating loss and other tax credit carry forwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized in the future.
Recent Accounting Pronouncements. In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No.155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”) an amendment to SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155, provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. SFAS 155 further amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The SFAS 155 guidance also clarifies which interest-only strips and principal-only strips are not subject to the requirement of SFAS 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFAS 155 is not expected to have a material impact on the Company’s consolidated financial statements.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No.154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements of the accounting for and reporting of a change in accounting principle. SFAS No. 154 also provides guidance on the accounting for and reporting of error corrections. The provisions of this statement are applicable for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s results of operations or financial condition.
In March 2005, FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. Interpretation No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.
In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, which provides guidance on the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (see discussion below). In particular, SAB No. 107 provides key guidance related to valuation methods (including assumptions such as expected volatility and expected term), the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), the modification of employee share options prior to the adoption of SFAS No. 123(R), the classification of compensation expense, capitalization of compensation cost related to share-based payment arrangements, first-time adoption of SFAS No. 123(R) in an interim period, and disclosures in Management’s Discussion and Analysis subsequent to the adoption of SFAS No. 123(R). SAB No. 107 became effective on March 29, 2005. The Company will apply the principles of SAB No. 107 in conjunction with its adoption of SFAS 123(R).
In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires all stock-based compensation to be recognized as an expense in the financial statements and that such cost be measured according to the fair value of stock options. SFAS No. 123(R) was to be effective for quarterly periods beginning after June 15, 2005, which is the Company’s first quarter of fiscal 2006. In April 2005, the SEC delayed the required compliance date for certain public companies to fiscal years beginning after June 15, 2005. Accordingly, the Company will be required to comply with SFAS No. 123(R) in fiscal 2007. While the Company currently provides the pro forma disclosures required by SFAS No. 148, “Accounting for Stock-Based Compensation -Transition and Disclosure,” on a quarterly basis (see “Note 2 — Stock-Based Compensation”), it is currently evaluating the impact this statement will have on its consolidated financial statements.
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expense, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.
Note 3. Acquired Intangible Assets
The Company recorded expense on amortization of intangible assets of $1.6 million and $0.8 million in fiscal 2005 and fiscal 2004, respectively. In fiscal 2004, the Company acquired the net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. (“Tellumat”) located in Cape Town, South Africa. As part of the purchase agreement the Company acquired $2.4 million of intangible assets. This $2.4 million of intangible assets has been assigned to intellectual property and was estimated to have a useful life of 18 months. In the third quarter of fiscal 2005, the Company accelerated amortization of the intangible assets due to the shut down of the Cape Town operations and redesign of the product acquired from Plessey Broadband Wireless. The Company amortized the entire balance of intangible assets in fiscal 2005.
Note 4. Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy. Investments, under the Company’s policy, must have a rating, at the time of purchase, of A1 or P1 for short-term paper and a rating of A or better for long-term notes or bonds.
Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject the Company to concentration of credit risk. The following table summarizes the number of our significant customers as a percentage of our accounts receivable balance at March 31, 2006 and March 31, 2005, along with the percentage of accounts receivable balance they individually represent. No other customer accounted for more than 10% of the accounts receivable balance at the dates indicated.

	March 31, 2006	March 31, 2005
Number of significant customers	2	—
Percentage of accounts receivable balance	12%,10%	—

The following table summarizes the number of our significant customers, each of which accounted for more than 10% of our revenues, along with the percentage of revenues they individually represent.

	Years ended March 31,
	2006	2005	2004
Number of significant customers	1	1	1
Percentage of net sales	10%	21%	19%
The Company actively markets and sells products in Europe, the Americas, Asia, Africa and the Middle East. The Company performs on-going credit evaluations of its customers’ financial conditions and generally requires no collateral, although sales to Asia, Africa and the Middle East are primarily paid through letters of credit.
Note 5. Other Current Assets
Other current assets include the following :

	March 31,
	2006	2005
	(in thousands)
Receivables from suppliers	$3,074	$2,566
Non-trade receivables	947	851
Prepaid expenses	4,165	3,529
Prepaid insurance	395	340
Income tax and VAT refund	3,795	2,976
Other	244	310

	$12,620	$10,572

Prepaid expenses as of March 31, 2006 and March 31, 2005 also included installation costs of $0.8 million and $1.3 million, respectively, incurred for customers, which are being deferred because revenue related to these costs was not yet recognized.
Note 6. Accrued Liabilities
Accrued liabilities include the following:

	March 31,
	2006	2005
	(in thousands)
Customer deposits	$2,103	$1,822
Accrued payroll and benefits	2,628	2,250
Accrued commissions	4,660	2,117
Accrued warranty	4,395	5,340
Accrued restructuring	3,373	4,902
Accrual for customer discount	4,359	3,688
Deferred revenue	3,193	1,279
Other	6,425	6,303

	$31,136	$27,701

The accrual for customer discount of $4.4 million and $3.7 million as of March 31, 2006 and March 31, 2005, respectively is for discount on certain volume levels reached by a customer.

Note 7. Long –term debt
On May 27, 2004 the Company borrowed $25 million on a long-term basis against its $35 million credit facility with a commercial bank. This $25 million loan is payable in equal monthly installments of principal plus interest over a period of four years. This loan bears interest at a fixed interest rate of 6.38% per annum. As of March 31, 2006 the Company has repaid $11.5 million of the loan.
In February 2006, the Company increased the amount of its credit facility with the bank from $35 million to $50 million and extended the facility for an additional one year term to April 30, 2008. The Company also borrowed an additional $20 million on a long-term basis under the facility with the bank on March 1, 2006. This loan is payable in equal monthly installments of principal plus interest over a period of four years. The loan is at a fixed interest rate of 7.25%. As of March 31, 2006, no principal had been repaid under the new term loan.
As part of the credit facility agreement, there is a tangible net worth covenant and a liquidity ratio covenant. As of March 31, 2006 the Company was in compliance with these financial covenants of the loan.
At March 31, 2006, future long-term debt payment obligations were as follows:

Years ending March 31,
(in thousands)
2007	$11,250
2008	11,250
2009	6,041
2010	5,000

Total	$33,541

At the end of March 2006, the Company had $10.7 million of credit available against our $50 million revolving credit facility with a commercial bank as mentioned above. Per the amended agreement, the total amount of revolving credit available was expanded to $50 million less the outstanding balance of the term debt portion and any usage under the revolving credit portion. As of March 31, 2006, the balance of the long-term debt portion of our credit facility was $33.5 million and there were $5.8 million in outstanding standby letters of credit as of that date which are defined as usage under the revolving credit portion of the facility.
Note 8. Restructuring charges.
The Company did not record any restructuring charges in fiscal 2006.
In fiscal 2005, the Company recorded $7.4 million of restructuring charges. In order to reduce expenses and increase operational efficiency, the Company implemented a restructuring plan in the third quarter of fiscal 2005 which included the decision to shut down operations in Cape Town, South Africa, outsource the manufacturing at the New Zealand and Cape Town, South Africa locations and spin off the sales and service offices in Argentina, Colombia and Brazil to independent distributors. As part of the restructuring plan, the Company reduced the workforce by 155 employees and recorded restructuring charges for employee severance and benefits of $3.8 million in fiscal 2005. The Company also recorded $2.3 million for building lease obligations, $0.8 million for fixed asset write-offs and $0.5 million for legal and other costs.
In fiscal 2004, the Company recorded $5.5 million of restructuring charges. The Company reduced the workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. The remaining $4.6 million of restructuring charges was for building lease obligations, which were vacated in fiscal 2002 and fiscal 2003.

During fiscal 2003 and fiscal 2002, the Company announced several restructuring programs. These restructuring programs included the consolidation of excess facilities. Due to these actions, the Company recorded restructuring charges of $19.0 million in fiscal 2003 and $8.6 million in fiscal 2002 for vacated building lease obligations.
The following table summarizes the activity relating to restructuring charges for the three years ended March 31, 2006 (in millions):

	Severance	Facilities
	and Benefits	and Other	Total
Balance as of March 31, 2003	$1.5	$22.7	$24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)
Balance as of March 31, 2004	1.1	21.7	22.8
Provision in fiscal 2005	3.8	3.6	7.4
Cash payments	(3.8)	(4.0)	(7.8)
Non-cash expense	—	(0.6)	(0.6)
Reclassification of related rent accruals	—	1.2	1.2
Balance as of March 31, 2005	1.1	21.9	23.0
Provision in fiscal 2006	—	—	—
Cash payments	(1.2)	(3.6)	(4.8)
Reclassification	0.3	(0.6)	(0.3)
Balance as of March 31, 2006	$0.2	$17.7	$17.9
Current portion	$0.2	$3.2	$3.4
Long-term portion	—	14.5	14.5
The remaining accrual balance of $17.9 million as of March 31, 2006, is expected to be paid out in cash. The Company expects $3.4 million of the remaining accrual balance ($0.2 million of severance and benefits, $0.3 million of legal and other costs and $2.9 million of vacated building lease obligations) to be paid out in fiscal 2007 and vacated building lease obligations of $14.5 million to be paid out during fiscal 2008 through fiscal 2012.
Note 9. Commitments and Contingencies
The Company leases certain property and equipment, as well as its headquarters and manufacturing facilities, under non-cancelable operating leases that expire at various periods through 2012. At March 31, 2006, future minimum payment obligations under these leases were as follows:

Years ending March 31,
(in thousands)
2007	$6,403
2008	6,654
2009	6,787
2010	6,913
2011	5,766
2012 and beyond	855

Future minimum lease payments (a)	$33,378

(a)	Future minimum lease payments include $17.4 million of lease obligations that have been accrued as restructuring charges as of March 31, 2006.
Rent expense under operating leases was $2.3 million for the year ended March 31, 2006, $4.0 million for the year ended March 31, 2005, and $4.5 million for the year ended March 31, 2004.

Legal Contingencies. The Company is a party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on its consolidated financial position, liquidity, or results of operations.
Contingencies in Manufacturing and Suppliers. Purchases for materials are highly dependent upon demand forecasts from the Company’s customers. Due to the uncertainty in demand from its customers, and in the telecommunications market in general, the Company may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchase commitments. As of end of March 2006, the Company had purchase commitments of $42 million.
Warranty. At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of sales. The Company’s standard warranty is generally for a period of 27 months from the date of sale if the customer uses the Company’s or approved installers to install the products, otherwise it is 15 months from the date of sale. The warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.
The changes in the warranty reserve balances are as follows:

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Balance at the beginning of the year	$5,340	$4,277	$4,219
Additions related to current period sales	5,202	7,282	7,416
Warranty costs incurred in the current period	(5,330)	(5,227)	(7,207)
Adjustments to accruals related to prior period sales	(817)	(992)	(151)

Balance at the end of the year	$4,395	$5,340	$4,277

Note 10. Income Taxes
The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.
The domestic and foreign components of loss before provision for income taxes were as follows:

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Domestic	$(1,732)	$(34,780)	$(29,897)
Foreign	1,011	(10,711)	(5,038)

	$(721)	$(45,491)	$(34,935)

The provision for income taxes consisted of the following:

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Current:
Federal	$—	$—	$—
State	8	80	46
Foreign	1,568	375	344
Total current	1,576	455	390
Deferred- foreign	—	—	1,743

	$1,576	$455	$2,133

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Expected tax benefit	$(252)	$(15,808)	$(12,227)
State taxes, net of Federal benefit	8	(565)	335
Change in valuation allowance	(1,854)	10,202	16,775
Foreign taxes	1,568	375	344
Other	2,107	6,251	(3,094)

	$1,576	$455	$2,133

The major components of the net deferred tax asset consisted of the following:

	March 31,
	2006	2005
	(in thousands)
Inventory write offs	$13,469	$10,585
Restructuring reserves	6,810	8,610
Warranty reserves	1,483	1,763
Bad debt reserves	763	1,007
Net operating loss carry forwards	151,821	147,370
Tax credits	12,096	12,650
Impairment of investments	1,128	8,404
Depreciation reserves	426	(300)
Other	11,166	5,137

	199,162	195,226
Less: Valuation allowance	(199,162)	(195,226)

Net deferred tax asset	$—	$—

The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized. In accordance with SFAS No. 109, “Accounting for Income Taxes”, the Company believes it is more likely than not that it will not fully realize these benefits and, accordingly, has continued to provide a valuation allowance for them. The valuation allowance increased by approximately $3.9 million during the year ended March 31, 2006.
At March 31, 2006, the Company had U.S. Federal and State net operating loss carry forwards available to offset future taxable income, if any, of approximately $396.0 million and $78.9 million, respectively. The net operating losses expire in various years through 2026. The Company also had Federal and State capital loss carry forwards available to offset future capital gains, if any, of approximately $19.4 million and $7.3 million, respectively. The capital loss carry forwards expire in various years through 2011. Tax credits include approximately $9.2 million of Federal minimum tax and State research credits that carry forward indefinitely. The remaining tax credits of $5.1 million are Federal and State credits that expire in various years through 2026. The Internal Revenue Code contains provisions that may limit the net operating loss and credit carry forwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.
Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and accordingly, no provision for federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries.

Note 11. Common Stock
Stock Option Plans. The Company grants options to employees under several stock option plans. The Company’s 1984 Stock Option Plan (the “1984 Plan”) provides for the grant of both incentive and nonqualified stock options to its key employees and certain independent contractors. Upon the adoption of its 1994 Stock Incentive Plan (“the 1994 Plan”), the Company terminated future grants under the 1984 Plan. The 1994 Stock Incentive Plan terminated in July 2004.
In April 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”). The 1996 Plan authorizes 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1996 Plan will terminate on the date on which all shares available have been issued.
In November 1997, the Company adopted the 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), which became effective on January 2, 1998. The 1998 Plan authorizes 500,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1998 Plan will terminate on the date on which all shares available have been issued.
The 1999 Stock Incentive Plan (the “1999 Incentive Plan”), approved by the Company’s stockholders in August 1999, provides for the issuance of stock options covering up to 2,500,000 shares of its Common Stock. In August 2001, the stockholders approved the reservation for issuance of 4,000,000 additional shares of Common Stock under the 1999 Incentive Plan. The 1999 Incentive Plan enables the Company to grant options as needed to retain and attract talented employees. Options generally vest over four years and expire after 10 years. The 1999 Plan will terminate on the date on which all shares available have been issued.
In August 2002, the shareholders approved the 2002 Stock Incentive Plan, which provides for the issuance of stock options and grants of the Company’s common stock covering up to 10,000,000 shares of its common stock. The purposes of the plan are to give the Company’s employees and others who perform substantial services for the Company an incentive, through ownership of its common stock. The plan permits the grant of awards to the Company’s directors, officers, consultants and other employees. The awards may be granted subject to vesting schedules and restrictions on transfer. The 2002 Stock Incentive Plan also contains two separate equity incentive programs, (i) a non-employee director option program under which option grants will be made at specified intervals to non-employee directors of the Company’s board of directors and (ii) a non-employee director stock program under which non-employee directors of the Company’s board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of the Company’s common stock. The 2002 Stock Incentive Plan will terminate in August 2009, unless previously terminated by the Company’s board of directors.
At March 31, 2006, the Company had reserved 5,762,578 shares for future issuance under all stock option plans for which there were options available for grant.
In accordance with the provisions of SFAS No. 123 (“SFAS 123”), the Company has applied Accounting Principles Board Opinion No. 25, (“APB 25”), and related interpretations in accounting for its stock option plans, and has disclosed the summary of the pro forma effects on reported net loss and loss per share information for fiscal 2005, 2004, and 2003, based on the fair market value of the options granted at the grant date as prescribed by SFAS 123. See Note 2 for the pro forma disclosure required under SFAS 123.

The following table summarizes the Company’s stock option activity under all of its stock option plans:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
	(shares in thousands)
Options outstanding at beginning of year	11,819	$6.01	13,175	$5.85	12,258	$8.57
Granted	1,473	2.04	192	2.43	4,581	4.60
Exercised	(823)	2.32	(122)	2.06	(189)	2.18
Expired or canceled	(1,111)	6.28	(1,426)	4.40	(3,475)	14.02
Options outstanding at end of year	11,358	$5.74	11,819	$6.01	13,175	$5.85

Exercisable at end of year	9,243		6,955		4,488

Weighted average fair value of options granted	$2.04		$1.53		$3.05
The following summarizes the stock options outstanding at March 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
Actual Range of	Number	Contractual Life	Average	Number	Average
Exercise Prices	Outstanding	(years)	Exercise Price	Exercisable	Exercise Price
	(shares in thousands)
$0.23–1.72	1,117	6.07	$1.70	1,103	$1.71
1.74 – 2.01	1,343	3.51	1.99	1,123	2.01
2.02 – 2.05	1,860	3.71	2.05	1,479	2.05
2.11 – 4.38	2,976	4.80	4.13	1,579	4.07
4.51 – 5.36	1,149	2.88	5.20	1,046	5.22
5.38 – 7.25	1,485	4.35	6.44	1,485	6.44
9.00 – 21.69	810	2.06	12.79	809	12.79
30.06 – 37.00	618	4.11	30.15	618	30.15

$0.23–37.00	11,358	4.11	$5.74	9,243	$6.23

Employee Stock Purchase Plans. The Company has an Employee Stock Purchase Plan which was adopted in June 1999 (the “1999 Purchase Plan”) under which all employees, subject to certain restrictions, may purchase Common Stock under the Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the 1999 Purchase Plan. As of March 31, 2006 there were approximately 0.9 million shares reserved for issuance under this plan.

The following table summarizes shares sold under the 1999 Purchase Plan at the end of each period indicated.

Years ending
March 31,
(shares)
2000	93,189
2001	111,441
2002	318,227
2003	409,044
2004	343,222
2005	364,883
2006	293,627

1,933,633

Restricted Stock Plan. On June 15, 2005, the Company granted 906,575 of shares of Common Stock to its employees under its 2002 Stock Incentive Plan. Per the plan the shares vest a minimum of one third annually for the next three fiscal years. In addition, the vesting schedule is subject to certain acceleration and adjustments if any or all of the performance goals defined in the Restricted Stock Award Agreement (“the agreement”) are achieved.
In fiscal 2006, all the shares (net of forfeitures) granted under this plan vested due to achievement of certain performance goals. The following table summarizes shares vested upon achievement of certain performance goals defined in the agreement and related compensation expenses at the end of each period indicated.

	Three Months Ending,
	(In thousands, except per share)
	March 31,	December 31,	September 30,	June 30
	2006	2005	2005	2005	Total
Number of shares vested	35,293	178,435	543,945	133,838	891,511
Price per share at date of grant	$1.70	$1.70	$1.70	$1.70	$1.70
Compensation expense	$59	$303	$925	$228	$1,515
On March 31, 2006, the Company granted an additional 637,544 shares of Common Stock to its employees under its 2002 Stock Incentive Plan. Per the plan a minimum of 50% of shares will vest by March 31, 2008. In addition, the vesting schedule is subject to certain acceleration and adjustments if any or all of the performance goals defined in the Restricted Stock Award Agreement (“the agreement”) are achieved during the period beginning April 1, 2006 and ending March 31, 2007 (the “Performance Period”). If more than 50% of the shares vest based upon achievement of the performance goals for the Performance Period then any shares which have not vested based upon achievement of the performance goals for the Performance Period shall automatically be forfeited and no additional shares will vest on March 31, 2008.
Stock Warrants. During fiscal 2005, the Company raised $22.9 million cash (net of expenses of $1.4 million) by issuing 10,327,120 shares of common stock at a price of $2.36 per share. In connection with the closing of this sale of shares on September 24, 2004, the Company issued 2,581,780 warrants to purchase up to 2,581,780 shares of the Company’s common stock at an exercise price of $2.95 per share as an incentive to invest in the Company. The warrants expire five years from the date of issue. The Company allocated $4.1 million of the sales price to the warrants based on the relative fair value of the warrants. The value of the warrants was determined using the Black-Scholes option-pricing model and the following weighted average assumptions: contractual term of five years from date of grant, risk free interest rate of 3.36%, volatility of 96.74%, and expected dividend yield of 0%.

Note 13. Benefit plans
The Company has certain defined contribution plans for which the expense amounted to $0.4 million in each of fiscal 2006, fiscal 2005, and fiscal 2004. The Company’s contributions to the savings plan are based upon a certain percentage of the employees’ elected contributions.
Note 14. Operating Segment and Geographic Information
SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about products, geographic information, and major customers. Operating segment information for fiscal 2006, 2005, and 2004 is presented in accordance with SFAS 131.
The Company is organized into two operating segments: Products and Services. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision-Maker as defined by SFAS 131. Resources are allocated to each of these groups using information on their revenues and operating profits before interest and taxes.
The Products operating segment includes the Eclipse™, XP4™, Altium®, DXR® and Velox™ digital microwave systems for digital transmission markets. The Company began commercial shipments of a new wireless platform consisting of an Intelligent Node Unit and a radio element, which combined are called Eclipse™ (“Eclipse”), in January 2004. The Company designs and develops the above products in Wellington, New Zealand and San Jose, California. Prior to June 30, 2002, the Company manufactured the XP4 and Altium family of digital microwave radio products in San Jose, California. In June 2002, the Company entered into an agreement with Microelectronics Technology Inc. (MTI), a Taiwanese company, for outsourcing of the Company’s XP4 and Altium products manufacturing operations. In the third quarter of fiscal 2005, the Company outsourced its DXR manufacturing operations in New Zealand to GPC in Australia and Velox manufacturing operations in Cape Town, South Africa to Benchmark Electronics in Thailand.
The Services operating segment includes, but is not limited to, installation, repair, spare parts, network design, path surveys, integration, and other revenues. The Company maintains regional service centers in Lanarkshire, Scotland and Clark Field, Pampanga, Philippines.
Operating segments generally do not sell products to each other, and accordingly, there are no significant inter-segment revenues to be reported. The Company does not allocate interest and taxes to operating segments. The accounting policies for each reporting segment are the same.

	Years ended March 31,
	2006	2005	2004
	(in thousands)
Products
Revenues	$198,188	$151,616	$129,093
Operating loss	(3,692)	(47,064)	(39,987)

Services and other
Revenues	32,704	28,686	28,255
Operating income	6,014	3,343	5,442

Total
Revenues	$230,892	$180,302	$157,348
Operating income (loss)	2,322	(43,721)	(34,545)

Revenues by product from unaffiliated customers for fiscal 2006, 2005, and 2004 are as follows:

	2006	2005	2004
	(in thousands)
Eclipse	$134,479	$39,599	$3,348
XP4	19,417	64,125	57,497
DXR	14,777	16,120	23,917
Altium	19,730	23,985	39,613
Other products	9,785	7,787	4,718

Total Products	$198,188	$151,616	$129,093
Total Services and other	32,704	28,686	28,255

Total Revenue	$230,892	$180,302	$157,348

Revenues by geographic region from unaffiliated customers fiscal 2006, 2005, and 2004 are as follows:

	Years ended March 31,
	(In Thousands)
		% of		% of		% of
	2006	Total	2005	Total	2004	Total
United States	$11,235	5%	$11,446	6%	$6,294	4%
Other Americas	23,676	10%	23,839	13%	18,890	12%
Russia	15,684	7%	35,456	20%	14,689	9%
Poland	25,905	11%	10,811	6%	5,896	4%
Other Europe	32,766	14%	22,144	12%	30,269	19%
Middle East	26,498	12%	17,520	10%	16,416	11%
Nigeria	19,090	8%	10,081	6%	25,705	16%
Other Africa	18,034	8%	16,963	9%	9,824	6%
Bangladesh	22,301	10%	1,637	1%	—	—
Other Asia/Pacific	35,703	15%	30,405	17%	29,365	19%

Total Revenues	$230,892	100%	$180,302	100%	$157,348	100%
Long-lived assets consisted primarily of property and equipment at March 31, 2006 and 2005. Net property and equipment by location was as follows:

	2006	2005
	(in thousands)
United States	$3,698	$4,774
United Kingdom	14,193	15,778
New Zealand	3,648	4,630
Other foreign countries	2,510	3,046

Net property and equipment	$24,049	$28,228

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Stratex Networks, Inc.
San Jose, California
We have audited the consolidated balance sheets of Stratex Networks, Inc. and subsidiaries as of March 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, and have issued our reports thereon dated June 14, 2006; such consolidated financial statements and reports are included in this registration statement. Our report on internal control over financial reporting dated June 14, 2006 expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness. Our audits also included the consolidated financial statement schedule of the Company appearing in this registration statement. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 14, 2006

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
STRATEX NETWORKS, INC.
Allowance for Doubtful Accounts

	Balance at	Charged to	Deductions/	Balance at
Description of Year	Beginning of Year	Costs and Expenses	Write-off	End of Year
		(In thousands)
Year Ended March 31, 2006	$2,769	$548	$(1,177)	$2,140
Year Ended March 31, 2005	$2,373	$1,067	$(671)	$2,769
Year Ended March 31, 2004	$6,395	$33	$(4,055)	$2,373

FINANCIAL STATEMENTS
STRATEX NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except per share amounts)
(Unaudited)

	September 30, 2006	March 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$32,167	$44,414
Restricted cash	2,608	—
Short-term investments	20,940	13,272
Accounts receivable, net of allowance of $1,818 on September 30, 2006 and $2,140 on March 31, 2006	51,369	42,003
Inventories	38,980	43,867
Other current assets	13,821	12,620

Total current assets	159,885	156,176

Property and equipment, net	23,479	24,049
Other assets	790	605

Total assets	$184,154	$180,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,330	$38,725
Short-term debt	11,250	11,250
Accrued liabilities	29,692	31,136

Total current liabilities	81,272	81,111

Long-term debt (Note 3)	16,667	22,291
Restructuring and other long-term liabilities	13,225	15,085
Total liabilities	111,164	118,487

Commitments and contingencies (Note 5)

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value; 150,000 shares authorized; 98,049 and 96,931 issued and outstanding at September 30, 2006 and March 31, 2006, respectively	974	969
Additional paid-in-capital	496,462	489,370
Accumulated deficit	(412,648)	(416,022)
Accumulated other comprehensive loss	(11,798)	(11,974)

Total stockholders’ equity	72,990	62,343

Total liabilities and stockholders’ equity	$184,154	$180,830

See accompanying Notes to Condensed Consolidated Financial Statements.

STRATEX NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	September 30,
	2006	2005
Net sales:
Product	$116,918	$95,629
Service	16,598	15,797

Total Net Sales	133,516	111,426
Cost of sales
Product	79,143	70,202
Service	13,734	13,455

Total Cost of Sales	92,877	83,657

Gross profit	40,639	27,769

Operating Expenses
Research and development	8,883	7,404
Selling, general and administrative	27,600	24,176

Total operating expenses	36,483	31,580

Operating income (loss)	4,156	(3,811)

Other income (expense):
Interest income	1,350	481
Interest expense	(1,179)	(1,257)
Other expense, net	(695)	(1,067)

Total other expense	(524)	(1,843)

Income (loss) before provision for income taxes	3,632	(5,654)

Provision for income taxes	257	773

Net income (loss)	$3,375	$(6,427)

Basic income (loss) per share	$0.03	$(0.07)

Diluted income (loss) per share	0.03	(0.07)

Basic weighted average shares outstanding	97,405	95,059

Diluted weighted average shares outstanding	100,537	95,059

See accompanying Notes to Condensed Consolidated Financial Statements.

STRATEX NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$3,375	$(6,427)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash stock compensation charges	5,572	1,152
Depreciation and amortization	3,300	3,326
Changes in assets and liabilities
Restricted Cash	(2,608)	—
Accounts receivable	(9,324)	2,320
Inventories	5,103	2,413
Other assets	(1,795)	(1,070)
Accounts payable	1,588	(890)
Accrued liabilities	(1,393)	3,997
Long term liabilities	(1,860)	(1,727)

Net cash provided by operating activities	1,958	3,094

Cash flows from investing activities:
Purchase of short-term investments	(67,062)	(46,189)
Proceeds from sale of short -term investments	59,415	51,356
Purchase of property and equipment	(2,668)	(1,699)
Net cash provided by (used in) investing activities	(10,315)	3,468

Cash flows from financing activities:
Repayment of bank borrowings	(5,625)	(3,125)
Proceeds from sales of common stock	1,525	297

Net cash used in financing activities	(4,100)	(2,828)

Effect of exchange rate changes on cash	210	(800)

Net increase (decrease) in cash and cash equivalents	(12,247)	2,934
Cash and cash equivalents at beginning of period	44,414	32,860

Cash and cash equivalents at end of period	$32,167	$35,794

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$535	$599
Income taxes paid	$537	$494
See accompanying Notes to Condensed Consolidated Financial Statements.

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The condensed consolidated financial statements include the accounts of Stratex Networks, Inc. and its wholly-owned subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation in segment disclosures.
While the accompanying financial information furnished is unaudited, the financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The results for interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in connection with the Company’s financial statements beginning on page F-41 of this prospectus.
CASH AND CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less at the time of purchase, to be cash equivalents. Auction rate preferred securities are classified as short-term investments. Cash and cash equivalents consisted of cash, money market funds, and short-term securities as of September 30, 2006 and March 31, 2006. As of September 30, 2006, $2.6 million of cash was restricted as guarantee for deferred local tax payments related to the Company’s recent imports in United Kingdom.
SHORT-TERM INVESTMENTS
The Company invests its excess cash in high-quality marketable instruments to ensure that cash is readily available for use in its current operations. Accordingly, all of the marketable securities are classified as “available-for-sale” in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115. The Company views its available-for-sale portfolio as available for use in its current operations. Accordingly, the Company has classified all investments in marketable securities as short-term, even though the stated maturity date may be one year or more beyond the current balance sheet date. All investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of accumulated other comprehensive loss.
Unrealized holding gains on the portfolio as of September 30, 2006 were insignificant. At September 30, 2006, the available-for-sale securities had contractual maturities ranging from 1 month to 12 months, with a weighted average maturity of 48 days.
INVENTORIES
Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor and manufacturing overhead. Inventories consist of (in thousands):

	September 30, 2006	March 31, 2006
Raw materials	$7,925	$9,012
Finished goods	31,055	34,855

	$38,980	$43,867

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
OTHER CURRENT ASSETS
Other current assets included the following (in thousands):

	September 30, 2006	March 31, 2006
Receivable from suppliers	$2,012	$3,074
Non-trade receivables	855	947
Prepaid expenses	2,755	2,987
Deferred costs	2,304	1,178
Prepaid insurance	1,056	395
Income tax and VAT refund	4,627	3,795
Other	212	244

	$13,821	$12,620

DEPRECIATION AND AMORTIZATION
Depreciation and amortization are reported in the applicable captions in the statement of operations based on the functional area that utilizes the related equipment and facilities. Any depreciation related to production facilities is therefore recorded as a component of cost of sales.
OTHER LONG -TERM ASSETS
Included in other assets as of September 30, 2006 are long-term deposits of $0.4 million for premises leased by the Company and $0.4 million for long-term accounts receivable. The long-term accounts receivable is due to the extended credit terms granted by the Company to some of its customers.

As of March 31, 2006, other assets included deposits of $0.4 million for premises leased by the Company and $0.2 million for long-term accounts receivable.
ACCRUED LIABILITIES
Accrued liabilities included the following (in thousands):

	September 30, 2006	March 31, 2006
Customer deposits	$1,800	$2,103
Accrued payroll and benefits	2,931	2,628
Accrued commissions	4,560	4,660
Accrued warranty	3,710	4,395
Accrued restructuring	3,713	3,373
Customer discounts	4,422	4,359
Deferred revenue	2,039	3,193
Other	6,517	6,425

	$29,692	$31,136

The accrual for customer discounts of $4.4 million each as of September 30, 2006 and March 31, 2006, was for a discount on certain volume levels reached by a customer.
CURRENCY TRANSLATION
The functional currency of the Company’s subsidiaries located in the United Kingdom and New Zealand is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Sales and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of the

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
subsidiaries’ financial statements are included in the consolidated statements of operations in other income (expense). The Company’s other international subsidiaries use their local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss in the accompanying financial statements.
DERIVATIVE FINANCIAL INSTRUMENTS
In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are recorded on the balance sheet at fair value.
We manufacture and sell products internationally subjecting us to currency risk. Derivatives are employed to eliminate, reduce, or transfer selected foreign currency risks that can be identified and quantified. The Company’s policy is to hedge forecasted and actual foreign currency risk with forward contracts that expire within twelve months. Specifically, the Company hedges foreign currency risks relating to firmly committed backlog, open purchase orders and non-functional currency monetary assets and liabilities. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, or are not effective as hedges, must be recognized currently in earnings. Derivatives hedging non-functional currency monetary assets and liabilities are recorded on the balance sheet at fair value and changes in fair value are recognized currently in earnings.
The Company hedges forecasted non-U.S. dollar sales and purchases. In accordance with SFAS 133, we designate and document the forward contracts as “cash flow hedges” which are evaluated for effectiveness, excluding time value, at least quarterly. The Company records effective changes in the fair value of these cash flow hedges in accumulated other comprehensive income (“OCI”) until the revenue is recognized or the related purchases are recognized in cost of sales, at which time the changes are reclassified to revenue and cost of sales, respectively. All amounts accumulated in OCI at the end of the quarter will be reclassified to earnings within the next twelve months. The Company records any ineffectiveness, including the excluded time value of the hedge, in other income and expense.
The following table summarizes the activity in OCI with regard to the changes in fair value of derivative instruments for the first half of fiscal 2007 and fiscal 2006 (in thousands):

	Six Months Ended	Six Months Ended
	September 30, 2006	September 30, 2005
	Gains/ (Losses)	Gains/ (Losses)

Beginning balance on April 1	$(107)	90
Net changes	(345)	(1,082)
Reclassifications to revenue	425	782
Reclassifications to cost of sales	—	2

Ending balance on September 30	$(27)	(208)

An insignificant amount of loss was recognized in other income and expense in the first half of fiscal 2007 and the first half of fiscal 2006 related to the exclusion of time value from effectiveness testing. There was no gain/loss arising from ineffectiveness resulting from forecasted transactions that did not occur.
CONCENTRATION OF CREDIT RISK
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy. Investments, under the Company’s

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
policy, must have a rating, at the time of purchase, of A1 or P1 for short-term paper and a rating of A or better for long-term notes or bonds.
Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject the Company to concentration of credit risk.
The following table summarizes the number of the Company’s significant customers as a percentage of our accounts receivable balance at September 30, 2006 and March 31, 2006 along with the percentage of accounts receivable balance they individually represent. No other customer accounted for more than 10% of the accounts receivable balance at the dates indicated.

	September 30, 2006	March 31, 2006

Number of significant customers	2	2
Percentage of accounts receivable	18%, 18%	12%, 10%
The following table summarizes the number of the Company’s significant customers, each of whom accounted for more than 10% of our revenues, along with the percentage of revenues they individually represent.

	Six Months	Six Months
	Ended	Ended
	September 30,	September 30,
	2006	2005

Number of significant customers	1	2
Percentage of net sales	13%	11%,10%
The Company actively markets and sells products in Russia, Africa, Asia, Europe, the Middle East and the Americas. The Company performs ongoing credit evaluations of its customers’ financial conditions and generally requires no collateral, although sales to Asia, Eastern Europe and the Middle East are primarily backed by letters of credit. The Company can discount the accounts receivable backed by certain letters of credit. The discount from the face amount of accounts receivable is accounted for as interest expense and has been included in other income (expense) on the income statement.
REVENUE RECOGNITION
The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104 (“SAB 104”) “Revenue Recognition”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.
In accordance with SAB 104, revenues from product sales are generally recognized when title and risk of loss passes to the customer and the above criteria are met, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed. When sales are made under payment terms beyond the normal credit terms, revenue is recognized only when cash is collected from the customer unless the sale is covered by letters of credit or other bank guarantees. Revenue from service obligations under maintenance contracts is deferred and recognized on a straight-line basis over the contractual period, which is typically one year.
In the fourth quarter of fiscal 2006, the Company entered into a four year agreement with Alcatel to license certain Eclipse software and products to Alcatel. Alcatel will pay us a license fee based on the dollar value of Alcatel’s quarterly purchases from our contract manufacturers. There is a minimum quarterly license fee during the early quarters of the agreement that will be recognized as revenue in the fiscal quarter in which it is invoiced. License fees beyond the quarterly minimum will be recognized as revenue in the quarter in which they are invoiced, due and payable.

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Included in the agreement are certain additional support services that the Company may provide to Alcatel. In accordance with Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables”, the Company determined that revenue related to these services should be recognized separately from the license fee and accordingly will be recognized when the services are performed.
NET INCOME (LOSS) PER SHARE
Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period. Net income (loss) per share is computed using only the weighted average number of shares of common stock outstanding during the period, as the inclusion of potentially dilutive securities would be anti-dilutive.
The following is a reconciliation of the weighted-average common shares used to calculate basic net income per share to the weighted-average common shares used to calculate diluted net income per share (in thousands):

	Six Months Ended September 30,
	2006	2005

Weighted-average common shares for basic net income per share	97,405	95,059
Weighted-average dilutive stock options outstanding under the treasury stock method	3,132	—

Total	100,537	95,059

STOCK-BASED COMPENSATION
Prior to April 1, 2006, our stock-based employee and director compensation plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations, and we provided the pro forma disclosures as required by Statement of Financial Accounting Standard, SFAS No. 123 (“SFAS 123”), “Accounting for Stock-based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”.
Effective April 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment”, (SFAS No. 123(R)), requiring us to recognize expense related to the fair value of our stock-based compensation awards. We elected to use the modified prospective transition method as permitted by SFAS No. 123(R) and therefore have not restated our financial results for prior periods. Under this transition method, stock-based compensation expense for the six months ended September 30, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of March 31, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, as adjusted for estimated forfeitures. Stock-based compensation expense for all stock-based compensation awards granted subsequent to March 31, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Under SFAS No. 123(R), the Employee Stock Purchase Plan (“ESPP”) is considered a compensatory plan and we are required to recognize compensation expense for discounts related to purchases of common stock made under the ESPP.

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
We recognize compensation costs for all stock-based awards over the period during which the employee or director is required to provide service in exchange for the award (the vesting period).
For a further detailed discussion of stock based compensation expense recorded in the financials due to adoption of SFAS 123(R), please see Note 4.
COMPREHENSIVE INCOME
The following table reconciles net income (loss) to comprehensive income (loss) (in thousands):

	Six Months Ended
	September 30,
	2006	2005
Net income (loss)	$3,375	$(6,427)
Other comprehensive income (loss):
Unrealized currency translation gain/ (loss)	155	29
Unrealized holding gain (loss) on investments	21	19

Comprehensive income (loss)	$3,551	$(6,379)

RECENT ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires employers to (i) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (ii) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position and (iv) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. For companies with publicly traded securities, the requirements of SFAS 158 are effective for fiscal years ending after December 15, 2006 and are to be applied prospectively upon adoption. For companies without publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. The Company is currently in the process of assessing the impact the adoption of SFAS 158 will have on its financial position, results of operations and liquidity.
In September 2006, FASB issued SFAS 157, Fair Value Measurements (SFAS 157), which clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants. Further, the standard establishes a framework for measuring fair value in generally accepted accounting principles and expands certain disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.
In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 is effective for fiscal years ending on or after November 15, 2006 and addresses how financial statement errors should be considered from a materiality perspective and corrected. The

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
literature provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Historically there have been two common approaches used to quantify such errors: (i) the “rollover” approach, which quantifies the error as the amount by which the current year income statement is misstated, and (ii) the “iron curtain” approach, which quantifies the error as the cumulative amount by which the current year balance sheet is misstated. The SEC Staff believes that companies should quantify errors using both approaches and evaluate whether either of these approaches results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The Company is currently assessing the impact of adopting SAB 108 but does not expect that it will have a material effect on our consolidated financial position or results of operations.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements, tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in an entity’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.
In February 2006, FASB issued SFAS No.155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), an amendment to SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. SFAS 155 further amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The SFAS 155 guidance also clarifies which interest-only strips and principal-only strips are not subject to the requirement of SFAS 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS 155 to have a material impact on the Company’s consolidated financial statements.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No.154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements of the accounting for and reporting of a change in accounting principle. SFAS No. 154 also provides guidance on the accounting for and reporting of error corrections. The provisions of this statement are applicable for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.
NOTE 2. PROPOSED BUSINESS COMBINATION
On September 5, 2006, the Company and Harris Corporation (“Harris”) entered into a Formation, Contribution and Merger Agreement ( the “Contribution Agreement”) which provides for the formation of a Delaware corporation named “Harris Stratex Networks, Inc.” (“Newco”). Under the Contribution Agreement, upon receipt of the approval of the Company’s stockholders a newly-organized Delaware corporation which is a wholly-owned subsidiary of Newco will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Newco (the “Merger”). Under the terms of the Contribution Agreement, Harris Corporation will contribute its Microwave Communications Division

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(“MCD”) and $25 million of cash and Newco will assume those liabilities primarily resulting from or primarily arising out of MCD, other than certain specified liabilities (the “Contribution”). The Contribution and the Merger are collectively referred to as the “Combination.” In consideration of its contribution, Harris will receive approximately 56% of the outstanding stock of Newco. and stockholders of the Company will receive approximately 44% of the outstanding stock of Newco.
At the effective time of and as a result of the Combination, (i) Newco will issue to the stockholders of the Company one-fourth share of Newco Class A common stock for each share of Company common stock held immediately prior to the Combination, (ii) Newco will assume the Company’s obligations under all outstanding options, equity awards and warrants exercisable for Company common stock, substituting one-fourth share of Newco Class A common stock for each share of Company common stock subject thereto and with an exercise price per share of Newco Class A common stock equal to four times the exercise price stated therein for each share of Company common stock, and (iii) Newco will issue to Harris or one of Harris’ domestic subsidiaries the number of shares of Newco Class B common stock which will equal 56/44ths of the sum of (x) the number of shares of Newco Class A common stock issued in the Merger and (y) the number of additional shares of Newco Class A Common Stock which would be deemed outstanding immediately after the effective time of the Merger by applying the treasury stock method to the Newco options and warrants outstanding by virtue of Newco’s assumption of corresponding options and warrants for Company common stock, on the assumption that the fair market value of each share of Newco Class A common stock was $20.80. This value is an element of the negotiated transaction and does not represent or purport to indicate the actual fair market value of Newco Class A common stock or the Company’s common stock.
Pending the receipt of stockholder approval, as well as satisfaction of other customary closing conditions, the Combination is expected to close in the third or fourth quarter of fiscal 2007.
NOTE 3. LONG-TERM DEBT
On May 27, 2004 the Company borrowed $25 million on a long-term basis against its $35 million credit facility with a commercial bank. This $25 million loan is payable in equal monthly installments of principal plus interest over a period of four years. This loan bears interest at a fixed interest rate of 6.38% per annum. As of September 30, 2006 the Company had repaid $14.6 million of the loan.
In February 2006, the Company increased the amount of its credit facility with the bank from $35 million to $50 million and extended the facility for an additional one year term to April 30, 2008. On March 1, 2006, the Company borrowed an additional $20 million on a long-term basis under the facility. This loan is payable in equal monthly installments of principal plus interest over a period of four years. The loan is at a fixed interest rate of 7.25%. As of September 30, 2006, the Company had repaid $2.5 million under the new term loan.
The credit facility agreement contains a tangible net worth covenant and a liquidity ratio covenant. As of September 30, 2006 the Company was in compliance with these financial covenants.
At September 30, 2006, the Company’s future long-term debt payment obligations were as follows:

Years ending March 31,
(in thousands)
2007	$5,625
2008	11,250
2009	6,042
2010	5,000

Total	$27,917

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
At the end of September 2006, the Company had $15.9 million of credit available against the $50 million revolving credit facility with a commercial bank as mentioned above. Per the amended agreement, the total amount of revolving credit available was expanded to $50 million less the outstanding balance of the term debt portion and any usage under the revolving credit portion. As of September 30, 2006, the balance of the long-term debt portion of our credit facility was $27.9 million and there were $6.1 million in outstanding standby letters of credit as of that date which are defined as usage under the revolving credit portion of the facility.
NOTE 4. STOCK BASED COMPENSATION
The Company has stock options plans, a restricted stock plan and an employee stock purchase plan under which it grants stock to employees as incentives.
Stock Option Plans. The Company has granted options to employees under several stock option plans. The Company’s 1984 Stock Option Plan (the “1984 Plan”) provided for the grant of both incentive and nonqualified stock options to its key employees and certain independent contractors. Upon the adoption of its 1994 Stock Incentive Plan (“the 1994 Plan”), the Company stopped granting options under the 1984 Plan. The 1994 Stock Incentive Plan terminated in July 2004. As of September 30, 2006, there are 2.3 million options outstanding under this plan.
In April 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”) which had 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1996 Plan terminated in April 2006. No future grants will be made under this plan. As of September 30, 2006, there are 0.3 million of options and awards outstanding under this plan.
In November 1997, the Company adopted the 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), which became effective on January 2, 1998. The 1998 Plan reserved 500,000 shares of Common Stock for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1998 Plan will terminate on the date on which all shares available have been issued. As of September 30, 2006, there are 0.2 million of options and awards outstanding under this plan.
The 1999 Stock Incentive Plan (the “1999 Incentive Plan”), which was approved by the Company’s stockholders in August 1999, provides for the issuance of stock options covering up to 2,500,000 shares of its Common Stock. In August 2001, the stockholders approved the reservation for issuance of 4,000,000 additional shares of Common Stock under this plan for granting options as needed to retain and attract talented employees. Options granted under the 1999 Incentive Plan generally vest over four years and expire after seven years. The 1999 Plan terminated in June 2006 and no future grants will be made under this plan. As of September 30, 2006, there are 5.0 million of options and awards outstanding under this plan.
In August 2002, the shareholders approved the 2002 Stock Incentive Plan, which reserved up to 10,000,000 shares of common stock for issuance of stock options and awards of the Company’s common stock to the Company’s directors, officers, consultants and other employees. Awards may be granted under the 2002 Stock Incentive Plan subject to vesting schedules and restrictions on transfer. The 2002 Stock Incentive Plan also contains two separate equity incentive programs related to Director grants, (i) a non-employee director option program under which option grants will be made at specified intervals to non-employee directors of the Company’s board of directors and (ii) a non-employee director stock program under which non-employee directors of the Company’s board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of the Company’s common stock. The 2002 Stock Incentive Plan will terminate in August 2009, unless terminated earlier by the Company’s board of directors. As of September 30, 2006, there are 6.0 million of options and awards outstanding under this plan.

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
In August 2006, the shareholders approved the 2006 Stock Equity Plan which reserves up to 8,000,000 shares of its common stock for issuance of stock options and awards of common stock to the Company’s directors, officers, consultants and other employees. The 2006 Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the discretion to determine the employee, consultant or director to receive an award, the form of award, the terms and provisions of the respective award agreements and any acceleration or extension of an award. The Plan will terminate in August 2013, unless terminated earlier by the Company’s board of directors or in connection with the Combination. As of September 30, 2006, there are no options and awards outstanding under this plan.
At September 30, 2006, 10,377,616 shares remained available for grant under all of the Company’s stock option plans.
The Company did not modify any of its stock option plans during the three months ended September 30, 2006.
The following represents the activity in our stock option plans:

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	remaining	Intrinsic
	Shares	Exercise	contractual	Value (in
	(in thousands)	Price	term in years	thousands)
Outstanding at March 31, 2006	11,358	$5.74
Granted	3,145	4.31
Exercised	(339)	3.17
Forfeitures and cancellations	(79)	3.33
Expired	(239)	9.50

Outstanding at September 30, 2006	13,846	$5.43	4.42	$12,186

Vested and expected to vest at September 30, 2006	13,434	$5.47	4.35	$12,186

Exercisable at September 30, 2006	9,426	$6.00	3.57	$10,389

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for the options that were in-the-money at September 30, 2006. The aggregate intrinsic value of options exercised during the three and six months ended September 30, 2006 was $0.1 million and was $0.8 million, respectively, determined as of the date of option exercise.
Employee Stock Purchase Plan. In addition to our stock option plans, we also have an Employee Stock Purchase Plan which generally allows employees to purchase Company stock at a 15% discount to market prices with a three month look-back period. Based on the 15% discount and the fair value of the option feature of this plan, this plan is considered compensatory under SFAS 123(R). Compensation expense is calculated using the fair value of the employees’ purchase rights under the Black-Scholes model. The Company recognized compensation expense of $152,955 in the first half of fiscal 2007. The Company did not recognize expense during the first half of fiscal 2006 as it was not required prior to the adoption of SFAS No. 123(R).
Restricted Stock Plan. The Company grants restricted stock under its 2002 stock incentive plan. On June 15, 2005, the Company granted 906,575 of shares of Common Stock to its employees under its 2002 Stock Incentive Plan. Per the plan the shares will vest at the rate of a minimum of one third annually for the next three fiscal years. In addition, the vesting schedule is subject to acceleration when performance goals defined in the Restricted Stock Award Agreement (“the agreement”) are achieved. In fiscal 2006, all the shares (net of forfeitures) granted under this plan vested due to achievement of certain performance goals. On March 31, 2006, the Company granted an additional 637,544 shares of common stock to its employees

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
under the 2002 Stock Incentive Plan. A minimum of 50% of shares will vest by March 31, 2008. In addition, the vesting schedule is subject to certain acceleration if any or all of the performance goals defined in the Restricted Stock Award Agreement (“the agreement”) are achieved during the period beginning April 1, 2006 and ending March 31, 2007. If more than 50% of the shares vest based upon achievement of the performance goals during this period, any shares that do not vest at that time shall automatically be forfeited and no additional shares will vest on March 31, 2008. Under this same plan, the Company granted an additional 44,826 shares on April 3, 2006 and 85,096 on May 18, 2006.
The following table summarizes the Company’s restricted stock award activity for the three months and six months ended September 30, 2006 (in thousands, except per share amounts):

		Weighted Average
		Grant Date Fair
	Number of Shares	Value Per Share
Nonvested stock at April 1, 2006	637	$6.15
Granted	130	6.08
Vested	(307)	6.14

Nonvested stock at June 30, 2006	460	$6.14
Granted	—	—
Vested	(269)	6.02

Nonvested stock at September 30, 2006	191	$6.31

The Company settles employee stock option exercises, employee stock purchases under the Employee Stock Purchase Plan and restricted stock awards vested with newly issued shares of common stock.
Determining Fair Value of Stock-based Compensation Awards
Valuation method—The Company estimates the fair value of stock options granted using the Black-Scholes-Merton multiple option valuation model.
Amortization method—For options granted prior to March 31, 2006, the fair value is amortized on a graded vesting method, and for stock awards granted after March 31, 2006 on a straight-line basis, over the requisite service period of the awards.
Expected Term— The expected term represents the period that the stock-based awards are expected to be outstanding and was determined based on the “simplified method” per Staff Accounting Bulletin (SAB) No. 107, giving consideration to the contractual terms of the stock- based awards and the vesting schedules. In developing its estimate, the Company concluded that the expected term determined using the historical exercise data was not indicative of future exercise behavior primarily due to past structural changes of its business and differences in vest terms of post equity-based share option grants.
Expected Volatility—The Company’s computation of expected volatility for the three and six months ended September 30, 2006 is based on historical volatility.
Risk-Free Interest Rate—The risk-free interest rate used in the Black-Scholes-Merton option valuation method is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the option.
Expected Dividend—The dividend yield reflects that the Company has not paid any dividends and have no intention to pay dividends in the foreseeable future.

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Estimated Pre-vesting Forfeitures—When estimating forfeitures, the Company considers voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture rates are trued-up to actual forfeiture results as the stock-based awards vest.
In connection with the adoption of SFAS No. 123(R), the Company reassessed its valuation technique and related assumptions. The Company estimates the fair value of stock options using the Black-Scholes-Merton option valuation model, consistent with the provisions of SFAS No. 123(R), SEC SAB No. 107 and its prior period pro forma disclosures of net earnings, including stock-based compensation (determined under a fair value method as prescribed by SFAS No. 123). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the graded-vesting method with the following weighted-average assumptions:
Employee Stock Options

	Six Months Ended
	September 30,
	2006	2005
Expected dividend yield	0.0%	0.0%
Expected stock volatility	94.0%	96.9%
Risk-free interest rate	5.0%	3.9%
Expected life in years(*)	2.2	1.5

(*)	From vest date.
The weighted average fair value of stock options granted during the six months ended September 30, 2006 and September 30, 2005, was $2.90 and $1.00, respectively.
Employee Stock Purchase Plan

	Six Months Ended
	September 30,
	2006	2005
Expected dividend yield	0.0%	0.0%
Expected stock volatility	71.9%	50.7%
Risk-free interest rate	5.0%	2.9%
Expected life in years	0.3	0.2
Total stock compensation expense recorded in the condensed consolidated statement of operations for the six months ended September 30, 2006 was $5.6 million which included $2.1 million of expense for stock options due to the adoption of SFAS 123(R) effective April 1, 2006 and $3.5 million of stock expense for restricted stock awards that vested during the period.
The effect of adopting FAS123R for the six month periods ended September 30, 2006 was as follows (in thousands except per share amounts):

Six Months
Ended September
30, 2006
Total stock-based compensation expense on adoption of FAS123R	$2,103
Tax effect on stock-based compensation expense	—

Net effect on stock compensation expense	$2,103

Effect on loss per share:
Basic	$0.02
Diluted	$0.02

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table shows total stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the six months ended September 30, 2006 (in thousands):

Six Months
Ended September
30, 2006
Cost of sales	$463
Research and development	1,359
Selling, general and administrative	3,750

$5,572

During the six months ended September 30, 2006 the Company capitalized as part of inventory approximately $0.5 million of stock-based compensation.
At September 30, 2006, the total compensation cost related to unvested stock-based awards granted to employees under the stock option plans but not yet recognized was approximately $8.6 million, after estimated forfeitures. This cost will be recognized over an estimated weighted-average period of approximately 2.4 years and will be adjusted if necessary in subsequent periods if actual forfeitures differ from those estimates. At September 30, 2006, the total compensation cost related to unvested stock-based awards granted to employees under the restricted stock plan but not yet recognized was approximately $1.1 million, after estimated forfeitures. This cost will most likely be recognized in the second half of fiscal 2007 and will be adjusted if necessary in subsequent periods if actual forfeitures differ from those estimates.
At September 30, 2006, the total compensation cost related to options to purchase common shares under the ESPP but not yet recognized was insignificant.
Pro Forma Disclosures. Pro forma information required under SFAS 123 for the six months ended September 30, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123, to options under the Company’s stock-based compensation plans, was as follows (in thousands, except for per share amounts):

Six months ended
September 30,
2005
Net loss — as reported	$(6,427)
Add: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(2,522)

Net loss — pro forma	$(8,949)

Basic and diluted loss per share — as reported	$(0.07)
Basic and diluted loss per share — pro forma	$(0.09)
NOTE 5. COMMITMENTS AND CONTINGENCIES
The Company is subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, these proceedings should not have a material adverse effect on the business, financial position, and results of operations of the Company.
Warranty
At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of sales. The Company’s standard warranty is

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
generally for a period of 27 months from the date of sale if the customer uses the Company’s or their approved installers to install the products, otherwise it is 15 months from the date of sale. Under certain circumstances warranty is extended beyond the standard warranty terms of 27 months. The Company’s warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trend of historical returns. While the Company believes that its warranty accrual is adequate and that the judgment applied is appropriate, the amounts estimated to be due and payable could differ materially from what will actually transpire in the future.
The changes in the warranty reserve balances during the periods indicated are as follows (in thousands):

	Six Months	Six Months
	Ended	Ended
	September 30,	September 30
	2006	2005

Balance at the beginning of period	$4,539	$5,340
Additions related to current period sales	1,218	2,947
Warranty costs incurred in the current period	(2,173)	(2,701)
Adjustments to accruals related to prior period sales	126	(546)
Balance at the end	$3,710	$5,040
NOTE 6. RESTRUCTURING CHARGES
The Company did not record any restructuring during six months ended September 30, 2006 and 2005.
During fiscal 2002 to fiscal 2005, the Company announced several restructuring programs. These restructuring programs included the consolidation of excess facilities and reduction of workforce. Due to these actions, the Company recorded restructuring charges of $19.0 million in fiscal 2003 and $8.6 million in fiscal 2002 for vacated building lease obligations. In fiscal 2004 and fiscal 2005, we recorded $4.6 and $2.3 million of restructuring charges, respectively, for the building lease obligations, related to facilities which were vacated in fiscal 2002 and fiscal 2003, due to changes in estimated sub-lease income.
The following table summarizes the activities of the restructuring accrual during the fiscal year ended March 31, 2006 and the six months ended September 30, 2006 (in millions):

	Severance	Facilities
	and Benefits	and Other	Total
Balance as of March 31, 2005	$1.1	$21.9	$23.0
Cash payments	(1.2)	(3.6)	(4.8)
Reclassification	0.3	(0.6)	(0.3)

Balance as of March 31, 2006	$0.2	$17.7	$17.9
Cash payments	—	(0.8)	(0.8)

Balance as of June 30, 2006	$0.2	$16.9	$17.1
Provision	—	—	—
Cash payments	—	(0.7)	(0.7)

Balance as of September 30, 2006	$0.2	$16.2	$16.4

Current portion	$0.2	$3.5	$3.7
Long-term portion	$—	$12.7	$12.7
The remaining accrual balance of $16.4 million as of September 30, 2006 is expected to be paid out in cash ($0.2 million in severance and benefits, $0.3 million in legal and $15.9 million in vacated building lease obligations). Of the vacated building lease obligations, $3.2 million is expected to be paid out in the next twelve months and $12.7 million to be paid out during fiscal 2008 through fiscal 2012.

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 7. OPERATING SEGMENT AND GEOGRAPHIC INFORMATION
SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about products, geographic information, and major customers. Operating segment information for the second quarter of fiscal 2007 and 2006 and first half of fiscal 2007 and 2006 is presented in accordance with SFAS 131.
The Company is organized into two operating segments: Products and Services. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision-Maker as defined by SFAS 131. Resources are allocated to each of these groups using information on their revenues and operating profits before interest and taxes.
The Products operating segment includes the Eclipse™, XP4™, Altium®, DXR® and Velox™ digital microwave systems for digital transmission markets. The Company began commercial shipments of a new wireless platform consisting of an Intelligent Node Unit and a radio element, which combined are called Eclipse™ (“Eclipse”), in January 2004. The Company designs and develops the above products in Wellington, New Zealand and San Jose, California. Prior to June 30, 2002, the Company manufactured the XP4 and Altium family of digital microwave radio products in San Jose, California. In June 2002, the Company entered into an agreement with Microelectronics Technology Inc. (MTI), a Taiwanese company, for outsourcing of the Company’s XP4 and Altium products manufacturing operations. In fiscal 2005, the Company outsourced its DXR manufacturing operations in New Zealand to GPC in Australia and Velox manufacturing operations in Cape Town, South Africa to Benchmark Electronics in Thailand. The Eclipse family of products is also manufactured by these contract manufacturers.
Operating segments generally do not sell products to each other, and accordingly, there are no significant inter-segment revenues to be reported. The Company does not allocate interest,, other expense and income taxes to operating segments. The accounting policies for each reporting segment are the same.
The following table sets forth net revenues and operating income (loss) by operating segments (in thousands):

	Six Months Ended
	September 30,
	2006	2005
Products:
Revenues	$116,918	$95,629
Operating income (loss)	1,292	(6,153)

Services:
Revenues	16,598	15,797
Operating income	2,864	2,342

Total:
Revenues	$133,516	$111,426
Operating income (loss)	4,156	(3,811)

STRATEX NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table sets forth net revenues from unaffiliated customers by product (in thousands):

	Six Months Ended
	September 30,
	2006	2005
Eclipse	$100,121	$55,547
Velox	3,404	3,145
DXR	3,207	11,253
XP4	4,992	12,705
Other Products	5,194	12,979

Total Products	116,918	95,629
Total Services	16,598	15,797

Total Revenues	$133,516	$111,426

The following table sets forth revenues from unaffiliated customers by geographic region (in thousands):

	Six Months Ended September 30
		% of		% of
	2006	Total	2005	Total
United States	$4,159	3%	$6,194	6%
Other Americas	9,228	7%	13,564	12%
Poland	5,677	4%	11,800	10%
Other Europe	33,613	25%	25,089	22%
Middle East	10,018	8%	8,589	8%
Thailand	4,770	4%	11,724	11%
Bangladesh	2,896	2%	13,258	12%
Other Asia/Pacific	19,238	14%	9,178	8%
Ghana	17,335	13%	2,994	3%
Tanzania	9,976	8%	65	0%
Other Africa	16,606	12%	8,971	8%

Total Revenues	$133,516	100%	$111,426	100%

Long-lived assets by country consisting of net property and equipment was as follows (in thousands):

	September 30, 2006	March 31, 2006
United States	$4,232	$3,698
United Kingdom	13,634	14,193
New Zealand	3,122	3,648
Other foreign countries	2,491	2,510

Total property and equipment, net	$23,479	$24,049